Form 10-K, Exhibit 13
period 1995-12-31
SOUTH ALABAMA BANCORPORATION INC /DE/
filed 1996-03-28
CIK 783739

South Alabama Bancorporation
The Bank of Mobile
The Perfect Fit
The First National Bank, Brewton
Annual  1995 Report
Index
2    Consolidated Financial Highlights
3    Letter to Shareholders
4    Directors and Officers
Financial Highlights
8    Management's Discussion and Analysis of Financial Condition
      and Results of Operations
23   Selected Quarterly Financial Data
24   Selected Financial Data
26   Management's Report on Financial Statements and Independent
      Auditors' Report
Financial Statements
27   Consolidated Statements of Condition
28   Consolidated Statements of Income
29   Consolidated Statements of Changes in Shareholders' Equity
30   Consolidated Statements of Cash Flows
31   Notes to Consolidated Financial Statements

South Alabama Bancorporation operates as a bank holding company headquartered in Mobile, Alabama. Its subsidiaries are The Bank of Mobile and First National Bank, Brewton.

The annual meeting of shareholders will be held May 9, 1996, at 12:00 noon C.D.T., at The Bank of Mobile, 100 St. Joseph Street,
Mobile, Alabama 36602.

The Annual Report to the Securities and Exchange Commission (Form
10-K) is available upon request to: South Alabama Bancorporation, 100 Saint Joseph Street, Mobile, Alabama 36602, (334) 431-7800.

South Alabama's common stock is traded on NASDAQ under the symbol
SABC. NASDAQ Market Makers are: Morgan, Keegan & Company, The
Robinson-Humphrey Co., Inc., and Sterne Agee & Leach, Inc.
Transfer Agent: Trust Department, The Bank of Mobile, Post Office
Box 3067, Mobile, Alabama 36652, (334) 431-7835.

This Annual Report reflects the consolidated financial position and results of operations of the company, with all significant intercompany transactions eliminated.

[Stacked bar graph showing cumulative effect of change in accounting for income taxes and extraordinary items and net income before cumulative effect of change in accounting for income taxes and extraordinary items for the years 1991, 1993, 1993, 1994 and 1995.]

Consolidated Financial Highlights
(Dollars in Thousands Except Per Share Amounts)
FOR THE YEAR ENDED DECEMBER 31,    1995      1994    Change
Net income                       $3,007    $2,782      +8.1%
Per common share                   1.00       .93      +7.5%
Cash dividends per share            .32       .26     +23.1%

AT DECEMBER 31,                    1995      1994    Change
Total assets                   $244,949  $218,506    +12.1%
Total deposits                  210,092   185,842    +13.0%
Total loans                     144,147   133,821    + 7.7%
Total investment securities      62,193    63,017    - 1.3%
Shareholders' equity             28,797    26,104    +10.3%
Per common share                   9.59      8.70    +10.2%
Common shares outstanding (000's) 3,002     2,999

Dear Shareholder:

We are pleased to report a most successful year for South Alabama Bancorporation. Net income of $3.007 million for 1995 was 8% higher than 1994. Core earnings were at an all time high. We experienced good internal growth with deposits, assets and capital all increasing in excess of 10%. Loan volume grew by over $10 million, or 7.7%.

Our total 1995 dividend of $0.32 per share was an increase of 23.1% over the $0.26 per share paid in 1994. The dividend for the first quarter of 1996 has been increased to $0.10 per share which reflects a 25% increase over the same quarter last year. This marks the third consecutive year we have increased dividends.

We continue to possess strong capital, with our leverage ratio
(shareholder's equity divided by average assets) at 11.79% on December 31, 1995. This capital base will assist us in providing more technology, additional services and expansion.

Our two sister banks, First National Bank, Brewton and The Bank of Mobile have enjoyed outstanding years. Each bank is comprised of hardworking, dedicated employees and we thank them for helping us achieve a very successful 1995. Our banks have truly complemented each other, which was our objective in forming South Alabama Bancorporation in 1993.

Looking into the future, we have plans to locate branches in neighboring Baldwin county. Our mission is to build a strong and dynamic, locally-based financial institution in South Alabama, and we feel Baldwin County will augment this process.

The Bank of Mobile has just completed relocation of its main office to 100 St. Joseph Street. The restoration of this landmark building in downtown Mobile further signifies our commitment to South Alabama. This spacious facility will allow us to offer more convenience and better service to our customers.

We are excited about our future and we are grateful for your support. Your comments and suggestions are always welcome.


Sincerely,

/s/J. Stephen Nelson                        /s/W. Bibb Lamar, Jr.
J. Stephen Nelson                           W. Bibb Lamar, Jr.
Chairman of the Board                       President and Chief
                                            Executive Officer

page 3

First National Bank, Brewton
Directors
W. Gaillard Bixler
Dan Britton
John David Finlay, Jr.
Broox G. Garrett, Jr.
Billy Joe Griffin
James P. Hayes, Jr.
Jack W. Hines, Jr.
Thomas E. McMillan, Jr.
J. Richard Miller, III
J. Stephen Nelson
Earl H. Weaver


Directors Emeritus
Bryars Byrd
Randolph M. McDowell
John R. Miller, Jr.
Lee M. Otts
Clarence L. Turnipseed

Officers
J. Stephen Nelson
Chairman and Chief Executive Officer
W. Gaillard Bixler
President and Chief Operating Officer
Dan Britton
Executive Vice President, Trust
Raymond F. Lynn, Jr.
Sr. Vice President and Trust Officer
James L. Stark
Sr. Vice President
Elaine Catoe
Vice President and Trust Officer
R. Jerry Jackson
Vice President
Cindy W. Madden
Vice President
Daniel C. Thomas
Vice President
Mary M. Thompson
Vice President and Secretary to the Board
Hilda Baggett
Assistant Vice President
Joyce Baker
Trust Officer
Doris B. Morris
Assistant Vice President
Janis B. Norman
Assistant Vice President
James William Luker, Jr.
Auditor
D. Wade Anthony
Loan Officer
Charlene B. Godwin
Compliance Officer
Carrie L. King
Operations Officer
Alexis A. Maloy
Assistant Trust Officer
Sandra B. Neeley
Branch Manager
Debbie C. Hardee
Branch Manager
Deborah W. Roberson
Accounting Officer
Ann H. Coale
Credit Administration Officer

Directors
Stephen G. Crawford
Member, Hand Arendall, L.L.C., Attorneys
David C. De Laney
President, First Small Business Investment Company of Alabama
Lowell J. Friedman
President, Creola Investment Corporation
Broox G. Garrett, Jr.
Partner, Thompson, Garrett & Hines, Attorneys
James P. Hayes, Jr.
President, J.P. Hayes & Co., Inc.
Clifton C. Inge
Chairman, Willis Corroon Corporation of Mobile
W. Bibb Lamar, Jr.
President and CEO, South Alabama Bancorporation, Inc. and President and CEO, The Bank of Mobile
Thomas E. McMillan, Jr.
President of General Partner, Smackco, Ltd.
J. Richard Miller, III
Managing Partner, Miller Investments
J. Stephen Nelson
Chairman, South Alabama Bancorporation, Inc. and Chairman and CEO, First National Bank, Brewton
Earl H. Weaver
Earl H. Weaver Management Services
Officers
J. Stephen Nelson
Chairman, South Alabama Bancorporation, Inc. and Chairman and CEO, First National Bank, Brewton
W. Bibb Lamar, Jr.
President and CEO, South Alabama Bancorporation, Inc. and President and CEO, The Bank of Mobile
W. Gaillard Bixler
Executive Vice President and Chief Operating Officer
F. Michael Johnson
Chief Financial Officer and Secretary

The Bank Of Mobile
Directors
Stephen G. Crawford
David C. De Laney
Ann W. Delchamps
Lowell J. Friedman
W. Dwight Harrigan
James M. Harrison, Jr.
Walter L. Hovell
Clifton C. Inge
Kenneth S. Johnson
W. Bibb Lamar, Jr.
Thomas W. Leavell
John H. Lewis, Jr.
J. Richard Miller, III
Harris V. Morrissette
Paul D. Owens, Jr.
Charles L. Rutherford, Jr.
Directors Emeritus
T. Massey Bedsole
J. Robert Boykin, Sr.
William J. Hearin, Jr.
Joseph N. Langan
Dwain G. Luce
John R. Miller, Jr.
James L. Murray
Robert H. Radcliff, Jr.
B.R. Wilson, Jr.

Officers
W. Bibb Lamar, Jr.
President and Chief Executive Officer
Percy C. Fountain, Jr.
Executive Vice President
H. Harrell Galloway
Executive Vice President and Trust Officer
F. Michael Johnson
Executive Vice President
Bruce C. Finley, Jr.
Senior Vice President and Senior Loan Officer
Kay I. McKee
Senior Vice President and Trust Officer
Ray H. Miller, III
Senior Vice President
Melvin R. Coxwell
Baldwin County Executive
James G. Beck
Vice President and Trust Officer
L. Russell Brandau, Jr.
Vice President
Harry D. Henson
Vice President
Joy W. Lyons
Vice President and Credit Administration Officer
Robert S. Murray, Jr.
Vice President
Karen P. Sullivan
Vice President and Branch Manager
Pamela S. Watson
Vice President
Cathy S. Rayford
Assistant Vice President and Branch Manager
Sandra J. Wilson
Assistant Vice President
Alexia G. Beegle
Real Estate Officer
Donna L. Gatlin
Operations Officer
Karen S. Grove
Assistant Cashier and Branch Manager
Helen W. Inge
Assistant Cashier
Lisa H. Owen
Auditor
Deirdre M. Pearman
Branch Officer
Carolyn T. Peterson
Administrative Officer
Grace D. Phelps
Assistant Trust Officer
Katherine C. Phillips
Assistant Cashier & Branch Manager
Mark E. Thompson
Accounting Officer
Felecia C. Truitt
Assistant Cashier

page 4

     The 1993 merger between First National Bank, Brewton and The Bank of Mobile has proven to be an ideal union of complementary strengths.
     Under the direction of South Alabama Bancorporation, the combined resources of both banks now exceeds their individual strengths before the merger.
     This positive trend was established from the very beginning and has been sustained ever since the consolidation. For three consecutive years, South Alabama Bancorporation has increased dividends to shareholders.
     Both member banks enjoy a working relationship into which each has contributed resources and expertise. Their newfound cooperative strength has opened up additional opportunities all over the region and has unleashed a dynamic, home-based financial services company.
     South Alabama Bancorporation's enviable flexibility derives primarily from its large capital base - nearly 12 percent - a ratio which is larger than that of most institutions within its peer group. This strength relates directly to the organization's ability to lend, to branch out, and to pay dividends.
     During 1996, the organization expects to utilize this corporate momentum to expand into Baldwin County, a key stepping stone on the way to a more diverse economic foundation and a wider presence in the South Alabama region.
     Over the coming year, South Alabama Bancorporation expects to continue on the course established during the previous three years: to establish an evermore secure position within the region, and to manage assets so as to create a whole that is greater than the sum of its parts.


Management's Discussion and Analysis of Financial Condition and
Results of Operations

The following discussion and analysis focuses on information about South Alabama Bancorporation, Inc. (the "Company") and its subsidiaries, The Bank of Mobile (the "Mobile Bank") and First National Bank, Brewton (the "Brewton Bank"), that is not otherwise apparent from the consolidated financial statements and related footnotes appearing later in this annual report. Reference should be made to those statements and the financial data presented elsewhere in this report for a complete understanding of the following discussion and analysis.

On September 30, 1993, South Alabama Bancorporation, Inc., a Brewton, Alabama, bank holding company, was merged into Mobile National Corporation, with the resulting company changing its name to South Alabama Bancorporation, Inc. The merger between South Alabama Bancorporation, Inc., and Mobile National Corporation has been accounted for as a pooling-of-interests; accordingly, the pre-merger accounts of the former South Alabama Bancorporation, Inc., have been combined with those of Mobile National Corporation for the years 1991 through 1993.

Summary

The Company recorded net income of $3.0 million in 1995, an increase of 8.1 percent from $2.8 million in 1994. The gain in earnings was the result of a 6.6 percent increase in net interest revenue. Non-interest expense increased 3.3 percent while non-interest revenue increased 1.4 percent. Within the category of non-interest revenue, trust department revenue increased 14.3 percent.

Financial Condition
Average Assets and Liabilities

Average assets in 1995 were $228.4 million compared to $216.8 million in 1994, an increase of 5.4 percent. Average loan volume increased 13.7 percent in 1995 compared to 1994, and this followed a similar increase, 14.2 percent, in 1994 compared to 1993. As in 1994, the loan growth in 1995 was funded partially by a decrease in the investment portfolio. The remainder of the growth was funded with an increase in deposits.

Average total deposits in 1995 were 5.1 percent higher than in 1994. Average non-interest bearing deposits increased 10.4 percent while average interest bearing demand deposits decreased
13.6 percent. This decline in interest bearing deposits was offset by a 28.9 percent increase in average time deposits. Average savings deposits were relatively unchanged.

The category short-term borrowings consists of federal funds purchased, overnight repurchase agreements and deposits into the treasury tax and loan account. During the years 1991 through 1993, a reduction in the average balance in this category occurred because of efforts by Management to reduce the dependency on and volatility of these funds. In 1994, the average balance increased $1.1 million as new corporate customers using cash management services were added. The 1995 balances were relatively unchanged from 1994.

The Company's average equity as a percent of average total assets in 1995 was 11.9 percent, compared to 11.8 percent in 1994.
Included in average equity in 1993 was $900 thousand which resulted from the adoption of Statement of Financial Accounting
Standards (SFAS) No. 109 Accounting for Income Taxes as of
January 1, 1993.

Distribution of Average Assets, Liabilities and Shareholders'
Equity
(In Millions of Dollars)    1995    1994    1993    1992   1991
Average Assets
Cash and non-interest
  bearing deposits          $ 11.4  $ 11.6  $ 11.5  $ 11.2 $ 10.2
Interest bearing deposits      0.7     1.0     1.1     1.2    1.0
Federal funds sold             8.6     6.6     8.5    10.9    7.7
Investment securities         62.2    68.9    72.4    70.6   59.5
Loans, net                   138.2   121.6   106.5    94.2   95.5
Premises and equipment, net    3.7     3.5     3.6     3.4    3.0
Other real estate owned, net   0.3     0.4     0.6     1.6    3.7
Deferred tax asset             0.7     0.7     0.9
Other assets                   2.6     2.5     2.3     2.6    2.5

Average Total Assets        $228.4  $216.8  $207.4  $195.7 $183.1

Average Liabilities and Shareholders' Equity
Non-interest bearing
  demand deposits           $ 34.9  $ 31.6  $ 29.2  $ 27.4 $ 24.4
Interest bearing
  demand deposits             68.8    79.6    79.5    63.7   51.5
Savings deposits              13.6    13.9    12.3    11.3    9.6
Time deposits                 76.7    59.5    58.0    65.3   72.0
Total deposits               194.0   184.6   179.0   167.7  157.5

Short-term borrowings          4.6     4.7     3.6     6.5    7.3
Other liabilities              2.6     1.9     1.7     1.2    1.0
Shareholders' Equity          27.2    25.6    23.1    20.3   17.3

Average Total Liabilities
  and Shareholders' Equity  $228.4  $216.8  $207.4  $195.7 $183.1

Loans

The largest and highest yielding category of interest earning assets at South Alabama is the loan portfolio. Since 1992, one of the primary objectives has been to increase loans. As a result, average loans have increased by 46.7 percent since 1992 and stood at $144.1 million at year-end 1995. Growth has occurred in all categories of loans. The percent of real estate-mortgage loans to total loans has increased to 45.7 percent in 1995 from 39.7 percent at year-end 1994 and commercial, financial and agricultural loans compared to total loans decreased to 32.7 percent from 39.9 percent in 1994.

It is Management's goal to continue to carry loans on the books with relatively short maturities or, in the case of longer maturities, with floating rate arrangements. Of the outstanding loans in the categories of commercial, financial and agricultural, real estate-construction and real estate mortgages at December 31, 1995, $62.0 million or 43.0 percent mature within one year and are therefore available for interest rate changes, if needed, to adjust for asset/liability management purposes. Of the remaining loans in these categories maturing after one year,
33.2 percent are on a floating rate basis. Of the total loan portfolio outstanding at December 31, 1995, 68.8 percent are available for repricing, either because they mature within one year or they are on a variable rate arrangement.

The Company makes available to its customers fixed rate, longer term loans, especially in the residential real estate-mortgage area. South Alabama is able to offer through third party arrangements certain loan products which do not require that the longer term loans be carried on the books of the Company but allow the Company to gain the benefit of a larger variety of product offerings and a source of fee income.

The table below shows the classifications of loans by major category at December 31, 1995, and at each of the previous four year-ends. The second table depicts maturities of selected loan categories and the interest rate structure for such loans maturing after one year.

Distribution of Loans by Category
(Dollars in Millions)                     December 31,
                            1995     1994    1993    1992   1991
Commercial, financial,
     and agricultural     $ 47.2   $ 53.3  $ 44.3  $ 43.5  $43.2
Real estate - construction   8.6      6.7     6.0     3.2    3.3
Real estate - mortgage      65.9     53.1    50.0    42.5   33.0
Installment                 22.4     20.7    18.2    11.9   16.4
Bankers acceptances                                   3.0

Total loans               $144.1   $133.8  $118.5  $104.1  $95.9

Selected Loans by Type and Maturity
(Dollars in Millions)              December 31, 1995
                                Maturing
                             After one
                   Within    But Within    After
                   One Year  Five Years    Five Years  Total
Commercial,
  financial,
  and agricultural   $28.7    $16.2          $ 2.3       $ 47.2
Real estate
  - construction       7.6      1.0                         8.6
Real estate
  - mortgage          25.7     35.5            4.7         65.9
                     $62.0    $52.7           $7.0       $121.7

Loans maturing after one year with:
  Fixed interest rates        $37.5           $2.4
  Floating interest rates      15.2            4.6
                              $52.7           $7.0

The Company's rollover policy consists of an evaluation of maturing loans to determine whether such loans will be renewed
(or rolled over) and, if so, at what amount, rate and maturity.

Investment Securities

Loan demand remained strong again in 1995 and, as a result, the amount of funds allocated to the investment portfolio, on average, decreased by $6.7 million or 9.7 percent.This decrease, combined with deposit growth, was used to fund loans.
The Company adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, as of January 1, 1994. SFAS No. 115 requires that securities be classified into one of three categories: held to maturity, available for sale, or trading. Securities classified as held to maturity will be stated at amortized cost. This classification means that the Company has the positive intent and ability to hold the securities until they mature. Securities classified as available for sale will be stated at fair value. Securities in this category are held for indefinite periods of time, and includes securities that Management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital or other similar factors. The Company holds no trading securities. The maturities and weighted average yields of securities held to maturity and securities available for sale at December 31, 1995, are presented in the following table using the average stated contractual maturities. The average stated contractual maturities may differ from the average expected life because borrowers may have the right to call or prepay obligations. Tax equivalent adjustments, using a 34 percent tax rate, have been made when calculating yields on tax-exempt obligations. For purposes of this table, securities available for sale are shown at amortized cost.

Maturity Distribution of Investment Securities
December 31, 1995
(Dollars in Thousands)
                                           After 1 but       After 5 but     After
                            Within 1 year  within 5 years  within 10 years    10 years           Total
                            Amount  Yield  Amount  Yield    Amount Yield    Amount  Yield    Amount  Yield
Securities held to maturity
US Treasury securities      $2,016   6.41% $ 9,152  6.50%                                    $11,168 6.48%
US Government agencies                       2,222  5.66    $ 2,515 6.19%   $ 1,371  6.64%     6,108 6.10
State and political
 subdivisions                  320   7.62      255  8.18      1,961 9.32      1,381  8.91      3,917 8.96
Other investments                                               248 6.65                         248 6.65
Total securities
 held to maturity            2,336   6.58   11,629  6.38      4,724 7.51      2,752  7.78     21,441 6.83

Securities available for sale
US Treasury securities       3,410   6.67    4,206  6.65                                       7,616 6.66
US Government agencies                       4,468  6.04      5,961 6.42      4,309  6.65     14,738 6.37
State and political
 subdivisions                  552   8.57    1,978  8.86      4,133 9.29      5,126  9.51     11,789 9.28
Other investments            1,507   6.02    2,859  6.18        501 8.35        844  7.20      5,711 6.48
Total securities
 available for sale          5,469   6.68   13,511  6.67     10,595 7.63     10,279  8.12     39,854 7.30

Total investments           $7,805   6.65% $25,140  6.54%   $15,319 7.59%   $13,031  8.05%   $61,295 7.14%

Deposits and Short-Term Borrowings

Between 1993 and 1994 the Company experienced moderate growth in all categories of deposits. In 1995, average non-interest bearing demand deposits grew 10.4 percent compared to 1994 while average savings deposits were relatively unchanged. During 1995, a notable shift from interest bearing demand deposits into time deposits occurred. During the year, the Mobile bank introduced two promotions aimed at attracting longer term, small denomination certificates of deposit in the retail area of the bank. The promotions were successful in that average time deposits increased by 28.9 percent, with approximately half of this growth resulting from these campaigns. One effect of a promotion such as this is that existing customers often are attracted to these certificates of deposits and a certain amount of funds flow from their interest bearing demand accounts into certificates of deposit. Additionally, in 1995 the general perception of lower future interest rates caused some customers to seek fixed rate investments. As a result, average interest bearing demand deposits fell 13.6 percent in 1995 compared to 1994.

Average Deposits
(Dollars in Millions)
                              Average for the year
                 1995                1994                1993
            Average Average      Average Average      Average Average
            Amount  Rate         Amount  Rate          Amount Rate
       Outstanding  Paid    Outstanding  Paid     Outstanding Paid
Non-
interest
bearing
demand
deposits  $  34.9    N/A    $  31.6       N/A     $   29.2    N/A

Interest
bearing
demand
deposits    68.8   3.72%      79.6       3.01%        79.5  2.92%

Savings
deposits    13.6   3.14       13.9       2.83         12.3  2.89

Time
deposits    76.7   5.47       59.5       3.85         58.0  3.51

Total
average
deposits  $194.0            $184.6                  $179.0

The following table reflects maturities of time deposits of $100 thousand or more at December 31, 1995. Deposits of $30.2 million in this category represented 14.4 percent of total deposits at year-end 1995 compared to 12.0 percent at year-end 1994. Management views these deposits as the most volatile of all the deposit categories and does not pursue these deposits as aggressively as smaller denomination consumer deposits.

Maturities of Time Deposits of $100,000 or More
(Dollars in Millions)
                   At December 31, 1995
          Under                     Over
          3          3-12          12
          Months    Months         Months    Total
          $16.9     $10.7          $  2.6    $30.2

Short-term borrowings include three items: 1) federal funds purchased, 2) securities sold under agreements to repurchase, which are overnight transactions with large corporate customers, commonly referred to as repos, and 3) other, representing borrowings from the Federal Home Loan Bank, from the Federal Reserve through its discount operations and U.S. Treasury tax and loan funds on deposit subject to a note payable to the U.S. Treasury Department. The Company purchased a small amount of federal funds during 1995. Average securities sold under agreements to repurchase in 1995 decreased to $2.7 million compared to $3.3 million in 1994. Management has sought to control the volume of funds in this category within certain acceptable limits.

One of Management's asset/liability management goals is to maintain a net sold position (whereby federal funds sold exceeds short term borrowings). The Company has maintained this position, on average, for all years shown.

Short-Term Borrowings
(Dollars in Thousands)
                             1995                             1994                            1993
                          Average  Weighted                Average  Weighted                Average  Weighted
                Maximum   Balance  Average      Maximum    Balance  Average        Maximum  Balance  Average
              Month-end   During   Interest     Month-end  During   Interest     Month-end  During   Interest
               Balance    Year     Rate         Balance    Year     Rate         Balance    Year     Rate
Federal funds
 purchased      $4,600    $  766   3.06%        $4,550    $   213   3.87%                   $    44  2.27%
Securities sold
 under agreement
 to repurchase   3,599     2,682   4.24          6,818      3,335   2.99         $3,938       2,376  2.02
Other            2,980     1,185   6.47          2,542      1,123   4.14          2,298       1,209  2.98
Total short-term
 borrowings               $4,633   4.62%                   $4,671   3.30%                    $3,629  2.34%

Asset/Liability Management

The purpose of asset/liability management is to maximize return while minimizing risk. Maximizing return means achieving the Company's profitability and growth goals. Minimizing risk means considering four key risk factors: 1) liquidity, 2) interest-rate sensitivity, 3) capital adequacy, and 4) asset quality. Asset/liability management at the Company involves a comprehensive approach to balance sheet management which meets the risk and return criteria established by Management and the Board of Directors.

Liquidity

Liquidity represents the ability of a bank to meet loan commitments as well as deposit withdrawals. Liquidity is derived from both the asset side and the liability side of the balance sheet. On the asset side, liquidity is provided by marketable investment securities, maturing loans, federal funds sold and cash and cash equivalents. On the liability side, liquidity is provided by a stable base of core deposits. Additionally, the Company has federal funds lines of credit, Federal Home Loan Bank lines of credit and Federal Reserve discount window operations available, if needed.

Interest Rate Sensitivity

By monitoring the Company's interest rate sensitivity, Management attempts to maintain a desired balance between the growth of net interest revenue and the risks that might result from significant changes in interest rates in the market. One tool for measurement of this risk is gap analysis, whereby the repricing of assets and liabilities is compared within certain time categories. By identifying mismatches in repricing opportunities within a time category, interest rate risk can be identified. The interest sensitivity analysis presented in the table below is based on this type of gap analysis, which assumes that rates earned on interest earning assets and rates paid on interest bearing liabilities will move simultaneously in the same direction and to the same extent. However, the rates associated with these assets and liabilities actually change at different times and in varying amounts.
Changes in the composition of earning assets and interest bearing liabilities can increase or decrease net interest revenue without affecting interest sensitivity. The interest rate spread between assets and their corresponding liability can be significantly changed while the repricing interval for both remain unchanged, thus impacting net interest revenue. Over a period of time, net interest revenue can increase or decrease if one side of the balance sheet reprices before the other side. An interest sensitivity ratio of
1.0 (earning assets divided by interest bearing liabilities), which represents a matched interest sensitive position, does not guarantee maximum net interest revenue. Management must evaluate several factors, including the general direction of interest rates, before investing in order to determine the type of investment and the maturity needed. Management may, from time to time, accept calculated risks associated with interest sensitivity in order to maximize net interest revenue. The company does not currently use derivative financial instruments to manage interest rate sensitivity.
At December 31, 1995, the Company's three-month interest sensitivity gap position was 1.08, and at twelve months the gap position, on a cumulative basis, was .98 percent, well within the range established by management as acceptable. The Company's three month gap position indicates that, in a period of rising interest rates, each $1.00 of assets which reprice upward could be followed with slightly less than$1.00 in liabilities which could reprice upward within three months. Thus, under this scenario, net interest revenue might increase slightly during the three-month period of rising rates. In a period of falling rates, the opposite effect would occur. While certain categories, such as some loans, are contractually tied to interest rate movements, most are subject only to competitive pressures. Management has a certain amount of flexibility when adjusting rates on these funds. Management is confident of its ability to adjust to interest rate changes in a manner that minimizes any significant adverse effect on the net interest margin.

Interest Sensitivity Analysis
(Dollars in Thousands)                                    Non-Interest
                     December 31, 1995                    Sensitive
                 Interest Sensitive Within (Cumulative)   Within
                 3 Months  3-12 Months    1-5 Years       5 Years     Total
EARNING ASSETS
Loans (1)       $  84,827    $  99,150     $140,353     $   3,794   $144,147
Unearned income                                              (122)      (122)
Less allowance
 for loan losses                                           (2,222)    (2,222)
     Net loans     84,827       99,150      140,353         1,450     141,803

Investment
 securities         1,425        9,172       34,167        28,026      62,193
Federal funds
 sold and resale
 agreements        16,800       16,800       16,800                    16,800
Interest bearing
 deposits in other
 financial
 institutions         251          552          652                       652

Total earning
 assets         $ 103,303     $125,674     $191,972       $29,476    $221,448

INTEREST BEARING LIABILITIES
Non-Interest
 bearing deposits                                        $ 42,086    $ 42,086
Interest
 bearing demand
 deposits (2)   $  55,199     $ 55,199     $  55,199       18,424      73,623
Savings deposits (2)                                       12,699      12,699
Large denomination
 time deposits     16,900       27,647        29,926          258      30,184
Other time
 deposits          19,508       40,785        51,366          134      51,500

Short-term
 borrowings         4,050        4,050         4,050                    4,050

Total interest
 bearing
 liabilities    $  95,657     $127,681      $140,541     $ 73,601    $214,142

Interest
 sensitivity
 gap            $   7,646     $ (2,007)     $ 51,431

Earning assets
/interest bearing
 liabilities         1.08          .98          1.37
Interest sensitivity
 gap/earning assets   .07         (.02)          .27

(1)  Non-accrual loans are included in the "Non-Interest
Sensitive Within 5 Years" category.
(2) Certain types of savings and NOW accounts (included in interest bearing demand deposits) are included in the "Non-Interest Sensitive Within 5 Years" category. In Management's opinion these liabilities do not reprice in the same proportions as rate-sensitive assets, as they are not responsive to general interest rate changes in the economy.

Capital Resources

Realized shareholders' equity was $28.2 million at December 31, 1995, compared to $26.2 million at December 31, 1994, an increase of 7.9 percent. The Company's leverage ratio, defined as shareholders' equity divided by quarterly average assets, was
11.79 percent, well above peer group averages. The Federal Reserve and the FDIC require that bank holding companies and banks maintain certain minimum levels of capital as defined by risk-based capital guidelines. These guidelines consider risk factors associated with various components of assets, both on and off the statement of condition. Under these guidelines capital is measured in two tiers and these capital tiers are used in conjunction with "risk adjusted" assets in determining "risk adjusted" capital ratios. The Company's Tier I capital, which is realized shareholders' equity less certain adjustments, was $28.2 million at December 31, 1995. Tier II capital, which is Tier I plus the allowable portion of the allowance for loan losses, was $30.5 million at December 31, 1995. The ratios expressed as a percent of total risk-adjusted assets for Tier I and Tier II were
11.39 percent and 12.28 percent, respectively, at December 31, 1995. The Company exceeded the minimum risk-based capital guidelines at December 31, 1995, 1994, and 1993 (see Footnote 13 of Notes to Consolidated Financial Statements.)

Risk-Based Capital
(Dollars in Thousands)                   December 31,
                                    1995       1994       1993
Tier I capital -
 Realized common shareholders'
   equity                      $  28,239  $  26,161  $  24,158
Tier II capital -
 Allowable portion of the
  allowance for loan losses        2,222      2,212      2,250

Total capital
 (Tier I and Tier II)          $  30,461  $  28,373  $  26,408

Risk-adjusted assets            $247,956   $207,140   $198,503
Quarterly average assets         239,467    220,024    197,373
Risk-based capital ratios:
  Tier I capital                   11.39%     12.63%     12.17%
  Total capital
  (Tier I and Tier II)             12.28%     13.70%     13.30%

Minimum risk-based capital guidelines:
  Tier I capital                    4.00%      4.00%      4.00%
  Total capital
  (Tier I and Tier II)              8.00%      8.00%      8.00%

Tier I leverage ratio              11.79%     11.89%     12.24%

Results of Operations

Net interest revenue, the difference between amounts earned on assets and the amounts paid on liabilities, is the most significant component of earnings for a financial institution. Changes in interest rates, changes in the volume of assets and liabilities, and changes in the asset/liability mix are the major factors that influence net interest revenue. Presented below is an analysis of net interest revenue, weighted average yields on earning assets and weighted average rates paid on interest bearing liabilities for the past three years.
Net yield on interest earning assets is net interest revenue, on a tax equivalent basis, divided by total interest earning assets. This ratio is a measure of the Company's effectiveness in pricing interest earning assets and funding them with both interest bearing and non-interest bearing liabilities. The Company's net yield, on a tax equivalent basis, increased to 5.24 percent in 1995 from 5.22 percent and 4.81 percent in 1994 and 1993, respectively. The improvement in 1994 compared to 1993 can generally be attributed to a 13.9 percent increase in loans, the highest yielding category of interest earning assets. Contributing to the improvement was the fact that interest rates in general began to rise in 1994 and interest earning assets repriced upward sooner in 1994 than interest bearing liabilities. This trend continued into the first quarter of 1995. As interest rates began to fall in mid-1995, the opposite effect occurred and the net yield began to close somewhat. The result for the year, however, aided by an increase in loans of 13.4 percent, was in an improvement in the net yield in 1995 of two basis points over 1994.

Net Interest Revenue
(Dollars in Thousands)              1995                              1994                                1993
                        Average             Interest      Average             Interest        Average             Interest
                        Amount      Average Earned/       Amount      Average Earned/         Amount      Average Earned/
                        Outstanding Rate    Paid          Outstanding Rate    Paid            Outstanding Rate    Paid
Interest Earning Assets
Taxable securities      $  50,676   6.53%   $ 3,308       $  57,283    6.33%  $ 3,628         $  61,085   6.17%   $  3,768
Non-taxable securities     11,486   6.01        690          11,619    6.36       739            11,331   7.30         827
     Total securities      62,162   6.43      3,998          68,902    6.34     4,367            72,416   6.35       4,595
Loans(1)                  140,431   9.67     13,579         123,839    8.53    10,567           108,699   7.90       8,590
Federal funds sold          8,615   5.54        477           6,607    4.10       271             8,530   3.00         256
Deposits                      656   6.10         40             985    6.60        65             1,071   7.38          79
Total interest earning
 assets                   211,864   8.54     18,094         200,333    7.62    15,270           190,716   7.09      13,520

Non-interest earning assets
 Cash and due from banks   11,388                            11,615                              11,519
 Premises and equipment,
  net                       3,758                             3,514                               3,619
 Other real estate            252                               421                                 649
 Deferred tax asset           666                               726                                 888
 Other assets               2,628                             2,387                               2,250
 Allowance for possible
  loan losses              (2,198)                           (2,223)                             (2,244)
Total                    $228,358                          $216,773                            $207,397


Interest Bearing Liabilities
 Interest bearing demand
  and savings deposits   $ 82,391   3.63      2,987        $ 93,562    2.98     2,789          $ 91,783   2.92       2,678
     Time deposits         76,777   5.47      4,196          59,452    3.85     2,291            57,988   3.51       2,038
     Short-term borrowing   4,633   4.62        214           4,671    3.30       154             3,629   2.34          85
Total interest bearing
 liabilities              163,801   4.52      7,397         157,685    3.32     5,234           153,400   3.13       4,801

Non-interest bearing liabilities
 Demand deposits           34,855                            31,609                              29,154
     Other                  2,538                             1,877                               1,742
                           37,393                            33,486                              30,896
Shareholders' equity       27,164                            25,602                              23,101
Total                    $228,358                          $216,773                            $207,397


Net Interest Revenue                4.02%     $10,697                 4.30%   $10,036                     3.96%     $8,719
Net yield on interest
     earning assets                 5.05%                             5.01%                               4.57%
Tax equivalent adjustment           0.19%                              .21%                                .24%
Net yield on interest
 earning assets (tax equivalent)    5.24%                             5.22%                               4.81%

(1) Loans classified as non-accruing are included in the average volume classification. Loan fees for all years shown are included in the interest amounts for loans.

The following table reflects the changes in sources of taxable-equivalent interest income and expense between 1995 and 1994 and between 1994 and 1993. The variances resulting from changes in interest rates and the variances resulting from changes in volume are shown.

Analysis of Taxable-Equivalent Interest Increases (Decreases)

(Dollars in Thousands)
                     1995 Change From 1994           1994 Change From 1993
                               Due to(1)                       Due to(1)
                     Amount    Volume    Rate        Amount    Volume    Rate
Interest Revenue:
 Taxable securities  $ (320)   $ (419)   $ 99      $  (140)    $  (236)  $ 96
 Non-taxable
  securities            (77)      (14)    (63)        (139)         30   (169)
Total securities       (397)     (433)     36         (279)       (206)   (73)
Loans                 3,012     1,510   1,502        1,977       1,232    745
Federal funds sold      206        98     108           15         (68)    83
Deposits                (25)      (21)     (4)         (14)         (6)    (8)

     Total            2,796     1,154   1,642        1,699         952    747

Interest Expense:
 Interest bearing demand
  and savings
  deposits              198      (376)    574          111          52     59
 Other time deposits  1,905       828   1,077          253          55    198
 Short-term borrowing    60        (2)     62           69          30     39

    Total             2,163       450   1,713          433         137    296
Net interest
 revenue             $  633   $   704   $ (71)      $1,266     $   815   $451

(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the change in each.

In 1994 the economy experienced a rapid increase in interest rates. The Company's levels of interest earning assets and interest bearing liabilities grew and the result was a $1.7 million increase in interest revenue and a $433 thousand increase in interest expense. Both increases were heavily influenced by positive volume and rate variances. The Company entered 1994 in a slightly liability-sensitive position, and remained so during the year. Because of the timing differences, however, the upward movement in rates was more pronounced on the asset side and the result was an increase in net interest revenue in 1994 of $1.3 million.
In 1995 net interest revenue increased by $633 thousand compared to 1994, and all of this growth resulted from an increase in the volume of funds employed by the Company, primarily in loans. Average time deposits increased 29.1 percent in 1995 compared to 1994 and significant increases in both the volume and rate variances were incurred. However, this was offset by even higher positive variances in loan income.

Provision for Loan Losses and Allowance for Loan Losses

The provision for loan losses is the cost of providing an allowance that is adequate to absorb inherent losses on loans in the portfolio. Management reviews the adequacy of the allowance for loan losses on a continuous basis by assessing the quality of the loan portfolio and adjusting the allowance when appropriate. Management's evaluation of each loan includes a review of the financial condition and capacity of the borrower, the value of the collateral, current economic trends, historical losses, workout and collection arrangements and possible concentrations of credit.
Loan review procedures are in place to insure that potential problem loans are identified and include a continuous review of the portfolios at both affiliate banks by the Company's loan review department.
Each quarter this review is quantified in a report to Management to determine whether an appropriate allowance is maintained. This report is then submitted to the Company's Board of Directors and to the appropriate Board committee quarterly. The amount of the allowance is affected by: (i) loan charge-offs, which decrease the allowance; (ii) recoveries on loans previously charged-off, which increase the allowance;
and (iii) the provisions for loan losses charged to income, which increase the allowance.
The table below sets forth certain information with respect to the Company's average loans, allowance for loan losses, charge-offs and recoveries for the five years ended December 31, 1995.

Summary of Loan Loss Experience
(Dollars in Thousands)
                                 Year Ended December 31,
                        1995       1994       1993       1992        1991
Allowance for
 loan losses -
 balance at
 beginning of year      $  2,212   $  2,250   $  2,230   $   2,009   $  2,080

Charge-offs
 Commercial, financial
  and agricultural            60        101        239          50        263
 Real estate - construction                                                58
 Real estate -mortgage                    9         17          30         85
     Installment              88         99        104         120         25
     Total charge-offs       148        209        360         200        431

Recoveries
 Commercial, financial
 and agricultural             31         59         66          42        100
 Real estate - construction                                                 6
 Real estate -mortgage        15         33          8           3         39
 Installment                  34         27         58          42         23
     Total recoveries         80        119        132          87        168

Net charge-offs               68         90        228         113        263

Addition to allowance
 charged to
 operating expense            78         52        248         334        192

Allowance for loan losses-
 balance at
 end of year            $  2,222   $  2,212   $  2,250    $  2,230   $  2,009

Loans at end of year    $144,147   $133,821   $118,454    $104,102   $ 95,909
Ratio of ending
 allowance to
 ending loans               1.54%      1.65%      1.90%       2.14%      2.09%
Average loans, net of
 unearned income        $140,431   $123,839   $108,699    $ 96,348   $ 97,470
Non-performing loans    $    552   $    564   $  1,483    $  1,069   $  1,779
Ratio of net charge-
offs to average loans        .05%       .07%       .21%        .12%       .27%
Ratio of ending
 allowance to total
 non-performing loans     402.54%   392.20%     151.72%     208.61%    112.93%

The addition to the allowance charged to operating expense increased from $52 thousand in 1994 to $78 thousand in 1995. The allowance at year-end stood at $2.2 million, which is relatively unchanged from December 31, 1994 and 1993.
The allowance for loan losses at December 31, 1995, and December 31, 1994, as a percent of loans, was 1.54 percent and 1.65 percent, respectively. The allowance for loan losses represented
4.03 times non-performing loans at December 31, 1995, and 3.92 times non-performing loans at December 31, 1994. Management reviews the adequacy of the allowance for possible loan losses on a continuous basis by assessing the quality of the loan portfolio, including non-performing loans, and adjusting the allowance when appropriate. The allowance was considered adequate at December 31, 1995.
Total charge-offs decreased from $209 thousand in 1994 to $148 thousand in 1995, while net charge-offs decreased from $90 thousand to $68 thousand. All of the charge-offs in 1995 occurred in the commercial, financial and agricultural category and in the installment category. These loans were previously identified and fully reserved for prior to charge-off. Commercial, financial and agricultural loans represented 40.5 percent of total charge-offs while installment loans represented
59.5 percent. Recoveries in 1995 were $80 thousand, a decrease from $119 thousand in 1994. Commercial, financial and agricultural loans represented 38.8 percent of total recoveries and installment loans represented 42.5 percent of the total. Management will continue to vigorously pursue efforts in 1996 to collect previously charged-off loans.
Management currently anticipates that in 1996 net charge-offs for all loan categories except commercial, financial and agricultural, as a percent of average loans in these categories, will be approximately the same as in 1995. Management anticipates net charge-offs in the commercial, financial and agricultural category will be approximately $400 thousand higher than in 1995.

Non-Performing Assets

Non-performing assets include accruing loans 90 days or more past due, loans on non-accrual, renegotiated loans and other real estate owned. Commercial, business and installment loans are classified as non-accrual by Management upon the earlier of: (i) a determination that collection of interest is doubtful; or (ii) the time at which such loans become 90 days past due, unless collateral or other circumstances reasonably assure full collection of principal and interest.
The table below sets forth certain information with respect to accruing loans 90 days or more past due, loans on non-accrual, renegotiated loans and other real estate owned.

Summary of Non-Performing Assets
(Dollars in Thousands)                    December 31,
                                   1995       1994       1993
Accruing loans 90 days
 or more past due                  $ 62       $  4     $  166
Loans on non-accrual                490        560      1,060
Renegotiated loans                                        257
  Total non-performing loans        552        564      1,483
Other real estate owned             308        240        453
  Total non-performing assets      $860       $804     $1,936
Loans 90 days or more past due
     as a percent of loans         0.04%       --        0.14%
Total non-performing loans
     as a percent of loans         0.38%      0.42%      1.25%
Total non-performing assets
 as a percent of loans and
 other real estate owned           0.60%      0.60%      1.63%

The level of non-performing assets as a percent of loans and other real estate owned at year-end 1995 was unchanged from year-end 1994 and was significantly improved from 1993. At December 31, 1995, total non-performing assets were $860 thousand, or .60 percent of total loans and other real estate owned. At December 31, 1994, non-performing assets accounted for $804 thousand, or .60 percent of total loans and other real estate owned, while at December 31, 1993, non-performing assets were $1.9 million, representing 1.63 percent of total loans and other real estate owned.
Any loans classified for regulatory purposes as loss, doubtful, substandard or special mention, and not included above, do not
(i) represent or result from trends or uncertainties which Management reasonably expects will materially impact future operating results, or (ii) represent material credits about which Management is aware of any information which causes Management to have serious doubts as to the ability of such borrower to comply with the loan repayment terms.
Details of Non-Accrual Loans
The table below shows the impact of non-accrual loans on interest income the past three years. Not included in the table are loans totaling $1.1 million at December 31, 1995, as to which Management has reservations about the ability of the borrowers to comply with present repayment terms. These credits were considered in determining the adequacy of the allowance for possible loan losses and, while current, are regularly monitored for changes within a particular industry or general economic trends which could cause the borrowers severe financial difficulties.

Details of Non-Accrual Loans

(Dollars in Thousands)
                                    1995      1994        1993
Principal balance at December 31,   $490      $560      $1,060

 Interest that would have been
  recorded under original terms
  for the years ended December 31,  $ 40      $ 50      $   93

 Interest actually recorded
  in the financial statements for
  the years ended December 31,      $  5      $  1      $   22

Non-Interest Revenue and Non-Interest Expense

Trust department revenue is an important component of non-interest revenue, accounting for 46.4 percent of that category in 1995. Trust department revenue of $1.0 million was an increase of 14.3 percent from 1994. The Company operates trust departments at both banks, with total assets of approximately $300 million.
Service charges on deposit accounts increased 2.9 percent, a result of an increase in the number of accounts, as no significant increases in the Company's schedule of service charges have been implemented in two years.
Securities gains were lower in 1995 because of decreased activity in the investment portfolio. Other income, charges and fees were significantly increased in 1994 from 1993, and most of the increase related to fees associated with new mortgage products and sales of non-traditional products such as mutual funds and annuities. In 1995, fee income from these products was similar to the 1994 level, although credit card fee income was reduced, accounting for the decrease in total.

Non-Interest Revenue
(Dollars in Thousands)        Year Ended December 31,
                                 1995       1994       1993
Non-Interest Revenue:
  Trust department revenue     $1,042     $  912     $  926
  Service charges on
   deposit accounts               853        829        811
  Securities gains, net            56        137        380
  Gain (loss) on sale of
   other real estate owned                               (9)
  Other income, charges
   and fees                       293        334        214

     Total                     $2,244     $2,212     $2,322

In 1995, personnel costs rose 9.3 percent compared to 1994 as a full year of expense associated with several branch openings in 1994 was realized. Net occupancy expenses and furniture and equipment expenses showed increases in 1995 of 11.6 percent and
14.4 percent, respectively. In both categories, the increases resulted from changes relating to preparations for the move into the new main office of the Mobile Bank in the Spring of 1996 and to the new branch offices opened during 1994. Other operating expenses decreased $281 thousand, or 10.1 percent, in 1995 compared to 1994 and most of the decrease can be attributed to reduced costs for FDIC insurance.

Non-Interest Expense
(Dollars in Thousands)        Year Ended December 31,
                                  1995      1994      1993
Non-Interest Expense:
  Salaries                      $3,582    $3,263    $2,893
  Pension and other
   employee benefits               927       862       652
  Furniture and equipment exp.     826       722       656
  Net occupancy expenses           596       534       437
  Provision for other real
   estate expense                                       31
     Other operating expense     2,515     2,796     2,480

     Total                      $8,446    $8,177    $7,149

Income Taxes

At December 31, 1992, the Company had a net operating loss carryforward for tax purposes. Accordingly, the provision for income taxes during 1992 was offset by an extraordinary item relating to utilization of the net operating loss carryforwards. Under SFAS No. 109 the Company recorded a deferred tax asset and a Cumulative Effect of Change in Accounting for Income Taxes as of January 1, 1993. Subsequent to implementation of SFAS No. 109 the Company is recognizing income tax expense without any extraordinary item for utilization of the net operating loss carryforward. The effect of applying the new accounting method was an addition to net income in 1993 of approximately $1.0 million.
Income tax expense was $1.4 million in 1995, compared to $1.2 million and $1.3 million in 1994 and 1993, respectively.

Inflation and Other Issues

Because the Company's assets and liabilities are essentially monetary in nature, the effect of inflation on the Company's assets differs greatly from that of most commercial and industrial companies. Inflation does have an impact on the growth of total assets in the banking industry and the resulting need to increase capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation also has a significant effect on other expenses, which tend to rise during periods of general inflation. Management believes, however, that the Company's financial results are influenced more by its ability to react to changes in interest rates than by inflation. Except as discussed in this Management's Discussion and Analysis, Management is not aware of trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the liquidity, capital resources or operations of the Company. Management is not aware of any current recommendations by regulatory authorities which, if they were implemented, would have such an effect.

Selected Quarterly Financial Data (Unaudited)
(Dollars in Thousands Except Per Share Amounts)
                                        1995
                    First     Second    Third     Fourth    Total

Interest revenue    $4,221    $4,500    $4,633    $4,740  $18,094

Interest expense     1,601     1,850     1,962     1,984    7,397

Net interest revenue 2,620     2,650     2,671     2,756   10,697

Provision for
 loan losses                       3         4        71       78
Non-interest
 revenue               513       575       537       619    2,244
Non-interest
 expense             2,081     2,129     2,068     2,168    8,446

Income before
 income taxes        1,052     1,093     1,136     1,136    4,417

Income tax
 expense               334       333       366       377    1,410

Net income          $  718    $  760    $  770    $  759   $3,007


Net income
 per share          $  .24    $  .25    $  .26    $  .25   $ 1.00




(Dollars in Thousands Except Per Share Amounts)
                                       1994
                  First     Second    Third     Fourth    Total

Interest revenue  $ 3,443   $ 3,781   $ 3,938   $ 4,108   $15,270

Interest expense    1,174     1,240     1,347     1,473     5,234

Net interest
 revenue            2,269     2,541     2,591     2,635    10,036

Provision for
 loan losses                     20        19        13        52
Non-interest
 revenue              649       523       526       514     2,212

Non-interest
 expense            1,879     2,004     2,106     2,188     8,177

Income before
 income taxes       1,039     1,040       992       948     4,019


Income tax expense    315       325       299       298     1,237

Net income        $   724   $   715   $   693   $   650   $ 2,782


Net income
 per share        $   .24   $   .24   $   .23   $   .22   $   .93

Selected Financial Data
(Dollars in Thousands Except Per Share Amounts)
                        1995     1994     1993      1992     1991
RESULTS OF OPERATIONS:
Interest revenue    $ 18,094 $ 15,270 $ 13,520  $ 13,459 $ 14,413
Interest expense       7,397    5,234    4,801     5,751    8,231
Net interest revenue  10,697   10,036    8,719     7,708    6,182
Provision for
 loan losses              78       52      248       334      192
Non-interest revenue   2,244    2,212    2,322     2,403    2,105
Non-interest expense   8,446    8,177    7,149     7,062    7,300
Income before income
 taxes, extraordinary
 item and cumulative
 effect of change in
 accounting for
 income taxes          4,417    4,019    3,644     2,715      795
Income taxes           1,410    1,237    1,263       773      144
Net income before
 extraordinary item
 and cumulative effect
 of change in
 accounting for
 income taxes          3,007    2,782    2,381     1,942      651
Extraordinary item                                   273        3
Cumulative effect of
 change in accounting
 for income taxes                        1,010        57
Net income          $  3,007 $  2,782 $  3,391  $  2,272 $    654
Earnings per share:
  Before extraordinary
  item and cumulative
  effect of change in
  accounting for
  income taxes      $   1.00 $    .93 $    .79  $    .67 $    .24
Extraordinary item                                   .09
Cumulative effect
 of change in
 accounting for
 income taxes                              .34       .02
Net income          $   1.00 $    .93 $   1.13  $    .78 $    .24

Average number of shares
 outstanding (000's)   2,999    2,999    2,999     2,902    2,770

YEAR-END STATEMENT
OF CONDITION:
Total assets        $244,949 $218,506 $218,704  $212,979 $195,489
Loans                144,147  133,821  118,454   104,102   95,909
Deposits             210,092  185,842  187,392   184,298  166,617
Shareholders'
 equity               28,797   26,104   24,158    21,033   17,260

AVERAGE BALANCES:
Total assets        $228,358 $216,773 $207,397  $195,716 $183,098
Average earning
 assets              211,864  200,333  190,716   179,053  165,667
Loans                140,431  123,839  108,699    96,348   97,470
Deposits             194,023  184,624  178,925   167,619  157,535
Shareholders' equity  27,164   25,602   23,101    20,337   17,266

PERFORMANCE RATIOS:
Net income to:
 Average total
  assets                1.32%    1.28%    1.64%     1.16%    .36%
 Average
 shareholders' equity  11.07%   10.87%   14.68%    11.17%   3.79%
Average shareholders'
 equity to average
  total assets         11.90%   11.81%   11.14%    10.39%   9.43%
Dividend payout ratio  32.00%   27.96%   19.47%    17.95%  62.50%

Market Prices And Cash Dividends Per Share
The Company's common stock is traded in the over-the-counter market. Bid and asked prices (symbol "SABC") are quoted in the NASDAQ inter-dealer system of the National Association of Securities Dealers.
The high and low bid prices shown represent inter-dealer prices without adjustment for retail markup, markdown or commission and do not represent actual transactions. Trades have generally occurred in small lots, and the prices quoted are not necessarily indicative of the market value of a substantial block.
At December 31, 1995, the Company had approximately 1,183 shareholders, of record or through registered clearing agents.

               Market Prices Per Share  Cash Dividends Declared
                      Bid               Per Share
               High           Low
1995
1st  Quarter   12 3/4         12 3/4    .08
2nd  Quarter   12 3/4         12 1/2    .08
3rd  Quarter   14 1/4         12 1/2    .08
4th  Quarter   14 1/4         12 1/2    .08

1994
1st  Quarter   12 3/4         12 1/4    .06
2nd  Quarter   12 1/2         12 1/2    .06
3rd  Quarter   12 3/4         12 1/2    .07
4th  Quarter   12 3/4         12 1/2    .07

1993
1st  Quarter   10 1/4         9
2nd  Quarter   11 3/4         10
3rd  Quarter   12 1/4         11 3/4    .05
4th  Quarter   12 1/4         12 1/4    .13

Management's Report on Financial Statements
The Management of South Alabama Bancorporation, Inc. is responsible for the preparation, content, integrity, objectivity and reliability of the financial statements and all other financial information included in this annual report. These statements have been prepared in accordance with generally accepted accounting principles appropriate within the banking industry to reflect, in all material respects, the substance of events and transactions that should be included. In preparing the consolidated financial statements, Management made judgements and estimates based upon currently available facts, events and transactions.
Management depends upon the Company's accounting system and the internal control structure to meet its responsibility for the reliability of these statements. These systems and controls are designed to provide reasonable assurance that the assets are safeguarded from material loss and that the transactions executed are in accordance with Management's authorizations and are properly recorded in the financial records. The concept of reasonable assurance recognizes that the cost of internal accounting controls should not exceed the benefits derived and that there are inherent limitations of any system of internal accounting controls.
The independent public accounting firm of Arthur Andersen LLP has been engaged to audit the Company's financial statements and to express an opinion as to whether the Company's statements present fairly, in all material respects, the financial position, cash flows and the results of operations in accordance with generally accepted accounting principles. Their audit is conducted in conformity with generally accepted auditing standards and includes procedures believed by them to be sufficient to provide reasonable assurance that the financial statements are free of material misstatement.
The Audit Committee of the Board of Directors, composed of directors who are not employees of the Company, oversees Management's responsibility in the preparation of these statements. This committee has the responsibility to periodically review the scope, findings and the opinions of the audits of the independent and internal auditors. The external accountants and the internal auditors have free access to the Audit Committee and also to the Board of Directors to meet independent of Management to discuss the internal control structure, accounting, auditing and other financial reporting concerns.
We believe these policies and procedures provide reasonable assurance that our operations are conducted with a high standard of business conduct and that the financial statements reflect fairly the financial position, results of operations and the cash flows of the Company.

     /s/J. Stephen Nelson   /s/W. Bibb Lamar, Jr.
     Chairman               President and CEO

                            /s/F. Michael Johnson
                            Chief Financial Officer

INDEPENDENT AUDITORS' REPORT
To South Alabama Bancorporation, Inc. and Subsidiaries:
We have audited the accompanying consolidated statement of condition of South Alabama Bancorporation, Inc. (a Delaware Corporation) and Subsidiaries as of December 31, 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of South Alabama Bancorporation, Inc., as of December 31, 1994 and 1993 were audited by other auditors, whose report dated January 27, 1995, expressed an unqualified opinion on those statements and included an explanatory paragraph that described the Company's change in accounting for income taxes effective January 1, 1993 and in accounting for securities effective January 1, 1994, both as described in Note 1 to the consolidated financial statements.
We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of South Alabama Bancorporation, Inc. and Subsidiaries as of December 31, 1995 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen
Birmingham, Alabama
January 26,1996

Consolidated Statements of Condition
As of December 31, 1995 and 1994
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)
                                       December 31,
                                      1995        1994
ASSETS:
Cash and due from banks              $ 15,604     $ 11,649
Federal funds sold                     16,800        4,650
  Total cash and cash equivalents      32,404       16,299
Interest-bearing
 bank balances                            652          660
Investment securities available for
 sale, net of unrealized gain
 of $898 in 1995 and unrealized
 loss of $87 in 1994                   40,752       19,572
Investment securities
 held to maturity (market value:
 1995-$21,664, 1994-$41,376)           21,441       43,445

Loans                                 144,147      133,821
Less: Unearned income                    (122)        (149)
      Allowance for loan losses        (2,222)      (2,212)
      Loans, net                      141,803      131,460

Premises and equipment, net             4,585        3,512
Other real estate owned                   308          240
Accrued income receivable               2,377        2,239
Deferred tax asset                        462          762
Other assets                              165          317
     Total                           $244,949     $218,506

LIABILITIES:
Deposits
     Interest bearing                $168,006     $149,733
     Non-interest bearing              42,086       36,109
     Total deposits                   210,092      185,842

Short-term borrowings                   4,050        4,985
Other liabilities                       2,010        1,575
     Total liabilities                216,152      192,402

SHAREHOLDERS' EQUITY:
Preferred stock - no par value
  Shares authorized - 500
  Shares outstanding- none
Common stock - $.01 par value
  Shares authorized - 4,500
  Shares outstanding- 3,002
 in 1995 and 2,999 in 1994                 30           30
Capital surplus                        16,538       16,507
Net unrealized gain (loss) on
 securities available for sale,
 net of taxes of $339 in 1995
 and ($30) in 1994                        558          (57)
Retained earnings                      11,671        9,624
  Total shareholders' equity           28,797       26,104
     Total                           $244,949     $218,506
See notes to consolidated financial statements.

Consolidated Statements of Income
For the Years Ended December 31, 1995, 1994 and 1993
South Alabama Bancorporation, Inc. and Subsidiaries
(In Thousands, Except Earnings Per Share)
                                    Year Ended December 31,
                                   1995      1994      1993
INTEREST REVENUE:
     Interest and fees on loans    $13,579   $ 10,567  $ 8,590
     Federal funds sold                477        271      256
     Interest-bearing bank balances     40         65       79
     Investment securities
       - taxable                     3,308      3,628    3,768
     Investment securities
       - non-taxable                   690        739      827
     Total interest revenue         18,094     15,270   13,520
INTEREST EXPENSE:
     Deposits                        7,183      5,080    4,716
     Short-term borrowings             214        154       85
     Total interest expense          7,397      5,234    4,801
     Net interest revenue           10,697     10,036    8,719
Provision for loan losses               78         52      248
     Net interest revenue
      after provision for
      loan losses                   10,619      9,984    8,471
NON-INTEREST REVENUE:
     Trust department income         1,042        912      926
     Service charges on
      deposit accounts                 853        829      811
     Securities gains, net              56        137      380
     Loss on sale of other
      real estate owned                                     (9)
     Other income,charges and fees     293        334      214
     Total non-interest revenue      2,244      2,212    2,322
NON-INTEREST EXPENSE:
     Salaries                        3,582      3,263    2,893
     Pensions and other
      employee benefits                927        862      652
     Furniture and equipment expense   826        722      656
     Net occupancy expense             596        534      437
     Provision for losses on other
      real estate owned                                     31
     Other expense                   2,515      2,796    2,480
     Total non-interest expense      8,446      8,177    7,149
Income before income taxes
 and cumulative effect of change
 in accounting for income taxes      4,417      4,019    3,644
Income tax expense                   1,410      1,237    1,263
Net income before cumulative effect
 ofchange in accounting for
 income taxes                        3,007      2,782    2,381
Cumulative effect of change in
     accounting for income taxes                         1,010
NET INCOME                         $ 3,007   $  2,782  $ 3,391

Earnings per share:
  Before cumulative effect of
  change in accounting for
  income taxes                     $  1.00   $    .93  $   .79
Cumulative effect of change in
     accounting for income taxes                           .34
Net income                         $  1.00   $    .93  $  1.13
Average shares outstanding           2,999      2,999    2,999

See notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31, 1995, 1994 and 1993
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)


                                   Net
                                   Unreal-   Net
                                   ized      Unrealized
                                   Loss in   Gain (Loss)
                                   Invest-   on
             Common Stock          ment      Gain (Loss)
                                   in        Securities
           Shares         Capital  Mutual    Available  Retained
           Issued  Amount Surplus  Funds     For Sale   Earnings Total

Balance,
 December
 31, 1992   2,999  $2,999 $13,538  $(406)               $4,902    $21,033
Change in
 par value
 of common
 stock    (2,969)   2,969

Dividends
 paid
 ($.22 per
 share)                                                   (672)
  (672)

Net change
 in
 unreal-
 ized loss
 on invest-
 ments in
 mutual
 funds                               406                             406

Net income                                               3,391     3,391

Balance,
 December
 31, 1993  2,999       30         16,507                 7,621    24,158

Dividends
 paid
 ($.26 per
 share)                                                   (779)     (779)
Impact at
 January
 1, 1994
 of
adoption
of State-
ment of
Financial
Accounting
Standards
No. 115,net
of taxes of
$711                                         $1,088                1,088
Net change
in unrealized
gain (loss) on
securities
available for
sale, net of
 taxes of $681                               (1,145)              (1,145)

Net income                                               2,782     2,782

Balance,
December 31,
1994       2,999       30         16,507        (57)     9,624    26,104


Dividends
 paid($.32
 per share)                                               (960)     (960)
Net change in
 unrealized gain
 (losses) on
 securities, due
 to the
 reclassification
 of securities
 from held to
 maturity to
 available for sale,
 net of taxes of $59                            101                  101
Net change in
 unrealized gain(loss)
 on securities
 available for sale,
 net of taxes of $362                           514                  514

Common
 stock
 issued        3       31             31

Net income                                               3,007     3,007

Balance,
 December
 31, 1995  3,002     $ 30        $16,538     $  558    $11,671   $28,797

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
For the Years Ended December 31, 1995, 1994 and 1993
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars in Thousands)

                             Year Ended December 31,
                            1995       1994        1993
OPERATING ACTIVITIES:
 Net income              $ 3,007    $ 2,782     $ 3,391
 Adjustments to
   reconcile net income
   to net cash provided
   by operating activities
  Cumulative effect of
   change in accounting for income taxes
                                                 (1,010)
  Depreciation and
   amortization              821        613         515
  Provisions for losses
   on loans and other
   real estate owned          78         52         279
  (Gain) loss on sale
   of other real estate                               9
  Securities (gains) and
   losses, net               (56)      (137)       (380)
  Deferred income taxes      (71)         8         668
  (Increase) decrease in:
    Accrued income
     receivable             (138)      (475)        462
    Other assets              86        192          15
     (Decrease) increase
      in other liabilities   435        (82)        156

Net cash provided by
 operating activities      4,162      2,953       4,105

INVESTING ACTIVITIES:
  Net decrease (increase)
   in interest-bearing
   bank balances               8        609        (359)
  Net increase in loans  (10,421)   (15,536)    (14,666)
  Purchase of premises
   and equipment          (1,773)      (665)        (241)
  Proceeds from sale
   of other real estate                 213          504
  Proceeds from
   maturities of
   securities held
   to maturity             6,926     11,554       31,247
  Proceeds from
   maturities of
   securities
   available for sale      3,658      8,199
  Proceeds from sales
   of securities
   available for sale      1,943     13,481        7,057
  Proceeds from sales
   of securities
   held to maturity                                  771
  Purchases of securities
   held to maturity       (5,294)   (25,228)     (30,793)
  Purchases of securities
   available for sale     (5,490)    (2,334)      (8,524)

Net cash used in
 investing activities    (10,443)    (9,707)     (15,004)

FINANCING ACTIVITIES:
  Net increase (decrease)
   in deposits            24,250     (1,550)       3,094
  Net decrease in
   short-term borrowings    (935)      (512)        (650)
  Dividends paid            (960)      (779)        (672)
  Proceeds from issuance
   of stock                   31

Net cash provided by
 (used in) financing
  activities              22,386     (2,841)       1,772

NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS              16,105     (9,595)      (9,127)

CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF YEAR        16,299     25,894       35,021

CASH AND CASH
 EQUIVALENTS AT
 END OF YEAR             $32,404    $16,299      $25,894

SUPPLEMENTAL DISCLOSURE OF CASH
  Flow information:
  Interest paid          $ 6,946    $ 5,073      $ 4,836
  Income taxes paid        1,475        998          594
  Reclassification of
    securities from
    held to maturity
    to available sale     20,263

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
For the Years Ended December 31, 1995, 1994 and 1993
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)


Note 1.   Summary of Significant Accounting Policies
PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of South Alabama Bancorporation, Inc. (the "Company") and its wholly-owned subsidiaries, The Bank of Mobile (the "Mobile Bank") and First National Bank, Brewton (the "Brewton Bank"), (collectively the "Banks"). All significant intercompany accounts and transactions are eliminated. The Banks are engaged in the business of obtaining funds, primarily in the form of deposits, and investing such funds in commercial and real estate loans and investment securities in Mobile, Brewton and the surrounding area. The Banks also offer a range of other commercial bank services including trust and investment products.
BASIS OF FINANCIAL STATEMENT PRESENTATION - The financial statements have been prepared in conformity with generally accepted accounting principles and with general practices within the banking industry. In preparing the financial statements, Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period.
Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and real estate owned, Management obtains independent appraisals for significant properties.
A substantial portion of the Company's loans are secured by real estate in Mobile, Baldwin and Escambia Counties of Alabama. In addition, the real estate owned by the Company is located in this same area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of real estate owned are susceptible to changes in market conditions in this area.
Management believes that the allowance fors losses on loans and real estate owned are adequate. While Management uses available information to recognize losses on loans and real estate owned, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans and real estate owned. Such agencies may require the Company to recognize additions to the allowances based on their judgment about information available to them at the time of their examination.
CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Federal funds are generally purchased and sold for one day periods.
INVESTMENT SECURITIES - In May 1993 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company adopted SFAS No. 115 effective January 1, 1994. In accordance with the provisions of this pronouncement, prior years' financial statements were not restated. At January 1, 1994, the adoption of SFAS No. 115 resulted in $1,088 of unrealized gain being recorded as a separate component of shareholders' equity.
Securities available for sale are carried at fair value. Unrealized gains and losses are excluded from earnings and reported net of tax, as a separate component of shareholders' equity until realized. Securities within the available for sale portfolio may be used as part of the Company's asset/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk or other similar economic factors. The specific identification method is used to compute gains or losses on the sale of these assets.
Investment securities not classified as available for sale or trading are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Premiums and discounts are amortized and accreted to operations using the level yield method, adjusted for prepayments as applicable. Management has the intent and the Company has the ability to hold these assets as long-term investments until their estimated maturities. Under certain circumstances (including the significant deterioration of the issuer's credit worthiness or a significant change in tax-exempt status or statutory or regulatory requirements), securities classified as held to maturity may be sold or transferred to another portfolio.
On December 1, 1995, the Company changed classifications for certain investment securities from securities held to maturity to securities available for sale, as permitted by the FASB report entitled "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities."
ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is maintained at a level considered by Management to be sufficient to absorb losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance and the amount of the provision charged to expense is based on periodic reviews of the portfolio, past loan loss experience, current and expected economic conditions and such other factors which, in Management's judgement, deserve current recognition in estimating loan losses. Recovery of the carrying value of loans is dependent to a great extent on economic, operating and other conditions that may be beyond the Company's control.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation and amortization. The provision for depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets or terms of the leases as applicable.
OTHER REAL ESTATE OWNED - Other real estate owned is carried at the lower of recorded investment of the loan or fair value, if acquired by foreclosure, less costs to dispose. Any excess of the recorded investment over fair value, less cost to dispose, is charged to the allowance for loan losses at the time of foreclosure. A provision is charged to earnings and a related valuation account for losses on other real estate owned is established when, in the opinion of Management, such losses are anticipated. The ability of the Company to recover the carrying value of real estate is based upon future sales of the real estate. The ability to effect such sales is subject to market conditions and other factors, all of which are beyond the Company's control. The recognition of gains and losses on the subsequent sales of other real estate owned is dependent upon whether the nature and term of the sales and upon the future involvement of the Company meet certain defined requirements. If not met, gain recognition would be deferred.
INTEREST INCOME - Interest on loans is recorded generally over the term of the loan based on the unpaid principal balance. Accrual of interest is discontinued, when in Management's opinion, collectibility of interest and principle becomes doubtful. Upon such discontinuance, all unpaid accrued interest is reversed.
INCOME TAXES - The Company files a consolidated federal income tax return. Deferred income taxes result from temporary differences in the recognition of income and expense for tax and financial reporting purposes. The major temporary differences result from differences in amounts recorded for provisions for losses on loans and other real estate recorded in the consolidated financial statements and amounts currently deductible for income tax purposes.
In February 1992, the FASB issued SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 required a change from the deferred method of accounting for income taxes of Accounting Principles Board Opinion No. 11, Accounting for Income Taxes ("APB Opinion 11") to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company and the Mobile Bank adopted SFAS No. 109 effective January 1, 1993. The Brewton Bank and its former Parent adopted SFAS No. 109 effective January 1, 1992. The cumulative effects of applying the new accounting method were credits to income of $1,010 and $57 in 1993 and 1992, respectively and are reflected in the accompanying statements of income.
APB Opinion 11 was used to account for income taxes prior to the adoption of SFAS No. 109. Under APB Opinion 11, the Company would have recorded an extraordinary income credit of $595 in 1993 relating to the income tax benefit of utilization of net operating loss carryforwards for financial reporting purposes. An extraordinary credit of $273 was recorded in the year 1992.
TRUST DEPARTMENT ASSETS AND INCOME - Assets held by the Banks in a fiduciary capacity for customers are not included in the consolidated financial statements. Fiduciary fees on trust accounts are generally recognized on the cash basis. The income recognized on the cash basis is not materially different from that which would be reported on the accrual basis.
PER SHARE AMOUNTS - Per share amounts are based on the weighted average number of shares of common stock outstanding during the year. Shares issuable upon exercise of stock options have not been included in the per share computations because the effect is not significant.
OTHER -In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Examples are stock purchase plans, stock options, restricted stock, and stock appreciation rights. The accounting requirements of this Statement are effective for transactions entered into in fiscal years that begin after December 15, 1995, though they may be adopted on issuance.
Management does not intend to adopt the provisions of this Statement before the required date. Based on the current compensation plans of the Company, Management does not believe that the adoption of this Statement will have a significant impact on the financial conditions or results of operations. Certain reclassifications of 1994 and 1993 balances have been made to conform with classifications used in 1995.

Notes to Consolidated Financial Statements
For the Years Ended December 31, 1995, 1994 and 1993
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)
Note 2.   Merger
On September 30, 1993, South Alabama Bancorporation, Inc., a Brewton, Alabama bank holding company, was merged into Mobile National Corporation, with the resulting company changing its name to South Alabama Bancorporation, Inc. Pursuant to the Agreement and Plan of Merger (the "Agreement"), which was approved by the shareholders of both Mobile National Corporation and the former South Alabama Bancorporation, Inc. on September 28, 1993, 1,557 shares of Mobile National Corporation common stock were authorized for issuance in connection with the merger. At the effective time of the merger, and in accordance with the terms of the Agreement, the shareholders of the former South Alabama Bancorporation, Inc. common stock received five and eight tenths shares of Mobile National Corporation's common stock for each share of the former South Alabama Bancorporation, Inc. common stock owned.

The accompanying consolidated financial statements give effect to the merger which has been accounted for as a pooling-of-interests. Accordingly, the pre-merger accounts of the former South Alabama Bancorporation, Inc. have been combined with those of the Company for all periods presented. Separate results of operations of the combining entities for the nine months ended September 30, 1993, are as follows:

                                        Nine Months Ended
                                        September 30, 1993
Net interest revenue:
     Mobile National Corporation              $3,310
     South Alabama Bancorporation, Inc.        3,114

Net income:
     Mobile National Corporation              $1,750
     South Alabama Bancorporation, Inc.          998

Note 3.   Restrictions on Cash and Due From Bank Accounts
The Banks are required to maintain average reserve balances with the Federal Reserve Bank. The average of those reserve balances for the years ended December 31, 1995 and 1994 was approximately
$1,160 and $1,573, respectively.


Note 4.   Investment Securities

The following summary sets forth the carrying values and the corresponding market values of investment securities available for sale at December 31, 1995 and 1994:

                      Gross        Gross       Estimated
            Amortized Unrealized   Unrealized  Market
              Cost      Gains        Losses    Value
1995:
U.S.
 Treasury
 securities $ 7,616    $  200                   $ 7,816
Obligations
 of U.S.
 Government
 agencies    14,738       106       $    99      14,745
Obligations
 of states
 and
 political
 sub-
 divisions   11,789       643            25      12,407
Other
 investments  5,711        73                     5,784
     Total  $39,854    $1,022          $124     $40,752
1994:
U.S.
 Treasury
 securities $ 9,321                    $199     $ 9,122
Obligations
 of U.S.
 Government
 agencies     2,066    $    4            11       2,059
Obligations
 of states
 and
 political
 sub-
divisions     6,534       164                     6,698
Other
 investments  1,738         2            47       1,693
     Total  $19,659      $170          $257     $19,572


Notes to Consolidated Financial Statements
For the Years Ended December 31, 1995, 1994 and 1993
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)


The following summary sets forth the carrying values and the corresponding market values of investment securities held to maturity at December 31, 1995 and 1994:

               Gross   Gross      Estimated
            Carrying Unrealized   Unrealized  Market
            Value      Gains        Losses    Value
1995:
U.S.
 Treasury
 securities $11,168   $252                    $11,420
Obligations
 of U.S.
 Government
 agencies     6,108     21           $   27     6,102
Obligations
 of states
 and
 political
 sub-
divisions     3,917     42               65     3,894
Other
 investments    248                               248
   Total    $21,441   $315           $  $92   $21,664
1994:
U.S.
 Treasury
 securities $11,682                  $  321   $11,361
Obligations
 of U.S.
 Government
 agencies    18,811   $  1           $1,429    17,383
Obligations
 of states
 and
 political
 sub-
 divisions    8,333     28              171     8,190
Other
 investments  4,619                     177     4,442
   Total    $43,445   $ 29           $2,098   $41,376

Securities with a carrying value of approximately $36,321 and $39,338 at December 31, 1995 and 1994, respectively, were pledged to secure deposits of public funds and trust deposits. Additionally, investment securities with a carrying value of approximately $3,598 and $3,497 at December 31, 1995 and 1994, respectively, were pledged to secure repurchase agreements.
Gross proceeds from the sales of securities available for sale were $ 1,943 in 1995 and $13,481 in 1994. Gross realized gains on sale of these securities were $56 in 1995 and $170 in 1994, and gross realized losses were $0 in 1995 and $33 in 1994.

Maturities of investment securities as of December 31, 1995, are as follows:

                     Available for Sale    Held to Maturity
                     Amortized Market      Amortized Market
                       Cost     Value         Cost    Value
Due in 1 year or less $ 5,469  $ 5,505     $ 2,336   $ 2,351
Due in 1 to 5 years    13,511   13,853      11,629    11,872
Due from 5 years
 to 10 years           10,595   10,875       4,724     4,725
Due in over 10 years   10,279   10,519       2,752     2,716

     Total            $39,854  $40,752     $21,441   $21,664

On December 1, 1995, the Company reassessed the appropriateness of the classification of securities held at that time and determined that certain securities classified as held to maturity should be reclassified as available for sale in accordance with the one time reassessment prescribed by the FASB Special Report "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." On the date of transfer, December 1, 1995, the Company reclassified those securities identified from held to maturity to available for sale at an estimated market value of $20,423 and unrealized gains and losses of $296 and $136, respectively.

Notes to Consolidated Financial Statements
For the Years Ended December 31, 1995, 1994 and 1993
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)
Note 5.          Loans

A summary of loans follows:                  December 31,
                                            1995         1994
Commercial, financial and agricultural    $ 47,195     $ 53,331
Real estate - construction                   8,591        6,678
Real estate - mortgage                      65,911       53,128
Consumer installment and single pay         22,450       20,684
   Total                                  $144,147     $133,821

In the normal course of business, the Banks make loans to directors, executive officers, significant shareholders and their affiliates (related parties). Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and in Management's opinion, do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was $10,766 at December 31, 1995, and $11,974 at December 31, 1994. During 1995, $8,510
of new loans and advances were made and principal repayments totaled $9,718. Outstanding commitments to extend credit to related parties totaled $8,460 at December 31, 1995.
At December 31, 1995 and 1994, non-accrual loans totaled $490 and $560, respectively. The amount of interest income that would have been recorded during 1995 and 1994, if these non-accrual loans had been current in accordance with their original terms, was $40 and $50, respectively. The amount of interest income actually recognized on these loans during 1995 and 1994 was $5 and $1, respectively.
Effective January 1. 1995, the Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure, an amendment to SFAS 114. Adoption of these standards did not have a significant impact on the Company's financial position or results of operations. At December 31, 1995, the recorded investment in loans that are considered to be impaired under SFAS 114 was $490 (all of which were carried on a non-accrual basis). Included in this amount is $461 of impaired loans for which the related allowance for loan losses is $271 and $29 of impaired loans that do not have an allowance for loan losses. The average recorded investment in impaired loans during the year ended December 31, 1995, was approximately $544. For the year ended December 31, 1995, the amount of interest income recognized on impaired loans was immaterial.

Note 6.   Allowance for Loan Losses
The allowance for loan losses is summarized as follows:

                                     Year Ended December 31,
                                     1995      1994     1993

Balance at the beginning of year   $2,212    $2,250   $2,230
  Provision charged to
   operating expense                   78        52      248
     Losses charged off              (148)     (209)    (360)
     Recoveries                        80       119      132
Balance at the end of the year     $2,222    $2,212    $2,250

Activity in the allowance for possible losses on other real estate owned was not significant in 1995, 1994 and 1993.

Notes to Consolidated Financial Statements
For the Years Ended December 31, 1995, 1994 and 1993
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)
Note 7.   Premises and Equipment

Premises and equipment are summarized as follows:

                                   December 31,
                                  1995      1994
Land and land improvements       $1,320    $ 629
Bank buildings and improvements   2,022     2,022
Furniture, fixtures and equipment 4,397     4,122
Leasehold improvements            1,289       579
     Total                        9,028     7,352
Less accumulated depreciation
  and amortization                4,443     3,840
   Premises and equipment - net  $4,585    $3,512

The provision for depreciation and amortization charged to operating expense in 1995, 1994 and 1993 amounted to $700, $613 and $515, respectively.

Note 8.   Deposits
The following summary presents the detail of interest bearing deposits:

                                         December 31,
                                        1995      1994

Interest bearing checking accounts    $ 32,658  $ 35,659
Savings accounts                        12,699    13,113
Money market savings accounts           40,965    39,125
Time deposits ($100 thousand or more)   30,184    22,370
Other time deposits                     51,500    39,466
     Total                            $168,006  $149,733

The following summary details interest expense on deposits:

                                      Year Ended December 31,
                                       1995     1994     1993

Interest bearing checking accounts   $  897   $  891   $  972
Savings accounts                        427      395      355
Money market savings accounts         1,663    1,503    1,351
Time deposits ($100 thousand or more) 1,476      923      799
Other time deposits                   2,720    1,368    1,239
     Total                           $7,183   $5,080   $4,716

At December 31, 1995, related parties had deposits with the Banks consisting of time deposits ($100 thousand or more) of $367; other time deposits of $825; demand deposits of $14,273 and savings deposits of $484. At December 31, 1994, related parties had deposits with the Banks consisting of time deposits ($100 thousand or more) of $264; other time deposits of $1,696; demand deposits of $8,269 and savings deposits of $666.

Notes to Consolidated Financial Statements
For the Years Ended December 31, 1995, 1994 and 1993
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)
Note 9.   Short-Term Borrowings
Following is a summary of short-term borrowings:

                                       December 31,
                                     1995      1994

Securities sold under
 agreement to repurchase           $3,599    $3,497
Other short-term borrowings           451     1,488
Total                              $4,050    $4,985

Weighted average interest rate
 at year-end                         4.13%     4.36%

Weighted average interest
   rate on amounts outstanding
   during the year (based on
   average of daily balances)        4.62%     3.30%

Federal funds purchased and securities sold under agreements to repurchase generally represented overnight borrowing transactions. Other short-term borrowings consist of demand notes owed to the U.S. Treasury.
At December 31, 1995 and 1994, securities sold under agreements to repurchase had average interest rates of 4.24% and 2.99%, respectively. Included in the balances of securities sold under agreements to repurchase at December 31, 1995 and 1994, were repurchase agreements to related parties of $1,427 and $1,976, respectively.
Note 10.  Accounting for Income Taxes
The components of income tax expense are as follows:

                                Year Ended December 31,
                               1995      1994       1993
Current income tax expense:
     Federal                  $1,321    $1,098    $  498
     State                       160       131        97
Total                          1,481     1,229       595

Deferred income tax
 expense (benefit):
     Federal                     (59)        7       576
     State                       (12)        1        92
Total                            (71)        8       668

Total                         $1,410    $1,237    $1,263

Notes to Consolidated Financial Statements
For the Years Ended December 31, 1995, 1994 and 1993
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)

Total income tax expense differed from the amount computed using the applicable statutory Federal income tax rate of 34 percent applied to pretax earnings for the following reasons:

                                    Year Ended December 31,
                                       1995    1994    1993

Income tax expense at statutory rate  $1,502  $1,366  $1,239
Increase (decrease) resulting from:
Tax exempt interest                     (235)   (281)   (281)
Reduction of interest expense on debt
    used to carry tax-exempt securities   25      19      18
State income tax, net of federal benefit  98      87      81
Other, net                                20      46     206

Total                                 $1,410  $1,237  $1,263

Effective tax rate                     31.7%   30.8%    34.7%

The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1995 and 1994 are presented below:

                                            December 31,
                                           1995    1994

Deferred tax assets:
Allowance for loan losses and other
  real estate not currently deductible      $677    $657
Accrued pension cost not currently
 deductible                                  116      41
Unrealized loss on securities
 available for sale                                   30
Other                                        150     118
Total deferred tax assets                    943     846

Deferred tax liabilities:
Unrealized gain on securities
 available for sale                         (339)

Differences between book and tax basis
 of property                                 (48)    (84)
Other                                        (94)
Total deferred tax liabilities              (481)    (84)
Net deferred tax asset                      $462    $762

There was no valuation allowance during either 1995 or 1994.

Notes to Consolidated Financial Statements
For the Years Ended December 31, 1995, 1994 and 1993
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)

Note 11.  Retirement Plans
The Company sponsors a defined benefit retirement plan which covers all full-time employees who have met certain age and length of service requirements. It is the Company's policy to fund the retirement plans in amounts deductible for federal income tax purposes. Plan assets consist of corporate debt securities, common stock and U.S. Government securities. Charges to operating expenses with respect to the retirement plans were $227, $175 and $128 in 1995, 1994 and 1993, respectively, and were comprised of the following:

                                  Year Ended December 31,
                                  1995    1994    1993

Service cost                      $214    $182    $138
Interest on projected benefit
 obligation                        141     128     108
Return on plan assets             (132)   (124)   (106)
Net amortization and deferral        4     (11)    (12)
     Total expense                $227    $175    $128

The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation, were 7% and 5%, respectively, for 1995, 7% and 5%, respectively, for 1994, and 8% and 5%, respectively, for 1993. The expected long-term rate of return on plan assets was 8% for all three years.
The funding status of the plans is as follows:

                                       December 31,
                                     1995      1994
Actuarial present value of
     benefit obligations:
             Vested benefit        $1,378    $1,402
             Non-vested benefits       74       134
Accumulated benefit obligation      1,452     1,536
Effect of future compensation         771       588
Projected benefit obligation        2,223     2,124
Plan assets at fair value           2,058     1,684
Projected benefit obligation
     in excess of plan assets         165       440
Unrecognized prior service cost       (40)       (3)
Unrecognized net gain (loss) from
 past experience different from
 that assumed and effects of change
 in assumptions                       203       (30)
Unrecognized net obligation
     being recognized over 28 years   (31)      (31)
Accrued pension costs              $  297    $  376

Notes to Consolidated Financial Statements
For the Years Ended December 31, 1995, 1994 and 1993
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)

Note 12.  Stock Options
At December 31, 1995, 186 shares of the Company's common stock were reserved for issuance under the Company's stock option plan. Under the plan, options have been granted to certain key employees for terms up to ten years at not less than the fair market value of the shares at the date of grant.
A summary of stock option activity for the years ending December 31, 1995, 1994 and 1993 is as follows:

                              Number    Option Price
                              of Shares Per Share (Whole Dollars)

Outstanding, December 31, 1992     31   $5.125 to $10.125
     Granted                        8   $6.375
Outstanding, December 31, 1993     39   $5.125 to $12.875
     Granted                       50   $13.00 to $13.25
Outstanding, December 31, 1994     89   $5.125 to $13.25
     Granted                       38   $13.00
     Exercised                     (3)  $10.00

Outstanding, December 31, 1995    124
Exercisable, December 31, 1995     81

Note 13.  Regulatory Matters
The Company's principal source of funds for dividend payments is dividends from the Banks. Dividends payable by a bank in any year, without prior approval of the appropriate regulatory body, are limited to the bank's net profits
(as defined) for that year combined with its net profits for the two preceding years. The dividends, as of December 31, 1995, that the Banks could declare, without the approval of regulators, amounted to $6,710.

The Banks are also required to maintain minimum amounts of capital to total "risk weighted"assets, as defined by the banking regulators. At December 31, 1995, the Banks are required to have minimum Tier I and Total capital ratios of 4.00% and 8.00%, respectively. The Mobile Bank's actual ratios at that date were 9.22% and 10.28%, respectively. The Brewton Bank's ratios were 13.53% and 14.21%, respectively. At December 31, 1995 the Mobile Bank's leverage ratio was 9.97% and the Brewton Bank's leverage ratio was 13.26%. The Federal Deposit Insurance Corporation Improvement Act of 1994 provided further guidance as to capital levels to be maintained by insured depository institutions. Under these guidelines the capital levels of both banks are considered to be "well capitalized".

Notes to Consolidated Financial Statements
For the Years Ended December 31, 1995, 1994 and 1993
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)

Note 14.  Fair Value of Financial Instruments
SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair values information about financial instruments, whether or not recognized in the statement of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to Management as of December 31,1995. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

The following methods and assumptions were used by the Company in estimating its fair values disclosures for financial instruments:

Investment Securities - Fair values for investment securities are primarily based on quoted market prices. If a quoted market price is not available, fair value is estimated using market prices for similar securities.

Loans - For equity lines and other loans with short-term or variable rate characteristics, the carrying value reduced by an estimate for credit losses inherent in the portfolio is a reasonable estimate of fair value. The fair value of all other loans is estimated by discounting their future cash flows using interest rates currently being offered for loans with similar terms, reduced by an estimate of credit losses inherent in the portfolio. The discount rates used are commensurate with the interest rate and prepayment risks involved for the various types of loans.

Deposits - The fair value disclosed for demand deposits (e.g., interest and non-interest bearing demand, savings and money market savings) are, as required by SFAS No. 107, equal to the amounts payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated monthly maturities.

commitments to extend credit and standby letters of credit - The value of these unrecognized financial instruments is estimated based on the fee income associated with the commitments which, in the absence of credit exposure, is considered to approximate their settlement value. As no significant credit exposure exists and because such fee income is not material to the Company's financial statements at December 31, 1995, the fair value of these commitments is not presented.

Many of the Company's assets and liabilities are short-term financial instruments whose carrying amounts reported in the statement of condition approximate fair value. These items include cash and due from banks, interest-bearing bank balances, federal funds sold and other short-term borrowing. The estimated fair values of the Company's remaining on-balance sheet financial instruments as of December 31, 1995 and 1994, are summarized below.

                             1995                 1994
                                Estimated            Estimated
                      Carrying  Fair       Carrying  Fair
                      Value     Value      Value     Value
Financial assets:
 Investment securities
  available for sale  $ 40,752 $ 40,752    $ 19,572  $ 19,572
 Investment securities
  held to maturity      21,441   21,664      43,445    41,376
 Loans, net of
  allowance for
  loan losses          144,147  140,612     133,821   130,473

Financial liabilities:
     Deposits         $210,092 $210,357    $185,842  $185,830

SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. The disclosures also do not include certain intangible assets, such as customer relationships, deposit base intangibles and goodwill. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Notes to Consolidated Financial Statements
For the Years Ended December 31, 1995, 1994 and 1993
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)


Note 15.  Commitments and Contingencies
In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit, letters of credit and others, which are not included in the consolidated financial statements. The financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the financial statements. A summary of these commitments and contingent liabilities is presented below.

                                      December 31,
                                      1995      1994
     Standby letters of credit     $  1,503  $  1,111
     Commitments to extend credit    38,345    25,673

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on Management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.
At December 31, 1995, the Company was under contract to lease certain bank premises and equipment. The terms of these contracts vary and are subject to certain changes at renewal. Future minimum rental payments required under operating leases having initial or remaining noncancelable terms in excess of one year as of December 31, 1995 were not significant.
Rental expense under all operating leases amounted to $276, $239, and $196 in 1995, 1994, and 1993, respectively.
The Company and its Banks are the subject of claims and disputes arising in the normal course of business. Management, through consultation with their legal counsel, is of the opinion that these matters will not have a material impact on results of operations.
Note 16.  Non-Interest Expense
Components of other non-interest expense are as follows:

                            Year Ended December 31,
                           1995       1994       1993
Advertising              $  222     $  247     $  152
FDIC assessment             215        407        393
Stationery and supplies     231        218        153
Other                     1,847      1,924      1,782
Total                    $2,515     $2,796     $2,480

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
For the Years Ended December 31, 1995, 1994 and 1993
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)Note 17.    Condensed Parent
Company Financial Statements

Condensed Statements of Condition       December 31,
                                        1995      1994
ASSETS
Cash and short-term investments      $   200   $   467
Investments                                5
Investment in subsidiaries
 - eliminated upon consolidation      27,817    25,601
Land                                     691
Other assets                              95        37

     Total                           $28,803   $26,110

LIABILITIES
Other liabilities                    $     6   $     6

SHAREHOLDERS' EQUITY
Preferred stock - no par value
  Shares authorized  -  500
  Share outstanding  - none
Common stock - $.01 par value
  Shares authorized  -  4,500
  Shares outstanding -
  3,002 in 1995 and 2,999 in 1994         30        30
Capital surplus                       16,538    16,507
Net unrealized gain (loss) on
 securities available for sale           558       (57)
Retained earnings                     11,671     9,624

     Total shareholders' equity       28,797    26,104

     Total                           $28,803   $26,110

Condensed Statements of Operations


                                 Year Ended December 31,
                               1995       1994       1993
Cash dividends from
     subsidiaries            $1,460     $  780     $  694

Interest income                              2         15
Securities gain                  46
Loss on sale on
     mutual funds                                    (356)
Other income                      1          8

     Total income             1,507        790        353

Expenses - other                100         73          7

Income before
     undistributed
     income of
     subsidiaries             1,407        717        346
Equity in
     undistributed
     earnings of
     subsidiaries             1,600      2,065      3,045

Net Income                   $3,007     $2,782     $3,391

Condensed Statements of Cash Flows
                              Year Ended December 31,
                             1995       1994       1993
OPERATING ACTIVITIES
  Net income                 $3,007     $2,782     $3,391
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
  Equity in undistributed
   earnings of subsidiaries  (1,600)    (2,065)    (3,045)
  Securities gain               (46)
  Loss on sale of
   mutual funds                                       356
  Other                         (58)      (428)         2
  Net cash provided by
   operating activities       1,303        289        704

INVESTING ACTIVITIES
  Sale of investment
   securities available
   for sale                      50        200
  Purchase of land             (691)
  Net cash provided by
   (used in) investing
   activities                  (641)       200

FINANCING ACTIVITIES
Proceeds from the issuance
 of stock                        31
Purchase and retirement of shares
Cash dividends                 (960)      (780)      (284)
Cost of issuance of stock                            (188)
Net cash used in financing
 activities                    (929)      (780)      (472)

NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS     (267)      (291)       232

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR              467        758        526

CASH AND CASH EQUIVALENTS AT
 END OF YEAR                 $  200     $  467     $  758