Form 10-K, Exhibit 13
period 1996-12-31
SOUTH ALABAMA BANCORPORATION INC /DE/
filed 1997-03-31
CIK 783739

Exhibit (13).1

Index
2  Consolidated Financial Highlights
3  Letter to Shareholders'
4  Directors and Officers
Financial Highlights
8  Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations
23 Selected Quarterly Financial Data
24 Selected Financial Data
26 Management's Report on
   Financial Statements and
   Independent Auditors' Report
Financial Statements
27 Consolidated Statements of
   Condition
28 Consolidated Statements of
   Income
29 Consolidated Statements of
   Changes in Shareholders' Equity
30 Consolidated Statements of Cash Flows
31 Notes to Consolidated Financial Statements

South Alabama Bancorporation, Inc. operates as a bank holding company headquartered in Mobile, Alabama. Its subsidiaries are The Bank of Mobile, First National Bank, Brewton and Monroe County Bank.

The annual meeting of shareholders will be held May 8, 1997, at 10:00 a.m. C.D.T., at The Bank of Mobile, 100 St. Joseph Street, Mobile, Alabama 36602.

The Annual Report to the Securities and Exchange Commission (Form 10-K) is available upon request to: South Alabama Bancorporation, 100 St. Joseph Street, Mobile, Alabama 36602, (334) 431-7800.

South Alabama's common stock is traded on NASDAQ under the symbol SABC. NASDAQ Market Makers are: The Robinson-Humphrey Co. Inc. and Sterne Agee & Leach, Inc.

Transfer Agent: Trust Department, The Bank of Mobile, Post Office Box 3067, Mobile, Alabama 36652, (334) 431-7835.

This Annual Report reflects the consolidated financial position and results of operations of the company, with all significant intercompany transactions eliminated.

GRAPH SHOWING EARNINGS PER SHARE AND DIVIDENDS PER SHARE BY YEAR

         EPS     DIVIDENDS
1992     .67     .14
1993     .79     .22
1994     .93     .26
1995    1.00     .32
1996    1.05     .40

Consolidated Financial Highlights

(Dollars in Thousands Except Per Share Amounts)

FOR THE YEAR ENDED DECEMBER 31,          1996       1995    Change
Net income                              $3,354     $3,007   +11.5%
Per common share                          1.05       1.00   + 5.0%
Cash dividends per share                   .40        .32   +25.0%

AT DECEMBER 31,                          1996       1995    Change
Total assets                          $350,077   $244,949   +42.9%
Total deposits                         295,287    210,092   +40.6%
Total loans                            189,160    144,147   +31.2%
Total investment securities            117,773     62,193   +89.4%
Shareholders' equity                    47,088     28,797   +63.5%
  Per common share                       11.14       9.59   +16.2%
Common shares outstanding (000's)        4,227      3,002

Dear Shareholder:

We are pleased to report another exciting and successful year of operation for South Alabama Bancorporation. We welcome the prestigious Monroe County Bank to our South Alabama family. This fine banking institution of long standing tradition further enhances the quality of our company.

South Alabama's earnings for 1996 were $3,354,000, 11.5 percent greater than 1995. Earnings per share were $1.05 compared to $1.00 in 1995.

As a result of the company's successful performance in 1995, we increased the quarterly dividend in early 1996 by 25 percent, from $.08 to $.10 per share.

Total assets at year-end 1996 were $350.1 million compared to $244.9 million on December 31, 1995. The Monroe County acquisition accounted for $97.8 million of this growth. Loans increased by approximately $45.0 million, a result of $21.0 million of internal growth and $24.0 million of Monroe County Bank loans. Deposits grew to $295.3 million in 1996 of which Monroe County added $80.3 million. Shareholders' equity at December 31, 1996 was $47.1 million. Tangible equity (shareholders' equity less goodwill) was 12.3 percent of total assets. The Monroe County transaction was accounted for as a purchase and resulted in the addition of $4.2 million of goodwill to total shareholders' equity.

We continue to stress asset quality. Our ratio of non-performing assets to loans and other real estate rose slightly during 1996 from 0.60 percent to
0.69 percent. The loan loss reserve as a percent of loans was 1.37 at the end of 1996 compared to 1.54 at the end of 1995. Net charge-offs for 1996 were approximately $420,000, or 0.27 percent of average loans.

Our strong capital provides South Alabama Bancorporation an opportunity for additional growth in the southern portion of Alabama. As we have previously mentioned to you, we will begin operations in Baldwin County later this year.

We are appreciative of your investment in our company and anticipate an exciting 1997.

Sincerely,

/s/ J. Stephen Nelson      /s/W. Bibb Lamar, Jr
J. Stephen Nelson          W. Bibb Lamar, Jr.
Chairman of the Board      President and Chief Executive Officer

South Alabama Bancorporation

Directors  John B. Barnett, Jr.
           Vice Chairman, Monroe County Bank

           John B. Barnett, III
           Executive Vice President,
           South Alabama Bancorporation, Inc., Chairman, Monroe County Bank and Partner, Barnett, Bugg & Lee, Attorneys

           Stephen G. Crawford
           Member, Hand Arendall, L.L.C., Attorneys

           Haniel F. Croft
           President and CEO, Monroe County Bank

           David C. De Laney
           President, First Small Business Investment Company of Alabama

           Lowell J. Friedman
           President, Creola Investment Corporation

           Broox G. Garrett, Jr.
           Partner, Thompson, Garrett & Hines, Attorneys

           W. Dwight Harrigan
           President, Scotch Lumber Company

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

           Thomas E. McMillan, Jr.
           President of General Partner, Smackco, Ltd.

           J. Richard Miller, III
           Managing Partner, Miller Investments

           J. Stephen Nelson
           Chairman, South Alabama Bancorporation, Inc. and Chairman and CEO, First National Bank, Brewton

           Earl H. Weaver
           Earl H. Weaver Management Services

Officers  J. Stephen Nelson
          Chairman of the Board

          W. Bibb Lamar, Jr.
          President and Chief Executive Officer

          John B. Barnett, III
          Executive Vice President

          W. Gaillard Bixler
          Executive Vice President and Chief Operating Officer

          F. Michael Johnson
          Chief Financial Officer and Secretary

         Mark E. McVay
         Auditor

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

          H. Harrell Galloway
          Executive Vice President and Trust Officer

          F. Michael Johnson
          Executive Vice President

          Bruce C. Finley, Jr.
          Senior Vice President and Senior Loan Officer

          Kay I. McKee
          Senior Vice President and Trust Officer

          Ray H. Miller, III
          Senior Vice President

          Melvin R. Coxwell
          Baldwin Count y Executive

          James G. Beck
          Vice President and Trust Officer

          L. Russell Brandau, Jr.
          Vice President

          Harry D. Henson
          Vice President

          Joy W. Lyons
          Vice President and Credit Administration Officer

          Robert S. Murray, Jr.
          Vice President

          Karen P. Sullivan
          Vice President and Branch Manager

          Pamela S. Watson
          Vice President

          Paul J. England
          Assistant Vice President and Branch Manager

          Lisa H. Owen
          Assistant Vice President

          Maria K. Papastefan
          Assistant Vice President and Branch Manager

          Carolyn T. Peterson
          Assistant Vice President

          Cathy S. Rayford
          Assistant Vice President and Branch Manager

          Alexia G. Beegle
          Real Estate Officer

          Donna L. Gatlin
          Operations Officer

          Helen W. Inge
          Assistant Cashier

          Deirdre M. Pearman
          Branch Officer

          Grace D. Phelps
          Assistant Trust Officer

          Marianne S. Taul
          Auditor

          Mark E. Thompson
          Accounting Officer

          Sandra J. Wilson
          Branch Officer

First National Bank, Brewton

Directors W. Gaillard Bixler
          Dan Britton
          John David Finlay, Jr.
          Broox G. Garrett, Jr.
          Billy Joe Griffin
          James P. Hayes, Jr.
          Jack W. Hines, Jr.
          Thomas E. McMillan, Jr.
          J. Richard Miller, III
          J. Stephen Nelson
          Earl H. Weaver

Directors Emeritus Bryars Byrd
                   John R. Miller, Jr.
                   Lee M. Otts
                   Clarence L. Turnipseed

Officers  J. Stephen Nelson
          Chairman and Chief Executive Officer

          W. Gaillard Bixler
          President and Chief Operating Officer

          Dan Britton
          Executive Vice President, Trust

          Raymond F. Lynn, Jr.
          Senior Vice President and Trust Officer

          James L. Stark
          Senior Vice President

          Mary M. Thompson
          Senior Vice President and Secretary to the Board

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

          Alexis A. Maloy
          Trust Officer

          Sandra B. Neeley
          Branch Manager

          Debbie C. Hardee
          Branch Manager

          Deborah W. Roberson
          Accounting Officer

          Ann H. Coale
          Credit Administration Officer

          Susan P. Reeves
          Administrative Officer

Monroe County Bank

Directors John B. Barnett, Jr.
          John B. Barnett, III
          Haniel F. Croft
          Sloan R. Fountain, Jr.
          Karl M. Lazenby
          Alice F. Lee
          Edwin C. Lee, Jr.
          John T. Lee, III
          Lloyd T. McCall, Jr.
          J. C. Niehuss
          R. A. Smith, Jr.
          Joe R. Whatley

Officers  John B. Barnett, III
          Chairman

          John B. Barnett, Jr.
          Vice Chairman

          Haniel F. Croft
          President and Chief Executive Officer

          Paul P. Redmond, Jr.
          Senior-Vice President and Cashier

          Samuel C. Jackson
          Vice President

          Elaine P. Brooks
          Vice President

          Dereck P. Dillow
          Vice President

          Harold W. Grimes, III
          Senior-Vice President

          Marzola T. McNiel
          Vice President

          Susan D. O'Brien
          Administrative Officer

At first glance a surveyor's tripod might seem an odd choice for our annual report cover. Actually, it's an appropriate symbol for South Alabama Bancorporation. With its three legs, the tripod is among the most stable of structures. Similarly, with the recent a cquisition of Monroe County Bank, South Alabama Bancorporation now has three supportive pillars to better serve Southern Alabama.

Our new addition represents a major milestone. It confirms the soundness of a growth philosophy that places utmost importance on quality bankin services for our customers. The Monroe County Bank has served the citizens of Monroeville and its environs for many years and will continue to provide Monroe County with quality banking for many more years under the South Alabama umbrella.

With the addition of our new banking partner, South Alabama Bancorporation continues to maintain its balance of profitability, growth and exceptional service. This is why stability, quality and strength will continue to guide our business plans.

PICTURED

W. Bibb Lamar, Jr.,
President and CEO, South Alabama Bancorporation, Inc. and
President and CEO, The Bank of Mobile

J. Stephen Nelson,
Chairman, South Alabama Bancorporation, Inc. and
Chairman and CEO, First National Bank, Brewton

John B. Barnett, III,
Executive Vice President, South Alabama Bancorporation, Inc. and
Chairman, Monroe County Bank


Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis focuses on information about South Alabama Bancorporation, Inc. (the "Company" or "South Alabama") and its subsidiaries, The Bank of Mobile (the "Mobile Bank"), First National Bank, Brewton (the "Brewton Bank") and The Monroe County Bank of Monroeville
(the "Monroeville Bank"), that is not otherwise apparent from the consolidated financial statements and related footnotes appearing later in this annual report. Reference should be made to those statements and the financial data presented elsewhere in this report for a complete understanding of the following discussion and analysis.

On September 30, 1993, South Alabama Bancorporation, Inc., a Brewton, Alabama, bank holding company, was merged into Mobile Nat ional Corporation, with the resulting company changing its name to South Alabama Bancorporation, Inc.
The merger between South Alabama Bancorporation, Inc., and Mobile National Corporation has been accounted for as a pooling-of-interests; accordingly, the pre-merger accounts of the former South Alabama Bancorporation, Inc., have been combined with those of Mobile National Corporation for the years 1992 and 1993.

On October 31, 1996, First Monco Bancshares, Inc., a Monroeville, Alabama, bank holding company, was merged into South Alabama. The merger between First Monco Bancshares, Inc. and South Alabama has been accounted for as a purchase (the "Monroeville purchase").

Summary

The Company recorded net income of $3.4 million in 1996, an increase of 11.5 percent from $3.0 million in 1995. Of the increase, $.2 million resulted from the Monroeville purchase and the remainder resulted primarily from higher net interest revenue. Non-interest expense increased 8.4 percent while non-interest revenue increased 15.4 percent. Both of these increases were caused primarily by the Monroeville purchase.

Financial Condition

Average Assets and Liabilities

Average assets in 1996 were $260.6 million, compared to $228.4 million in 1995, an increase of 14.1 percent, with approximately half of the growth being attributable to the Monroeville purchase. Average loan volume increased 11.8 percent for 1996 compared to 1995, following a 13.7 percent increase for 1995 compared to 1994. The loan growth in 1996 was funded primarily by an increase in deposits.

Average total deposits in 1996 were 14.0 percent higher than in 1995. Average interest bearing demand deposits increased 14.4 percent. Average non-interest bearing deposits increased 13.5 percent. Similar increases occurred in average time deposits and in average savings deposits. Approximately half of these increases resulted from the Monroeville purchase.

Short-term borrowings consist of federal funds purchased, overnight repurchase agreements and deposits into the treasury tax and loan account. Management has sought to reduce the volume of these funds relative to total assets. In 1996 average short-term borrowings were reduced to 1.6 percent of total average assets compared to 2.0 percent in 1995.

The Company's average equity as a percent of average total assets in 1996 was
12.4 percent, compared to 11.9 percent in 1995. Included in average equity in 1996 is approximately $.7 million recorded as goodwill related to the Monroeville purchase.

Distribution of Average Assets, Liabilities and Shareholders' Equity
(In Millions)                   1996     1995     1994     1993      1992
Average Assets
 Cash and non-interest
  bearing deposits            $ 12.0   $ 11.4   $ 11.6   $  11.5   $  11.2
 Interest bearing deposits        .3       .7      1.0       1.1       1.2
 Federal funds sold              8.2      8.6      6.6       8.5      10.9
 Investment securities          75.1     62.2     68.9      72.4      70.6
 Loans, net                    154.5    138.2    121.6     106.5      94.2
 Premises and equipment, net     5.7      3.7      3.5       3.6       3.4
 Other real estate owned, net     .1       .3       .4        .6       1.6
 Deferred tax asset               .8       .7       .7        .9
 Intangible assets                .7
 Other assets                    3.2      2.6      2.5       2.3       2.6
 Average Total Assets         $260.6   $228.4   $216.8    $207.4    $195.7

 Average Liabilities and Shareholders' Equity
 Non-interest bearing
  demand deposits             $ 39.6   $ 34.9   $ 31.6    $ 29.2    $ 27.4
 Interest bearing
  demand deposits               78.7     68.8     79.6      79.5      63.7
 Savings deposits               15.6     13.6     13.9      12.3      11.3
 Time deposits                  87.3     76.7     59.5      58.0      65.3
   Total deposits              221.2    194.0    184.6     179.0     167.7

 Short-term borrowings           4.2      4.6      4.7       3.6       6.5
 Other liabilities               2.8      2.6      1.9       1.7       1.2
 Shareholders' Equity           32.4     27.2     25.6      23.1      20.3

 Average Total Liabilities
  and Shareholders' Equity    $260.6   $228.4   $216.8    $207.4    $195.7

Loans

The largest and highest yielding category of interest earning assets at South Alabama is the loan portfolio. Since 1992, one of Management's primary objectives has been to increase loans. As a result, average net loans have increased by 64.0 percent since 1992 and totaled $186.4 million at year-end 1996. Growth has occurred in all categories of loans. The distribution of the various loan categories compared to total loans at year-end 1996 remained relatively unchanged from year-end 1995. Approximately 14.0 percent of the
31.0 percent total loan growth from year-end 1995 to year-end 1996 resulted from the Monroeville purchase and 17.0 percent resulted from internal loan growth.

It is Management's goal to continue to make loans with relatively short maturities or, in the case of loans with longer maturities, with floating rate arrangements when possible. Of the outstanding loans in the categories of commercial, financial and agricultural, real estate-construction and real estate-mortgage at December 31, 1996, $90.1 million or 55.8 percent mature within one year and are therefore available for interest rate changes, if needed, to adjust for asset/liability management purposes. Of the remaining loans in these categories maturing after one year, 28.0 percent are on a floating rate basis. Of the total loan portfolio outstanding at December
31, 1996, 66.2 percent is available for repricing, either because the loans mature within one year or are based on a variable rate arrangement.

PIE CHART
Distribution of Loans by Category
Commercial, financial and agricultural  32.9%
Real estate mortgage                    46.6%
Real estate construction                 5.9%
Installment                             14.6%

The Company makes available to its customers fixed rate, longer term loans, especially in the residential real estate-mortgage area. South Alabama is able to offer through third party arrangements certain loan products which do not require that the longer term loans be carried on the books of the Company but which allow the Company to gain the benefit of a larger variety of product offerings and generate fee income.

The table below shows the classifications of loans by major category at December 31, 1996, and at each of the previous four year-ends. The second table depicts maturities of selected loan categories and the interest rate structure for such loans maturing after one year.

Distribution of Loans by Category
(In Millions)                                   December 31,
                                  ----------------------------------------
                                  1996     1995     1994     1993     1992
Commercial, financial,
 and agricultural                $ 62.2   $ 47.2   $ 53.3   $ 44.3   $ 43.5
Real estate - construction         11.2      8.6      6.7      6.0      3.2
Real estate - mortgage             88.1     65.9     53.1     50.0     42.5
Installment                        27.7     22.4     20.7     18.2     11.9
Bankers acceptances                                                     3.0
   Total loans                   $189.2   $144.1   $133.8   $118.5   $104.1

Selected Loans by Type and Maturity
(In Millions)                        December 31, 1996
                                      Maturing
                               Within    After One But        After
                               One Year  Within Five Years    Five Years     Total
Commercial, financial, and
  agricultural                  $41.5         $16.3             $ 4.4        $ 62.2
Real estate - construction       11.0            .1                .1          11.2
Real estate - mortgage           37.6          44.2                6.3         88.1
                                $90.1         $60.6             $10.8        $161.5

Loans maturing after one year with:
  Fixed interest rates                        $44.2             $ 7.2
  Floating interest rates                      16.4               3.6
                                              $60.6             $10.8

The Company's rollover policy consists of an evaluation of maturing loans to determine whether such loans will be renewed (or rolled over) and, if so, at what amount, rate and maturity.

Investment Securities

Loan demand has been strong for several years and as a result the amount of funds allocated to the investment portfolio declined until 1996. The loan to deposit ratio of the Monroeville Bank at the time of the Monroeville purchase was 28.1 percent, compared to 76.9 percent at the Company. The Monroeville purchase significantly increased the size of the investment portfolio from 62.2 million at December 31, 1995 to 117.8 million at December 31, 1996. This increase in funds will allow the Company to continue the loan growth experienced in prior years.

The Company adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, as of January 1, 1994. SFAS No. 115 requires that securities be classified into one of three categories: held to maturity, available for sale, or trading. Securities classified as held to maturity will be stated at amortized cost. This classification means that the Company has the positive intent and ability to hold the securities until they mature. Securities classified as available for sale will be stated at fair value. Securities in this category are held for indefinite periods of time, and include securities that Management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital or other similar factors. The Company holds no trading securities.

The maturities and weighted average yields of securities held to maturity and securities available for sale at December 31, 1996, are presented in the following table using the average stated contractual maturities. The average stated contractual maturities may differ from the average expected life because borrowers may have the right to call or prepay obligations. Tax equivalent adjustments, using a 34 percent tax rate, have been made when calculating yields on tax-exempt obligations. For purposes of this table, securities available for sale are shown at amortized cost.

Maturity Distribution of Investment Securities
December 31, 1996
(Dollars in Thousands)                             After one but       After five but
                                 Within one year   within five years   within ten years  After ten years        Total
                                 Amount   Yield    Amount    Yield     Amount    Yield   Amount    Yield   Amount    Yield
Securities held to maturity
US Treasury securities           $ 5,046  6.68%    $ 4,012   7.05%                                         $  9,058  6.84%
US Government agencies               162  6.54         512   6.03      $ 2,500   6.19%   $ 1,001    7.16%     4,175  6.42
State and political
 subdivisions                         55  8.70         793   8.54        1,619   9.58        913    8.76      3,380  9.10
Other investments                                                          248   6.65                           248  6.65
Total securities
 held to maturity                  5,263  6.70       5,317   7.17        4,367   7.47      1,914    7.92     16,861  7.19

 Securities available for sale
US Treasury securities             1,002  5.50       6,102   6.37          988   6.98                         8,092  6.34
US Government agencies             5,046  5.37      17,074   6.26       15,433   6.40      4,148    6.55     41,701  6.23
State and political
 subdivisions                      2,545  5.27       5,990   5.66       11,107   7.60      8,559    8.65     28,201  7.30
Other investments                  1,805  5.90      10,227   6.15        2,964   5.57      7,516    6.15     22,512  6.05
Total securities
 available for sale               10,398  6.68      39,393   6.67       30,492   7.63     20,223    8.12    100,506  6.50
 Total investments               $15,661  5.87%    $44,710   6.28%     $34,859   6.86%   $22,137    7.34%  $117,367  6.60

Deposits and Short-Term Borrowings

Between 1994 and 1995 a notable shift from interest bearing demand deposits into time deposits occurred. During 1995 the Mobile Bank introduced two promotions aimed at attracting longer term, small denomination certificates of deposit in the retail area of the bank. The efforts were successful in that average time deposits increased by 28.9 percent, with approximately half of this growth resulting from the two promotions. A partial effect of the promotions was that existing customers were attracted to the certificates of deposit and a certain amount of funds flowed from the customers demand account into time deposits. Additionally, in 1995 the general perception of lower future interest rates caused some customers to seek fixed rate investments. As a result, average interest bearing demand deposits fell 13.6 percent in 1995 compared to 1994. Between 1995 and 1996 the Company experienced an increase of 14.0 percent in total average deposits, with about half of this average growth coming from the Monroeville purchase. The growth occurred in all categories and at approximately the same rate.

Average Deposits
(Dollars in Millions)                                  Average for the year
                                  1996                       1995                    1994
                          Average      Average       Average     Average      Average     Average
                          Amount        Rate         Amount       Rate        Amount       Rate
                        Outstanding     Paid      Outstanding     Paid     Outstanding     Paid
                        ----------------------    ----------------------   ----------------------
Non-interest bearing
 demand deposits          $ 39.6         N/A        $ 34.9        N/A        $ 31.6         N/A
Interest bearing
 demand deposits            78.7        3.40%         68.8       3.72%         79.6        3.01%
Savings deposits            15.6        3.04          13.6       3.14          13.9        2.83
Time deposits               87.3        5.47          76.7       5.47          59.5        3.85
  Total average deposits  $221.2                    $194.0                   $184.6

The following table reflects maturities of time deposits of $100 thousand or more at December 31, 1996. Deposits of $35.0 million in this category represented 11.9 percent of total deposits at year-end 1996, compared to 14.4 percent at year-end 1995. Management views these deposits as the most volatile of all deposit categories and does not pursue these deposits as aggressively as smaller denomination consumer deposits.

Maturities of Time Deposits of $100,000 or More

(In Millions)               At December 31, 1996
                        ---------------------------
                        Under                Over
                          3        3-12       12
                        Months     Months    Months    Total
                        $17.4      $12.0     $5.6      $35.0

Short-term borrowings include three items: 1) federal funds purchased,
2) securities sold under agreements to repurchase, which are overnight transactions with large corporate customers, commonly referred to as repos, and 3) other, representing borrowings from the Federal Home Loan Bank, from the Federal Reserve through its discount operations and U.S. Treasury tax and loan funds on deposit subject to a note payable to the U.S. Treasury Department. The Company purchased a small amount of federal funds during 1996. Average securities sold under agreements to repurchase in 1996 increased to $3.4 million compared to $2.7 million in 1995. Management has sought to control the volume of funds in this category within certain acceptable limits.

One of Management's asset/liability management goals is to maintain a net sold position (whereby federal funds sold exceeds short term borrowings). The Company has maintained this position, on average, for all years shown.

Short-Term Borrowings
(Dollars in Thousands)                 1996                             1995                             1994
                           ----------------------------     ----------------------------     ----------------------------
                                      Average  Weighted                Average  Weighted                Average  Weighted
                           Maximum    Balance  Average      Maximum    Balance  Average      Maximum    Balance  Average
                           Month-end  During   Interest     Month-end  During   Interest     Month-end  During   Interest
                           Balance    Year     Rate         Balance    Year     Rate         Balance    Year     Rate
Federal funds purchased    $2,000     $  142   4.86%        $4,600     $  766   3.06%        $4,550     $  213   3.87%
Securities sold under
 agreement to repurchase    5,858      3,422   4.44          3,599      2,682   4.24          6,818      3,335   2.99
Other                       1,836        664   6.67          2,980      1,185   6.47          2,542      1,123   4.14
Total short-term
 borrowings                           $4,228   4.80%                   $4,633   4.62%                   $4,671   3.30%

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

Liquidity

Liquidity represents the ability of a bank to meet loan commitments as well as deposit withdrawals. Liquidity is derived from both the asset side and the liability side of the balance sheet. On the asset side, liquidity is provided by marketable investment securities, maturing loans, federal funds sold and cash and cash equivalents. On the liability side, liquidity is provided by a stable base of core deposits. Additionally, the Company has available, if needed, federal funds lines of credit, Federal Home Loan Bank lines of credit and Federal Reserve discount window operations.

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

At December 31, 1996, the Company's three-month interest sensitivity gap position was .95 percent, and at twelve months the gap position, on a cumulative basis, was .94 percent, well within the range established by Management as acceptable. The Company's three month gap position indicates that, in a period of rising interest rates, each $1.00 of assets which reprice upward could be followed with slightly more than $1.00 in liabilities which could reprice upward within three months. Thus, under this scenario, net interest revenue might decrease slightly during the three-month period of rising rates. In a period of falling rates, the opposite effect would occur. While certain categories, such as some loans and certain certificates of deposit, are contractually tied to interest rate movements, most are subject only to competitive pressures. Management has a certain amount of flexibility when adjusting rates on these funds. Management is confident of and has demonstrated over the years its ability to adjust to interest rate changes in a manner that minimizes any significant adverse effect on the net interest margin.

Interest Sensitivity Analysis
(Dollars in Thousands)                                                           Non-Interest
                                        December 31, 1996                        Sensitive
                                      Interest Sensitive Within (Cumulative)     Within
                                      3 Months     3-12 Months     1-5 Years     5 Years       Total
EARNING ASSETS
Loans (1)                             $100,083     $125,294        $179,667      $ 9,493       $189,160
Unearned income                                                                     (130)          (130)
Less allowance for loan losses                                                    (2,600)        (2,600)
Net loans                              100,083      125,294         179,667        6,763        186,430
Investment securities                    5,322       17,866          64,127       53,646        117,773
Federal funds sold and
 resale agreements                       9,683        9,683           9,683                       9,683
Interest bearing deposits in other
 financial institutions                    100          100             100                         100

   Total earning assets               $115,188     $152,943        $253,577      $60,409       $313,986

INTEREST BEARING LIABILITIES
Non-Interest bearing deposits                                                    $58,196       $ 58,196
Interest bearing demand deposits (2)  $ 59,430     $ 59,430        $ 59,430       42,955        102,385
Savings deposits (2)                                                              22,823         22,823
Large denomination
 time deposits                          18,589       30,575          34,980                      34,980
Other time deposits                     37,704       67,604          76,903                      76,903
Short-term borrowings                    5,162        5,162           5,162                       5,162
  Total interest bearing liabilities  $120,885     $162,771        $176,475      $123,974      $300,449

Interest sensitivity gap              $(5,697)     $ (9,828)       $ 77,102

Earning assets/interest
 bearing liabilities                      .95           .94            1.44

Interest sensitivity gap/
 earning assets                          (.05)         (.06)            .30

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

Capital Resources

The merger between South Alabama Bancorporation and First Monco Bancshares in 1996 was accounted for as a purchase and the transaction resulted in the addition of $16.6 million in capital, of which $4.2 million is attributable to goodwill. The goodwill is being amortized over 25 years at approximately $168 thousand per year.

Tangible shareholders' equity (shareholders' equity less goodwill and unrealized gains and losses of available for sale securities) was $42.7 million at December 31, 1996, compared to $28.2 million at December 31, 1995, an increase of 51.1 percent. Approximately $12.4 million, or 85.9 percent, of this increase resulted from the Monroeville purchase. The Company's leverage ratio, defined as shareholders' equity divided by quarterly average assets, was 13.87 percent, well above peer group averages. The Federal Reserve and the FDIC require that bank holding companies and banks maintain certain minimum levels of capital as defined by risk-based capital guidelines. These guidelines consider risk factors associated with various components of assets, both on and off the statement of condition. Under these guidelines capital is measured in two tiers and these capital tiers are used in conjunction with "risk-based" assets in determining "risk-based" capital ratios. The Company's
Tier I capital, which is tangible shareholders' equity less certain adjustments, was $42.7 million at December 31, 1996. Total capital, which is Tier I plus the allowable portion of the allowance for loan losses, was $45.3 million at December 31, 1996. The ratios expressed as a percent of total risk-adjusted assets for Tier I and Tier II were 19.31 percent and 20.48 percent, respectively, at December 31, 1996. The Company exceeded the minimum risk-based capital guidelines at December 31, 1996, 1995, and 1994 (see Footnote 13 of Notes to Consolidated Financial Statements.)

Risk-Based Capital
(Dollars in Thousands)                             December 31,
                                           1996        1995       1994
Tier I capital -
 Tangible common shareholders' equity    $ 42,675   $ 28,239   $ 26,161
 Tier II capital -
  Allowable portion of the allowance
   for loan losses                          2,600      2,222      2,212
   Total capital (Tier I and Tier II)    $ 45,275   $ 30,461   $ 28,373

Risk-adjusted assets                     $221,035   $247,956   $207,140
Quarterly average assets                  307,602    239,467    220,024
Risk-based capital ratios:
   Tier I capital                           19.31%     11.39%     12.63%
   Total capital (Tier I and Tier II)       20.48%     12.28%     13.70%

Minimum risk-based capital guidelines:
   Tier I capital                            4.00%      4.00%     4.00%
   Total capital (Tier I and Tier II)        8.00%      8.00%     8.00%

Tier I leverage ratio                       13.87%     11.79%     11.89%

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

Net yield on interest earning assets is net interest revenue, on a tax equivalent basis, divided by total interest earning assets. This ratio is a measure of the Company's effectiveness in pricing interest earning assets and funding them with both interest bearing and non-interest bearing liabilities. The Company's net yield, on a tax equivalent basis, decreased to 5.09 percent in 1996 from 5.24 percent and 5.22 percent in 1995 and 1994, respectively. Interest rates in general began to rise in 1994 and interest earning assets repriced upward sooner in 1994 than interest bearing liabilities. This trend continued into the first quarter of 1995. As interest rates began to fall in mid-1995, the opposite effect occurred and the net yield began to close somewhat. The result for the year, however, aided by an increase in average loans of 13.4 percent, was an improvement in the net yield in 1995 of two basis points over 1994.

During 1996 the trend in interest rates continued generally slightly lower; however, the cost of time deposits remained unchanged from 1995. This was due to intensified competition in the markets served by the Company. The result was a 15 basis point decline in the net yield on interest earning assets in 1996 compared to 1995. Management expects increased pressures on rates, both for loans and for deposits, in 1997.

Net Interest Revenue
(Dollars in Thousands)
                                               1996                            1995                             1994
                                  ----------------------------     ----------------------------   -----------------------------
                                  Average              Interest    Average             Interest   Average              Interest
                                  Amount       Average Earned/     Amount      Average Earned/    Amount       Average Earned/
                                  Outstanding  Rate    Paid        Outstanding Rate    Paid       Outstanding  Rate    Paid
Interest Earning Assets
  Taxable securities               $ 57,664    6.64%   $ 3,829     $ 50,676    6.53%   $ 3,308     $ 57,283    6.33%   $ 3,628
  Non-taxable securities             17,444    5.25        916       11,486    6.01        690       11,619    6.36        739
  Total securities                   75,108    6.32      4,745       62,162    6.43      3,998       68,902    6.34      4,367
  Loans(1)                          156,606    9.34     14,632      140,431    9.67     13,579      123,839    8.53     10,567
  Federal funds sold                  8,155    5.33        435        8,615    5.54        477        6,607    4.10        271
  Deposits                              336    7.44         25          656    6.10         40          985    6.60         65
Total interest earning assets       240,205    8.26     19,837      211,864    8.54     18,094      200,333    7.62     15,270

Non-interest earning assets
  Cash and due from banks            11,997                          11,388                          11,615
  Premises and equipment, net         5,690                           3,758                           3,514
  Other real estate                     147                             252                             421
  Deferred tax asset                    777                             666                             726
  Other assets                        3,143                           2,628                           2,387
  Intangible assets                     694
  Allowance for loan losses          (2,103)                         (2,198)                         (2,223)
Total                              $260,550                        $228,358                        $216,773

Interest Bearing Liabilities
  Interest bearing demand and
  savings deposits                 $ 94,345    3.34      3,152     $ 82,391    3.63      2,987     $ 93,562    2.98      2,789
  Time deposits                      87,253    5.47      4,777       76,777    5.47      4,196       59,452    3.85      2,291
  Short-term borrowing                4,228    4.80        203        4,633    4.62        214        4,671    3.30        154
  Total interest bearing
   liabilities                      185,826    4.38      8,132      163,801    4.52      7,397      157,685    3.32      5,234

Non-interest bearing liabilities
  Demand deposits                    39,629                          34,855                          31,609
  Other                               2,732                           2,538                           1,877
                                     42,361                          37,393                          33,486
Shareholders' equity                 32,363                          27,164                          25,602

Total                              $260,550                        $228,358                        $216,773

  Net Interest Revenue                         3.88%   $11,705                 4.02%   $10,697                 4.30%   $10,036
  Net yield on interest
    earning assets                             4.87%                           5.05%                           5.01%
  Tax equivalent adjustment                    0.22%                           0.19%                            .21%

Net yield on interest
  earning assets (tax equivalent)              5.09%                           5.24%                           5.22%

  (1) Loans classified as non-accruing are included in the average volume classification. Loan fees for all years shown are included in the interest amounts for loans.

The following table reflects the changes in sources of taxable-equivalent interest income and expense between 1996 and 1995 and between 1995 and 1994. The variances resulting from changes in interest rates and the variances resulting from changes in volume are shown.

Analysis of Taxable-Equivalent Interest Increases (Decreases)
(Dollars in Thousands)         1996 Change From 1995                1995 Change From 1994
                                           Due to(1)                            Due to(1)
                               Amount    Volume  Rate               Amount    Volume  Rate
Interest Revenue:
  Taxable securities           $  521    $  457  $  64              $ (320)   $ (419) $   99
  Non-taxable securities          359       547   (188)                (77)      (14)    (63)
  Total securities                880     1,004   (124)               (397)     (433)     36
  Loans                         1,053     1,551   (498)              3,012     1,510   1,502
  Federal funds sold              (42)      (25)   (17)                206        98     108
  Deposits                        (15)      (20)     5                 (25)      (21)     (4)
  Total                         1,876     2,510   (634)              2,796     1,154   1,642

Interest Expense:
  Interest bearing demand
   and savings deposits           165       420   (255)                198     (376)     574
  Other time deposits             581       573      8               1,905      828    1,077
  Short-term borrowing            (11)      (19)     8                  60       (2)      62
  Total                           735       974   (239)              2,163      450    1,713

Net interest revenue           $1,141    $1,536  $(395)             $  633    $ 704   $  (71)

 (1)The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the change in each.

In 1995 taxable-equivalent net interest revenue increased by $633 thousand compared to 1994. This growth resulted from an increase in the volume of funds employed by the Company, primarily in loans. Average time deposits volume increased 29.1 percent in 1995 compared to 1994 and significant increases in average rates paid were incurred. However, this was offset by even higher positive variances in loan income.

Taxable-equivalent net interest revenue was $1.14 million higher in 1996 compared to 1995. The decrease due to lower rates was offset by increases in volume, primarily on loans and investments.

GRAPH SHOWING NET INTEREST MARGIN BY YEAR

1992  4.52%
1993  4.81%
1994  5.22%
1995  5.24%
1996  5.09%

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

Loan review procedures are in place to insure that potential problem loans are identified and include a continuous review of the portfolios at the affiliate banks by the Company's loan review department. Each quarter this review is quantified in a report to Management which uses it to determine whether an appropriate allowance is maintained. This report is then submitted to the Company's Board of Directors and to the appropriate Board committee quarterly. The amount of the allowance is affected by: (i) loan charge-offs, which decrease the allowance; (ii) recoveries on loans previously charged-off, which increase the allowance; and (iii) the provisions for loan losses charged to income, which increase the allowance. The table below sets forth certain information with respect to the Company's average loans, allowance for loan losses, charge-offs and recoveries for the five years ended December 31, 1996.

Summary of Loan Loss Experience
(Dollars in Thousands)                        Year Ended December 31,
                                       1996         1995         1994          1993         1992
Allowance for loan losses -
  Balance at beginning of year      $  2,222     $  2,212     $  2,250      $  2,230     $  2,009
  Balance acquired                       500

Charge-offs
  Commercial, financial and
   agricultural                          341           60          101           239           50
  Real estate - construction
  Real estate -mortgage                                              9            17           30
  Installment                            193           88           99           104          120
  Total charge-offs                      534          148          209           360          200

Recoveries
  Commercial, financial and
   agricultural                           28           31           59            66           42
  Real estate - construction
  Real estate -mortgage                    7           15           33             8            3
  Installment                             79           34           27            58           42
  Total recoveries                       114           80          119           132           87

Net charge-offs                          420           68           90           228          113

Addition to allowance charged to
  operating expense                      298           78           52           248          334

Allowance for loan losses-
  Balance at end of year            $  2,600     $  2,222     $  2,212      $  2,250     $  2,230
Loans at end of year                $189,160     $144,147     $133,821      $118,454     $104,102
Ratio of ending allowance
  to ending loans                       1.37%        1.54%        1.65%         1.90%        2.14%
Average loans, net of
  unearned income                   $156,606     $140,431     $123,839      $108,699     $ 96,348
Non-performing loans                $  1,288     $    552     $    564      $  1,483     $  1,069
Ratio of net charge-offs
  to average loans                       .27%         .05%         .07%          .21%         .12%
Ratio of ending allowance to total
  non-performing loans                201.86%      402.54%      392.20%       151.72%      208.61%

The addition to the allowance charged to operating expense increased from $78 thousand in 1995 to $298 thousand in 1996. The allowance at year-end 1996 was $2.6 million, compared to $2.2 million at year-end 1995. All of the increase resulted from the Monroeville purchase.

The allowance for loan losses at December 31, 1996, and December 31, 1995, as a percent of loans, was 1.37 percent and 1.54 percent, respectively. The allowance for loan losses represented 2.0 times non-performing loans at December 31, 1996, and 4.0 times non-performing loans at December 31, 1995. Management reviews the adequacy of the allowance for loan losses on a continuous basis by assessing the quality of the loan portfolio, including non-performing loans, and adjusting the allowance when appropriate. The allowance was considered adequate at December 31, 1996.

Total charge-offs increased from $148 thousand in 1995 to $534 thousand in 1996, while net charge-offs increased from $68 thousand to $420 thousand. All of the charge-offs in 1996 occurred in the commercial, financial and agricultural category and in the installment category. These loans were previously identified and fully reserved for prior to charge-off. Commercial, financial and agricultural loans represented 63.9 percent of total charge-offs while installment loans represented 36.1 percent. Recoveries in 1996 were $114 thousand, an increase from $80 thousand in 1995. Management will continue to vigorously pursue efforts in 1997 to collect previously charged-off loans.

Management currently anticipates that in 1997 total non-performing assets will decrease by approximately $350 thousand, resulting in an improvement in the ratio of ending allowance to total non-performing loans. Management further anticipates that net charge-offs for all loan categories except commercial, financial and agricultural, as a percent of average loans in these categories, will be approximately the same as in 1996. Management anticipates net charge-offs in the commercial, financial and agricultural category will be approximately $100 thousand lower than in 1996.

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

Summary of Non-Performing Assets
(Dollars in Thousands)                             December 31,
                                            1996        1995        1994
Accruing loans 90 days or more past due    $  190      $   62      $  4
Loans on non-accrual                        1,098         490       560
Renegotiated loans
Total non-performing loans                  1,288         552       564
Other real estate owned                        15         308       240
  Total non-performing assets              $1,303      $  860      $804

Loans 90 days or more past due
  as a percent of loans                     0.10%        0.04%       --

Total non-performing loans
  as a percent of loans                     0.68%        0.38%     0.42%

Total non-performing assets as a percent
  of loans and other real estate owned      0.69%        0.60%     0.60%

Total non-performing assets as a percent of loans and other real estate owned at year-end 1996 was 0.69 percent compared to 0.60 percent at year-end 1995. Although total non-performing loans increased by $736 thousand, other real estate owned decreased by $293 thousand.

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

Details of Non-Accrual Loans

The table below shows the impact of non-accrual loans on interest income the past three years. Not included in the table are loans totaling $2.2 million at December 31, 1996, as to which Management has reservations about the ability of the borrowers to comply with present repayment terms. These credits were considered in determining the adequacy of the allowance for possible loan losses and, while current, are regularly monitored for changes within a particular industry or general economic trends which could cause the borrowers severe financial difficulties.

Details of Non-Accrual Loans
(Thousands)                                1996      1995      1994
Principal balance at December 31,          $1,098     $490      $560

  Interest that would have been
    recorded under original terms
    for the years ended December 31,       $   71     $ 40      $ 50

  Interest actually recorded
    in the financial statements for
    the years ended December 31,           $   30     $  5      $  1

Non-Interest Revenue and Non-Interest Expense

Trust department revenue is an important component of non-interest revenue at the Company, accounting for 45.5 percent of that category in 1996. Trust department revenue of $1.2 million was an increase of 13.0 percent from 1995. The Company operates trust departments at two of its banks, with total assets of approximately $359 million.

Service charges on deposit accounts increased 10.7 percent in 1996, a result of an increase in the number of accounts, increases in certain charges, and the Monroeville purchase.

Other income charges and fees increased by $49 thousand in 1996 compared to 1995. The increase resulted primarily from an increase in fees earned on credit life insurance and to a smaller extent from the Monroeville purchase. Income in this category during 1995 was $41 thousand lower than in 1994, a result of decreased credit card fee income.

Non-Interest Revenue
(In Thousands)                            Year Ended December 31,
                                         1996      1995       1994
Non-Interest Revenue:
  Trust department revenue              $1,177    $1,042     $  912
  Service charges on deposit accounts      944       853        829
  Securities gains, net                    108        56        137
  Gain on sale of other real
    estate owned                            18
  Other income, charges and fees           342       293        334

  Total                                 $2,589    $2,244     $2,212

Personnel costs rose 11.8 percent in 1996 compared to 1995. The increase was a result of merit salary increases, a small increase in the number of employees and the Monroeville purchase. The 14.8 percent increase in occupancy resulted largely from the move into the new main office of the Mobile Bank in the spring of 1996. Other operating expenses increased only 2.5 percent, principally a result of a significant decrease in the assessment for FDIC insurance. Management is currently intensifying efforts to improve the efficiency ratio, calculated as non-interest expense divided by net interest revenue (tax adjusted) plus non-interest revenue. The goodwill associated with the Monroeville purchase is being amortized over 25 years at approximately
$14 thousand per month.

Non-Interest Expense
(In Thousands)                             Year Ended December 31,
                                         1996       1995       1994
Non-Interest Expense:
  Salaries                              $4,043     $3,582     $3,263
  Pension and other employee benefits      997        927        862
  Furniture and equipment expenses         825        826        722
  Net occupancy expenses                   684        596        534
  Intangible amortization                   28
  Other operating expense                2,579      2,515      2,796

  Total                                 $9,156     $8,446     $8,177

GRAPH SHOWING EFFICIENCY RATIO BY YEAR

1992  70.31%
1993  63.81%
1994  65.18%
1995  63.55%
1996  62.26%

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

Income tax expense was $1.5 million in 1996, compared to $1.4 million and $1.2 million in 1995 and 1994, respectively.

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

Forward Looking Statements

This Annual Report contains certain forward looking information with respect to the financial condition, results of operations and business of the Company, including the Notes to Consolidated Financial Statements and statements contained in the discussion above with respect to security maturities, loan maturities, loan growth, expectations for and the impact of interest rate changes, improvement in the level of non-performing assets, the adequacy of the loan loss reserve, expected loan losses, the ability to improve the efficiency ratio, and the impact of inflation. The Company cautions readers that forward looking statements, including without limitation those noted above, are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Factors that may cause actual results to differ materially from those contemplated include, among others, the stability of interest rates, the rate of growth of the economy in the Company's market area, the success of the Company's marketing efforts, the ability to expand into new segments of the market area, competition, changes in technology, the strength of the consumer and commercial credit sectors, levels of consumer confidence, the impact of regulation applicable to the Company and the performance of stock and bond markets.

Selected Quarterly Financial Data (Unaudited)
(Dollars in Thousands Except Per Share Amounts)
                                                   1996
                              ----------------------------------------------
                              First     Second     Third     Fourth     Total
Interest revenue              $4,630    $4,617     $4,791    $5,799     $19,837
Interest expense               1,947     1,863      1,953     2,369       8,132

Net interest revenue           2,683     2,754      2,838     3,430      11,705

Provision for loan losses        101        30         36       131         298
Non-interest revenue             670       604        583       732       2,589
Non-interest expense           2,155     2,188      2,209     2,604       9,156
Income before income taxes     1,097     1,140      1,176     1,427       4,840

Income tax expense               343       355        354       434       1,486

Net income                    $  754    $  785     $  822    $  993     $ 3,354

Net income per share          $  .25    $  .26     $  .27    $  .27     $  1.05

(Dollars in Thousands Except Per Share Amounts)
                                                   1995
                              First     Second     Third     Fourth     Total
Interest revenue              $4,221    $4,500     $4,633    $4,740     $18,094
Interest expense               1,601     1,850      1,962     1,984       7,397

Net interest revenue           2,620     2,650      2,671     2,756      10,697

Provision for loan losses                    3         4         71          78
Non-interest revenue             513       575       537        619       2,244
Non-interest expense           2,081     2,129     2,068      2,168       8,446
Income before income taxes     1,052     1,093     1,136      1,136       4,417

Income tax expense               334       333       366        377       1,410

Net income                    $  718    $  760     $ 770     $  759     $ 3,007

Net income per share          $  .24    $  .25       .26     $  .25     $  1.00

Selected Financial Data
(Dollars in Thousands Except Per Share Amounts)
                                            1996         1995         1994         1993         1992

RESULTS OF OPERATIONS:
Interest revenue                         $ 19,837     $ 18,094     $ 15,270     $ 13,520     $ 13,459
Interest expense                            8,132        7,397        5,234        4,801        5,751
Net interest revenue                       11,705       10,697       10,036        8,719        7,708
Provision for loan losses                     298           78           52          248          334
Non-interest revenue                        2,589        2,244        2,212        2,322        2,403
Non-interest expense                        9,156        8,446        8,177        7,149        7,062
Income before income taxes,
  extraordinary item and
  cumulative effect of change
  in accounting for income taxes            4,840        4,417        4,019        3,644        2,715
Income taxes                                1,486        1,410        1,237        1,263          773
Net income before extraordinary item
  and cumulative effect of change in
  accounting for income taxes               3,354        3,007        2,782        2,381        1,942
Extraordinary item                                                                                273
Cumulative effect of change in
   accounting for income taxes                                                     1,010           57
Net income                               $  3,354     $  3,007     $  2,782     $  3,391     $  2,272

Earnings per share:
  Before extraordinary item and
    cumulative effect of change in
    accounting for income taxes          $   1.05     $   1.00     $    .93     $    .79     $    .67
Extraordinary item                                                                                .09
Cumulative effect of change in
  accounting for income taxes                                                        .34          .02
Net income                               $   1.05     $   1.00     $    .93     $   1.13     $    .78

Average number of shares
  outstanding (000's)                       3,209        2,999        2,999        2,999        2,902

YEAR-END STATEMENT OF CONDITION:
Total assets                             $350,077     $244,949     $218,506     $218,704     $212,979
Loans                                     189,160      144,147      133,821      118,454      104,102
Deposits                                  295,287      210,092      185,842      187,392      184,298
Shareholders' equity                       47,088       28,797       26,104       24,158       21,033

AVERAGE BALANCES:
Total assets                             $260,550     $228,358     $216,773     $207,397     $195,716
Average earning assets                    240,205      211,864      200,333      190,716      179,053
Loans                                     156,606      140,431      123,839      108,699       96,348
Deposits                                  221,227      194,023      184,623      178,925      167,619
Shareholders' equity                       32,363       27,164       25,602       23,101       20,337

PERFORMANCE RATIOS:
Net income to:
  Average total assets                       1.29%        1.32%        1.28%        1.64%        1.16%
  Average shareholders' equity              10.36%       11.07%       10.87%       14.68%       11.17%

Average shareholders' equity to
  average total assets                      12.42%       11.90%       11.81%       11.14%       10.39%
Dividend payout ratio                       38.10%       32.00%       27.96%       19.47%       17.95%

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

At December 31, 1996, the Company had approximately 1,335 shareholders, of record or through registered clearing agents.

                  Market Prices Per Share      Cash Dividends Declared
                           Bid                       Per Share
                  High              Low
1996
1st Quarter       14 1/2            13                 .10
2nd Quarter       14 1/2            13 1/4             .10
3rd Quarter       14 1/2            13                 .10
4th Quarter       14 1/4            12 1/2             .10

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


   /s/J. Steve Nelson        /s/W. Bibb Lamar, Jr.
     Chairman                President and CEO

                            /s/ F. Michael Johnson
                            Chief Financial Officer

INDEPENDENT AUDITORS' REPORT

To South Alabama Bancorporation, Inc. and Subsidiaries:

We have audited the accompanying consolidated statements of condition of South Alabama Bancorporation, Inc. (an Alabama Corporation) and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of South Alabama Bancorporation, Inc., as of December 31, 1994 were audited by other auditors, whose report dated January 27, 1995, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of South Alabama Bancorporation, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP
    Birmingham, Alabama
    January 24, 1997, except for Note 17,
    as to which the date is March 25, 1997

Consolidated Statements of Condition
As of December 31, 1996 and 1995
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)

                                                 December 31,
                                                1996            1995
ASSETS:
Cash and due from banks                        $ 20,230        $ 15,604
Federal funds sold                                9,683          16,800
Total cash and cash equivalents                  29,913          32,404
Interest-bearing bank balances                      100             652
Investment securities available for sale,
 including net unrealized gains
 of $406 in 1996 and $898 in 1995               100,912          40,752
Investment securities held to maturity
 (market value: 1996-$17,015, 1995-$21,664)      16,861          21,441

Loans                                           189,160         144,147
Less: Unearned income                              (130)           (122)
      Allowance for loan losses                  (2,600)         (2,222)
      Loans, net                                186,430         141,803

Premises and equipment, net                       7,151           4,585
Other real estate owned                              15             308
Accrued income receivable                         3,453           2,377
Deferred tax asset                                   70             462
Intangible assets                                 4,160
Other assets                                      1,012             165
    Total                                      $350,077        $244,949

LIABILITIES:
Deposits
 Interest bearing                              $237,091        $168,006
 Non-interest bearing                            58,196          42,086
 Total deposits                                 295,287         210,092

Short-term borrowings                             5,162           4,050
Other liabilities                                 2,540           2,010
    Total liabilities                           302,989         216,152

SHAREHOLDERS' EQUITY:
Preferred stock - no par value
 Shares authorized - 500
 Shares outstanding - none
Common stock - $.01 par value
  Shares authorized - 5,500
  Shares outstanding - 4,227 in 1996 and
                       3,002 in 1995                 42              30
Capital surplus                                  33,092          16,538
Net unrealized gain on securities
 available for sale, net of taxes of
 $154 in 1996 and $339 in 1995                      253             558
Retained earnings                                13,701          11,671
  Total shareholders' equity                     47,088          28,797
    Total                                      $350,077        $244,949

Consolidated Statements of Income
For the Years Ended December 31, 1996, 1995 and 1994
South Alabama Bancorporation, Inc. and Subsidiaries
(In Thousands, Except Earnings Per Share)
                                                 Year Ended December 31,
                                              1996        1995         1994
INTEREST REVENUE:
  Interest and fees on loans                $14,632     $13,579      $10,567
  Federal funds sold                            435         477          271
  Interest-bearing bank balances                 25          40           65
  Investment securities - taxable             3,829       3,308        3,628
  Investment securities - non-taxable           916         690          739

  Total interest revenue                     19,837      18,094       15,270

INTEREST EXPENSE
  Deposits                                    7,929       7,183        5,080
  Short-term borrowings                         203         214          154

  Total interest expense                      8,132       7,397        5,234

  Net interest revenue                       11,705      10,697       10,036
Provision for loan losses                       298          78           52
Net interest revenue after provision
 for loan losses                             11,407      10,619        9,984

NON-INTEREST REVENUE:
  Trust department income                     1,177       1,042          912
  Service charges on deposit accounts           944         853          829
  Securities gains, net                         108          56          137
  Gain on sale of other real estate owned        18
  Other income,charges and fees                 342         293          334

  Total non-interest revenue                  2,589       2,244        2,212

NON-INTEREST EXPENSE:
  Salaries                                    4,043       3,582        3,263
  Pensions and other employee benefits          997         927          862
  Furniture and equipment expense               825         826          722
  Net occupancy expense                         684         596          534
  Intangible amortization                        28
  Other expense                               2,579       2,515        2,796

  Total non-interest expense                  9,156       8,446        8,177

  Income before income taxes                  4,840       4,417        4,019
  Income tax expense                          1,486       1,410        1,237

  NET INCOME                                $ 3,354     $ 3,007      $ 2,782

  Earnings per share                        $  1.05     $  1.00      $   .93

  Average shares outstanding                  3,209       2,999        2,999

Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31, 1996, 1995 and 1994
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)
                                                                   Net
                                                                   Unrealized
                                      Common Stock                 Gain (Loss) On
                                                                   Securities
                                      Shares             Capital   Available        Retained
                                      Issued    Amount   Surplus   For Sale         Earnings    Total
Balance, December 31, 1993            2,999     $30      $16,507                    $7,621      $24,158

Dividends paid ($.26 per share)                                                       (779)        (779)
Impact at January 1, 1994 of
 adoption of Statement of Financial
 Accounting Standards No. 115,
 net of taxes of $711                                              $1,088                         1,088
Net change in unrealized gain (loss)
 on securities available
 for sale, net of taxes of $681                                    (1,145)                       (1,145)

Net income                                                                           2,782        2,782

Balance, December 31, 1994            2,999      30       16,507      (57)           9,624       26,104

Dividends paid($.32 per share)                                                        (960)        (960)
Net change in unrealized gain (loss)
 on securities, due to the
 reclassification of securities from
 held to maturity to available for
 sale, net of taxes of $59                                            101                           101
Net change in unrealized gain(loss)
 on securities available for sale,
 net of taxes of $362                                                 514                           514

Common stock issued                       3                   31                                     31

Net income                                                                           3,007        3,007

Balance, December 31, 1995            3,002      30       16,538      558           11,671       28,797

Dividends paid($.40 per share)                                                      (1,324)      (1,324)
Net change in unrealized gain (loss)
 on securities available for sale,
 net of taxes of $185                                                (305)                         (305)

Common stock issued in business
  combination                         1,225      12       16,554                                 16,566

Net income                                                                           3,354        3,354

Balance, December 31, 1996            4,227     $42      $33,092   $  253          $13,701      $47,088


Consolidated Statements of Cash Flows
For the Years Ended December 31, 1996, 1995 and 1994
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars in Thousands)
                                                           Year Ended December 31,
                                                      1996           1995         1994
OPERATING ACTIVITIES:
  Net income                                       $  3,354     $  3,007     $  2,782
  Adjustments to reconcile net income to net cash
      provided by operating activities
    Depreciation and amortization                       948          821          613
    Provisions for losses on loans                      298           78           52
    Gain on sale of other real estate                   (18)
    Securities (gains) and losses, net                 (108)         (56)        (137)
    Deferred income tax provision (benefit)              11          (71)           8
    (Increase) decrease in:
       Accrued income receivable                        (99)        (138)        (475)
       Other assets                                    (391)          86          192
    (Decrease) increase in other liabilities           (273)         435          (82)

Net cash provided by operating activities             3,722        4,162        2,953

INVESTING ACTIVITIES:
  Net decrease in interest-bearing bank balances        552            8          609
  Net increase in loans                             (23,379)     (10,421)     (15,536)
  Purchase of premises and equipment                 (1,383)      (1,773)        (665)
  Proceeds from sale of other real estate               311                       213
  Proceeds from maturities of securities held
   to maturity                                        5,461        6,926       11,554
  Proceeds from maturities of securities
   available for sale                                 9,484        3,658        8,199
  Proceeds from sales of securities available
   for sale                                           9,713        1,943       13,481
   Purchases of securities held to maturity            (995)      (5,294)     (25,228)
   Purchases of securities available for sale       (21,438)      (5,490)      (2,334)
   Net cash acquired from business combination        9,001

Net cash used in investing activities               (12,673)     (10,443)      (9,707)

FINANCING ACTIVITIES:
   Net increase (decrease) in deposits                6,672       24,250       (1,550)
   Net increase (decrease) in short-term borrowings   1,112         (935)        (512)
   Dividends paid                                    (1,324)        (960)        (779)
   Proceeds from issuance of stock                                    31

Net cash provided by (used in) financing activities   6,460       22,386       (2,841)

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                               (2,491)      16,105       (9,595)

  CASH AND CASH EQUIVALENTS AT
    BEGINNING OF YEAR                                32,404       16,299       25,894

CASH AND CASH EQUIVALENTS AT
  END OF YEAR                                       $29,913      $32,404      $16,299

Notes to Consolidated Financial Statements
For the Years Ended December 31, 1996, 1995 and 1994
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)

Note 1. Summary of Significant Accounting Policies
        PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of South Alabama Bancorporation, Inc. (the "Company") and its wholly-owned subsidiaries, The Bank of Mobile (the "Mobile Bank"), First National Bank, Brewton (the "Brewton Bank") and Monroe County Bank (the "Monroeville Bank") (collectively the "Banks"). All significant intercompany accounts and transactions are eliminated. The Banks are engaged in the business of obtaining funds, primarily in the form of deposits, and investing such funds in commercial and real estate loans and investment securities in Mobile, Brewton, Monroeville and the surrounding area. The Banks also offer a range of other commercial bank services including trust and investment products.

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

        A substantial portion of the Company's loans are secured by real estate in Mobile, Baldwin, Monroe and Escambia Counties of Alabama. In addition, the real estate owned by the Company is located in this same area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of real estate owned are susceptible to changes in market conditions in this area.

        Management believes that the allowances for losses on loans and real estate owned are adequate. While Management uses available information to recognize losses on loans and real estate owned, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans and real estate owned. Such agencies may require the Company to recognize additions to the allowances based on their judgment about information available to them at the time of their examination.

        CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Federal funds are generally purchased and sold for one day periods.

        Supplemental disclosures of cash flow information and non-cash transactions related to cash flows for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                               1996        1995        1994
        Cash Paid For:
          Interest                          $  8,191    $  6,946    $  5,073
          Income taxes                         1,819       1,475         998

        Non-cash transactions
          Reclassification of securities
           from held to maturity to
           available for sale                             20,263
        Details of acquisition:
          Fair value of tangible assets
           acquired                           96,593
          Liabilities assumed                (80,027)
          Stock issued                       (16,566)
            Cash paid                              0
          Less cash acquired                  (9,001)
          Net cash acquired                 $ (9,001)

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

        Investment securities not classified as available for sale or trading are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Premiums and discounts are amortized and accreted to operations using the level yield method, adjusted for prepayments as applicable. Management has the intent and the Company has the ability to hold these assets as long-term investments until their maturities. Under certain circumstances (including the significant deterioration of the issuer's credit worthiness or a significant change in tax-exempt status or statutory or regulatory requirements), securities classified as held to maturity may be sold or transferred to another portfolio.

        On December 1, 1995, the Company changed classifications for certain investment securities from securities held to maturity to securities available for sale, as permitted by the FASB report entitled "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities."

        ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is maintained at a level considered by Management to be sufficient to absorb losses inherent in the loan portfolio. Management"s determination of the adequacy of the allowance and the amount of the provision charged to expense is based on periodic reviews of the portfolio, past loan loss experience, current and expected economic conditions and such other factors which, in Management's judgement, deserve current recognition in estimating loan losses. This determination also considers the balance of impaired loans (which are generally considered to be nonperforming loans, excluding residential mortgages and other homogeneous loans). Specific allowances for impaired loans are based on comparisons of the recorded carrying values of the loans to the present value of these loans estimated cash flows at each loan's effective interest rate, the fair value of the collateral, or the loans observable market price. Recovery of the carrying value of loans is dependent to a great extent on economic, operating and other conditions that may be beyond the Company's control.

        PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation and amortization. The provision for depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets or terms of the leases as applicable.

        OTHER REAL ESTATE OWNED - Other real estate owned is carried at the lower of recorded investment or fair value less costs to dispose. Any excess of the recorded investment over fair value, less cost to dispose, is charged to the allowance for loan losses at the time of foreclosure. A provision is charged to earnings and a related valuation account for subsequent losses on other real estate owned is established when, in the opinion of Management, such losses have occurred. The ability of the Company to recover the carrying value of real estate is based upon future sales of the real estate. The ability to effect such sales is subject to market conditions and other factors, all of which are beyond the Company's control. The recognition of sales and sales gains is dependent upon whether the nature and term of the sales and upon the future involvement of the Company, if any, meet certain defined requirements. If not met, sale and gain recognition would be deferred.

        INTEREST INCOME - Interest on loans is recorded generally over the term of the loan based on the unpaid principal balance. Accrual of interest is discontinued when, in Management's opinion, collectibility of interest and principal becomes doubtful. Upon such discontinuance, all unpaid accrued interest is reversed.

        INCOME TAXES - The Company files a consolidated federal income tax return. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        INTANGIBLE ASSETS - Intangible assets, primarily goodwill, are amortized on the straight-line basis over 25 years. The Company continually evaluates whether events and circumstances have occurred that indicate that such assets have been impaired. Measurement of any impairment of such assets is based on those assets' fair value, with the resulting charge recorded as a loss. There were no significant impairment losses recorded in 1996.

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

        OTHER - In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted.
        The Company will adopt the provisions of the Standard on January 1, 1997. Based on the Company's current operating activities, Management does not believe that the adoption of this statement will have a material impact on the Company's financial condition or results of operations.

        Certain reclassifications of 1995 and 1994 balances have been made to conform with classifications used in 1996.

Note 2. Merger

        On October 31, 1996, the Company acquired First Monco Bancshares, Inc. ("FMB") and its wholly-owned subsidiary, the Monroe County Bank (the "Monroeville Bank"). This transaction was accounted for under the purchase method of accounting and, accordingly, the 1996 consolidated statement of income includes the Monroeville Bank's results of operations subsequent to that date.

        The Company issued approximately 1.2 million shares of its common stock for all the outstanding common shares of FMB. The purchase price of the outstanding common shares of FMB totaled approximately $16.6 million, which exceeded the fair value of the net tangible assets acquired by approximately $4.2 million.

        Assuming the acquisition of FMB had been consummated at January 1, 1995, the consolidated results of operations on a pro forma basis for the years ended December 31, 1996 and 1995, would have been as follows:

                                       1996           1995
             Net Interest Income     $14,527        $13,931

             Net Income                4,296          4,215

             Earnings Per Share      $  1.02        $  1.00

Note 3. Restrictions on Cash and Due From Bank Accounts
        The Banks are required to maintain average reserve balances with the Federal Reserve Bank. The average of those reserve balances for the years ended December 31, 1996 and 1995 was approximately $2,229 and $1,160, respectively.

Note 4. The following summary sets forth the carrying values and the corresponding market values of investment securities available for sale at December 31, 1996 and 1995:

                                                     Gross       Gross        Estimated
                                         Amortized   Unrealized  Unrealized   Market
                                         Cost        Gains       Losses       Value
1996:
U.S. Treasury securities                $  8,092    $   79                   $  8,171
Obligations of U.S. Government agencies    41,701        67      $324           41,444
Obligations of states and political
 subdivisions                              28,201       648       103           28,746
Other investments                          22,512        40         1           22,551
Total                                    $100,506    $  834      $428         $100,912

1995:
U.S. Treasury securities                 $  7,616    $  200                   $  7,816
Obligations of U.S. Government agencies    14,738       106      $ 99           14,745
Obligations of states and political
 subdivisions                              11,789       643        25           12,407
Other investments                           5,711        73                      5,784
Total                                    $ 39,854    $1,022      $124         $ 40,752

The following summary sets forth the carrying values and the corresponding market values of investment securities held to maturity at December 31, 1996 and 1995:

                                                     Gross       Gross        Estimated
                                         Carrying    Unrealized  Unrealized   Market
                                         Value       Gains       Losses       Value
1996:
U.S. Treasury securities                 $ 9,058     $ 94                     $ 9,152
Obligations of U.S. Government agencies    4,175        3        $24            4,154
Obligations of states and political
 subdivisions                              3,380       84          3            3,461
Other investments                            248                                  248
Total                                    $16,861     $181        $27          $17,015

1995:U.S. Treasury securities           $11,168     $252                     $11,420
Obligations of U.S. Government agencies    6,108       21        $27            6,102
Obligations of states and political
 subdivisions                              3,917       42         65            3,894
Other investments                            248                                  248
Total                                    $21,441     $315        $92          $21,664

Securities with a carrying value of approximately $53,684 and $36,321 at December 31, 1996 and 1995, respectively, were pledged to secure deposits of public funds and trust deposits. Additionally, investment securities with a carrying value of approximately $4,460 and $3,598 at December 31, 1996 and 1995, respectively, were pledged to secure repurchase agreements.

Proceeds from the sales of securities available for sale were $9,700 in 1996 and $1,943 in 1995. Gross realized gains on sale of these securities were $165 in 1996 and $56 in 1995, and gross realized losses were $57 in 1996 and $0 in 1995.

Maturities of investment securities as of December 31, 1996, are as follows:

                                Available for Sale          Held to Maturity
                              ----------------------      ----------------------
                              Amortized       Market      Amortized       Market
                                Cost          Value         Cost          Value
Due in 1 year or less         $ 10,398        $ 10,418    $ 5,263         $ 5,285
Due in 1 to 5 years             39,393          39,498      5,317           5,391
Due from 5 years to 10 years    30,492          30,604      4,367           4,421
Due in over 10 years            20,223          20,392      1,914           1,918

Total                         $100,506        $100,912    $16,861         $17,015

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

Note 5.  Loans

A summary of loans follows:
                                                      December 31,
                                                    1996        1995
Commercial, financial and agricultural            $ 62,152      $ 47,195
Real estate - construction                          11,196         8,591
Real estate - mortgage                              88,107        65,911
Consumer, installment and single pay                27,705        22,450

      Total                                       $189,160      $144,147

In the normal course of business, the Banks make loans to directors, executive officers, significant shareholders and their affiliates (related parties). Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and in Management's opinion, do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was $10,700 at December 31, 1996, and $8,762 at December 31, 1995. During 1996, $12,455 of new loans and advances were made, $1,428 was acquired, and principal repayments totaled $11,945. Outstanding commitments to extend credit to related parties totaled $7,627 at December 31, 1996.

At December 31, 1996 and 1995, non-accrual loans totaled $1,098 and $490, respectively. The amount of interest income that would have been recorded during 1996 and 1995, if these non-accrual loans had been current in accordance with their original terms, was $71 and $40, respectively. The amount of interest income actually recognized on these loans during 1996 and 1995 was $30 and $5, respectively.

At December 31, 1996 and 1995, the recorded investment in loans that are considered to be impaired under SFAS 114 was $1,098 and $490, respectively (all of which were carried on a non-accrual basis). Included in this amount is $1,170 in 1996 and $461 in 1995 of impaired loans for which the related allowance for loan losses is $415 in 1996 and $271 in 1995. The amount of impaired loans that do not have an allowance for loan losses was $28 in 1996 and $29 in 1995. The average recorded investment in impaired loans during the years ended December 31, 1996 and 1995, was approximately $859 and $544, respectively. For the years ended December 31, 1996 and 1995, the amount of interest income recognized on impaired loans was immaterial.

Note 6.  Allowance for Loan Losses

The allowance for loan losses is summarized as follows:

                                       Year Ended December 31,
                                     1996       1995       1994
Balance at the beginning of year    $2,222     $2,212     $2,250
  Balance acquired                     500
  Provision charged to operating
   expense                             298         78         52
  Losses charged off                  (534)      (148)      (209)
  Recoveries                           114         80        119

Balance at the end of the year      $2,600     $2,222     $2,212

Activity in the allowance for losses on other real estate owned was not significant in 1995, 1994 and 1993.

Note 7.    Premises and Equipment

Premises and equipment are summarized as follows:

                                                  December 31,
                                                 1996      1995
Land and land improvements                     $ 1,659    $1,320
Bank buildings and improvements                  3,848     2,022
Furniture, fixtures and equipment                5,403     4,397
Leasehold improvements                           2,133     1,289

   Total                                        13,043     9,028

Less accumulated depreciation and amortization   5,892     4,443

  Premises and equipment - net                  $7,151    $4,585

The provision for depreciation and amortization charged to operating expense in 1996, 1995 and 1994 amounted to $704, $700 and $613, respectively.

Note 8.  Deposits

The following summary presents the detail of interest bearing deposits:
                                                  December 31,
                                                1996       1995
Interest bearing checking accounts            $ 54,315   $ 32,658
Savings accounts                                22,823     12,699
Money market savings accounts                   48,070     40,965
Time deposits ($100 thousand or more)           34,980     30,184
Other time deposits                             76,903     51,500

 Total                                         $237,091   $168,006

The following summary details interest expense on deposits:

                                             Year Ended December 31,
                                           1996       1995       1994
Interest bearing checking accounts        $  892     $  897     $  891
Savings accounts                             475        427        395
Money market savings accounts              1,785      1,663      1,503
Time deposits ($100 thousand or more)      1,448      1,476        923
Other time deposits                        3,329      2,720      1,368
Total                                     $7,929     $7,183     $5,080

At December 31, 1996, related parties had deposits with the Banks consisting of time deposits ($100 thousand or more) of $547; other time deposits of $947; demand deposits of $14,078 and savings deposits of $211. At December 31, 1995, related parties had deposits with the Banks consisting of time deposits ($100 thousand or more) of $367; other time deposits of $825; demand deposits of $14,273 and savings deposits of $484.


Note 9.  Short-Term Borrowings

Following is a summary of short-term borrowings:
                                                       December 31,
                                                     1996       1995
Securities sold under agreement to repurchase       $4,460     $3,599
Other short-term borrowings                            702        451

Total                                               $5,162     $4,050

Weighted average interest rate at year-end            4.59%      4.13%

Weighted average interest rate on
  amounts outstanding during the year
  (based on average of daily balances)                4.80%      4.62%

Information concerning securities sold under agreement to repurchase is summarized as follows:
                                                     1996       1995
Average balance during the year                     $3,422     $2,682
Average interest rate during the year                 4.40%      4.24%
Maximum month-end balances during the year          $5,858     $3,599

Federal funds purchased and securities sold under agreements to repurchase generally represented overnight borrowing transactions. Other short-term borrowings consist of demand notes owed to the U.S. Treasury.

At December 31, 1996 and 1995, securities sold under agreements to repurchase had average interest rates of 4.50% and 4.14%, respectively. Included in the balances of securities sold under agreements to repurchase at December 31, 1996 and 1995, were repurchase agreements to related parties of $3,300 and $1,427, respectively.

Note 10.  Accounting for Income Taxes

The components of income tax expense are as follows:

                                       Year Ended December 31,
                                     1996       1995       1994
Current income tax expense:
  Federal                           $1,466     $1,321     $1,098
  State                                  9        160        131
Total                                1,475      1,481      1,229

Deferred income tax expense
 (benefit):
  Federal                               10        (59)         7
  State                                  1        (12)         1
Total                                   11        (71)         8

Total                               $1,486     $1,410     $1,237

Total income tax expense differed from the amount computed using the applicable statutory Federal income tax rate of 34 percent applied to pretax earnings for the following reasons:

                                              Year Ended December 31,
                                            1996       1995       1994
Income tax expense at statutory rate       $1,646     $1,502     $1,366
Increase (decrease) resulting from:
Tax exempt interest                          (312)      (235)      (281)
Reduction of interest expense on debt
  used to carry tax-exempt securities          43         25         19
State income tax, net of federal benefit        7         98         87
Other, net                                    102         20         46

Total                                      $1,486     $1,410     $1,237

Effective tax rate                           30.7%      31.7%      30.8%

The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1996 and 1995 are presented below:

                                                       December 31,
                                                     1996       1995
Deferred tax assets:
Allowance for loan losses and other
  real estate not currently deductible              $  779     $  677
Accrued pension cost not currently deductible           99        116
Accrued expenses                                       113        135
Other                                                   27         15
Total deferred tax assets                            1,018        943

Deferred tax liabilities:
Unrealized gain on securities available for sale      (154)      (339)
Differences between book and tax basis of property    (498)       (48)
Other                                                 (296)       (94)
Total deferred tax liabilities                        (948)      (481)
Net deferred tax asset                              $   70     $  462

There was no valuation allowance during either 1996 or 1995.

Note 11.   Retirement Plans

The Company sponsors a defined benefit retirement plan which covers all full-time employees who have met certain age and length of service requirements. It is the Company's policy to fund the retirement plans in amounts deductible for federal income tax purposes. Plan assets consist of corporate debt securities, common stock and U.S. Government securities. Charges to operating expenses with respect to the retirement plans were $244, $227 and $175 in 1996, 1995 and 1994, respectively, and were comprised of the following:

                                              Year Ended December 31,
                                              1996     1995     1994
Service cost                                  $248     $214     $182
Interest on projected benefit obligation       196      141      128
Return on plan assets                         (204)    (132)    (124)
Net amortization and deferral                    4        4      (11)
  Total expense                               $244     $227     $175

The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation, were 7.5% and 5%, respectively, for 1996, 7% and 5%, respectively, for 1995, and 7% and 5%, respectively, for 1994. The expected long-term rate of return on plan assets was 8% for all three years.

The funding status of the plans is as follows:
                                                              December 31,
                                                           1996        1995
Actuarial present value of
   benefit obligations:
      Vested benefit                                     $ 3,354     $ 1,378
      Non-vested benefits                                    118          74
Accumulated benefit obligation                             3,472       1,452
Effect of future compensation                              1,160         771
Projected benefit obligation                               4,632       2,223
Plan assets at fair value                                  5,697       2,058

Projected benefit obligation
  in excess of plan assets                                (1,065)        165

Unrecognized prior service cost                              (37)        (40)

Unrecognized net gain (loss) from past
  experience different from that assumed
  and effects of change in assumptions                       374         203

Unrecognized net obligation
  being recognized over 28 years                             (30)        (31)

Accrued (prepaid) pension costs                           $ (758)     $  297

Note 12.  Stock Options

Effective January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation. This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Examples are stock purchase plans, stock options, restricted stock and stock appreciation rights. The accounting requirements of this Statement are effective for transactions entered into in fiscal years that begin after December 31, 1995.

The Company has two incentive stock option plans, the South Alabama Incentive Stock Option Plan (the "SAB Plan") and the Mobile National Stock Option Plan (the "MBNC Plan"). The Company accounts for these plans under APB No. 25, under which no compensation cost has been recognized.

The MBNC Plan was terminated in 1993 upon the creation of South Alabama Bancorporation. The remaining granted and outstanding options are convertible into common shares of the Company. At December 31, 1996, options for 36 shares were granted and outstanding under the MBNC Plan.

The Company may grant options for up to 150 shares under the SAB Plan and has granted options outstanding of 114 shares through December 31, 1996. Under both the SAB and MBNC Plans, the option exercise price equals the stock's market price at the date of grant. The options vest upon issuance and expire after ten years.

Had compensation costs for these plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                       1996       1995
Net Income:          As reported      $3,354     $3,007
                     Pro forma         3,242      2,831

Earnings per share:  As reported      $ 1.05     $ 1.00
                     Pro forma          1.01        .94

Because the Statement 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation costs may not be representative of that to be expected in future years.

A summary of the status of the Company's two stock option plans at December 31, 1996 and 1995 and the changes during the years then ended is as follows:

                                                   1996                                            1995
                                    ----------------------------------------    ----------------------------------------
                                            Weighted Avg.   Option Price                Weighted Avg.   Option Price
                                    Shares  Exercise price  Per Share           Shares  Exercise Price  Per Share
Outstanding at beginning of year       124     $11.71       $5.125 to $13.25        89      $11.09      $5.125 to $13.25
  Granted                               26     $13.50       $13.50                  38      $13.00      $13.00
  Exercised                                                                          3      $10.00      $10.00
Outstanding at end of year             150     $12.02       $5.125 to $13.5        124      $11.71      $5.125 to $13.25

Exercisable at end of year             124     $11.71                               86      $11.13

Weighted average fair value of
  the options granted                $4.27                                       $4.56

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: risk-free interest rates of 5.73% and 7.03%; expected dividend yields of 2.4% and 2.5%; expected lives of 10 years; and expected volatility of .22 for both years.

Note 13.  Regulatory Matters
The Company's principal source of funds for dividend payments is dividends from the Banks. Dividends payable by a bank in any year, without prior approval of the appropriate regulatory body, are limited to the bank's net profits (as defined) for that year combined with its net profits for the two preceding years. The dividends, as of January 1, 1997, that the Banks could declare, without the approval of regulators, amounted to $3,562.

The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the tables below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996 and 1995, that the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 1996 and 1995, the most recent notification from the regulatory authorities categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the tables below.

Actual capital amounts and ratios are presented in the table below for the Banks and the consolidated company.

                                                                                 To Be Well Capitalized
                                                            For Capital          Under Prompt Corrective
                                            Actual         Adequacy Purposes     Action Provisions
                                        Amount    Ratio    Amount    Ratio       Amount    Ratio
December 31, 1996
Total Capital (to Risk Weighted Assets)
  Consolidated                          $45,275   20.5%    $17,668   8.0%
  Bank of Mobile                         15,591   14.1       8,855   8.0         $11,069   10.0%
  First National Bank                    15,739   22.9       5,488   8.0           6,861   10.0
  Monroe County Bank                     13,054   27.5       3,798   8.0           4,747   10.0

Tier I Capital (to Risk Weighted Assets)
  Consolidated                          $42,675   19.3%     $8,834   4.0
  Bank of Mobile                         14,206   12.8       4,427   4.0          $6,641   6.0%
  First National Bank                    15,014   21.9       2,744   4.0           4,116   6.0
  Monroe County Bank                     12,564   26.5       1,899   4.0           2,848   6.0

  Tier I Capital (to Average Assets)
    Consolidated                        $42,675   13.9%     $12,304  4.0%
    Bank of Mobile                       14,206    9.9        5,740  4.0          $8,610   6.0%
    First National Bank                  15,014   14.2        4,242  4.0           6,364   6.0
    Monroe County Bank                   12,564   21.7        2,348  4.0           3,523   6.0

                                                                                   To Be Well Capitalized
                                                           For Capital             Under Prompt Corrective
                                             Actual        Adequacy Purposes       Action Provisions
                                        Amount    Ratio    Amount    Ratio         Amount    Ratio
December 31, 1995
Total Capital (to Risk Weighted Assets)
  Consolidated                          $30,461   12.3%    $19,836   8.0%
  Bank of Mobile                         14,870   10.3      11,574   8.0           14,467    10.0%
  First National Bank                    14,615   14.2       8,226   8.0           10,282    10.0

Tier I Capital (to Risk Weighted Assets)
  Consolidated                          $28,239   11.4%     $9,918   4.0%
  Bank of Mobile                         13,348    9.2       5,787   4.0            8,680     8.0%
  First National Bank                    13,915   13.5       4,113   4.0            6,169     6.0

Tier I Capital (to Average Assets)
  Consolidated                          $28,239   11.8%     $9,579   4.0%
  Bank of Mobile                         13,348   10.0       5,355   4.0            8,032     6.0%
  First National Bank                    13,915   13.3       4,196   4.0            6,294     6.0

Note 14.  Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to Management as of December 31,1996. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

Deposits - The fair value disclosed for demand deposits (i.e., interest and non-interest bearing demand, savings and money market savings) is, as required by SFAS No. 107, equal to the amounts payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated monthly maturities.

Commitments to extend credit and standby letters of credit - The value of these unrecognized financial instruments is estimated based on the fee income associated with the commitments which, in the absence of credit exposure, is considered to approximate their settlement value. As no significant credit exposure exists and because such fee income is not material to the Company's financial statements at December 31, 1996, the fair value of these commitments is not presented.

Many of the Company's assets and liabilities are short-term financial instruments whose carrying amounts reported in the statement of condition approximate fair value. These items include cash and due from banks, interest-bearing bank balances, federal funds sold and other short-term borrowing.
The estimated fair values of the Company's remaining on-balance sheet financial instruments as of December 31, 1996 and 1995, are summarized below.

                                                       1996                         1995
                                               ---------------------       ----------------------
                                                           Estimated                    Estimated
                                               Carrying    Fair            Carrying     Fair
                                               Value       Value           Value        Value
Financial assets:
  Investment securities available for sale     $100,912    $100,912        $ 40,752     $ 40,752
  Investment securities held to maturity         16,861      17,015          21,441       21,664
  Loans, net of allowance for loan losses       186,430     185,624         141,803      140,612

Financial liabilities:
  Deposits                                     $295,287    $295,379        $210,092     $210,357

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

                                         December 31,
                                      1996         1995
   Standby letters of credit        $ 1,412      $ 1,503
   Commitments to extend credit      48,060       38,345

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

At December 31, 1996, the Company was under contract to lease certain bank premises and equipment. The terms of these contracts vary and are subject to certain changes at renewal. Future minimum rental payments required under operating leases having initial or remaining noncancelable terms in excess of one year as of December 31, 1996 were not significant.

Rental expense under all operating leases amounted to $195, $276, and $239 in 1996, 1995, and 1994, respectively.

The Company and its Banks are the subject of claims and disputes arising in the normal course of business. Management, through consultation with their legal counsel, is of the opinion that these matters will not have a material impact on results of operations.


Note 16.  Non-Interest Expense

Components of other non-interest expense are as follows:
                               Year Ended December 31,
                                 1996       1995       1994
Advertising                     $  130     $  222     $  247
FDIC assessment                      7        215        407
Professional services              290        236        274
Stationery and supplies            286        231        218
Other                            1,866      1,611      1,650Total                           $2,579     $2,515     $2,796


Note 17.  Subsequent Event

On March 25, 1997, the Company's Board of Directors declared a special dividend of $1.25 per share. The dividend, payable May 1, 1997, to shareholders of record as of April 7, 1997, totaled approximately $5.3 million.


Note 18.  Condensed Parent Company Financial Statements

Condensed Statements of Condition
                                                     December 31,
                                                  1996         1995
ASSETS
Cash and short-term investments                 $    26      $   200
Investments
Investment in subsidiaries - eliminated
   upon consolidation                            46,196       27,817
Land                                                691          691
Other assets                                        179           95

      Total                                     $47,092      $28,803

LIABILITIES
Other liabilities                               $     4      $     6

SHAREHOLDERS' EQUITY
Preferred stock - no par value
  Shares authorized  -  500
  Share outstanding  - none
Common stock - $.01 par value
  Shares authorized  -  5,500
  Shares outstanding - 4,227 in 1996                  and 3,002 in 1995                  42           30
Capital surplus                                  33,092       16,538
Net unrealized gain on securities
  available for sale                                253          558
Retained earnings                                13,701       11,671

      Total shareholders' equity                 47,088       28,797
      Total                                     $47,092      $28,803

Condensed Statements of Operations
                                             Year Ended December 31,
                                             1996       1995      1994
Cash dividends from subsidiaries            $1,442     $1,460    $  780
Interest income                                                       2
Securities gain                                            46
Other income                                                1         8

   Total income                              1,442      1,507       790

Expenses - other                               207        100        73

Income before undistributed income of
  subsidiaries                               1,235      1,407       717
Equity in undistributed earnings of
  subsidiaries                               2,119      1,600     2,065

Net Income                                  $3,354     $3,007    $2,782

Condensed Statements of Cash Flows

                                                Year Ended December 31,
                                               1996       1995       1994
OPERATING ACTIVITIES
  Net income                                 $ 3,354    $ 3,007    $ 2,782
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
  Equity in undistributed earnings of
    subsidiaries                              (2,119)    (1,600)    (2,065)
  Gain on sale of securities                                (46)
  Other                                          (85)       (58)      (428)
  Net cash provided by operating activities    1,150      1,303        289

INVESTING ACTIVITIES
  Sale of investment securities available
    for sale                                                 50        200
  Purchase of land                                         (691)
  Net cash provided by (used in)
    investing activities                                   (641)       200

FINANCING ACTIVITIES
  Cash dividends                              (1,324)      (960)      (780)
  Proceeds from issuance of stock                            31
  Net cash used in financing activities       (1,324)      (929)      (780)

NET DECREASE IN CASH AND CASH EQUIVALENTS       (174)      (267)      (291)

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                              200        467        758

CASH AND CASH EQUIVALENTS AT END OF YEAR     $    26    $   200    $   467