Form 10-K, Exhibit 13
period 1997-12-31
SOUTH ALABAMA BANCORPORATION INC /DE/
filed 1998-03-30
CIK 783739

COVER

1997 Annual Report
South Alabama Bancorporation




4   Consolidated Financial Highlights

5   Letter to Shareholders

6   Directors and Officers



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

30  Consolidated Statements of
     Cash Flow

31  Notes to Consolidated Financial
     Statements

South Alabama Bancorporation, Inc. operates as a bank holding company headquartered in Mobile, Alabama. Its subsidiaries are South Alabama Bank, formerly The Bank of Mobile, First National Bank, Brewton, Monroe County Bank, and South Alabama Trust Company.

Picture of Kay McKee and Raymond Lynn

Picture of Lyn Peterson, Cathy Rayford and Sandra Wilson

Picture of Susan Reeves, Cindy Madden and Debbie Hardee

Picture of Susan O'Brien and Gloria Klinger

Few images signify "customer service" as effectively as the small silver bell that used to sit atop business counters throughout the U.S. One "ding" of the button would bring instant, courteous, attentive service.

It is appropriate that we have selected such a bell as the central image of our 1997 Annual Report. Because at South Alabama Bancorporation, customer service is more than just a slogan or words on a lapel button. Providing quality customer service is a fundamental component of our corporate philosophy.

Treating our patrons in a pleasant, efficient, capable manner is, quite simply, the right way to do business.

Equally important, however, is the fact that providing quality customer service is the smart way to do business. By maintaining an exceptional level of service, we enhance the quality of each customer's banking experience--building long-term customer loyalty, and strengthening and increasing out client base.

In the highly competitive, highly regulated banking industry, the key to differentiation is customer service. It is the benchmark by which our performance as a corporation is judged. As we build on our record of healthy expansion and sustained fiscal growth, we will continue to forge an infrastructure of customer service-in the variety of customized products, combined with user-friendly hours and locations.

From the highest levels of management to our tellers on the front lines, South Alabama Bancorporation is committed to achieving corporate excellence through exceptional customer service. So the next time you walk into South Alabama Bank or Monroe County Bank or First National Bank, Brewton, don't be surprised when one of our associates looks up, smiles, call you by name, and asks. "How may I help you today?" that's just our way of doing business.

The annual meeting of shareholders will be held May 7, 1998, at 10:00 a.m. C.D.T., at South Alabama Bank, 100 St. Joseph Street,
Mobile, Alabama 36602.

The Annual Report to the Securities and Exchange Commission (Form 10-K) is available upon request to: South Alabama Bancorporation, 100 St. Joseph Street, Mobile, Alabama 36602, (334) 431-7800. South Alabama's common stock is traded on The Nasdaq Stock Marketsm under the symbol SABC. NASDAQ market makers are: The Robinson-Humphrey Co., Inc., Sterne Agee & Leach, Inc. and A.G. Edwards and Sons, Inc.

Transfer Agent: South Alabama Trust Company, Inc., Post Office
Box 3067, Mobile, Alabama 36652, (334) 431-7835.

This Annual Report reflects the consolidated financial position and results of operations of the company, with all significant intercompany transactions eliminated.

GRAPH SHOWING RETURN ON AVERAGE ASSETS


                       Return on Average Assets
1993                   1.15%
1994                   1.28%
1995                   1.32%
1996                   1.29%
1997                   1.36%

Consolidated Financial Highlights
(Dollars in Thousands Except Per Share Amounts)
FOR THE YEAR ENDED DECEMBER 31,              1997      1996      Change
Net income                                   $4,728    $3,354    + 41.0%
Per common share - basic                       1.12      1.05    +  6.7%
                 - diluted                     1.11      1.04    +  6.7%
Cash dividends declared per share - regular     .42       .40    +  5.0%
Cash dividends declared per share - special    1.25

AT DECEMBER 31,                              1997      1996      Change
Total assets                                 $369,595  $350,077  +  5.6%
Total deposits                                315,177   295,287  +  6.7%
Total loans                                   196,644   189,160  +  4.0%
Total investment securities                   118,600   117,773  +  0.7%
Shareholders' equity                           45,462    47,088  -  3.5%
      Per common share                          10.71     11.14  -  3.9%
Common shares outstanding (000's)               4,246     4,227

Letter To Shareholders

Dear Shareholder:

Nineteen hundred and ninety seven was an excellent year for our company. We recorded earnings of $4,728,000 -- our highest ever. Our stock price closed the year at $22.25, an increase of 87 percent over year-end 1996. At midyear 1997, we increased our quarterly dividend from $.10 per share to $.11 per share. We also provided you with a special dividend of $1.25 per share in May of 1997.

The quality of our company remained strong throughout 1997. For the year, net charge-offs to average loans declined to .10 percent, while non-performing assets as a percentage of loans and other real estate owned also decreased to
 .36 percent. At year-end, non-performing assets totaled only $708,000, and the company was carrying no other real estate owned (foreclosed property) on its books. The loan loss reserve closed the year at 1.37 percent of ending loans, the same level as year-end 1996.

You were recently informed of the formation of South Alabama Trust Company, which resulted from the combination of the trust department of The Bank of Mobile with its counterpart at First National Bank, Brewton. We are excited about the growth opportunities this new subsidiary will afford us in the southern part of Alabama.

On March 9, The Bank of Mobile's name was changed to South Alabama Bank. This change was desirable because of the growth of our bank in southwest Alabama and our entry into Baldwin County. South Alabama Bank-Foley opened for business on March 23. As previously communicated, we have also acquired property in Daphne and Fairhope which will provide future growth opportunities in Baldwin County.

We anticipate that the acquisition of Peterman State Bank will occur in the early part of the second quarter. We are excited about the addition of this fine institution, which is approximately $20 million in size, to our South Alabama family.

Our three sister banks, comprised of South Alabama Bank, First National Bank, Brewton and Monroe County Bank, have successfully complemented one another to provide our company with another outstanding year.

We welcome your comments and invite you to bank with us if you are not already doing so.



Sincerely,




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

Broox G. Garrett, Jr.
Partner, Thompson, Garrett & Hines,  L.L.P., Attorneys

W. Dwight Harrigan
President, Scotch Lumber Company

James P. Hayes, Jr.
President, J.P. Hayes & Co., Inc.

Clifton C. Inge
Chairman, Willis Corroon Corporation of Mobile

W. Bibb Lamar, Jr.
President and CEO, South Alabama Bancorporation, Inc. and
President and CEO, South Alabama Bank

Kenneth R. McCartha
Retired, Alabama Superintendent of Banks

Thomas E. McMillan, Jr.
President of General Partner, Smackco, Ltd.

J. Richard Miller, III
Managing Partner, Miller Investments

Harris V. Morrissette
President, Marshall Biscuit Company

J. Stephen Nelson
Chairman, South Alabama Bancorporation, Inc. and Chairman and
CEO, First National Bank, Brewton

Paul D. Owens, Jr.
Attorney

Earl H. Weaver
Earl H. Weaver Management Services

Director Emeritus
John B. Barnett, Jr.

OFFICERS

J. Stephen Nelson
Chairman of the Board

W. Bibb Lamar, Jr.
President and Chief Executive Officer

John B. Barnett, III
Executive Vice President

W. Gaillard Bixler
Executive Vice President and Chief Operating Officer

F. Michael Johnson
Chief Financial Officer and Secretary

Mark E. McVay
Auditor

South Alabama Bank

DIRECTORS
Stephen G. Crawford
David C. De Laney
Ann W. Delchamps
Lowell J. Friedman
Barry E. Gritter
W. Dwight Harrigan
James M. Harrison, Jr.
Walter L. Hovell
Clifton C. Inge
Kenneth S. Johnson
W. Bibb Lamar, Jr.
Thomas W. Leavell
John H. Lewis, Jr.
J. Richard Miller, III
Ray H. Miller, III
Harris V. Morrissette
Paul D. Owens, Jr.
Charles L. Rutherford, Jr.


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

Melvin R. Coxwell
Senior Vice President

Randall S. Adams
Vice President

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

Lisa H. Owen
Assistant Vice President

Maria K. Papastefan
Assistant Vice President and Branch Manager

Carolyn T. Peterson
Assistant Vice President

Cathy S. Rayford
Assistant Vice President and Branch Manager

James M. Alexander
Assistant Cashier

Alexia G. Beegle
Real Estate Officer

Donna L. Gatlin
Operations Officer

Helen W. Inge
Assistant Cashier

Deirdre M. Pearman
Branch Officer

Marianne S. Taul
Auditor

Mark E. Thompson
Accounting Officer

Sandra J. Wilson
Branch Officer and Branch Manager

Baldwin County Officers

David R. Pruet, Jr.
Baldwin County President

Agnes H. Easley
Assistant Vice President and Branch Manager


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

J. Stephen Nelson
Chairman and Chief Executive Officer

W. Gaillard Bixler
President and Chief Operating Officer

James L. Stark
Senior Vice President

Mary M. Thompson
Senior Vice President and Secretary to the Board

R. Jerry Jackson
Vice President

Cindy W. Madden
Vice President


Daniel C. Thomas
Vice President

Hilda Baggett
Assistant Vice President

Phillip Jennings
Assistant Vice President

Doris B. Morris
Assistant Vice President

Janis B. Norman
Assistant Vice President

James William Luker, Jr.
Auditor

D. Wade Anthony
Loan Officer

Charlene B. Godwin
Compliance Officer

Carrie L. King
Operations Officer

Sandra B. Neeley
Mature Market Officer

Debbie C. Hardee
Branch Manager

Deborah W. Roberson
Accounting Officer

Ann H. Coale
Credit Administration Officer

Susan P. Reeves
Branch Manager


Monroe County Bank

DIRECTORS

John B. Barnett, Jr.
John B. Barnett, III
Haniel F. Croft
Sloan R. Fountain, Jr.
Karl M. Lazenby
Alice F. Lee
Edwin C. Lee, Jr.
John T. Lee, III
Lloyd T. McCall, Jr.
J. C. Niehuss
R. A. Smith, Jr.
Joe R. Whatley

OFFICERS

John B. Barnett, III
Chairman

John B. Barnett, Jr.
Vice Chairman

Haniel F. Croft
President and Chief Executive Officer

Paul P. Redmond, Jr.
Senior Vice President and Cashier

Harold W. Grimes, III
Senior Vice President

Samuel C. Jackson
Vice President

Elaine P. Brooks
Vice President

Dereck P. Dillow
Vice President

Susan D. O'Brien
Administrative Officer


South alabama Trust Company

DIRECTORS

Dan Britton
John B. Barnett, III
Stephen G. Crawford
Broox G. Garrett, Jr.
Clifton C. Inge
W. Bibb Lamar, Jr.
J. Stephen Nelson
Earl H. Weaver

OFFICERS

Dan Britton
President and Chief Executive Officer

Raymond F. Lynn, Jr.
Senior Vice President and Secretary

Kay I. McKee
Senior Vice President and Treasurer

James G. Beck
Vice President

Elaine Catoe
Vice President

Joyce Baker
Assistant Vice President

Alexis Maloy
Assistant Vice President and Employee Benefit Manager


Carolyn Bollenbacher
Trust Operations Manager

Grace D. Phelps
Trust Officer

Oliver G. Rester
Employee Benefits Officer



Management's Discussion and Analysis of Financial Condition and
Results of Operations

The following discussion and analysis focuses on information about South Alabama Bancorporation, Inc. (the "Company" or "South Alabama") and its subsidiaries, South Alabama Bank, formerly The Bank of Mobile
(the "Mobile Bank"), First National Bank, Brewton (the "Brewton Bank"), Monroe County Bank of Monroeville (the "Monroeville Bank") and South Alabama Trust Company, that is not otherwise apparent from the consolidated financial statements and related footnotes appearing later in this annual report. Reference should be made to those statements and the financial data presented elsewhere in this report for a complete understanding of the following discussion and analysis.

On September 30, 1993, South Alabama Bancorporation, Inc., a Brewton, Alabama, bank holding company, was merged into Mobile National Corporation, with the resulting company changing its name to South Alabama Bancorporation, Inc. The merger between South Alabama Bancorporation, Inc., and Mobile National Corporation has been accounted for as a pooling-of-interests; accordingly, the pre-merger accounts of the former South Alabama Bancorporation, Inc., have been combined with those of Mobile National Corporation for 1993.

On October 31, 1996, First Monco Bancshares, Inc., a Monroeville, Alabama, bank holding company, was merged into South Alabama.The merger between First Monco Bancshares, Inc. and South Alabama has been accounted for as a purchase (the "Monroeville purchase") and accordingly the results of operations of the Monroeville Bank have been included in the consolidated results from that day forward.

Summary

The Company recorded net income of $4.7 million in 1997, an increase of 41.0 percent from $3.4 million in 1996. Of the increase, $1.2 million resulted from the Monroeville purchase. Non-interest revenue and non-interest expense each increased 23.7 percent, caused primarily by the Monroeville purchase.

Financial Condition
Average Assets and Liabilities

Average assets in 1997 were $346.4 million, compared to $260.6 million in 1996 , an increase of 32.9 percent, with most of the growth being attributable to the Monroeville purchase. Average net loan volume increased 23.5 percent for 1997 compared to 1996.

Average total deposits in 1997 were 32.6 percent higher than in 1996. Average non-interest bearing demand deposits and interest bearing demand deposits increased 29.5 percent and 27.6 percent respectively. Larger increases of
50.0 percent in savings deposits and 35.5 percent in time deposits were experienced.

Short-term borrowings consist of federal funds purchased, overnight repurchase agreements and deposits into the treasury tax and loan account. Management has sought to reduce the volume of these funds relative to total assets. In 1997 average short-term borrowings were reduced to 1.5 percent of total average assets compared to 1.6 percent in 1996.

The Company's average equity as a percent of average total assets in 1997 was
13.0 percent, compared to 12.4 percent in 1996. Average equity in 1997 included approximately $4.0 million recorded as goodwill related to the Monroeville purchase.

Distribution of Average Assets, Liabilities and Shareholders' Equity
(In Millions)                      1997     1996     1995     1994     1993

Average Assets
     Cash and non-interest
      bearing deposits             $ 14.1   $ 12.0   $ 11.4   $ 11.6   $ 11.5
     Interest bearing deposits         .1       .3       .7      1.0      1.1
     Federal funds sold              12.4      8.2      8.6      6.6      8.5
     Investment securities          114.0     75.1     62.2     68.9     72.4
     Loans, net                     190.8    154.5    138.2    121.6    106.5
     Premises and equipment, net      6.9      5.7      3.7      3.5      3.6
     Other real estate owned, net               .1       .3       .4       .6
     Deferred tax asset                .1       .8       .7       .7       .9
     Intangible assets                4.0       .7
     Other assets                     4.0      3.2      2.6      2.5      2.3
     Average Total Assets          $346.4   $260.6   $228.4   $216.8   $207.4

Average Liabilities and Shareholders' Equity
     Non-interest bearing
      demand deposits              $ 51.3   $ 39.6   $ 34.9   $ 31.6   $ 29.2
     Interest bearing
          demand deposits           100.4     78.7     68.8     79.6     79.5
     Savings deposits                23.4     15.6     13.6     13.9     12.3
     Time deposits                  118.3     87.3     76.7     59.5     58.0
          Total deposits            293.4    221.2    194.0    184.6    179.0

     Short-term borrowings            5.3      4.2      4.6      4.7      3.6
     Other liabilities                2.6      2.8      2.6      1.9      1.7
     Shareholders' Equity            45.1     32.4     27.2     25.6     23.1
     Average Total Liabilities
     and Shareholders' Equity      $346.4   $260.6   $228.4   $216.8   $207.4

Loans
The largest and highest yielding category of interest earning assets at South Alabama is the loan portfolio. One of Management's primary objectives for several years has been to increase loans. As a result, average net loans have increased by $84.3 million since 1993 and totaled $196.6 million at year-end 1997. Growth has occurred in all categories of loans. The distribution of the various loan categories compared to total loans at year-end 1997 remained relatively unchanged from year-end 1996 except that the percentage of real estate-mortgage loans increased slightly and real estate-construction loans decreased slightly.

It is Management's goal to continue to make loans with relatively short maturities or, in the case of loans with longer maturities, with floating rate arrangements when possible. Of the outstanding loans in the categories of commercial, financial and agricultural, real estate-construction and real estate-mortgage at December 31, 1997, $78.9 million or 46.9 percent mature within one year and are therefore available for interest rate changes, if needed, to adjust for asset/liability management purposes. Of the remaining loans in these categories maturing after one year, 30.4 percent are on a floating rate basis. Of the total loan portfolio outstanding at December 31, 1997, 64.5 percent is available for repricing within one year, either because the loans mature within one year or are based on a variable rate arrangement.

GRAPH SHOWING DIRTIBUTION OF LOANS BY CATEGORY AT DECEMBER 31, 1998

                                              December 31, 1998
Commercial, financial, and agricultural       32.8%
Real estate - construction                     3.8%
Real estate - mortgage                        49.0%
Installment                                   14.4%



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

The table below shows the classifications of loans by major category at December 31, 1997, and at each of the previous four year-ends. The second table depicts maturities of selected loan categories and the interest rate structure for such loans maturing after one year.

Distribution of Loans by Category
(In Millions)
                                        December 31,
                             1997     1996     1995     1994     1993
Commercial, financial,
     and agricultural       $ 64.4   $ 62.2   $ 47.2   $ 53.3   $ 44.3
Real estate - construction     7.6     11.2      8.6      6.7      6.0
Real estate - mortgage        96.3     88.1     65.9     53.1     50.0
Installment                   28.3     27.7     22.4     20.7     18.2

     Total loans            $196.6   $189.2   $144.1   $133.8   $118.5

Selected Loans by Type and Maturity
(In Millions)
                                 December 31, 1997
                                       Maturing
                            Within     After One But       After
                            One Year   Within Five Years   Five Years   Total
Commercial, financial,
     and agricultural       $39.0      $20.0               $ 5.4        $ 64.4
Real estate - construction    7.0         .4                  .2           7.6
Real estate - mortgage       32.9       55.5                 7.9          96.3
                            $78.9      $75.9               $13.5        $168.3

Loans maturing after one year with:
     Fixed interest rates              $55.4               $6.8
     Floating interest rates            20.5                6.7

                                       $75.9              $13.5

The Company's rollover policy consists of an evaluation of maturing loans to determine whether such loans will be renewed (or rolled over) and, if so, at what amount, rate and maturity.

Investment Securities
Loan demand has been strong for several years and as a result the amount of funds allocated to the investment portfolio declined from 1993 through 1995. The loan to deposit ratio of the Monroeville Bank at the time of the Monroeville purchase was 28.1 percent, compared to 76.9 percent at the Company. Consequently, the Monroeville purchase significantly increased the size of the investment portfolio from 25.3 percent of total assets at year end 1995 to 32.1 percent at year end 1997. This increase will allow the Company to continue to fund loan growth.

The Company adopted Statement of Financial Accounting Standards ("SFAS")
No. 115, Accounting for Certain Investments in Debt and Equity Securities, as of January 1, 1994. SFAS No. 115 requires that securities be classified into one of three categories: held to maturity, available for sale, or trading. Securities classified as held to maturity will be stated at amortized cost. This classification means that Management has the positive intent and the Company has the ability to hold the securities until they mature. Securities classified as available for sale will be stated at fair value. Securities in this category are held for indefinite periods of time, and include securities that Management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital or other similar factors. The Company holds no trading securities.

The maturities and weighted average yields of securities held to maturity and securities available for sale at December 31, 1997, are presented in the following table using the average stated contractual maturities. The average stated contractual maturities may differ from the average expected life because borrowers may have the right to call or prepay obligations. Tax equivalent adjustments, using a 34 percent tax rate, have been made when calculating yields on tax-exempt obligations. For purposes of this table, securities available for sale are shown at amortized cost.

Maturity Distribution of Investment Securities

December 31, 1997
(Dollars in Thousands)
                                               After one but       After five but
                             Within one year   within five years   within ten years   After ten years   Total
                             ---------------   -----------------   ----------------   ---------------   --------------
                             Amount    Yield   Amount    Yield     Amount    Yield    Amount    Yield   Amount   Yield
Securities held to maturity
     US Treasury securities  $ 3,016   6.45%   $   976   7.43%                                          $ 3,992   6.69%
     US Government agencies                        889   5.93      $   176   6.00%    $   449   7.45%     1,514   6.39
     State and political
      subdivisions                45   9.53        418   8.82        1,484   9.63         644   8.77      2,591   9.28
     Other investments                                                 248   6.65                           248   6.65
Total securities
 held to maturity              3,061   6.50      2,283   7.10        1,908   8.91       1,093   8.23      8,345   7.44

Securities available for sale
   US Treasury securities      1,003   5.69      6,543   6.55                                             7,546   6.43
   US Government agencies      6,963   5.73     12,474   6.28       16,837   6.45       6,371   6.43     42,645   6.28
   State and political
    subdivisions               2,425   5.24      9,249   6.36       12,574   7.48      12,102   8.20     36,350   7.28
   Other investments           4,410   5.62     10,991   6.18        1,980   6.64       5,028   6.15     22,409   6.10
Total securities
 available for sale           14,801   5.61     39,257   6.32       31,391   6.88      23,501   7.28    108,950   6.59

Total investments            $17,862   5.76%   $41,540   6.36%     $33,299   6.99%    $24,594   7.32%  $117,295   6.65%

Deposits and Short-Term Borrowings

During 1995, as a result of promotions aimed at attracting longer term, small denomination time deposits, average time deposits increased to $76.7 million compared to $59.5 million in 1994. A partial effect of the promotions was that a certain amount of funds flowed from interest bearing demand accounts and into time deposits. Between 1996 and 1997, the company experienced internal deposit growth of approximately 7 percent; the remaining growth resulted from the Monroeville purchase.

GRAPH OF DISTRIBUTION OF DEPOSITS AT DECEMBER 31, 1998

                                          12/31/97
  Non-interest bearing demand deposits    18.7%
  Interest bearing demand deposits        35.0%
  Savings deposits                         7.2%
  Time deposits                           39.1%

Average Deposits
(Dollars in Millions)
                                                 Average for the year
                       ----------------------------------------------------------------------
                                1997                    1996                    1995
                       ---------------------   ---------------------   ----------------------
                       Average       Average   Average       Average   Average       Average
                       Amount        Rate      Amount        Rate      Amount        Rate
                       Outstanding   Paid      Outstanding   Paid      Outstanding   Paid
Non-interest bearing
     demand deposits   $ 51.3        N/A       $ 39.6        N/A       $ 34.9        N/A
Interest bearing
     demand deposits    100.4        3.54%       78.7        3.40%       68.8        3.72%
Savings deposits         23.4        3.03        15.6        3.04        13.6        3.14
Time deposits           118.3        5.39        87.3        5.47        76.7        5.47
Total average deposits $293.4                  $221.2                  $194.0

The following table reflects maturities of time deposits of $100 thousand or more at December 31, 1997. Deposits of $44.5 million in this category represented 14.1 percent of total deposits at year-end 1997, compared to 11.8 percent at year-end 1996 and 14.4 percent at year-end 1995. Management views these deposits as the most volatile of all deposit categories and does not pursue these deposits as aggressively as smaller denomination consumer deposits.

Maturities of Time Deposits of $100,000 or More
(In Millions)

                  At December 31, 1997
        -----------------------------------
                  Under               Over
        3         3-12      12
        Months    Months    Months    Total
        $19.5     $18.2     $  6.8    $44.5

Short-term borrowings include three items: 1) federal funds purchased, 2) securities sold under agreements to repurchase, which are overnight transactions with large corporate customers, commonly referred to as repos, and 3) other, representing borrowings from the Federal Home Loan Bank, from the Federal Reserve through its discount operations and U.S. Treasury tax and loan funds on deposit subject to a note payable to the U.S. Treasury Department. The Company purchased a small amount of federal funds during 1997. Average short term borrowings in 1997 increased to $5.3 million compared to $4.2 million in 1996. Management has sought to control the volume of funds in this category within certain acceptable limits.

One of Management's asset/liability management goals is to maintain a net sold position (whereby federal funds sold exceeds short term borrowings). The Company has maintained this position, on average, for all years shown.

Short-Term Borrowings

(Dollars in Thousands)

                                       1997                             1996                             1995
                           ------------------------------   ------------------------------   ------------------------------
                                       Average   Weighted               Average   Weighted               Average   Weighted
                           Maximum     Balance   Average    Maximum     Balance   Average    Maximum     Balance   Average
                           Month-end   During    Interest   Month-end   During    Interest   Month-end   During    Interest
                           Balance     Year      Rate       Balance     Year      Rate       Balance     Year      Rate
Federal funds purchased    $1,250      $  220    5.45%      $2,000      $  142    4.86%      $4,600      $  766    3.06%
Securities sold under
 agreement to repurchase    6,021       4,733    4.86        5,858       3,422    4.44        3,599       2,682    4.24
Other                       1,881         357    5.88        1,836         664    6.67        2,980       1,185    6.47
 Total short-term
  borrowings                           $5,310    4.95%                  $4,228    4.80%                  $4,633    4.62%

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

The Securities and Exchange Commission issued final rules in January 1997 governing disclosure requirements for financial instruments, including derivatives. The final rules require detailed description of the accounting policies used for derivatives as well as qualitative and quantitative disclosures regarding market risk exposures.

The Company's primary market risk is its exposure to interest rate changes. Interest rate risk management strategies are designed to optimize net interest income while minimizing fluctuations caused by changes in the interest rate environment. It is through these strategies that the Company seeks to manage the maturity and repricing characteristics of its balance sheet.

The modeling techniques used by the Company simulate net interest income and impact on fair values under various rate scenarios. Important elements of these techniques include the mix of floating versus fixed rate assets and liabilities, and the scheduled, as well as expected, repricing and maturing volumes and rates of the existing balance sheet. Under a scenario simulating a hypothetical 100 basis point rate increase applied to all interest earning assets and interest-bearing liabilities, the Company would expect a net loss in fair value of the under-lying instruments of $7.3 million. This hypothetical loss is not a precise indicator of future events. Instead, it is a reasonable estimate of the results anticipated if the assumptions used in the modeling techniques were to occur.

Liquidity

Liquidity represents the ability of a bank to meet loan commitments as well as deposit withdrawals. Liquidity is derived from both the asset side and the liability side of the balance sheet. On the asset side, liquidity is provided by marketable investment securities, maturing loans, federal funds sold and cash and cash equivalents. On the liability side, liquidity is provided by a stable base of core deposits. Additionally, the Company has available, if needed, federal funds lines of credit, Federal Home Loan Bank lines of credit and Federal Reserve discount window operations and an operating line of credit from a correspondent bank.

Interest Rate Sensitivity

By monitoring the Company's interest rate sensitivity Management attempts to maintain a desired balance between the growth of net interest revenue and the risks that might result from significant changes in interest rates in the market. One tool for measurement of this risk is gap analysis, whereby the repricing of assets and liabilities is compared within certain time categories. By identifying mismatches in repricing opportunities within a time category, interest rate risk can be identified. The interest sensitivity analysis presented in the table below is based on this type of gap analysis, which assumes that rates earned on interest earning assets and rates paid on interest bearing liabilities will move simultaneously in the same direction and to the same extent. However, the rates associated with these assets and liabilities actually change at different times and in varying amounts.

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

At December 31, 1997, the Company's three-month interest sensitivity gap position was .96 percent, and at twelve months the gap position, on a cumulative basis, was .93 percent, well within the range established by Management as acceptable. This position was relatively unchanged from December 31, 1996. The Company's three month gap position indicates that, in a period of rising interest rates, each $1.00 of assets which reprice upward could be followed with slightly more than $1.00 in liabilities which could reprice upward within three months. Thus, under this scenario, net interest revenue might decrease slightly during the three-month period of rising rates. In a period of falling rates, the opposite effect might occur. While certain categories, such as some loans and certain certificates of deposit, are contractually tied to interest rate movements, most are subject only to competitive pressures. Management has a certain amount of flexibility when adjusting rates on these funds. Management is confident of and has demonstrated over the years its ability to adjust to interest rate changes in a manner that minimizes any significant adverse effect on the net interest margin.

Interest Sensitivity Analysis
(Dollars in Thousands)
                                           December 31, 1997              Non-Interest
                                 --------------------------------------   Sensitive
                                 Interest Sensitive Within (Cumulative)   Within
                                 3 Months     3-12 Months   1-5 Years     5 Years    Total
EARNING ASSETS
Loans (1)                        $ 96,083     $126,919      $189,136      $  7,508   $196,644
Unearned income                                                               (127)      (127)
Less allowance for loan losses                                              (2,685)    (2,685)
     Net loans                     96,083      126,919       189,136         4,696    193,832

Investment securities               8,855       18,532        60,505        58,095    118,600
Federal funds sold and
     resale agreements             25,293       25,293        25,293                   25,293
Interest bearing deposits in
 other financial institutions         100          100           100                      100

     Total earning assets        $130,331     $170,844      $275,034      $ 62,791   $337,825

INTEREST BEARING LIABILITIES
Non-interest bearing deposits                                             $ 58,904   $ 58,904
Interest bearing
 demand deposits(2)              $ 72,375     $ 72,375      $ 72,375        37,824    110,199
Savings deposits (2)                                                        22,849     22,849
Large denomination
 time deposits                     19,411       37,655        42,017         2,477     44,494
Other time deposits                37,110       67,503        78,518           213     78,731
Short-term borrowings               6,468        6,468         6,468                    6,468

Total interest
 bearing liabilities             $135,364     $184,001      $199,378      $122,267   $321,645

Interest sensitivity gap         $ (5,033)    $(13,157)     $ 75,656

Earning assets/interest
     bearing liabilities              .96          .93          1.38
Interest sensitivity gap/
     earning assets                  (.04)        (.08)          .28

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

Capital Resources
The merger between South Alabama Bancorporation and First Monco Bancshares in 1996 was accounted for as a purchase and the transaction resulted in the addition of $16.6 million in capital, of which $4.2 million was attributable to goodwill. The goodwill is being amortized over 25 years at approximately $167 thousand per year.

Tangible shareholders' equity (shareholders' equity less goodwill and unrealized gains and losses of available for sale securities) was $40.7 million at December 31, 1997, compared to $42.7 million at December 31, 1996, a decrease of 4.7 percent. In May 1997 the Company paid a special dividend of $1.25 per share. Like many banking institutions, the Company has capital in excess of industry norms, and the special dividend is one aspect of the Company's strategic plan to enhance shareholder value. As a result of the special dividend, Tier I capital at year end 1997 was below year end 1996.
The Company's leverage ratio, defined as shareholders' equity divided by quarterly average assets, was 11.48 percent, well above peer group averages. The Federal Reserve and the FDIC require that bank holding companies and banks maintain certain minimum levels of capital as defined by risk-based capital guidelines. These guidelines consider risk factors associated with various components of assets, both on and off the statement of condition. Under these guidelines capital is measured in two tiers and these capital tiers are used in conjunction with "risk based" assets in determining "risk-based" capital ratios. Total capital, which is Tier I plus the allowable portion of the allowance for loan losses, was $43.3 million at December 31, 1997. The ratios expressed as a percent of total risk-adjusted assets for Tier I and total capital were 17.24 percent and 18.38 percent, respectively, at December 31, 1997. The Company exceeded the minimum risk-based capital guidelines at December 31, 1997, 1996, and 1995 (see Footnote 14 of Notes to Consolidated Financial Statements.)

Risk-Based Capital
(Dollars in Thousands)
                                                          December 31,
                                                  1997       1996       1995
                                                --------   --------   --------
Tier I capital -
     Tangible common shareholders' equity       $ 40,654   $ 42,675   $ 28,239
Tier II capital -
     Allowable portion of the allowance
     for loan losses                               2,685      2,600      2,222

     Total capital (Tier I and Tier II)         $ 43,339   $ 45,275   $ 30,461

Risk-adjusted assets                            $235,802   $221,035   $247,956
Quarterly average assets                         354,042    307,602    239,467
Risk-based capital ratios:
     Tier I capital                                17.24%     19.31%     11.39%
     Total capital (Tier I and Tier II)            18.38%     20.48%     12.28%

Minimum risk-based capital guidelines:
     Tier I capital                                 4.00%      4.00%      4.00%
     Total capital (Tier I and Tier II)             8.00%      8.00%      8.00%

Tier I leverage ratio                              11.48%     13.87%     11.79%

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

Net yield on interest earning assets is net interest revenue, on a tax equivalent basis, divided by total interest earning assets. This ratio is a measure of the Company's effectiveness in pricing interest earning assets and funding them with both interest bearing and non-interest bearing liabilities. The Company's net yield, on a tax equivalent basis, decreased to
4.94 percent in 1997 from 5.09 percent and 5.24 percent in 1996 and 1995, respectively. Interest rates in general began to fall in mid 1995 and interest earning assets repriced downward faster than interest bearing liabilities. However, loan volume increased substantially in 1995 and the result was an increase in net interest income of 6.6 percent in 1995 over 1994. During 1996 the trend in interest rates continued slightly lower; however, the cost of time deposits remained unchanged from 1995, a result of intensified competition for deposits in the markets served by the Company. The result was a 15 basis point decline in the net yield on interest earning assets in 1996 compared to 1995. The net yield fell again in 1997 to 4.94 percent from 5.09 percent in 1996. Yields on loans in 1997 were relatively unchanged from 1996, although a 23 basis point decrease in the yield on taxable securities resulted in a 20 basis point decline in the yield on interest earning assets and the 15 basis point decline in the net yield.

Net Interest Revenue
(Dollars in Thousands)
                                           1997                               1996                                1995
                            -------------------------------     --------------------------------   --------------------------------
                            Average                Interest     Average                 Interest   Average                 Interest
                            Amount        Average   Earned/     Amount        Average   Earned/    Amount        Average   Earned/
                            Outstanding   Rate      Paid        Outstanding   Rate      Paid       Outstanding   Rate      Paid
                            -----------   -------   -------     -----------   -------   --------   -----------   -------   --------
Interest Earning Assets
 Taxable securities         $ 84,633       6.41%    $ 5,421     $ 57,664      6.64%     $ 3,829    $ 50,676      6.53%     $ 3,308
 Non-taxable securities       29,392       5.27       1,548       17,444      5.25          916      11,486      6.01          690
 Total securities            114,025       6.11       6,969       75,108      6.32        4,745      62,162      6.43        3,998
 Loans(1)                    193,381       9.38      18,139      156,606      9.34       14,632     140,431      9.67       13,579
 Federal funds sold           12,389       5.47         678        8,155      5.33          435       8,615      5.54          477
 Deposits                        100       9.00           9          336      7.44           25         656      6.10           40
Total interest
 earning assets              319,895       8.06      25,795      240,205      8.26       19,837     211,864      8.54       18,094

Non-interest earning assets
 Cash and due from banks      14,084                              11,997                             11,388
 Premises and equipment, net   6,963                               5,690                              3,758
 Other real estate                16                                 147                                252
 Deferred tax asset               84                                 777                                666
 Other assets                  3,935                               3,143                              2,628
 Intangible assets             4,075                                 694
 Allowance for loan losses    (2,611)                             (2,103)                            (2,198)
Total                       $346,441                            $260,550                           $228,358


Interest Bearing Liabilities
 Interest bearing demand
  and savings deposits      $123,754       3.44       4,260     $ 94,345      3.34        3,152    $ 82,391      3.63        2,987
 Time deposits               118,265       5.39       6,377       87,253      5.47        4,777      76,777      5.47        4,196
 Short-term borrowing          5,310       4.95         263        4,228      4.80          203       4,633      4.62          214
Total interest bearing
 liabilities                 247,329       4.41      10,900      185,826      4.38        8,132     163,801      4.52        7,397

Non-interest bearing
 liabilities
 Demand deposits              51,330                              39,629                             34,855
 Other                         2,695                               2,732                              2,538

                              54,025                              42,361                             37,393
Shareholders' equity          45,087                              32,363                             27,164

Total                       $346,441                            $260,550                           $228,358


Net Interest Revenue                       3.65%    $14,895                   3.88%     $11,705                  4.02%     $10,697
Net yield on interest
 earning assets                            4.66%                              4.87%                              5.05%
Tax equivalent adjustment                  0.28%                              0.22%                              0.19%
Net yield on interest
 earning assets (tax equivalent)           4.94%                              5.09%                              5.24%

(1) Loans classified as non-accruing are included in the average volume classification. Loan fees for all years shown are included in the interest amounts for loans.

The following table reflects the changes in sources of taxable-equivalent interest income and expense between 1997 and 1996 and between 1996 and 1995. The variances resulting from changes in interest rates and the variances resulting from changes in volume are shown.

Analysis of Taxable-Equivalent Interest Increases (Decreases)
(Dollars in Thousands)
                              1997 Change From 1996      1996 Change From 1995
                           ------------------------      ------------------------
                                       Due to(1)                     Due to(1)
                           Amount    Volume    Rate      Amount    Volume    Rate
Interest Revenue:
 Taxable securities        $1,592    $1,784    $(192)    $  521    $  457    $  64
 Non-taxable securities     1,003       996        7        359       547      (188)
 Total securities           2,595     2,780     (185)       880     1,004      (124)
 Loans                      3,507     3,436       71      1,053     1,551      (498)
 Federal funds sold           243       226       17        (42)      (25)      (17)
 Deposits                     (16)      (18)       2        (15)      (20)        5

 Total                      6,329     6,424      (95)     1,876     2,510      (634)

Interest Expense:
 Interest bearing demand
  and savings deposits      1,108       986      122        165       420      (255)
 Other time deposits        1,600     1,696      (96)       581       573         8
 Short-term borrowing          60        52        8        (11)      (19)        8

 Total                      2,768     2,734       34        735       974      (239)

Net interest revenue       $3,561    $3,690    $(129)    $1,141    $1,536     $(395)

(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the change in each.

Tax-equivalent net interest revenue was $1.14 million higher in 1996 compared to 1995. A decrease caused by lower levels of rates in the economy was offset by increases in volume at the Company, primarily on loans and investments. In 1997 compared to 1996, the increase of $3.56 million in net interest revenue was caused almost entirely by the Monroeville purchase. Rate variances were small because interest rates in general were relatively stable.

GRAPH SHOWING TAX EQUIVALENT NET INTEREST MARGIN

1993    4.81%
1994    5.22%
1995    5.24%
1996    5.09%
1997    4.94%

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

The table below sets forth certain information with respect to the Company's average loans, allowance for loan losses, charge-offs and recoveries for the five years ended December 31, 1997.

Summary of Loan Loss Experience
(Dollars in Thousands)
   Year Ended December 31,
                                             1997         1996         1995         1994         1993
Allowance for loan losses -
 Balance at beginning of year             $  2,600     $  2,222     $  2,212     $  2,250     $  2,230
 Balance acquired                                           500

Charge-offs
 Commercial, financial and agricultural        109          341           60          101          239
 Real estate - construction
 Real estate -mortgage                                                                  9           17
 Installment                                   171          193           88           99          104
 Total charge-offs                             280          534          148          209          360

Recoveries
 Commercial, financial and agricultural         18           28           31           59           66
 Real estate - construction
 Real estate -mortgage                           9            7           15           33            8
 Installment                                    65           79           34           27           58
 Total recoveries                               92          114           80          119          132

Net charge-offs                                188          420           68           90          228

Addition to allowance charged to
 operating expense                             273          298           78           52          248

Allowance for loan losses-
 Balance at end of year                   $  2,685     $  2,600     $  2,222     $  2,212     $  2,250

Loans at end of year                      $196,644     $189,160     $144,147     $133,821     $118,454
Ratio of ending allowance
 to ending loans                              1.37%        1.37%        1.54%        1.65%        1.90%
Average loans, net of
 unearned income                          $193,381     $156,606     $140,431     $123,839     $108,699
Non-performing loans                      $    708     $  1,288     $    552     $    564     $  1,483
Ratio of net charge-offs
 to average loans                              .10%         .27%         .05%         .07%         .21%
Ratio of ending allowance to total
 non-performing loans                       379.24%      201.86%      402.54%      392.20%      151.72%

The addition to the allowance charged to operating expense was $273 thousand in 1997 compared to $298 thousand in 1996. The allowance at year-end 1997 was $2.7 million, compared to $2.6 million at year-end 1996.

The allowance for loan losses as a percent of loans was 1.37 percent at both December 31, 1997, and December 31, 1996. The allowance for loan losses represented 3.8 times non-performing loans at December 31, 1997, compared to
2.0 times non-performing loans at December 31, 1996. The improvement resulted from significantly lower non-performing assets at year end 1997 compared to year end 1996. Management reviews the adequacy of the allowance for loan losses on a continuous basis by assessing the quality of the loan portfolio, including non-performing loans, and adjusting the allowance when appropriate. The allowance was considered adequate at December 31, 1997.

Total charge-offs decreased from $534 thousand in 1996 to $280 thousand in 1997, and net charge-offs decreased from $420 thousand to $188 thousand. All of the charge-offs in 1997 occurred in the commercial, financial and agricultural category and in the installment category. These loans were previously identified and fully reserved for prior to charge-off. Commercial, financial and agricultural loans represented 38.9 percent of total charge-offs while installment loans represented 61.1 percent. Recoveries in 1997 were $92 thousand, a decrease from $114 thousand in 1996. Management will continue to vigorously pursue efforts in 1998 to collect previously charged-off loans.

Management currently anticipates that in 1998 total non-performing assets will remain at approximately the same level as 1997. Management further anticipates that net charge-offs for all loan categories as a percent of average loans in these categories will be approximately the same as in 1997.

Non-Performing Assets

Non-performing assets include accruing loans 90 days or more past due, loans on non-accrual, renegotiated loans and other real estate owned. Commercial, business and installment loans are classified as non-accrual by Management upon the earlier of: (i) a determination that collection of interest is doubtful; or (ii) the time at which such loans become 90 days past due unless collateral or other circumstances reasonably assure full collection of principal and interest.

The table below sets forth certain information with respect to accruing loans 90 days or more past due, loans on non-accrual, renegotiated loans and other real estate owned.

Summary of Non-Performing Assets
(Dollars in Thousands)
                                                  December 31,
                                             1997     1996       1995
Accruing loans 90 days or more past due      $ 43     $  190     $ 62
Loans on non-accrual                          665      1,098      490
Renegotiated loans
 Total non-performing loans                   708      1,288      552
Other real estate owned                                   15      308
 Total non-performing assets                 $708     $1,303     $860
Loans 90 days or more past due
 as a percent of loans                       0.02%      0.10%    0.04%
Total non-performing loans
 as a percent of loans                       0.36%      0.68%    0.38%
Total non-performing assets as a percent
 of loans and other real estate owned        0.36%      0.69%    0.60%

Total non-performing assets as a percent of loans and other real estate owned at year-end 1997 was 0.36 percent compared to 0.69 percent at year-end 1996. Significant improvement occurred in all categories.

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

Details of Non-Accrual Loans

GRAPH SHOWING NET-CHARGEOFFS/AVERAGE LOANS AND NON-PERFORMING ASSETS/LOANS AND
 OTHER REAL ESTATE OWNED

                    Net Charge-Offs      Non-Performing Assets
                    /Average Loans       /Loans and Other Real Estate Owned
1993                .21%                 1.63%
1994                .07%                  .60%
1995                .05%                  .60%
1996                .27%                  .69%
1997                .10%                  .36%

The table below shows the impact of non-accrual loans on interest income the past three years. Not included in the table are loans totaling $1.7 million at December 31, 1997, as to which Management has reservations about the ability of the borrowers to comply with present repayment terms. These credits were considered in determining the adequacy of the allowance for possible loan losses and, while current, are regularly monitored for changes within a particular industry or general economic trends which could cause the borrowers severe financial difficulties.

Details of Non-Accrual Loans
(Thousands)
                                            1997        1996         1995
Principal balance at December 31,           $665        $1,098       $490

 Interest that would have been
  recorded under original terms
  for the years ended December 31,          $ 65        $   71       $ 40

 Interest actually recorded
  in the financial statements for
  the years ended December 31,              $ 19        $   30       $  5

Non-Interest Revenue and Non-Interest Expense

Non-Interest Revenue
(In Thousands)
                                                   Year Ended December 31,
                                                 1997       1996       1995
Non-Interest Revenue:
     Trust Department revenue                   $1,289     $1,177     $1,042
     Service charges on deposit accounts         1,369        944        853
     Securities gains, net                          55        108         56
     Gain on sale of other real estate owned                   18
     Other income, charges and fees                490        342        293

     Total                                      $3,203     $2,589     $2,244

In 1997 Trust Department revenue accounted for 40.2 percent of total non-interest revenue at the Company. Increases of 13.0 percent from 1995 to 1996 and 9.5 percent from 1996 to 1997 make this an important component of non-interest revenue. In January, 1998, the trust departments of the Mobile and Brewton banks were merged to form South Alabama Trust Company, a wholly owned subsidiary. This combination will allow the Company to realize certain economies of scale from operational expenses. Other increases in non-interest revenue in 1997 compared to 1996 resulted primarily from the Monroeville purchase.

Non-Interest Expense
(In Thousands)
                                                 Year Ended December 31,
                                              1997        1996        1995
Non-Interest Expense:
     Salaries                               $ 4,966      $4,043      $3,582
     Pension and other employee benefits      1,150         997         927
     Furniture and equipment expenses           950         825         826
     Net occupancy expenses                     816         684         596
     Intangible amortization                    168          28
     Other operating expenses                 3,277       2,579       2,515

     Total                                  $11,327      $9,156      $8,446

Management has intensified efforts to improve the efficiency ratio, calculated as non-interest expense divided by net interest revenue (tax adjusted) plus non-interest revenue. The efficiency ratio in 1997 dropped below 60 percent for the first time from a high of 65.18 percent in 1994. The increases in non-interest expense in 1997 compared to 1996 are almost entirely a result of the Monroeville purchase.

The Company is currently expanding its offices into Baldwin County, a rapidly growing section of southwest Alabama. Expenditures related to construction and personnel costs might initially cause non-interest expense to increase faster than normal. However, Management expects the new locations to ultimately contribute to the growth and profitability of the Company.

GRAPH SHOWING EFFICIENCY RATIO

            Efficiency Ratio

1993        63.81%
1994        65.18%
1995        63.55%
1996        62.26%
1997        59.80%

Income Taxes

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

Income tax expense was $1.8 million in 1997, compared to $1.5 million and $1.4 million in 1996 and 1995, respectively.

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

The Company is in the process of evaluating its operations and information systems to identify and address risks associated with the Year 2000 problem. A Year 2000 committee has been established to review all systems which might be effected. The review includes communication with large corporate customers to determine any credit risks which might be incurred. Based on present information, Management does not believe that its related costs with Year 2000 compliance will be material. Management cannot predict the impact of the Year 2000 on the Company's customers or vendors.

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

Forward Looking Statements

This Annual Report contains certain forward looking information with respect to the financial condition, results of operations and business of the Company, including the Notes to Consolidated Financial Statements and statements contained in the discussion above with respect to security maturities, loan maturities, loan growth, expectations for and the impact of interest rate changes, the adequacy of the loan loss reserve, expected loan losses, the ability to improve the efficiency ratio, and the impact of inflation, unknown trends or regulatory action. The Company cautions readers that forward looking statements, including without limitation those noted above, are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Factors that may cause actual results to differ materially from those contemplated include, among others, the stability of interest rates, the rate of growth of the economy in the Company's market area, the success of the Company's marketing efforts, the ability to expand into new segments of the market area, competition, changes in technology, the strength of the consumer and commercial credit sectors, levels of consumer confidence, the impact of regulation applicable to the Company and the performance of stock and bond markets.

Selected Quarterly Financial Data (Unaudited)
(Dollars in Thousands Except Per Share Amounts)
                                                    1997
                              -------------------------------------------------
                              First      Second     Third      Fourth     Total

Interest revenue              $6,303     $6,421     $6,453     $6,618     $25,795
Interest expense               2,541      2,668      2,768      2,923      10,900

Net interest revenue           3,762      3,753      3,685      3,695      14,895
Provision for loan losses         61         45         38        129         273
Non-interest revenue             696        712        797        998       3,203
Non-interest expense           2,743      2,762      2,783      3,039      11,327
Income before income taxes     1,654      1,658      1,661      1,525       6,498

Income tax expense               483        466        450        371       1,770

Net income                    $1,171     $1,192     $1,211     $1,154     $ 4,728

Net income per share
     Basic                    $  .28     $  .28     $  .29     $ .27      $  1.12
     Diluted                  $  .28     $  .28     $  .28     $ .27      $  1.11



(Dollars in Thousands Except Per Share Amounts)
                                                    1996
                              -------------------------------------------------
                              First      Second     Third      Fourth     Total

Interest revenue              $4,630     $4,617     $4,791     $5,799     $19,837
Interest expense               1,947      1,863      1,953      2,369       8,132

Net interest revenue           2,683      2,754      2,838      3,430      11,705

Provision for loan losses        101         30         36        131         298
Non-interest revenue             670        604        583        732       2,589
Non-interest expense           2,155      2,188      2,209      2,604       9,156
Income before income taxes     1,097      1,140      1,176      1,427       4,840

Income tax expense               343        355        354        434       1,486

Net income                    $  754     $  785     $  822     $  993     $ 3,354

Net income per share
     Basic                    $  .25     $  .26     $  .27     $  .27     $  1.05
     Diluted                  $  .25     $  .26     $  .27     $  .26     $  1.04

Selected Financial Data
(Dollars in Thousands Except Per Share Amounts)
                                    1997         1996         1995         1994         1993
RESULTS OF OPERATIONS:
Interest revenue                  $ 25,795     $ 19,837     $ 18,094     $ 15,270     $ 13,520
Interest expense                    10,900        8,132        7,397        5,234        4,801
Net interest revenue                14,895       11,705       10,697       10,036        8,719
Provision for loan losses              273          298           78           52          248
Non-interest revenue                 3,203        2,589        2,244        2,212        2,322
Non-interest expense                11,327        9,156        8,446        8,177        7,149
Income before income taxes,
 and cumulative effect of change
 in accounting for income taxes      6,498        4,840        4,417        4,019        3,644
Income taxes                         1,770        1,486        1,410        1,237        1,263
Net income before cumulative effect
 of change in accounting for
 income taxes                        4,728        3,354        3,007        2,782        2,381
Cumulative effect of change in
 accounting for income taxes                                                             1,010
Net income                        $  4,728     $  3,354     $  3,007     $  2,782     $  3,391
Basic earnings per share:
 Before cumulative effect of
 change in accounting for
 income taxes                     $   1.12     $   1.05     $   1.00     $    .93     $    .79

 Basic net income per share       $   1.12     $   1.05     $   1.00     $    .93     $   1.13

Diluted earnings per share:
 Before cumulative effect of
 change accounting for
 income taxes                     $   1.11     $   1.04     $    .99     $    .92     $    .79

 Diluted net income per share     $   1.11     $   1.04     $    .99     $    .92     $   1.13


YEAR-END STATEMENT OF CONDITION:
Total assets                      $369,595     $350,077     $244,949     $218,506     $218,704
Loans                              196,644      189,160      144,147      133,821      118,454
Deposits                           315,177      295,287      210,092      185,842      187,392
Shareholders' equity                45,462       47,088       28,797       26,104       24,158

AVERAGE BALANCES:
Total assets                      $346,441     $260,550     $228,358     $216,773     $207,397
Average earning assets             319,895      240,205      211,864      200,333      190,716
Loans                              193,381      156,606      140,431      123,839      108,699
Deposits                           293,349      221,227      194,023      184,623      178,925
Shareholders' equity                45,087       32,363       27,164       25,602       23,101

PERFORMANCE RATIOS:
Net income to:
  Average total assets                1.36%        1.29%        1.32%        1.28%        1.64%
  Average shareholders' equity       10.49%       10.36%       11.07%       10.87%       14.68%
Average shareholders' equity to
 average total assets                13.01%       12.42%       11.90%       11.81%       11.14%
Dividend payout ratio               149.11%(1)    38.10%       32.00%       27.96%       19.47%


(1) Includes special dividend of $1.25 per share

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

At December 31, 1997, the Company had approximately 1,600 shareholders, of record or through registered clearing agents.

                        Market Prices      Regular Cash          Special Cash
                        Per Share          Dividends Declared    Dividends Declared
                             Bid           Per Share             Per Share
                        ----------------   ------------------    -----------------
                         High     Low
1997
1st  Quarter             15 1/2   12 1/2      $.10                  $1.25
2nd  Quarter             18       13           .10
3rd  Quarter             21 1/2   16 1/4       .11
4th  Quarter             24 1/4   19 3/4       .11

1996
1st  Quarter             14 1/2   13          $.10
2nd  Quarter             14 1/2   13 1/4       .10
3rd  Quarter             14 1/2   13           .10
4th  Quarter             14 1/4   12 1/2       .10

1995
1st  Quarter             12 3/4   12 3/4      $.08
2nd  Quarter             12 3/4   12 1/2       .08
3rd  Quarter             14 1/4   12 1/2       .08
4th  Quarter             14 1/4   12 1/2       .08

GRAPH SHOWING EPS AND DIVIDENDS

              Dividends Declared       EPS     Special Dividends
1993               0.22                0.79           0.00
1994               0.26                0.93           0.00
1995               0.32                1.00           0.00
1996               0.40                1.05           0.00
1997               0.42                1.12           1.25

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


     /s/J. Stephen Nelson     /s/ W. Bibb Lamar, Jr.
     Chairman                 President and CEO

                              /s/F. Michael Johnson
                              Chief Financial Officer

Independent Auditors'Report

To South Alabama Bancorporation, Inc. and Subsidiaries:

We have audited the accompanying consolidated statements of condition of South Alabama Bancorporation, Inc. (an Alabama Corporation) and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of the Company"s management.Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of South Alabama Bancorporation, Inc. and Subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1997 in conformity with generally accepted accounting principles.





/s/ Arthur Andersen LLP
Birmingham, Alabama
January 23, 1998

Consolidated Statements of Condition
As of December 31, 1997 and 1996
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)

                                                            December 31,
                                                        ---------------------
                                                        1997          1996
ASSETS:
Cash and due from banks                                 $ 16,504      $ 20,230
Federal funds sold                                        25,293         9,683
     Total cash and cash equivalents                      41,797        29,913
Interest-bearing bank balances                               100           100
Investment securities available for sale,
 including net unrealized gains  of $1,305
 in 1997 and $406 in 1996                                110,255       100,912
Investment securities held to maturity
     (market value: 1997-$8,483, 1996-$17,015)             8,345        16,861

Loans                                                    196,644       189,160
Less: Unearned income                                       (127)         (130)
       Allowance for loan losses                          (2,685)       (2,600)
       Loans, net                                        193,832       186,430

Premises and equipment, net                                7,064         7,151
Other real estate owned                                                     15
Accrued income receivable                                  3,447         3,453
Deferred tax asset                                                          70
Intangible assets                                          3,993         4,160
Other assets                                                 762         1,012
     Total                                              $369,595      $350,077

LIABILITIES:
Deposits
     Interest bearing                                   $256,273      $237,091
     Non-interest bearing                                 58,904        58,196
     Total deposits                                      315,177       295,287

Short-term borrowings                                      6,468         5,162
Deferred tax liability                                       165
Other liabilities                                          2,323         2,540
     Total liabilities                                   324,133       302,989

SHAREHOLDERS' EQUITY:
Preferred stock - no par value
     Shares authorized - 500
     Shares outstanding - none
Common stock - $.01 par value
     Shares authorized - 5,500
     Shares outstanding - 4,246 in 1997
      and 4,227 in 1996                                       42            42
Capital surplus                                           33,244        33,092
Net unrealized gain on securities available for
     sale, net of taxes of $490 in 1997 and
     $154 in 1996                                            815           253
Retained earnings                                         11,361        13,701
     Total shareholders' equity                           45,462        47,088
     Total                                              $369,595      $350,077

See notes to consolidated financial statements.

Consolidated Statements of Income
For the Years Ended December 31, 1997, 1996 and 1995
South Alabama Bancorporation, Inc. and Subsidiaries
(In Thousands, Except Earnings Per Share)




                                                    Year Ended December 31,
                                               -------------------------------
                                                1997        1996        1995
INTEREST REVENUE:
  Loans                                        $18,139     $14,632     $13,579
  Investment securities - taxable                5,421       3,829       3,308
  Investment securities - non-taxable            1,548         916         690
  Federal funds sold                               678         435         477
  Interest-bearing bank balances                     9          25          40
  Total interest revenue                        25,795      19,837      18,094
INTEREST EXPENSE:
  Deposits                                      10,637       7,929       7,183
  Short-term borrowings                            263         203         214
  Total interest expense                        10,900       8,132       7,397
  Net interest revenue                          14,895      11,705      10,697
Provision for loan losses                          273         298          78
  Net interest revenue after
   provision for loan losses                    14,622      11,407      10,619
NON-INTEREST REVENUE:
  Trust department income                        1,289       1,177       1,042
  Service charges on deposit accounts            1,369         944         853
  Securities gains, net                             55         108          56
  Gain on sale of other real estate owned                       18
  Other income,charges and fees                    490         342         293
  Total non-interest revenue                     3,203       2,589       2,244
NON-INTEREST EXPENSE:
  Salaries                                       4,966       4,043       3,582
  Pensions and other employee benefits           1,150         997         927
  Furniture and equipment expense                  950         825         826
  Net occupancy expense                            816         684         596
  Intangible amortization                          168          28
  Other expense                                  3,277       2,579       2,515
  Total non-interest expense                    11,327       9,156       8,446
Income before income taxes                       6,498       4,840       4,417
Income tax expense                               1,770       1,486       1,410
NET INCOME                                     $ 4,728     $ 3,354     $ 3,007

Basic earnings per share                       $  1.12     $  1.05     $  1.00
Diluted earnings per share                     $  1.11     $  1.04     $   .99

See notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31, 1997, 1996 and 1995
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)



                                                                                  Net
                                                                                  Unrealized
                                             Common Stock                         Gain (Loss) On
                                             ------------------                   Securities
                                             Shares                  Capital      Available           Retained
                                             Issued      Amount      Surplus      For Sale            Earnings     Total

Balance, December 31, 1994                   2,999       $  30       $16,507      $  (57)             $  9,624     $26,104

Dividends paid($.32 per share)                                                                            (960)       (960)
Net change in unrealized gain (loss)
 on securities, due to the
 reclassification of securities from
 held to maturity to available for sale,
 net of taxes of $59                                                                 101                               101
Net change in unrealized gain(loss)
 on securities available
 for sale, net of taxes of $362                                                      514                   514

Common stock issued                              3                        31                                            31

Net income                                                                                               3,007       3,007

Balance, December 31, 1995                   3,002          30        16,538         558                11,671      28,797

Dividends paid($.40 per share)                                                                          (1,324)     (1,324)
Net change in unrealized gain (loss)
 on securities available for sale,
 net of taxes of $185                                                               (305)                             (305)

Common stock issued in business
     combination                             1,225          12        16,554                                        16,566

Net income                                                                                               3,354       3,354

Balance, December 31, 1996                   4,227          42        33,092         253                13,701      47,088

Dividends paid($1.67 per share)                                                                         (7,068)     (7,068)
Net change in unrealized gain (loss)
     on securities available for sale,
     net of taxes of $336                                                            562                               562

Common stock options exercised                  19                       152                                           152

Net income                                                                                               4,728       4,728

Balance, December 31, 1997                   4,246       $  42       $33,244      $  815               $11,361     $45,462

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
For the Years Ended December 31, 1997, 1996 and 1995
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars in Thousands)

                                                  Year Ended December 31,
                                              --------------------------------
                                              1997        1996        1995
OPERATING ACTIVITIES:
 Net income                                   $  4,728    $  3,354    $  3,007
 Adjustments to reconcile net income to
  net cash provided by operating activities
 Depreciation and amortization                   1,363         948         821
 Provisions for losses on loans                    273         298          78
 Gain on sale of other real estate                             (18)
 Gain on sale of premises and equipment            (87)
 Securities (gains) and losses, net                (55)       (108)        (56)
 Deferred income tax provision (benefit)          (101)         11         (71)
 (Increase) decrease in:
 Accrued income receivable                           6         (99)       (138)
 Other assets                                      250        (391)         86
 (Decrease) increase in other liabilities         (217)       (273)        435

Net cash provided by operating activities        6,160       3,722       4,162

INVESTING ACTIVITIES:
 Net decrease in interest-bearing bank balances                552           8
 Net increase in loans                          (7,675)    (23,379)    (10,421)
 (Purchase) sale  of premises
  and equipment, net                              (622)     (1,383)     (1,773)
 Proceeds from sale of other real estate owned      15         311
 Proceeds from maturities of securities
  held to maturity                               8,461       5,461       6,926
 Proceeds from maturities of securities
  available for sale                            19,652       9,484       3,658
 Proceeds from sales of securities
  available for sale                             4,801       9,713       1,943
 Purchases of securities held to maturity          (10)       (995)     (5,294)
 Purchases of securities available for sale    (33,178)    (21,438)     (5,490)
 Net cash acquired from business combination                 9,001

Net cash used in investing activities           (8,556)    (12,673)    (10,443)

FINANCING ACTIVITIES:
 Net increase in deposits                       19,890       6,672      24,250
 Net increase (decrease) in short-term
  borrowings                                     1,306       1,112        (935)
 Dividends paid                                 (7,068)     (1,324)       (960)
 Proceeds from issuance of stock                   152                      31

Net cash provided by financing activities       14,280       6,460      22,386

NET INCREASE (DECREASE) IN CASH
     AND CASH EQUIVALENTS                       11,884      (2,491)     16,105

CASH AND CASH EQUIVALENTS AT
     BEGINNING OF YEAR                          29,913      32,404      16,299

CASH AND CASH EQUIVALENTS AT
     END OF YEAR                              $ 41,797    $ 29,913    $ 32,404

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
For the Years Ended December 31, 1997, 1996 and 1995
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)


Note 1.   Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of South Alabama Bancorporation, Inc.
(the "Company") and its wholly-owned subsidiaries, South Alabama Bank, formerly The Bank of Mobile, (the "Mobile Bank"), First National Bank, Brewton (the "Brewton Bank"), Monroe County Bank (the "Monroeville Bank") (collectively the "Banks") and South Alabama Trust Company (the "Trust Company"). All significant intercompany accounts and transactions are eliminated. The Banks are engaged in the business of obtaining funds, primarily in the form of deposits, and investing such funds in commercial and real estate loans and investment securities in Mobile, Brewton, Monroeville and the surrounding areas. The Banks also offer a range of other commercial bank services including trust and investment products.

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

Supplemental disclosures of cash flow information and non-cash transactions related to cash flows for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                                      1997        1996         1995
Cash Paid For:
     Interest                                         $10,859     $  8,191     $ 6,946
     Income taxes                                       1,935        1,819       1,475

Non-cash transactions
     Reclassification of securities from held to
          maturity to available for sale                                        20,263
     Details of acquisition:
     Fair value of tangible assets acquired                         96,593
     Liabilities assumed                                           (80,027)
     Stock issued                                                  (16,566)
          Cash paid                                                      0
     Less cash acquired                                             (9,001)
     Net cash acquired                                            $ (9,001)

INVESTMENT SECURITIES - Investment securities available for sale are carried at fair value. Unrealized gains and losses are excluded from earnings and reported net of tax, as a separate component of shareholders' equity until realized. Securities within the available for sale portfolio may be used as part of the Company's asset/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk or other similar economic factors. The specific identification method is used to compute gains or losses on the sale of these assets.

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

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is maintained at a level considered by Management to be sufficient to absorb losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance and the amount of the provision charged to expense is based on periodic reviews of the portfolio, past loan loss experience, current and expected economic conditions and such other factors which, in Management's judgement, deserve current recognition in estimating loan losses. This determination also considers the balance of impaired loans (which are generally considered to be nonperforming loans, excluding residential mortgages and other homogeneous loans). Specific allowances for impaired loans are based on comparisons of the recorded carrying values of the loans to the present value of these loans' estimated cash flows at each loan's effective interest rate, the fair value of the collateral, or the loans' observable market price. Recovery of the carrying value of loans is dependent to a great extent on economic, operating and other conditions that may be beyond the Company's control.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation and amortization. The provision for depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets or terms of the leases as applicable.

OTHER REAL ESTATE OWNED - Other real estate owned is carried at the lower of the recorded investment in the loan or fair value, less costs to dispose. Any excess of the recorded investment over fair value, less costs to dispose, is charged to the allowance for loan losses at the time of foreclosure. A provision is charged to earnings and a related valuation account for subsequent losses on other real estate owned is established when, in the opinion of Management, such losses have occurred. The ability of the Company to recover the carrying value of real estate is based upon future sales of the real estate. The ability to effect such sales is subject to market conditions and other factors, all of which are beyond the Company's control. The recognition of sales and sales gains is dependent upon whether the nature and term of the sales and upon the future involvement of the Company, if any, meet certain defined requirements. If not met, sale and gain recognition would be deferred.

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

INTANGIBLE ASSETS - Intangible assets, primarily goodwill, are amortized on the straight-line basis over 25 years. The Company continually evaluates whether events and circumstances have occurred that indicate that such assets have been impaired. Measurement of any impairment of such assets is based on those assets' fair value, with the resulting charge recorded as a loss. There were no significant impairment losses recorded in 1997.

TRUST DEPARTMENT ASSETS AND INCOME - Assets held by the Trust Company in a fiduciary capacity for customers are not included in the consolidated financial statements. Fiduciary fees on trust accounts are generally recognized on the cash basis. The income recognized on the cash basis is not materially different from that which would be reported on the accrual basis.

MARKET RISK MANAGEMENT - Market risk is a risk of loss arising from adverse changes in market prices and rates. The Company's market risk is comprised primarily of interest rate risk created by its lending and deposit taking activities. Management addresses this risk through an active Asset/Liability Management process and through management of loan and investment portfolio maturities and repricing.

OTHER - In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. The Company adopted the provisions of the Standard on January 1, 1997. Based on the Company's current operating activities, the adoption of this statement did not have a material impact on the Company's financial condition or results of operations.

In June 1997, FASB issued SFAS No. 130, Reporting of Comprehensive Income. This Statement established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of financial statements. This Statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income, be reported in financial statements and are displayed with the same prominence as other financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

In June 1997, FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. This Statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments. This Statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application comparative information for earlier years is to be restated.

Management believes there will be no material effect on the consolidated financial statements from the adoption of these pronouncements.

Certain reclassifications of 1996 and 1995 balances have been made to conform with classifications used in 1997.

Note 2.   Merger
On October 31, 1996, the Company acquired First Monco Bancshares, Inc. ("FMB") and its wholly-owned subsidiary, the Monroeville Bank. This transaction was accounted for under the purchase method of accounting and, accordingly, the 1996 consolidated statement of income includes the Monroeville Bank's results of operations subsequent to that date.

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

Assuming the acquisition of FMB had been consummated at January 1, 1995, the consolidated results of operations on a pro forma basis for the years ended December 31, 1996 and 1995, would have been as follows:

                                      1996               1995
     Net Interest Income              $14,527            $13,931
     Net Income                         4,296              4,215
     Earnings Per Share:
          Basic                       $  1.02            $  1.00
          Diluted                        1.01                .99

Note 3.   Restrictions on Cash and Due From Bank Accounts
The Banks are required to maintain average reserve balances with the Federal Reserve Bank. The average of those reserve balances for the years ended December 31, 1997 and 1996 was approximately $1,985 and $2,229, respectively.

Note 4.   Investment Securities

The following summary sets forth the amortized cost amounts and the corresponding market values of investment securities available for sale at December 31, 1997 and 1996:


                                             Gross          Gross          Estimated
                              Amortized      Unrealized     Unrealized     Market
                              Cost           Gains          Losses         Value
1997:
U.S. Treasury securities       $  7,546      $  135                        $  7,681
Obligations of U.S.
 Government agencies             42,645         105         $102             42,648
Obligations of states and
 political subdivisions          36,350       1,110           25             37,435
Other investments                22,409          90            8             22,491

     Total                     $108,950      $1,440         $135           $110,255
1996:
U.S. Treasury securities       $  8,092          79                        $  8,171
Obligations of U.S.
 Government agencies             41,701          67         $324             41,444
Obligations of states and
 political subdivisions          28,201         648          103             28,746
Other investments                22,512          40            1             22,551

     Total                     $100,506      $  834         $428           $100,912

The following summary sets forth the amortized cost amounts and the corresponding market values of investment securities held to maturity at December 31, 1997 and 1996:

                                             Gross          Gross          Estimated
                               Amortized     Unrealized     Unrealized     Market
                               Cost          Gains          Losses         Value
1997:
U.S. Treasury securities       $  3,992      $   44                        $  4,036
Obligations of U.S.
 Government agencies              1,514           6         $  6              1,514
Obligations of states and
 political subdivisions           2,591          94                           2,685
Other investments                   248                                         248
          Total                $  8,345      $  144         $  6           $  8,483
1996:
U.S. Treasury securities       $  9,058      $   94                        $  9,152
Obligations of U.S.
 Government agencies              4,175           3         $ 24              4,154
Obligations of states and
 political subdivisions           3,380          84            3              3,461
Other investments                   248                                         248
          Total                $ 16,861      $  181         $ 27           $ 17,015

Securities with a carrying value of approximately $58,330 and $53,684 at December 31, 1997 and 1996, respectively, were pledged to secure deposits of public funds and trust deposits. Additionally, investment securities with a carrying value of approximately $2,138 and $4,460 at December 31, 1997 and 1996, respectively, were pledged to secure repurchase agreements.

Proceeds from the sales of securities available for sale were $4,801 in 1997 and $9,713 in 1996. Gross realized gains on sale of these securities were $79 in 1997 and $165 in 1996, and gross realized losses were $24 in 1997 and $57 in 1996.

Maturities of investment securities as of December 31, 1997, are as follows:

                            Available for Sale        Held to Maturity
                           --------------------      ------------------
                           Amortized   Market        Amortized   Market
                           Cost        Value         Cost        Value
                           --------------------      ------------------
 Due in 1 year or less     $ 14,801    $ 14,818      $3,061      $3,078
 Due in 1 to 5 years         39,257      39,694       2,283       2,316
 Due from 5 to 10 years      31,391      31,794       1,908       1,975
 Due in over 10 years        23,501      23,949       1,093       1,114

     Total                 $108,950    $110,255      $8,345      $8,483

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

Note 5.   Loans
A summary of loans follows:

                                                         December 31,
                                                   1997              1996
Commercial, financial and agricultural             $ 64,425          $ 62,152
Real estate - construction                            7,559            11,196
Real estate - mortgage                               96,331            88,107
Consumer, installment and single pay                 28,329            27,705
Total                                              $196,644          $189,160

In the normal course of business, the Banks make loans to directors, executive officers, significant shareholders and their affiliates (related parties). Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and in Management's opinion, do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was $10,550 at December 31, 1997, and $10,700 at December 31, 1996. During 1997, $10,847 of new loans and advances were made, and principal repayments totaled $10,997. Outstanding commitments to extend credit to related parties totaled $15,021 at December 31, 1997.

At December 31, 1997 and 1996, non-accrual loans totaled $665 and $1,098, respectively. The amount of interest income that would have been recorded during 1997 and 1996, if these non-accrual loans had been current in accordance with their original terms, was $65 and $71, respectively. The amount of interest income actually recognized on these loans during 1997 and 1996 was $19 and $30, respectively.

At December 31, 1997 and 1996, the recorded investments in loans that were considered to be impaired under SFAS 114 were $665 and $1,098, respectively (all of which were carried on a non-accrual basis). Included in this amount is $615 in 1997 and $1,070 in 1996 of impaired loans for which the related allowance for loan losses is $269 in 1997 and $415 in 1996. The amounts of impaired loans that did not have allowances for loan losses were $50 in 1997 and $28 in 1996. The average recorded investment amounts in impaired loans during the years ended December 31, 1997 and 1996, were approximately $561 and $859, respectively. For the years ended December 31, 1997 and 1996, the amount of interest income recognized on impaired loans was immaterial.

Note 6.   Allowance for Loan Losses
The allowance for loan losses is summarized as follows:

                                          Year Ended December 31,
                                         1997      1996      1995

Balance at the beginning of year        $ 2,600   $ 2,222   $ 2,212
 Balance acquired                                     500
 Provision charged to operating expense     273       298        78
 Losses charged off                        (280)     (534)     (148)
 Recoveries                                  92       114        80
Balance at the end of the year          $ 2,685   $ 2,600   $ 2,222

Activity in the allowance for losses on other real estate owned was not significant in 1997, 1996 and 1995.

Note 7.   Premises and Equipment
Premises and equipment are summarized as follows:

                                                                December 31,
                                                              1997       1996
Land and land improvements                                  $ 1,696    $ 1,659
Bank buildings and improvements                               3,738      3,848
Furniture, fixtures and equipment                             6,002      5,403
Leasehold improvements                                        2,163      2,133
     Total                                                   13,599     13,043
Less accumulated depreciation and amortization                6,535      5,892
     Premises and equipment - net                           $ 7,064    $ 7,151

The provision for depreciation and amortization charged to operating expense in 1997, 1996 and 1995 amounted to $796, $704 and $700, respectively.

Note 8.   Deposits

The following summary presents the detail of interest bearing deposits:

                                                     December 31,
                                                    1997      1996

Interest bearing checking accounts                 $ 56,682   $ 54,315
Savings accounts                                     22,849     22,823
Money market savings accounts                        53,517     48,070
Time deposits ($100 thousand or more)                44,494     34,980
Other time deposits                                  78,731     76,903
     Total                                         $256,273   $237,091

The following summary details interest expense on deposits:

                                               Year Ended December 31,
                                              1997      1996     1995

Interest bearing checking accounts           $ 1,429    $  892   $  897
Savings accounts                                 708       475      427
Money market savings accounts                  2,123     1,785    1,663
Time deposits ($100 thousand or more)          2,023     1,448    1,476
Other time deposits                            4,354     3,329    2,720
     Total                                   $10,637    $7,929   $7,183

The following table reflects maturities of time deposits of $100 or more at December 31, 1997:

     Less than 1 year    1 to 5 years   5 to 10 years  Total
     $37,655             $4,362         $2,477         $44,494

Note 9.   Short-Term Borrowings

Following is a summary of short-term borrowings:

                                                    December 31,
                                                   1997      1996

Securities sold under agreement to repurchase     $5,685    $4,460
Other short-term borrowings                          783       702
Total                                             $6,468    $5,162

Weighted average interest rate at year-end          4.85%     4.59%

Weighted average interest rate on
     amounts outstanding during the year
     (based on average of daily balances)           4.95%     4.80%

Information concerning securities sold under agreement to repurchase summarized as follows:

                                                   1997      1996
Average balance during the year                   $4,733    $3,422
Average interest rate during the year               4.86%     4.44%
Maximum month-end balances during the year        $6,021    $5,858

Federal funds purchased and securities sold under agreements to repurchase generally represented overnight borrowing transactions. Other short-term borrowings consist of demand notes owed to the U.S. Treasury.

At December 31, 1997 and 1996, securities sold under agreements to repurchase had average interest rates of 4.80% and 4.50%, respectively. Included in the balances of securities sold under agreements to repurchase at December 31, 1997 and 1996, were repurchase agreements to related parties of $3,710 and $3,300, respectively.

Note 10.  Accounting for Income Taxes
The components of income tax expense are as follows:

                                                     Year Ended December 31,
                                                     1997      1996      1995
Current income tax expense:
     Federal                                       $1,620    $1,466    $1,321
     State                                            251         9       160
Total                                               1,871     1,475     1,481

Deferred income tax expense (benefit):
     Federal                                          (90)       10       (59)
     State                                            (11)        1       (12)

Total                                                (101)       11       (71)

Total                                              $1,770    $1,486    $1,410

Total income tax expense differed from the amount computed using the applicable statutory Federal income tax rate of 34 percent applied to pretax earnings for the following reasons:

                                                      Year Ended December 31,
                                                     1997      1996      1995

Income tax expense at statutory rate               $2,209    $1,646    $1,502
Increase (decrease) resulting from:
Tax exempt interest                                  (534)     (312)     (235)
Reduced interest deduction on debt
    used to carry tax-exempt securities                48        43        25
State income tax, net of federal benefit              158         7        98
Other, net                                           (111)      102        20

Total                                              $1,770    $1,486    $1,410

Effective tax rate                                   27.3%     30.7      31.7%

The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1997 and 1996 are presented below:

                                                          December 31,
                                                       1997         1996

Deferred tax assets:
Allowance for loan losses and other
     real estate not currently deductible            $   684      $   779
Accrued pension cost not currently deductible             65           99
Accrued expenses                                         156          113
Other                                                    118           27
Total deferred tax assets                              1,023        1,018

Deferred tax liabilities:
Unrealized gain on securities available for sale        (490)        (154)
Differences between book and tax basis of property      (528)        (498)
Other                                                   (170)        (296)
Total deferred tax liabilities                        (1,188)        (948)
Net deferred tax asset (liability)                   $  (165)     $    70

There was no valuation allowance during either 1997 or 1996.

Note 11.  Retirement Plans

The Company sponsors a defined benefit retirement plan which covers all full-time employees who have met certain age and length-of-service requirements. It is the Company's policy to fund the retirement plans in amounts deductible for federal income tax purposes. Plan assets consist of corporate debt securities, common stock and U.S. Government securities. Charges to operating expenses with respect to the retirement plans were comprised of the following:

                                                 Year Ended December 31,
                                                1997      1996      1995

Service cost                                   $ 306     $ 248     $ 214
Interest on projected benefit obligation         340       196       141
Return on plan assets                           (448)     (204)     (132)
Net amortization and deferral                    (11)        4         4
     Total expense                             $ 187     $ 244     $ 227

The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation, were 7% and 5%, respectively, for 1997, 7.5% and 5%, respectively, for 1996, and 7% and 5%, respectively, for 1995. The expected long-term rate of return on plan assets was 8% for all three years.

The funding status of the plans is as follows:

                                                                December 31,
                                                             1997        1996
Actuarial present value of
     benefit obligations:
             Vested benefit                                 $3,654      $3,354
             Non-vested benefits                               181         118
Accumulated benefit obligation                               3,835       3,472
Effect of future compensation                                1,395       1,160
Projected benefit obligation                                 5,230       4,632
Plan assets at fair value                                    6,221       5,697
Projected benefit obligation
     in excess of plan assets                                 (991)     (1,065)
Unrecognized prior service cost                                 92         (37)
Unrecognized net gain (loss) from past
     experience different from that assumed
     and effects of change in assumptions                       19         374
Unrecognized net obligation
     being recognized over 28 years                             30         (30)
Prepaid pension costs                                       $ (850)     $ (758)

Note 12.  Earnings Per Share

In 1997, the Company adopted SFAS No. 128, "Earnings Per Share," effective December 15, 1997. Basic earnings per share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the years ended December 31, 1997, 1996 and 1995. Diluted earnings per share for the years ended December 31, 1997, 1996 and 1995, were computed by dividing net income by the weighted average number of shares of common stock outstanding and the dilutive effects of the shares awarded under the Stock Option plans, based on the treasury stock method using an average fair market value of the stock during the respective periods. As a result, the Company's reported earnings per share for 1996 and 1995 were restated. The following table represents the earnings per share calculations for the years ended December 31, 1997, 1996 and 1995 accompanied by the effect of this accounting change on previously reported earnings per share:

                                                                      Per Share
                       December 31, 1997           Income   Shares    Amount
-------------------------------------------------------------------------------
Net Income:                                        $4,728
Basic earnings per share:
 Income available to common shareholders            4,728   4,234     $  1.12
Dilutive securities:
 Stock option plan shares                                      41
Dilutive earnings per share:
 Income available to common shareholders
  plus assumed conversions                         $4,728    4,275    $  1.11


                                                                      Per Share
                       December 31, 1996           Income    Shares   Amount
-------------------------------------------------------------------------------
Net Income:                                        $3,354
Basic earnings per share:
 Income available to common shareholders            3,354    3,203    $  1.05
Dilutive securities:
     Stock option plan shares                                   19
Dilutive earnings per share:
 Income available to common shareholders
  plus assumed
conversions                                        $3,354    3,222     $  1.04


                                                                       Per Share
                       December 31, 1995           Income    Shares    Amount
--------------------------------------------------------------------------------
Net Income:                                        $3,007
Basic earnings per share:
     Income available to common shareholders        3,007    2,999     $ 1.00
Dilutive securities:
     Stock option plan shares                                   49
Dilutive earnings per share:
 Income available to common shareholders
  plus assumed conversions                         $3,007    3,048     $  .99


                                                       December 31,
                                                      1996      1995
Changes in previously reported EPS:
Earnings (loss) per share, as reported                $1.05     $1.00
Earnings (loss) per share, as amended:
     Basic                                            $1.05     $1.00
     Diluted                                          $1.04     $ .99

Note 13. Stock Options

The Company utilizes the intrinsic value method of accounting for stock option grants. As the option exercise price is considered to be equal to the fair value of the stock at the date of grant, no compensation cost is recognized.

The Company has two incentive stock option plans, the South Alabama Incentive Stock Option Plan (the "SAB Plan" and the Mobile National Stock Option Plan (the "MBNC Plan").

The MBNC Plan was terminated in 1993 upon the creation of South Alabama Bancorporation. The remaining granted and outstanding options are convertible into common shares of the Company. At December 31, 1997, options for 23 shares were granted and outstanding under the MBNC Plan.

The Company may grant options for up to 200 shares under the SAB Plan and has granted options outstanding of 132 shares through December 31, 1997. Under both the SAB and MBNC Plans, the option exercise price equals the stock's market price at the date of grant. The options vest upon issuance and expire after ten years.

Had compensation costs for these plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                              1997      1996      1995

Net Income:         As reported              $4,728    $3,354    $3,007
                    Pro forma                 4,654     3,242     2,831

Earnings per share: As reported or restated
               Basic                         $ 1.12    $ 1.05    $ 1.00
               Diluted                         1.11      1.04       .99

          Pro forma
               Basic                         $ 1.10    $ 1.01    $  .94
               Diluted                         1.09      1.01       .93

Because the Statement 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation costs may not be representative of that to be expected in future years for future grants of stock options.

A summary of the status of the Company's two stock option plans at December 31, 1997, 1996, and 1995 and the changes during the years then ended is as follows:

                                            1997                         1996                        1995
                                   ----------------------      ------------------------     -----------------------
                                            Weighted Avg.                Weighted Avg.               Weighted Avg.
                                   Shares   Exercise Price     Shares    Exercise Price     Shares   Exercise Price
Outstanding at beginning of year   150      $12.02             124       $11.71              89      $11.09
     Granted                        28       14.02              26        13.50              38       13.00
     Exercised                      19        8.26                                            3       10.00
     Forfeited                       4       13.18
Outstanding at end of year         155      $12.79             150       $12.02             124      $11.71

Exercisable at end of year         128      $12.52             124       $11.71              86      $11.13

Weighted average fair value of
     the options granted            $3.24                      $4.27                         $4.56

At December 31, 1997, 128 of the 155 options outstanding have exercise prices between $6 and $13 with a weighted average exercise price of $12.52 and an average remaining contractual life of 6.7 years. All of these options are exercisable. The remaining 27 options outstanding at December 31, 1997 consist of options granted during fiscal 1997 and have exercise prices between $14 and $21, with a weighted average exercise price of $14 and an average remaining contractual life of 9.1 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively; risk-free interest rates of 6.33%, 5.73% and 7.03%; expected dividend yields of 3.6%, 2.4% and 2.5%; expected lives of 10 years; and expected volatility of .25,
 .22 and .22, respectively.

Note 14.  Regulatory Matters

The Company's principal source of funds for dividend payments is dividends from the Banks. Dividends payable by a bank in any year, without prior approval of the appropriate regulatory body, are limited to the bank's net profits (as defined) for that year combined with its net profits for the two preceding years. The dividends, as of January 1, 1998, that the Banks could declare, without the approval of regulators, amounted to $1,667.

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

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the tables below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997 and 1996, that the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 1997 and 1996, the most recent notification from the regulatory authorities categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the tables below.

Actual capital amounts and ratios are presented in the table below for the Banks and the consolidated company.

                                                                    To Be Well Capitalized
                                               For Capital          Under Prompt Corrective
                                Actual         Adequacy Purposes    Action Provisions
                            ---------------    -----------------    -----------------------
                            Amount    Ratio    Amount    Ratio      Amount    Ratio
December 31, 1997
Total Capital (to
  Risk Weighted Assets)
 Consolidated               $43,339   18.4%    $18,864   8.0%
 South Alabama Bank          16,432   14.0       9,379   8.0        $11,724   10.0%
 First National Bank         14,595   20.5       5,702   8.0          7,127   10.0
 Monroe County Bank          11,146   22.8       3,906   8.0          4,882   10.0

Tier I Capital (to
  Risk Weighted Assets)
 Consolidated               $40,654   17.2%    $ 9,432   4.0%
 South Alabama Bank          15,011   12.8       4,690   4.0        $ 7,035    6.0%
 First National Bank         13,795   19.4       2,851   4.0          4,276    6.0
 Monroe County Bank          10,683   21.9       1,953   4.0          2,929    6.0

Tier I Capital (to
  Average Assets)
 Consolidated               $40,654   11.5%    $14,162   4.0%
 South Alabama Bank          15,011    9.6       6,274   4.0        $ 9,410    6.0%
 First National Bank         13,795   12.9       4,267   4.0          6,401    6.0
 Monroe County Bank          10,683   11.9       3,593   4.0          5,390    6.0


                                                                    To Be Well Capitalized
                                               For Capital          Under Prompt Corrective
                                 Actual        Adequacy Purposes    Action Provisions
                            ---------------    -----------------    -----------------------
                            Amount    Ratio    Amount    Ratio      Amount     Ratio
December 31, 1996
Total Capital (to
  Risk Weighted Assets)
 Consolidated               $45,275   20.5%    $17,668   8.0%
 South Alabama Bank          15,591   14.1       8,855   8.0        $11,069    10.0%
 First National Bank         15,739   22.9       5,488   8.0          6,861    10.0
 Monroe County Bank          13,054   27.5       3,798   8.0          4,747    10.0

Tier I Capital (to
  Risk Weighted Assets)
 Consolidated               $42,675   19.3%    $ 8,834   4.0%
 South Alabama Bank          14,206   12.8       4,427   4.0          6,641     6.0%
 First National Bank         15,014   21.9       2,744   4.0          4,116     6.0
 Monroe County Bank          12,564   26.5       1,899   4.0          2,848     6.0

Tier I Capital (to
  Average Assets)
 Consolidated               $42,675   13.9%    $12,304   4.0%
 South Alabama Bank          14,206    9.9       5,740   4.0          8,610     6.0%
 First National Bank         15,014   14.2       4,242   4.0          6,364     6.0
 Monroe County Bank          12,564   21.7       2,348   4.0          3,523     6.0

Note 15.  Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to Management as of December 31,1997. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

Commitments to extend credit and standby letters of credit - The value of these unrecognized financial instruments is estimated based on the fee income associated with the commitments which, in the absence of credit exposure, is considered to approximate their settlement value. As no significant credit exposure exists and because such fee income is not material to the Company's financial statements at December 31, 1997, the fair value of these commitments is not presented.

Many of the Company's assets and liabilities are short-term financial instruments whose carrying amounts reported in the statement of condition approximate fair value. These items include cash and due from banks, interest-bearing bank balances, federal funds sold, other short-term borrowings and accrued interest receivable and payable balances. The estimated fair values of the Company's remaining on-balance sheet financial instruments as of December 31, 1997 and 1996, are summarized below.

                                                       1997                      1996
                                               ---------------------    ---------------------
                                                           Estimated                Estimated
                                               Carrying    Fair         Carrying    Fair
                                               Value       Value        Value       Value
Financial assets:
 Investment securities available for sale      $110,255    $110,255     $100,912    $100,912
 Investment securities held to maturity           8,345       8,483       16,861      17,015
 Loans, net of allowance for loan losses        193,832     191,876      186,430     185,624
Financial liabilities:
 Deposits                                      $315,177    $315,121     $295,287    $295,379

SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. The disclosures also do not include certain intangible assets, such as customer relationships, deposit base intangibles and goodwill. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.


Note 16.  Commitments and Contingencies

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

                                     December 31,
                                   1997      1996
     Standby letters of credit     $ 3,528   $ 1,412
     Commitments to extend credit   60,982    48,060

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

At December 31, 1997, the Company was under contract to lease certain bank premises and equipment. The terms of these contracts vary and are subject to certain changes at renewal. Future minimum rental payments required under operating leases having initial or remaining noncancelable terms in excess of one year as of December 31, 1997 were not significant.

Rental expense under all operating leases amounted to $173, $195, and $276 in 1997, 1996, and 1995, respectively.

The Company and its Banks are the subject of claims and disputes arising in the normal course of business. Management, through consultation with their legal counsel, is of the opinion that these matters will not have a material impact on results of operations.

Note 17.  Non-Interest Expense
Components of other non-interest expense are as follows:

                                         Year Ended December 31,
                                      1997         1996        1995

Advertising                          $  168       $  130      $  222
FDIC assessment                          34            7         215
Professional services                   298          290         236
Stationery and supplies                 264          286         231
Other                                 2,513        1,866       1,611
Total                                $3,277       $2,579      $2,515

Note 18.  Condensed Parent Company Financial Statements

Condensed Statements of Condition
                                                    December 31,
                                                 1997          1996
ASSETS
Cash and short-term investments                 $   328      $    26
Investment in subsidiaries - eliminated
     upon consolidation                          44,297       46,196
Land                                                691          691
Other assets                                        146          179

     Total                                      $45,462      $47,092

LIABILITIES
Other liabilities                                            $     4

SHAREHOLDERS' EQUITY
Preferred stock - no par value
     Shares authorized  -  500
     Share outstanding  - none
Common stock - $.01 par value
     Shares authorized  -  5,500
     Shares outstanding - 4,246 in 1997
     and 4,227 in 1996                          $    42           42
Capital surplus                                  33,244       33,092
Net unrealized gain on securities
     available for sale                             815          253
Retained earnings   11,361    13,701

     Total shareholders' equity                  45,462       47,088
     Total                                      $45,462      $47,092

Condensed Statements of Operations


                                              Year Ended December 31,
                                             1997      1996      1995
Cash dividends from
     subsidiaries                           $7,403    $1,442    $1,460

Securities gain                                                     46
Other income                                     1                   1

     Total income                            7,404     1,442     1,507

Expenses - other                               215       207       100

Income before
     undistributed
     income of
     subsidiaries                            7,189     1,235     1,407
Distributions (in
     excess of) under
     equity basis
     earnings of
     subsidiaries                           (2,461)    2,119     1,600

Net Income                                  $4,728    $3,354    $3,007

Condensed Statements of Cash Flows
                                                       Year Ended December 31,

                                                     1997      1996      1995
OPERATING ACTIVITIES
 Net income                                        $ 4,728    $3,354    $3,007
 Adjustments to reconcile net income to
  net cash provided by operating activities:
 Distributions (in excess of) under equity basis
  earnings of subsidiaries                           2,461    (2,119)   (1,600)
 Gain on sale of securities                                                (46)
 Other                                                  29       (85)      (58)
 Net cash provided by operating activities           7,218     1,150     1,303

INVESTING ACTIVITIES
 Sale of investment securities available for sale                           50
 Purchase of land                                                         (691)
 Net cash used in investing activities                                    (641)

FINANCING ACTIVITIES
     Cash dividends                                 (7,068)   (1,324)     (960)
     Proceeds from issuance of stock                   152                  31
     Net cash used in financing activities          (6,916)   (1,324)     (929)

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                                   302      (174)     (267)

CASH AND CASH EQUIVALENTS AT
     BEGINNING OF YEAR                                  26       200       467

CASH AND CASH EQUIVALENTS AT END OF YEAR           $   328    $   26    $  200