Form 10-K, Exhibit 13
period 1998-12-31
SOUTH ALABAMA BANCORPORATION INC /DE/
filed 1999-03-31
CIK 783739

Exhibit (13).1

SOUTH ALABAMA BANCORPORATION
1998 ANNUAL REPORT

4	 Consolidated Financial Highlights

5        Letter to Shareholders

6        Directors and Officers

Financial Highlights

9        Management's Discussion and Analysis of Financial Condition and
          Results of Operations

24       Selected Quarterly Financial Data

26       Selected Financial Data

27       Management's Report on Financial Statement and Independent
          Auditors' Report

Financial Statements

28       Consolidated Statements of Condition

29       Consolidated Statements of Income

30       Consolidated Statements of Changes in Shareholders' Equity

31       Consolidated Statements of Cash Flows

31       Notes to Consolidated Financial Statements


Far from being the downfall of small banks it was predicted to be, banking's mega mergers have instead highlighted the reasons why community banks continue to flourish. Personal service and community insight remain the exclusive hallmarks of local banks. The very principles South Alabama Bancorporation was founded upon.

Change being the industry's only constant--acquiring new technology is a must for staying competitive. Sophisticated technology is no longer the sole domain of the big banks. This technology is now available with the soul of a community bank.

No image symbolizes the changes sweeping the financial services industry more than the microchip. Much effort is being invested in upgrading and adding new technology. These advances will allow us to improve our operating efficiency while facilitating the introduction of new products for an increasingly more sophisticated customer. The introduction of our internet banking product in 1998 is but one example of the new and exciting financial products to come as we stand on the brink of the 21st century.

We are constantly aware, however, that technology can be pretty cold without a handshake or warm voice. And no one has a better reputation for friendly service than South Alabama Bancorporation. Our customers can rest assured that whatever technology brings tomorrow, they can always rely on our traditional banking values.
South Alabama Bancorporation, Inc. operates as a bank holding company headquartered in Mobile, Alabama. Its subsidiaries are South Alabama Bank, First National Bank, Brewton, The Monroe County Bank, The Commercial Bank of Demopolis, and South Alabama Trust Company.

The annual meeting of shareholders will be held May 13, 1999 at 10:00 a.m. C.D.T., in the Company's headquarters, at South Alabama Bank, 100 St. Joseph Street, Mobile, Alabama 36602.

The Annual Report to the Securities and Exchange Commission (Form 10-K) is available upon request to: South Alabama Bancorporation, 100 St. Joseph Street, Mobile, Alabama 36602, (334) 431-7800.

South Alabama's common stock trades on The Nasdaq Stock Market under the symbol SABC.

Transfer Agent: South Alabama Trust Company, Inc., Post Office Box 3067, Mobile, Alabama 36652, (334) 431-7835.

Internet address: www.southalabamabancorp.com

This Annual Report reflects the consolidated financial position and results of operations of the Company, with all significant intercompany transactions eliminated.

Consolidated Financial Highlights
(Dollars in Thousands Except Per Share Amounts)
FOR THE YEAR ENDED DECEMBER 31,          1998        1997       Change
Net income                                $  5,575   $  5,505   + 1.3%
Per common share - basic                       .73        .73      .0%
                 - diluted                     .72        .73   -  1.4%
Cash dividends declared
 per share - regular                          .318       .266   +19.5%
Cash dividends declared
 per share - special                                     .702

AT DECEMBER 31,                          1998        1997       Change
Total assets                             $503,847    $437,592   +15.1
Total deposits                            428,076     371,991   +15.1%
Total loans                               278,182     244,889   +13.6%
Total investment securities               147,869     133,656   +10.6%
Shareholders' equity                       58,946      52,664   +11.9%
Per common share                             7.64        6.97   + 9.6%
Common shares outstanding (000's)           7,714       7,558

GRAPH

Growth                             Balance at December 31,
                    -------------------------------------------------------
                     1994       1995        1996        1997        1998
Loans               $169,808   $182,850    $232,153    $244,889    $278,182
Earning Assets       255,833    280,959     376,351     404,938     466,715
Total Assets         275,579    306,740     413,863     437,592     503,847

Letter To Shareholders

Dear Shareholder:

We have concluded a most successful year in which South Alabama Bancorporation surpassed one-half billion dollars in total assets. Net income of $5,575,000 was the highest in our company's history, enabling us to increase our quarterly dividend to shareholders in the third quarter of 1998. You will recall that we split our common stock 3 shares for 2 in May 1998. This quarterly increase to $.085 per share, when combined with the stock split produced an annualized increase of 15.9%. In fact, we have increased our dividend each year since we became a ulti-bank holding company in1993.

Our healthy growth was accomplished both internally and externally. As a result, deposits increased 15.1% to $428 million while year-ending loans increased 13.6% to $278 million. We complemented out internal growth with both the acquisition in May of the Peterman State Bank, through its merger into Monroe County Bank, and the acquisition in December of The Commercial Bank of Demopolis. Subject to regulatory approval and the approval of their shareholders, we anticipate the addition of Sweet Water State Bank to our company around mid-year 1999. This acquisition of Sweet Water, a fifty-million dollar asset bank, will enable us immediately upon closing to serve the communities of Sweetwater, Linden, and Thomasville.

We continue to expand in the Mobile and Baldwin County areas. During the first quarter of 1999, South Alabama Bank moved into its spacious new building located at 699 McKenzie Street in Foley, Alabama. We also recently acquired a second Baldwin County location in Gulf Shores at 1700 Gulf Shores Parkway. Renovation of this property is in process, and a tentative opening date of mid-summer is scheduled. We hope to have our third Baldwin County location under construction by early next year in Daphne.

Two other notable changes occurred in 1998. In January, we formed South Alabama Trust Company by merging the trust departments of First National Bank, Brewton and South Alabama Bank. This wholly-owned subsidiary, with trust assets at year-end 1998 of $423 million, will give us the capability of providing trust services to the new areas of the state that we have begun serving through our new bank locations. It will also enable us to provide more effective and efficient services to all our trust customers. Also, in order to reflect our growing presence throughout this part of the state, we changed the name of our Mobile Bank to South Alabama Bank. We believe our new name better identifies us in the Mobile and Baldwin markets as we continue to expand in these areas.

There has been considerable media attention given to the year 2000 (Y2K) and the possible computer malfunction problems which may occur January 1, 2000. South Alabama Bancorporation has spent many hours and resources, starting in 1997, in preparing for the millennium, and we are now confident that we are going to have a smooth transition into the 21st century. We urge you to contact us with any concerns or questions you might have in this area.

We are a young and exciting company which is growing at a steady pace. Our objective is to balance prudent growth with profitability, thereby enhancing shareholder value in both the short and long terms. We appreciate your confidence in our company and welcome your comments or suggestions at any time.



/s/J. Stephen Nelson               /s/W. Bibb Lamar, Jr.
J. Stephen Nelson                  W. Bibb Lamar, Jr.
Chairman of the Board              President and Chief Executive Officer



South Alabama Bancorporation
DIRECTORS
John B. Barnett, III
Executive Vice President, South Alabama Bancorporation, Inc., Chairman, Monroe County Bank and Member, Barnett, Bugg, Holzborn, L.L.C., Attorneys

Stephen G. Crawford
Member, Hand Arendall, L.L.C., Attorneys

Haniel F. Croft
President and CEO, Monroe County Bank

David C. De Laney
President, First Small Business Investment Company of Alabama

Lowell J. Friedman
President, Creola Investment Corporation

Broox G. Garrett, Jr.
Partner, Thompson, Garrett & Hines,  L.L.P., Attorneys

W. Dwight Harrigan
President, Scotch Lumber Company

James P. Hayes, Jr.
Revenue Commissioner, State of Alabama and
President, J.P. Hayes & Co., Inc.

Clifton C. Inge
Chairman, Willis Corroon Corporation of Mobile

W. Bibb Lamar, Jr.
President and CEO, South Alabama Bancorporation, Inc. and Chairman and CEO, South Alabama Bank

Richard S. Manley
Partner, Manley, Traeger, Perry & Stapp, Attorneys

Kenneth R. McCartha
Retired, Alabama Superintendent of Banks

Thomas E. McMillan, Jr.
President of General Partner, Smackco, Ltd.

J. Richard Miller, III
Managing Partner, Miller Investments

Harris V. Morrissette
President, Marshall Biscuit Company

J. Stephen Nelson
Chairman, South Alabama Bancorporation, Inc. and Chairman, First National Bank, Brewton

Paul D. Owens, Jr.
Attorney

Earl H. Weaver
Earl H. Weaver Management Services

A.G. Westbrook
Chairman, Commercial Bank of Demopolis

Director Emeritus
John B. Barnett, Jr.

OFFICERS

J. Stephen Nelson
Chairman of the Board

W. Bibb Lamar, Jr.
President and Chief Executive Officer

John B. Barnett, III
Executive Vice President

W. Gaillard Bixler
Executive Vice President and Chief Operating Officer

J. Olen Kerby, Jr.
Executive Vice President

F. Michael Johnson
Chief Financial Officer and Secretary

Mark E. McVay
Auditor

South Alabama Bank

DIRECTORS

Stephen G. Crawford
David C. De Laney
Ann W. Delchamps
Michael D. Fitzhugh
Lowell J. Friedman
Barry E. Gritter
W. Dwight Harrigan
James M. Harrison, Jr.
Walter L. Hovell
Clifton C. Inge
Kenneth S. Johnson
W. Bibb Lamar, Jr.
Thomas W. Leavell
John H. Lewis, Jr.
J. Richard Miller, III
Ray H. Miller, III
Harris V. Morrissette
Paul D. Owens, Jr.
Charles L. Rutherford, Jr.
Directors Emeriti
T. Massey Bedsole
J. Robert Boykin, Sr.
William J. Hearin, Jr.
Joseph N. Langan
Dwain G. Luce
John R. Miller, Jr.
James L. Murray
Robert H. Radcliff, Jr.

OFFICERS
W. Bibb Lamar, Jr.
Chairman and Chief Executive Officer

Michael D. Fitzhugh
President and Chief Operating Officer

Bruce C. Finley, Jr.
Executive Vice President and Senior Loan Officer

Percy C. Fountain, Jr.
Executive Vice President

F. Michael Johnson
Executive Vice President and Secretary

Melvin R. Coxwell
Senior Vice President

Karen P. Sullivan
Senior Vice President

Randall S. Adams
Vice President

L. Russell Brandau, Jr.
Vice President

Harry D. Henson
Vice President

Joy W. Lyons
Vice President and Credit Administration Officer

Robert S. Murray, Jr.
Vice President

Pamela S. Watson
Vice President

Paul J. England
Assistant Vice President and Real Estate Officer

Rebecca S. Minto
Assistant Vice President and Branch Manager

Lisa H. Owen
Assistant Vice President

Maria K. Papastefan
Assistant Vice President and Branch Manager

Carolyn T. Peterson
Assistant Vice President

Mark E. Thompson
Assistant Vice President

James M. Alexander
Assistant Cashier

Alexia G. Beegle
Real Estate Officer

D. Eric Chitty
Assistant Cashier

Donna L. Gatlin
Operations Officer

Christina C. Haab
Auditor

Helen W. Inge
Assistant Cashier

Jeffrey B. McCurley
Assistant Cashier

Deirdre M. Pearman
Real Estate Officer

Sandra J. Wilson
Branch Officer and Branch Manager

Baldwin County Officers

David R. Pruet, Jr.
Baldwin County President

Agnes H. Easley
Assistant Vice President and Branch Manager

First National Bank, Brewton

DIRECTORS

W. Gaillard Bixler
Dan Britton
John David Finlay, Jr.
Broox G. Garrett, Jr.
Carol F. Gordy
Billy Joe Griffin
James P. Hayes, Jr.
Jack W. Hines, Jr.
Thomas E. McMillan, Jr.
J. Richard Miller, III
J. Stephen Nelson
Earl H. Weaver

Directors Emeriti
John R. Miller, Jr.
Lee M. Otts
Clarence L. Turnipseed

OFFICERS

J. Stephen Nelson
Chairman

W. Gaillard Bixler
President and Chief Executive Officer

James L. Stark
Senior Vice President

Mary M. Thompson
Senior Vice President and Secretary to the Board

R. Jerry Jackson
Vice President

Cindy W. Madden
Vice President

Doris B. Morris
Vice President

Daniel C. Thomas
Vice President

Hilda Baggett
Assistant Vice President

Phillip Jennings
Assistant Vice President

Carrie L. King
Assistant Vice President and Operations Officer

Janis B. Norman
Assistant Vice President

James William Luker, Jr.
Auditor

Charlene B. Godwin
Compliance Officer

Sandra B. Neeley
Mature Market Officer

Debbie C. Hardee
Branch Manager

Deborah W. Roberson
Accounting Officer

Ann H. Coale
Credit Administration Officer

Susan P. Reeves
Branch Manager

The Monroe County Bank

DIRECTORS
John B. Barnett, Jr.
John B. Barnett, III
Haniel F. Croft
Sloan R. Fountain, Jr.
Karl M. Lazenby
Alice F. Lee
Edwin C. Lee, Jr.
John T. Lee, III
Lloyd T. McCall, Jr.
R. A. Smith, Jr.
Joe R. Whatley

Director Emeritus
J.C. Niehuss

OFFICERS
John B. Barnett, III
Chairman

John B. Barnett, Jr.
Vice Chairman

Haniel F. Croft
President and Chief Executive Officer

J. Robison Harper
Executive Vice President

Paul P. Redmond, Jr.
Senior Vice President and Cashier

Harold W. Grimes, III
Senior Vice President

Elaine P. Brooks
Vice President

Dereck P. Dillow
Vice President

Albert A. Nettles, Jr.
Vice President

Susan D. O.Brien
Assistant Cashier

Annette S. Morrison
Data Services Officer

The Commercial Bank of Demopolis

DIRECTORS
Austin Caldwell, Jr.
H.H. Harvey
Harold Johnson
Meador Jones, Jr.
J. Olen Kerby, Jr.
Richard S. Manley
W.H. Traeger, Jr.
Mem S. Webb
A.G. Westbrook
Dan Wilson

OFFICERS
J. Olen Kerby, Jr.
President and CEO

Meador Jones, Jr.
Senior Vice President, Secretary to the Board

James L. Stanford, III
Vice President and Marketing Officer

Christine Black
Assistant Vice President

Marie Williams
Cashier and Assistant Vice President

Mark Johnson
Assistant Vice President

Barbara L. Winters
Branch Manager

Janice Stroud
Executive Secretary

Margie Williams
Assistant Cashier

Janet Broughton
Assistant Cashier

Vivian Odom
Assistant Cashier, Security Officer, and Compliance Officer

Charles Singleton
Loan Officer

South Alabama Trust Company

DIRECTORS
Dan Britton
John B. Barnett, III
Stephen G. Crawford
Broox G. Garrett, Jr.
Clifton C. Inge
W. Bibb Lamar, Jr.
J. Stephen NelsonEarl H. Weaver

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

Susan C. Smed
Trust Officer

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis focuses on information about South Alabama Bancorporation, Inc. (the "Company" or "South Alabama") and its subsidiaries, South Alabama Bank, (the "Mobile Bank"), First National Bank, Brewton (the "Brewton Bank"), The Monroe County Bank (the "Monroeville Bank"), The Commercial Bank of Demopolis (the "Demopolis Bank") and South Alabama Trust Company, Inc., (the "Trust Company"), that is not otherwise apparent from the consolidated financial statements and related footnotes appearing later in this annual report. Reference should be made to those statements and the financial data presented elsewhere in this report for a complete understanding of the following discussion and analysis.

On December 15, 1998, The Commercial National Bank of Demopolis was merged into a wholly owned subsidiary of the Company, with the resulting company changing its name to The Commercial Bank of Demopolis. This merger has been accounted for as a pooling-of-interests and accordingly the results of operations of the Demopolis Bank have been included in the consolidated results of South Alabama for all years presented.

On May 15, 1998, Peterman State Bank was merged into the Monroeville Bank. The merger has been accounted for as a purchase ("the Peterman purchase") and accordingly the results of operations for the Peterman Bank have been included in the consolidated results from that day forward.

On October 31, 1996, First Monco Bancshares, Inc., a Monroeville, Alabama, bank holding company, was merged into South Alabama. The merger between First Monco Bancshares, Inc. and South Alabama has been accounted for as a purchase (the "Monroeville purchase") and accordingly the results of operations of the Monroeville Bank have been included in the consolidated results from that day forward.

Summary

Net income for 1998 was $5.6 million compared to $5.5 million in 1997. On a per share basis, basic earnings were $.73 for both 1998 and 1997 and diluted earnings were $.72 for 1998 compared to $.73 in 1997. Return on average assets in 1998 was 1.20 percent compared to 1.34 percent in 1997. In 1998 and 1997, return on average equity was 10.04 percent and 10.59 percent, respectively. Average shareholders' equity to average assets remained strong at 11.95 percent in 1998.

Financial Condition

Average Assets and Liabilities

Average assets in 1998 were $464.7 million, compared to $412.1 million in 1997, an increase of 12.8 percent. Approximately two thirds of the growth was generated internally and approximately one third resulted from the Peterman purchase.

Average loans, net, were 7.6 percent higher in 1998 than in 1997, however strong loan demand in the latter half of 1998 resulted in an increase of 13.6 percent in total loans at December 31, 1998 compared to a year earlier.

Average total deposits in 1998 were 12.4 percent higher than in 1997. Growth was experienced in all categories, with the largest increase, 14.5 percent, occurring in time deposits.

Short-term borrowings consist of federal funds purchased, overnight repurchase agreements and deposits in the treasury tax and loan account. Management strives to maintain a low volume of these funds relative to total assets and this ratio has consistently been below 2.0 percent for all years shown.

Long-term debt consists of loans from the Federal Home Loan Bank. These funds, when borrowed, are used to fund assets of comparable maturities such as investment securities and loans.

The Company's average equity as a percent of average total assets in 1998 was
11.94 percent, compared to 12.6 percent in 1997. Average equity in 1998 and 1997 included approximately $4.4 million and $4.1 million, respectively, recorded as goodwill related to the Monroeville and Peterman purchases.

Table 1
Distribution of Average Assets, Liabilities and Shareholders" Equity
(In Millions)                1998    1997    1996    1995    1994

Average Assets
Cash and non-interest
 bearing deposits            $ 17.2  $ 16.5  $ 14.6  $ 14.1  $ 14.1
Interest bearing deposits        .4      .1      .3      .7     1.0
Federal funds sold             27.2    13.0     9.5     9.4     6.9
Investment securities         146.9   129.0    91.4    78.9    87.9
Loans, net                    254.0   236.0   194.9   175.1   155.0
Premises and equipment, net     9.4     8.5     7.2     5.3     5.1
Intangible assets               4.4     4.1      .7
Other assets                    5.2     4.9     5.1     4.9     4.5
   Average Total Assets      $464.7  $412.1  $323.7  $288.4  $274.5

Average Liabilities and
 Shareholders' Equity

Non-interest bearing
 demand deposits             $ 63.4  $ 58.0  $ 47.1  $ 41.6  $ 38.8
Interest bearing
 demand deposits              125.3   110.7    88.2    80.8    93.4
Savings deposits               30.2    28.8    20.9    18.4    18.7
Time deposits                 174.5   152.4   120.5   106.0    85.0
Total deposits                393.4   349.9   276.7   246.8   235.9
Short-term borrowings           6.3     6.1     5.0     5.4     5.5
Long-term debt                  5.4     1.0
Other liabilities               4.1     3.1     3.1     3.0     2.3
Shareholders' Equity           55.5    52.0    38.9    33.2    30.8

Average Total Liabilities
 and Shareholders' Equity    $464.7  $412.1  $323.7  $288.4  $274.5

Loans

The largest and highest yielding category of interest earning assets at South Alabama is the loan portfolio. For the five year period of 1994 to 1998, average net loans grew at a compounded rate of 13.2 percent.

The distribution of loans by category at year-end 1998 was relatively unchanged from year-end 1997. The growth rate for the various categories of loans was consistent at approximately 13 percent, except that real estate-construction loans increased approximately 30 percent. This category, however, remained the smallest of all categories, accounting for 3.8 percent of total loans at year-end 1998.

It is Management's goal to make loans with relatively short maturities or, in the case of loans with longer maturities, with floating rate arrangements when possible. Of the outstanding loans in the categories of commercial, financial and agricultural, real estate-construction and real estate-mortgage at December 31, 1998, $98.3 million, or 42.3 percent, mature within one year and are therefore available for interest rate changes, if needed, to adjust for asset/liability management purposes. Of the remaining loans in these categories maturing after one year, 19.2 percent are on a floating rate basis. Of the total loans outstanding in these categories at December 31, 1998, 53.4 percent was available for repricing within one year, either because the loans mature within one year or because they are based on a variable rate arrangement.

The Company makes available to its customers fixed rate, longer term loans, especially in the residential real estate-mortgage area. South Alabama is able to offer, through third party arrangements, certain loan products which do not require that the longer term loans be carried on the books of the Company. These products allow the Company to gain the benefit of a larger variety of product offerings and generate fee income.

Table 2 shows the distribution of loans by major category at December 31, 1998, and at each of the previous four year-ends. Table 3 depicts maturities of selected loan categories and the interest rate structure for such loans maturing after one year.

The Company's rollover policy consists of an evaluation of maturing loans to determine whether such loans will be renewed (or rolled over) and,if so, at what amount, rate and maturity.

GRAPH

Distribution of Loans by Category
December 31, 1998

Commercial, financial,
 and agricultural             31.56%
Real estate - construction     3.85%
Real estate - mortgage        48.09%
Installment                   16.50%



Table 2
Distribution of Loans by Category
(In Millions)                             December 31,
                            --------------------------------------
                            1998    1997    1996    1995    1994

Commercial, financial,
 and agricultural           $ 87.8  $ 77.7  $ 73.7  $ 49.9  $ 55.8
Real estate - construction    10.7     8.2    12.4     9.6     7.4
Real estate - mortgage       133.8   118.4   106.2    88.3    74.3
Installment                   45.9    40.6    39.9    35.1    32.3
  Total loans               $278.2  $244.9  $232.2  $182.9  $169.8

Table 3
Selected Loans by Type and Maturity
(In Millions)
                                             December 31, 1998
                                                 Maturing
                              ----------------------------------------------------
                              Within      After One But        After
                              One Year    Within Five Years    Five Years    Total
Commercial, financial,
 and agricultural             $51.7       $ 34.4               $ 1.7         $ 87.8
Real estate - construction      8.7          2.0                               10.7
Real estate - mortgage         37.9         85.6                10.3          133.8
                              $98.3       $122.0               $12.0         $232.3
Loans maturing
 after one year with:
   Fixed interest rates                   $103.5               $ 4.8
   Floating interest rates                  18.5                 7.2
                                          $122.0               $12.0

Investment Securities

The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of January 1, 1994. SFAS No. 115 requires that securities be classified into one of three categories: held to maturity, available for sale, or trading. Securities classified as held to maturity will be stated at amortized cost. This classification means that Management has the positive intent and the Company has the ability to hold the securities until they mature. Securities classified as available for sale will be stated at fair value. Securities in this category are held for indefinite periods of time, and include securities that Management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risks, changes in liquidity needs, the need to increase regulatory capital or other similar factors. At December 31, 1998, 97.5 percent of the Company's investment portfolio was in the available for sale category.
The Company holds no trading securities.

The maturities and weighted average yields of securities held to maturity and securities available for sale at December 31, 1998, are presented in Table 4 at amortized cost using the average stated contractual maturities. The average stated contractual maturities may differ from the average expected life because of amortized principal payments or because borrowers may have the right to call or prepay obligations. Tax equivalent adjustments, using a 34 percent tax rate, have been made when calculating yields on tax-exempt obligations.

Table 4
Maturity Distribution of Investment Securities
December 31, 1998
(Dollars in Thousands)
                                                  After one but        After five but
                               Within one year    within five years    within ten years    After ten years        Total
                               ---------------    -----------------    ----------------    ---------------   ---------------
                               Amount    Yield    Amount     Yield     Amount     Yield    Amount    Yield   Amount    Yield
Securities held to maturity
US Treasury securities         $   989   7.43%                                                               $    989  7.43%
US Government agencies                            $   137    6.05%     $   122    7.88%    $      9  10.85%       268  7.04
State and political
 subdivisions                       61   6.85         345    9.49        1,212    9.46          511   8.75      2,129  9.22
Other investments                                     249    6.65                                                 249  6.65

Total securities
 held to maturity                1,050   7.40         731    7.88        1,334    9.32          520   8.79      3,635  8.40


Securities available for sale
US Treasury securities           2,614   6.42       4,796    6.45                                               7,410  6.44
US Government agencies           8,493   5.58      16,708    6.25       20,460    6.10       19,791   6.27     65,452  6.12
State and political
 subdivisions                    1,547   7.08      16,636    6.75       15,881    7.69       23,374   7.50     57,438  7.32
Other investments                4,235   6.06       5,049    6.36        1,028    6.49        1,368   7.07     11,680  6.35

Total securities
 available for sale             16,889   5.97      43,189    6.48       37,369    6.78       44,533   6.94    141,980  6.64

Total investments              $17,939   6.05%    $43,920    6.50%     $38,703    6.87%     $45,053   6.96%  $145,615  6.68%

Deposits and Short-Term Borrowings

Average deposits have grown at a compounded rate of 13.7 percent since 1994. Growth has been experienced in all categories, but the fastest growth has been in time deposits, at a compounded five year rate of 19.7 percent. Several certificate of deposit promotional programs since 1995 have been aimed at attracting longer term, small denomination time deposits, and then developing multiple product relationshipwith those customers. In 1998 the anticipation of lower future interest rates caused some customers to seek fixed rate deposits.

A primary emphasis at South Alabama is on attracting and retaining core deposits, defined as total deposits less certificates of deposits of $100,000 or more. Core deposits were $352.0 million at year-end 1998, a 12.0 percent increase over year-end 1997.

Table 5
Average Deposits
(Dollars in Millions)                                  Average for the year
                              ---------------------------------------------------------------------------
                                       1998                      1997                       1996
                              ---------------------     ---------------------      ----------------------
                              Average       Average     Average        Average     Average        Average
                              Amount        Rate        Amount         Rate        Amount         Rate
                              Outstanding   Paid        Outstanding    Paid        Outstanding    Paid
Non-interest bearing
 demand deposits              $ 63.4        N/A         $ 58.0         N/A         $ 47.1         N/A
Interest bearing
 demand deposits               125.3        3.60%        110.7         3.55%         88.2         3.41%
Savings deposits                30.2        3.07          28.8         3.07          20.9         3.15
Time deposits                  174.5        5.46         152.4         5.42         120.5         5.54

Total average deposits        $393.4                    $349.9                     $276.7

Table 6 reflects maturities of time deposits of $100 thousand or more at December 31, 1998. Deposits of $76.1 million in this category represented
17.8 percent of total deposits at year-end 1998, compared to 15.5 percent at year-end 1997 and 13.4 percent at year-end 1996. Although this ratio has increased over the three year period, Management views these deposits as the most volatile of all deposit categories and does not pursue these deposits as aggressively as smaller denomination consumer deposits.

Table 6
Maturities of Time Deposits of $100,000 or More
(In Millions)                  At December 31, 1998
                             -----------------------------------
                             Under               Over
                             3         3-12      12
                             Months    Months    Months    Total
                             $36.9     $24.8     $14.4     $76.1

GRAPH
Distribution of Deposits by Category
December 31, 1998

Non-interest bearing
 demand deposits              17.2%
Interest bearing
 demand deposits              32.1%
Savings deposits               7.0%
Time deposits                 43.7%

Short-term borrowings include three items: 1) federal funds purchased,
2) securities sold under agreements to repurchase, which are overnight transactions with large corporate customers, commonly referred to as repos, and 3) other, representing borrowings from the Federal Home Loan Bank, from the Federal Reserve through its discount operations and U.S. Treasury tax and loan funds on deposit subject to a note payable to the U.S. Treasury Department. The Company purchased a small amount of federal funds during 1998. Average short-term borrowings in 1998 increased to $6.3 million compared to $6.1 million in 1997. Management has sought to control the volume of funds in this category within certain acceptable limits.

One of Management's asset/liability management goals relating to liquidity is to maintain a net sold position (whereby federal funds sold exceeds short term borrowings). The Company has maintained this position, on average, for all years shown. In 1998 the net sold position increased to $20.9 million from $6.9 million in 1997, due primarily to the increase in average deposits.

Table 7
Short-Term Borrowings
(Dollars in Thousands)
                                       1998                               1997                                 1996
                           ------------------------------     ------------------------------      ------------------------------
                                       Average   Weighted                 Average   Weighted                  Average   Weighted
                           Maximum     Balance   Average      Maximum     Balance   Average       Maximum     Balance   Average
                           Month-end   During    Interest     Month-end   During    Interest      Month-end   During    Interest
                           Balance     Year      Rate         Balance     Year      Rate          Balance     Year      Rate
Federal funds purchased    $2,100      $   14    5.50%        $3,779      $  739    6.22%         $3,600      $  329    5.14%
Securities sold under
agreement to repurchase     7,797       5,747    5.43          6,021       4,733    4.86           5,858       3,422    4.44
Other                       1,452         495    5.45          2,539         639    5.01           2,572       1,205    4.67
Total short-term
 borrowings                            $6,256    5.43%                    $6,111    5.04%                     $4,956    4.54%


Asset/Liability Management

The purpose of asset/liability management is to maximize return while minimizing risk. Maximizing return means achieving the Company's profitability and growth goals. Minimizing risk means considering four key risk factors: 1) liquidity, 2) interest rate sensitivity, 3) capital adequacy, and 4) asset quality. Asset/liability management at the Company involves a comprehensive approach to balance sheet management which meets the risk and return criteria established by Management and the Board of Directors.

The Company's primary market risk is its exposure to interest rate changes. Interest rate risk management strategies are designed to optimize net interest income while minimizing fluctuations caused by changes in the interest rate environment. It is through these strategies that the Company seeks to manage the maturity and repricing characteristics of its balance sheet.

The modeling techniques used by the Company simulate net interest income and impact on fair values of the Company's assets and liabilities under various rate scenarios. Important elements of these techniques include the mix of floating versus fixed rate assets and liabilities, and the scheduled, as well as expected, repricing and maturing volumes and rates of the existing balance sheet. Under a scenario simulating a hypothetical 100 basis point rate increase applied to all interest earning assets and interest-bearing liabilities, the Company would expect a net loss in fair value of the underlying instruments of $11.7 million. This hypothetical loss is not a precise indicator of future events. Instead, it is a reasonable estimate of the results anticipated if the assumptions used in the modeling techniques were to occur.

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

Interest Rate Sensitivity

By monitoring the Company's interest rate sensitivity Management attempts to maintain a desired balance between the growth of net interest revenue and the risks that might result from significant changes in interest rates in the market. One tool for measurement of this risk is gap analysis, whereby the repricing of assets and liabilities is compared within certain time categories. By identifying mismatches in repricing opportunities within a time category, interest rate risk can be identified. The interest sensitivity analysis presented in Table 8 is based on this type of gap analysis, which assumes that rates earned on interest earning assets and rates paid on interest bearing liabilities will move simultaneously in the same direction and to the same extent. However, the rates associated with these assets and liabilities actually change at different times and in varying amounts.

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

At December 31, 1998, the Company's three-month interest sensitivity gap position was .90 percent, and at twelve months the gap position, on a cumulative basis, was .84 percent, well within the range established by Management as acceptable. The Company's three month gap position indicates that, in a period of rising interest rates, each $1.00 of assets which reprice upward could be followed with more than $1.00 in liabilities which could reprice upward within three months. Thus, under this scenario, net interest revenue might decrease during the three month period of rising rates. In a period of falling rates, the opposite effect might occur. While certain categories, such as some loans and certain certificates of deposit, are contractually tied to interest rate movements, most are subject only to competitive pressures and do not necessarily reprice directly with changes in market rates. Management has a certain amount of flexibility when adjusting rates on these funds. Management is confident of and has demonstrated over the years its ability to adjust to interest rate changes in a manner that minimizes any significant adverse effect on the net interest margin.

Table 8
Interest Sensitivity Analysis
(Dollars in Thousands)
                                          December 31, 1998                Non-Interest
                                 --------------------------------------    Sensitive
                                 Interest Sensitive Within (Cumulative)    Within
                                 3 Months     3-12 Months  1-5 Years       5 Years         Total
EARNING ASSETS
Loans (1)                        $112,329     $149,733     $271,717        $  6,465        $278,182
Unearned income                                                                (171)           (171)
Less allowance for loan losses                                               (3,248)         (3,248)
Net loans                         112,329      149,733      271,717           3,046         274,763
Investment securities               8,985       23,844       77,728          70,141         147,869
Federal funds sold and
 resale agreements                 40,254       40,254       40,254                          40,254
Interest bearing deposits in
 other financial institutions         410          410          410                             410

Total earning assets             $161,978     $214,241     $390,109        $ 73,187        $463,296

INTEREST BEARING LIABILITIES
Non-interest bearing deposits                                              $ 73,501        $ 73,501
Interest bearing demand
 deposits (2)                    $ 89,572     $ 89,572     $ 89,572          47,754         137,326
Savings deposits (2)                                                         29,831          29,831
Large denomination
 time deposits                     36,939       61,732       75,719             331          76,050
Other time deposits                45,148       91,690      111,142             226         111,368
Short-term borrowings               7,457        7,457        7,457                           7,457
Long-term borrowing                              6,000        6,000                           6,000

Total interest bearing
 liabilities                     $179,116     $256,451     $289,890        $151,643        $441,533

Interest sensitivity gap         $(17,138)    $(42,210)   $100,219
Earning assets/interest
 bearing liabilities                  .90          .84        1.35
Interest sensitivity gap/
 earning assets                      (.11)        (.20)        .26


(1) Non-accrual loans are included in the "Non-Interest Sensitive Within 5
    Years" category.
(2) Certain types of savings and NOW accounts (included in interest bearing demand deposits) are included in the "Non-Interest Sensitive Within 5
    Years" category. In Management's opinion, these liabilities do not reprice in the same proportions as rate-sensitive assets, as they are not responsive to general interest rate changes in the economy.

Capital Resources

Both the Monroeville purchase in 1996 and the Peterman purchase in 1998 were accounted for under the purchase method of accounting. The two transactions resulted in the addition of $19.2 million in capital, of which $4.9 million was attributable to goodwill. The goodwill is being amortized over 25 years at approximately $196 thousand per year.

Tangible shareholders' equity (shareholders' equity less goodwill and unrealized gains and losses of available for sale securities) was $53.0 million at December 31, 1998, compared to $47.9 million at December 31, 1997, an increase of 10.6 percent. In May 1997 the Company paid a special dividend of $.702 per share. Like many banking institutions, the Company has capital in excess of industry norms, and the special dividend was one aspect of the Company's strategic plan to enhance shareholder value. As a result of the special dividend, Tier I capital at year end 1997 was below year end 1996. At year end 1998 the Tier I capital ratio declined to 16.23 percent from 17.19 percent at year end 1997. In 1998 risk-adjusted assets grew at a faster rate than Tier I capital. The Company's leverage ratio, defined as shareholders' equity divided by quarterly average assets, was 11.00 percent, well above peer group averages. The Federal Reserve and the FDIC require that bank holding companies and banks maintain certain minimum levels of capital as defined by risk-based capital guidelines. These guidelines consider risk factors associated with various components of assets, both on and off the statement of condition. Under these guidelines capital is measured in two tiers and these capital tiers are used in conjunction with "risk-based" assets in determining "risk-based" capital ratios. Total capital, which is Tier I plus the allowable portion of the allowance for loan losses, was $56.2 million at December 31, 1998. The ratios expressed as a percent of total risk-adjusted assets for Tier I and total capital were 16.23 percent and
17.23 percent, respectively, at December 31, 1998. The Company exceeded the minimum risk-based capital guidelines at December 31, 1998, 1997, and 1996 (see Footnote 14 of Notes to Consolidated Financial Statements).


Table 9
Risk-Based Capital
(Dollars in Thousands)                                 December 31,
                                            ----------------------------------
                                              1998         1997         1996
Tier I capital -
Tangible common shareholders' equity        $ 52,953     $ 47,865     $ 49,422
Tier II capital -
 Allowable portion of the allowance
 for loan losses                               3,248        3,167        3,073
Total capital (Tier I and Tier II)          $ 56,201     $ 51,032     $ 52,495

Risk-adjusted assets                        $326,168     $278,469     $260,326
Quarterly average assets                     481,538      422,350      371,522
Risk-based capital ratios:
Tier I capital                                 16.23%       17.19%       18.98%
Total capital (Tier I and Tier II)             17.23%       18.33%       20.17%

Minimum risk-based capital guidelines:
Tier I capital                                  4.00%        4.00%        4.00%
Total capital (Tier I and Tier II)              8.00%        8.00%        8.00%

Tier I leverage ratio                          11.00%       11.33%       13.30%

Results of Operations

Net Interest Revenue

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

Net yield on interest earning assets is net interest revenue, on a tax equivalent basis, divided by total interest earning assets. This ratio is a measure of the Company's effectiveness in pricing interest earning assets and funding them with both interest bearing and non-interest bearing liabilities. The Company's net yield, on a tax equivalent basis, decreased to 4.51 percent in 1998 from 4.88 percent and 5.01 percent in 1997 and 1996, respectively. Competitive factors on both the loan and deposit sides of the balance sheet in the markets served by South Alabama contributed to a steady decline in the net yield on interest earning assets (tax equivalent) from 1996 to 1998. The cost of funds was 4.50 percent in 1996, fell slightly to 4.49 percent in 1997 and then rose to 4.56 percent in 1998. Although interest rates in the economy fell in the latter half of 1998, the cost of funds did not adjust downward as quickly as yields on certain asset categories, especially loans. This resulted in a narrowing of the net interest margin. Contributing to the decline in the net yield was a decrease in the ratio of non-interest bearing deposits to total interest bearing liabilities from 20.1 percent in 1996 to 19.4 percent in 1997 and to 18.6 percent in 1998. Table 10 contains details of the net interest margin for the years 1996, 1997 and 1998.

The banking industry has experienced lower net interest margins over the past several years, and this trend is expected to continue.


Table 10
Net Interest Revenue
(Dollars in Thousands)                 1998                                1997                                1996
                         --------------------------------    --------------------------------    --------------------------------
                         Average                 Interest    Average                 Interest    Average                 Interest
                         Amount        Average   Earned/     Amount        Average   Earned/     Amount        Average   Earned/
                         Outstanding   Rate      Paid        Outstanding   Rate      Paid        Outstanding   Rate      Paid
Interest Earning Assets
 Taxable securities      $ 98,496      6.72%     $ 6,618     $ 92,364      6.40%     $ 5,910     $ 67,070      6.59%     $ 4,419
 Non-taxable securities    48,378      4.21        2,037       36,666      5.37        1,970       24,347      5.45        1,328
 Total securities         146,874      5.89        8,655      129,030      6.11        7,880       91,417      6.29        5,747
 Loans(1)                 257,241      9.21       23,684      239,044      9.33       22,296      197,518      9.35       18,475
 Federal funds sold        27,212      5.39        1,466       13,044      5.46          712        9,416      5.17          487
 Deposits                     410      5.12           21          100      9.00            9          336      7.44           25
 Total interest earning
  assets                  431,737      7.83       33,826      381,218      8.10       30,897      298,687      8.28       24,734
Non-interest
 earning assets
 Cash and due from banks   17,170                              16,501                              14,591
 Premises and
  equipment, net            9,409                               8,487                               7,208
 Other real estate             58                                  16                                 147
 Deferred tax asset                                               247                                 912
 Other assets               5,256                               4,621                               4,037
 Intangible assets          4,361                               4,075                                 694
 Allowance for
  loan losses              (3,263)                             (3,078)                             (2,603)
 Total                   $464,728                            $412,087                            $323,673

Interest Bearing Liabilities
 Interest bearing demand
  and savings deposits   $155,535      3.50        5,444     $139,426      3.45        4,809     $109,100      3.36        3,661
 Time deposits            174,505      5.46        9,525      152,378      5.42        8,258      120,464      5.54        6,675
 Short-term borrowing       6,256      5.43          340        6,111      5.04          308        4,956      4.54          225
 Long-term debt             5,381      4.98          268        1,074      5.40           58
Total interest bearing
 liabilities              341,677      4.56       15,577      298,989      4.49       13,433      234,520      4.50       10,561

Non-interest bearing liabilities
 Demand deposits           63,387                              58,006                              47,138
 Deferred tax liability       236
 Other                      3,889                               3,129                               3,114
                           67,512                              61,135                              50,252

Shareholders' equity       55,539                              51,963                              38,901
Total                    $464,728                            $412,087                            $323,673
Net Interest Revenue                   3.27%     $18,249                   3.61%     $17,464                   3.78%     $14,173
Net yield on interest earning assets   4.23%                               4.58%                               4.75%
Tax equivalent adjustment              0.28                                0.30                                0.26
Net yield on interest
 earning assets (tax equivalent)       4.51%                               4.88%                               5.01%

(1)Loans classified as non-accruing are included in the average volume classification. Loan fees for all years shown are included in the interest amounts for loans.

Table 11 reflects the changes in sources of taxable-equivalent interest income and expense between 1998 and 1997 and between 1997 and 1996.
The variances resulting from changes in interest rates and the variances resulting from changes in volume are shown.

Tax-equivalent net interest revenue in 1998 was $824 thousand higher than in 1997, the result of large volume increases in both the loan and investment portfolios. Smaller, negative rate variances in these portfolios occurred as interest rates in the economy decreased during 1998. A significant increase due to federal funds volume was realized. In 1997 compared to 1996, the increase of $3.67 million in net interest revenue was caused almost entirely by the Monroeville purchase. Rate variances between these years were small because interest rates in general were relatively stable.

GRAPH

Net Interest Margin
1994   5.20%
1995   5.15%
1996   5.01%
1997   4.88%
1998   4.51%

Table 11
Analysis of Taxable-Equivalent Interest Increases (Decreases)
(Dollars in Thousands)
                           1998 Change From 1997        1997 Change From 1996
                          --------------------------   ------------------------
                                       Due to(1)                   Due to(1)
                                    ----------------             --------------
                          Amount    Volume    Rate     Amount    Volume    Rate
                          --------------------------   ------------------------
Interest Revenue:
 Taxable securities       $  708    $  401   $ 307     $1,491    $1,662    $(171)
 Non-taxable securities      106       884    (778)     1,019     1,066      (47)
 Total securities            814     1,285    (471)     2,510     2,728     (218)
 Loans                     1,388     1,694    (306)     3,821     3,884      (63)
 Federal funds sold          754       773     (19)       225       189       36
 Deposits                     12        22     (10)       (16)      (18)       2
 Total                     2,968     3,774    (806)     6,540     6,783     (243)

Interest Expense:
 Interest bearing demand
  and savings deposits       635       557      78      1,148     1,021      127
 Other time deposits       1,267     1,200      67      1,583     1,765     (182)
 Short-term borrowing         32        (4)     36         83        54       29
 Long-term debt              210       231     (21)        58        29       29
 Total                     2,144     1,984     160      2,872     2,869        3

Net interest revenue      $  824    $1,790   $(966)    $3,668    $3,914    $(246)

(1)The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the change in each.

Provision for Loan Losses and Allowance for Loan Losses

The provision for loan losses is the cost of providing an allowance that is adequate to absorb inherent losses on loans in the portfolio. Management reviews the adequacy of the allowance for loan losses on a continuous basis by assessing the quality of the loan portfolio and adjusting the allowance when appropriate. Loan review procedures are in place to ensure that potential problem loans are identified and include a continuous review of the portfolios at the affiliate banks by the Company's loan review department.

Management's evaluation of each loan includes a review of the financial condition and capacity of the borrower, the value of the collateral, current economic trends, historical losses, workout and collection arrangements, and possible concentrations of credit. The loan review process also includes a collective evaluation of credit quality within the mortgage and installment loan portfolios. In establishing the allowance, loss percentages are applied to groups of loans with similar risk characteristics. These loss percentages are determined by historical experience, portfolio mix, and other economic factors. Each quarter this review is quantified in a report to Management which uses it to determine whether an appropriate allowance is maintained. This report is then submitted to the Company's Board of Directors quarterly. The amount of the allowance is affected by: (i) loan charge-offs, which decrease the allowance; (ii) recoveries on loans previously charged-off, which increase the allowance; and (iii) the provisions for loan losses charged to income, which increase the allowance.

Table 12 sets forth certain information with respect to the Company's average loans, allowance for loan losses, charge-offs and recoveries for the five years ended December 31, 1998.

Table 12
Summary of Loan Loss Experience
(Dollars in Thousands)                                Year Ended December 31,
                                         --------------------------------------------------------
                                           1998        1997        1996        1995        1994
Allowance for loan losses -
 Balance at beginning of year            $  3,167    $  3,073    $  2,747    $  2,833    $  2,836
 Balance acquired in purchase
   business combination                       287                     500

Charge-offs
 Commercial, financial and agricultural       465         221         400         137         124
 Real estate - construction                    34
 Real estate -mortgage                        118                       9          21           9
 Installment                                  306         261         286         165         181
 Total charge-offs                            923         482         695         323         314

Recoveries
 Commercial, financial and agricultural       266          85          95          55         116
 Real estate - construction
 Real estate -mortgage                         32           9           7          30          33
 Installment                                  118          86         111          74          78
 Total recoveries                             416         180         213         159         227

Net charge-offs                               507         302         482         164          87
Addition to allowance charged to
 operating expense                            301         396         308          78          84

Allowance for loan losses-
 Balance at end of year                  $  3,248    $  3,167    $  3,073    $  2,747    $  2,833

Loans at end of year                     $278,182    $244,889    $232,153    $182,850    $169,808
Ratio of ending allowance
 to ending loans                             1.17%       1.29%       1.32%       1.50%       1.67%
Average loans, net of
 unearned income                         $257,241    $239,044    $197,518    $177,932    $157,867
Non-performing loans                     $    884    $    738    $  1,526    $    621    $    752
Ratio of net charge-offs
 to average loans                             .20%        .13%        .24%        .09%        .06%
Ratio of ending allowance to total
 non-performing loans                      367.42%     429.13%     201.38%     442.35%     376.73%

The allowance was increased in 1998 through an expense of $301 thousand and the addition of $287 thousand associated with the Peterman purchase. Net charge-offs in 1998 of $507 thousand were 67.9 percent greater than in 1997. The allowance at both year-end 1998 and 1997 was $3.2 million.

The allowance for loan losses as a percent of loans was 1.17 percent at December 31, 1998, and 1.29 percent at December 31, 1997. The allowance for loan losses represented 3.7 times non-performing loans at December 31, 1998, compared to 4.3 times non-performing loans at December 31, 1997. Management reviews the adequacy of the allowance for loan losses on a continuous basis by assessing the quality of the loan portfolio, including non-performing loans, and adjusting the allowance when appropriate. The allowance was considered adequate at December 31, 1998.

Table 13
Allocation of the Allowance for Loan Losses
                                       1998                         1997                          1996
                            ------------------------     -------------------------     -------------------------
                                         Percentage                    Percentage                    Percentage
                                         of Loans                      of Loans                      of Loans
                                         in Each                       in Each                       in Each
                            Allowance    Category to     Allowance     Category to     Allowance     Category to
                            Allocation   Total Loans     Allocation    Total Loans     Allocation    Total Loans
Commercial,
 financial and agricultural $1,029        31.56%         $  937         31.72%         $1,047         31.74%
Real estate                  1,258        51.95           1,047         51.69             939         51.08
Installment                    618        16.49             706         16.59             545         17.18
Unallocated                    343                          477                           542
Total                       $3,248       100.00%         $3,167        100.00%         $3,073        100.00%

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

Table 14 sets forth certain information with respect to accruing loans 90 days or more past due, loans on non-accrual, renegotiated loans and other real estate owned.

Table 14
Summary of Non-Performing Assets
(Dollars in Thousands)                           December 31,
                                           --------------------------
                                            1998       1997     1996
Accruing loans 90 days or more past due    $  465     $ 52     $  315
Loans on non-accrual                          419      686      1,211
Renegotiated loans
Total non-performing loans                    884      738      1,526
Other real estate owned                       168                  15
Total non-performing assets                $1,052     $738     $1,541
Loans 90 days or more past due
 as a percent of loans                       0.17%    0.02%      0.14%
Total non-performing loans
 as a percent of loans                       0.32%    0.30%      0.66%
Total non-performing assets as a percent
 of loans and other real estate owned        0.38%    0.30%      0.66%

Total non-performing assets as a percent of loans and other real estate owned at year-end 1998 was 0.38 percent compared to 0.30 percent at year-end 1997 and .66 percent at year-end 1996.

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

Details of Non-Accrual Loans

The impact of non-accrual loans on interest income the past three years is shown in Table 15. Not included in the table are loans totaling $1.6 million at December 31, 1998, as to which Management has reservations about the ability of the borrowers to comply with present repayment terms. These credits were considered in determining the adequacy of the allowance for loan losses and, while current, are regularly monitored for changes within a particular industry or general economic trends which could cause the borrowers severe financial difficulties.

GRAPH

Quality
                          1994   1995   1996   1997   1998
Non-performing Assets/
 Loans (year end)         0.44   0.34   0.66   0.30   0.32
Net Charge Offs/
 Average Loans            0.06   0.09   0.24   0.13   0.20

Table 15
Details of Non-Accrual Loans
(Thousands)
                                        1998     1997     1996
Principal balance at December 31,       $419     $686     $1,211
Interest that would have been
 recorded under original terms
 for the years ended December 31,       $ 93     $ 68     $   74

Interest actually recorded
 in the financial statements for
 the years ended December 31,           $ 32     $ 19     $   30

Non-Interest Revenue and Non-Interest Expense

Table 16
Non-Interest Revenue
(In Thousands)                            Year Ended December 31,
                                        ----------------------------
                                         1998       1997       1996
Non-Interest Revenue:
 Trust revenue                          $1,384     $1,289     $1,177
 Service charges on deposit accounts     1,799      1,721      1,301
 Securities gains, net                     384         69        126
 Other income, charges and fees            546        596        430
 Total                                  $4,113     $3,675     $3,034

In 1998 Trust revenue accounted for 33.6 percent of total non-interest revenue at the Company. In January, 1998 the trust departments of the Mobile and Brewton Banks were merged to form South Alabama Trust Company, Inc., a wholly owned subsidiary. This combination is expected to allow the Company to realize certain economies of scale and therefore decrease operational expenses. At December 31, 1998 the Trust Company had assets of $423 million. Other increases in non-interest revenue in 1997 compared to 1996 resulted primarily from the Monroeville purchase. The restructuring of a small portion of the investment portfolio in 1998 resulted in net securities gains of $384 thousand. In 1999, Management intends to conduct an extensive review of non-interest revenue opportunities.

Table 17
Non-Interest Expense
(In Thousands)                             Year Ended December 31,
                                       -------------------------------
                                        1998        1997        1996
Non-Interest Expense:
 Salaries                              $ 6,420     $ 5,695     $ 4,755
 Pension and other employee benefits     1,510       1,391       1,244
 Furniture and equipment expenses        1,228       1,081         919
 Net occupancy expenses                    999         947         825
 Intangible amortization                   186         168          28
 Other operating expenses                3,989       3,960       3,269
Total                                  $14,332     $13,242     $11,040

One method of countering the effects of declining net interest margins is to improve (lower) the Company's efficiency ratio, calculated as non-interest expense divided by net interest revenue (tax adjusted) plus non-interest revenue. The efficiency ratio in 1997 dropped below 60 percent for the first time from a high of 64.55 percent in 1994. The ratio climbed to 61.84 percent in 1998, a partial result of expenses relating to the Company's expansion into Baldwin County, a rapidly growing section of southwest Alabama. Additional one time expenses were incurred with a name change at the Mobile bank and merger expenses associated with the Peterman and Demopolis acquisitions. Non-interest expense in 1998, excluding these expenses, grew approximately 6.0 percent compared to 1997. The increases in non-interest expense in 1997 compared to 1996 are almost entirely a result of the Monroeville purchase.

GRAPH

       Efficiency Ratio

1994   64.55%
1995   62.71%
1996   61.87%
1997   59.58%
1998   61.84%

Income Taxes

Income tax expense was $2.2 million in 1998, compared to $2.0 million and $1.7 million in 1997 and 1996, respectively.

Year 2000

The Year 2000 ("Y2K") issue is a result of some computer software programs and hardware systems using only two digits to indicate a year and assuming that the first two digits of any year are "19." Risks to the Company if its computer systems are not Y2K compliant include the inability to process customer deposits or checks drawn on the Banks, inaccurate interest accruals and maturity dates of loans and time deposits, and the inability to update accounts for daily transactions. Other risks to the Company exist if certain of its vendors', suppliers' and customers' computer systems are not Y2K compliant. These risks include the inability of two of the Banks to communicate with the centralized data processing center if phone systems are not working, the interruption of business in the event of power outages, the inability of loan customers to comply with repayment terms if their businesses are interrupted, and the inability to make payment for checks drawn on the Banks, receive payment for checks deposited by the Bank's customers, or invest excess funds if the Federal Reserve Banks or correspondent banks are not Y2K compliant.

Each Bank and the Trust Company formed a Year 2000 committee to address Y2K issues. These committees performed a Y2K risk assessment, identified systems requiring changes due to Y2K risks, established a timeline to correct noncompliant systems, verified that all new systems purchased are Y2K compliant and determined types of assistance needed by customers to be Y2K compliant. These committees will have completed and tested contingency plans by June 30, 1999. These committees report to the Board of Directors of the Banks and the Trust Company, and reports for all Banks and the Trust Company are given to the Company's Board of Directors.

The Y2K committees identified the most important mission critical system as the software and hardware responsible for maintaining and processing general ledger, deposits, and loans accounts. The testing of this system has been completed and the results of the tests are currently being reviewed. Other mission critical systems have been tested, and any necessary corrections completed. Vendor testing and review of proxy testing for non-mission critical systems will be completed by March 31, 1999, as required by federal guidelines.

The Company estimates that the cost of testing and updating its systems for Y2K compliance will be less than $170 thousand, of which approximately $75 thousand has been incurred. These costs do not include indirect costs, such as salaries and employee benefits of South Alabama employees, as these costs are not separately tracked.

South Alabama believes it has an effective plan to correct its Y2K issues. However, if these corrections are not made, or if problems go undetected, the Y2K issue could materially impact South Alabama's operations. South Alabama believes that it and its vendors and customers are on schedule to achieve Y2K compliance, and South Alabama does not expect a material adverse impact on its operations.

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

Forward Looking Statements

This Annual Report contains certain forward looking information with respect to the financial condition, results of operations and business of the Company, including the Notes to Consolidated Financial Statements and statements contained in the discussion above with respect to security maturities, loan maturities, loan growth, expectations for and the impact of interest rate changes, the adequacy of the loan loss reserve, expected loan losses, the ability to improve the efficiency ratio, and the impact of inflation, the Year 2000, and unknown trends or regulatory action. The Company cautions readers that forward looking statements, including without limitation those noted above, are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Factors that may cause actual results to differ materially from those contemplated include, among others, the stability of interest rates, the rate of growth of the economy in the Company's market area, the success of the Company's marketing efforts, the ability to expand into new segments of the market area, competition, changes in technology, the strength of the consumer and commercial credit sectors, levels of consumer confidence, the impact of regulation applicable to the Company and the performance of stock and bond markets.

Selected Quarterly Financial Data (Unaudited)
(Dollars in Thousands Except Per Share Amounts)
                                                    1998
                              ---------------------------------------------------
                              First      Second     Third      Fourth     Total
Interest revenue              $7,936     $8,382     $8,749     $8,759     $33,826
Interest expense               3,650      3,875      4,072      3,980      15,577
Net interest revenue           4,286      4,507      4,677      4,779      18,249
Provision for loan losses         95         21         62        123         301
Non-interest revenue             832        930        947      1,404       4,113
Non-interest expense           3,294      3,620      3,674      3,744      14,332
Income before income taxes     1,729      1,796      1,888      2,316       7,729
Income tax expense               476        493        501        684       2,154
Net income                    $1,253     $1,303     $1,387     $1,632     $ 5,575
Net income per share
 Basic                        $  .17     $  .17     $  .18     $  .21     $   .73
 Diluted                      $  .16     $  .17     $  .18     $  .21     $   .72

 (Dollars in Thousands Except Per Share Amounts)
                                                    1997
                              ---------------------------------------------------
                              First      Second     Third      Fourth     Total
Interest revenue              $7,531     $7,685     $7,747     $7,934     $30,897
Interest expense               3,150      3,278      3,414      3,591      13,433
Net interest revenue           4,381      4,407      4,333      4,343      17,464
Provision for loan losses         74         95         68        159         396
Non-interest revenue             807        823        936      1,109       3,675
Non-interest expense           3,192      3,245      3,287      3,518      13,242
Income before income taxes     1,922      1,890      1,914      1,775       7,501
Income tax expense               553        521        519        403       1,996
Net income                    $1,369     $1,369     $1,395     $1,372     $ 5,505
Net income per share
 Basic                        $  .18     $  .18     $  .19     $  .18     $   .73
 Diluted                      $  .18     $  .18     $  .19     $  .18     $   .73

SELECTED FINANCIAL DATA
(Dollars in Thousands Except Per Share Amounts)
                                    1998          1997          1996          1995          1994
RESULTS OF OPERATIONS:
Interest revenue                  $ 33,826      $ 30,897      $ 24,734      $ 22,778      $ 19,605
Interest expense                    15,577        13,433        10,561         9,702         7,112
Net interest revenue                18,249        17,464        14,173        13,076        12,493
Provision for loan losses              301           396           308            78            84
Non-interest revenue                 4,113         3,675         3,034         2,693         2,664
Non-interest expense                14,332        13,242        11,040        10,279        10,130
Income before income taxes           7,729         7,501         5,859         5,412         4,943
Income taxes                         2,154         1,996         1,733         1,646         1,439
Net income                        $  5,575      $  5,505      $  4,126      $  3,766      $  3,504
 Basic net income per share       $    .73      $    .73      $    .69      $    .66      $    .62
 Diluted net income per share     $    .72      $    .73      $    .69      $    .66      $    .62

YEAR-END STATEMENT
OF CONDITION:
Total assets                      $503,847      $437,592      $413,863      $306,740      $275,579
Loans                              278,182       244,889       232,153       182,850       169,808
Deposits                           428,076       371,991       349,660       264,748       234,983
Shareholders' equity                58,946        52,664        53,586        34,921        31,190

AVERAGE BALANCES:
Total assets                      $464,728      $412,087      $323,673      $288,320      $274,459
Average earning assets             431,737       381,218       298,687       266,819       253,633
Loans                              257,241       239,044       197,518       177,932       157,867
Deposits                           393,427       349,810       276,702       246,868       235,846
Shareholders' equity                55,539        51,963        38,901        33,128        30,822

PERFORMANCE RATIOS:
Net income to:
 Average total assets                 1.20%         1.34%         1.27%         1.31%         1.28%
 Average shareholders' equity        10.04%        10.59%        10.61%        11.37%        11.37%
 Average shareholders' equity to
  average total assets               11.95%        12.61%        12.02%        11.49%        11.23%
Dividend payout ratio                43.56%       132.60%(1)     35.80%        30.72%        27.49%

Market Prices And Cash Dividends Per Share

South Alabama Bancorporation's common stock trades on The NASDAQ Stock Market under the symbol SABC.

Trades have generally occurred in small lots, and the prices quoted are not necessarily indicative of the market value of a substantial block.

At December 31, 1998, the Company had approximately 1,770 shareholders, of record or through registered clearing agents.

Per Share amounts have been restated to reflect a three for two stock split in 1998.

                                            Regular Cash          Special Cash
                         Market Prices      Dividends Declared    Dividends Declared
                         Per Share          Per Share             Per Share
                         High      Low
1998
1st Quarter              $18.83    $14.00   $.062
2nd Quarter               20.67     15.33    .088
3rd Quarter               24.75     15.00    .083
4th Quarter               16.25     13.50    .085

1997
1st Quarter              $10.50    $ 8.33   $.056                 $.702
2nd Quarter               12.00      8.67    .070
3rd Quarter               14.33     10.83    .062
4th Quarter               16.37     13.17    .078

1996
1st Quarter              $ 9.67    $ 8.67   $.053
2nd Quarter                9.67      8.83    .069
3rd Quarter                9.50      8.67    .053
4th Quarter                9.50      8.17    .072

GRAPH

EPS and Dividend

             Divided     Basic    Special
             Declared    EPS      Dividends
1994         0.169       0.62
1995         0.200       0.66
1996         0.247       0.69
1997         0.266       0.73     0.702
1998         0.318       0.73

Management's Report on Financial Statements

The Management of South Alabama Bancorporation, Inc. is responsible for the preparation, content, integrity, objectivity and reliability of the financial statements and all other financial information included in this annual report. These statements have been prepared in accordance with generally accepted accounting principles appropriate within the banking industry to reflect, in all material respects, the substance of events and transactions that should be included. In preparing the consolidated financial statements, Management made judgments and estimates based upon currently available facts, events and transactions.

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

The Audit Committee of the Board of Directors, composed of directors who are not employees of the Company, oversees Management's responsibility in the preparation of these statements. This committee has the responsibility to periodically review the scope, findings and the opinions of the audits of the independent and internal auditors. The independent auditors and the internal auditors have free access to the Audit Committee and also to the Board of Directors to meet independent of Management to discuss the internal control structure, accounting, auditing and other financial reporting concerns.

We believe these policies and procedures provide reasonable assurance that our operations are conducted pursuant to a high standard of business conduct and that the financial statements reflect fairly the financial position, results of operations and the cash flows of the Company.

/s/J. Steve Nelson    /s/W. Bibb Lamar     /s/F. Michael Johnson
Chairman              President and CEO    Chief Financial Officer

Independent Auditors' Report

To South Alabama Bancorporation, Inc. and Subsidiaries:

We have audited the accompanying consolidated statements of condition of South Alabama Bancorporation, Inc. (an Alabama Corporation) and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997 and 1996 financial statements of The Commercial National Bank of Demopolis, a bank acquired during 1998 in a transaction accounted for as a pooling-of-interests, as discussed in Note 2, which statements reflect total assets and net income of 16 percent and 14 percent in 1997 and net income of 19 percent in 1996, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for that entity, is based solely on the report of the other auditors.

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

In our opinion, based on our audits and the report of other auditors,the financial statements referred to above present fairly, in all material respects, the financial position of South Alabama Bancorporation, Inc. and Subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/Arthur Andersen LLP
Birmingham, Alabama
January 29, 1999

Consolidated Statements of Condition
As of December 31, 1998 and 1997
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands except per share)


                                                   December 31,
                                             -----------------------
                                               1998           1997
ASSETS:
Cash and due from banks                      $ 20,370       $ 18,450
Federal funds sold                             40,254         26,293
 Total cash and cash equivalents               60,624         44,743
Interest-bearing bankbalances                     410            100
Investment securities available for sale      144,234        125,311
Investment securities held to maturity          3,635          8,345
Loans                                         278,182        244,889
Less:   Unearned income                          (171)          (261)
        Allowance for loan losses              (3,248)        (3,167)
          Loans, net                          274,763        241,461

Premises and equipment, net                     9,831          8,541
Accrued income receivable                       4,369          4,161
Intangible assets                               4,576          3,993
Other assets                                    1,405            937
 Total                                       $503,847       $437,592

LIABILITIES:
Deposits
 Interest bearing                            $354,575       $306,890
 Non-interest bearing                          73,501         65,101
 Total deposits                               428,076        371,991
Short-term borrowings                           7,457          6,779
Long-term debt                                  6,000          2,500
Other liabilities                               3,368          3,658
Total liabilities                             444,901        384,928

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock - no par value
 Shares authorized  - 500
 Shares outstanding - none
Common stock - $.01 par value
 Shares authorized  -  10,000
 Shares outstanding -   7,714 in 1998 and
                        7,558 in 1997              77             76
Capital surplus                                37,059         34,512
Accumulated other comprehensive income,
 net of taxes of $837 in 1998 and
 $486 in 1997                                   1,417            806
Retained earnings                              20,393         17,270
Total shareholders' equity                     58,946         52,664
 Total                                       $503,847       $437,592
See Notes to Consolidated Financial Statements.

Consolidated Statements of Income
For the Years Ended December 31, 1998, 1997 and 1996
South Alabama Bancorporation, Inc. and Subsidiaries
(In Thousands Except Earnings Per Share)

                                             Year Ended December 31,
                                        -------------------------------
                                          1998        1997        1996
INTEREST REVENUE:
 Loans                                  $23,684     $22,296     $18,475
 Investment securities - taxable          6,618       5,910       4,419
 Investment securities - non-taxable      2,037       1,970       1,328
 Federal funds sold                       1,466         712         487
 Interest-bearing bank balances              21           9          25
 Total interest revenue                  33,826      30,897      24,734

INTEREST EXPENSE:
 Deposits                                14,969      13,067      10,336
 Short-term borrowings                      340         308         225
 Federal Home Loan Bank borrowings          268          58
Total interest expense                   15,577      13,433      10,561
Net interest revenue                     18,249      17,464      14,173
Provision for loan losses                   301         396         308
Net interest revenue after provision
 for loan losses                         17,948      17,068      13,865

NON-INTEREST REVENUE:
 Trust revenue                            1,384       1,289       1,177
 Service charges on deposit accounts      1,799       1,721       1,301
 Securities gains, net                      384          69         126
 Other income,charges and fees              546         596         430
 Total non-interest revenue               4,113       3,675       3,034

NON-INTEREST EXPENSE:
 Salaries                                 6,420       5,695       4,755
 Pensions and other employee benefits     1,510       1,391       1,244
 Furniture and equipment expense          1,228       1,081         919
 Net occupancy expense                      999         947         825
 Intangible amortization                    186         168          28
 Other expense                            3,989       3,960       3,269
 Total non-interest expense              14,332      13,242      11,040
Income before income taxes                7,729       7,501       5,859
Income tax expense                        2,154       1,996       1,733
NET INCOME                              $ 5,575     $ 5,505     $ 4,126

Basic earnings per share                $   .73     $   .73     $   .69
Diluted earnings per share              $   .72     $   .73     $   .69

See notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders Equity
For the Years Ended December 31, 1998, 1997 and 1996
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands except per share)


                                                     Common Stock         Accumulated
                                                                          Other
                                           Shares              Capital    Comprehensive    Retained
                                           Issued    Amount    Surplus    Income           Earnings    Total
Balance, December 31, 1995                 5,692     $57       $17,812    $  585           $16,467     $34,921
Comprehensive income:
 Net income                                                                                  4,126       4,126
 Net change in unrealized gain (loss)
  on securities available for sale,
  net of taxes                                                              (495)                         (495)
Total comprehensive income                                                                               3,631
Dividends paid ($.247 per share)                                                            (1,533)     (1,533)
Common stock issued in business
 combination                               1,838      19        16,548                                  16,567
Balance, December 31, 1996                 7,530      76        34,360        90            19,060      53,586

Comprehensive income:
 Net income                                                                                  5,505       5,505
 Net change in unrealized gain (loss)
  on securities available for sale,
  net of taxes                                                               716                           716
Total comprehensive income                                                                               6,221
Dividends paid ($.968 per share)                                                            (7,295)     (7,295)
Common stock options exercised                28                   152                                     152
Balance, December 31, 1997                 7,558      76        34,512       806            17,270      52,664

Comprehensive income:
 Net income                                                                                  5,575       5,575
 Net change in unrealized gain (loss)
  on securities available for sale,
  net of taxes                                                               611                           611
Total comprehensive income                                                                               6,186
Dividends paid ($.318 per share)                                                            (2,452)     (2,452)
Common stock options exercised                 5                    40                                      40
Common stock issued in business
 combination                                 151        1        2,507                                   2,508
Balance, December 31, 1998                 7,714     $ 77      $37,059    $1,417           $20,393     $58,946

Consolidated Statements of Cash Flows
For the Years Ended December 31, 1998, 1997 and 1996
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)


                                                                   Year Ended December 31,
                                                             ----------------------------------
                                                                1998         1997         1996
OPERATING ACTIVITIES:
Net income                                                   $  5,575     $  5,505     $  4,126
Adjustments to reconcile net income
 to net cash provided by operating
 activities
Depreciation and amortization                                   1,475        1,385        1,045
Provisions for losses on loans                                    301          396          308
Securities (gains) and losses, net                               (384)         (69)        (108)
Deferred income tax provision (benefit)                            32         (101)          11
(Increase) decrease in:
Accrued income receivable                                          21          (79)         (95)
Other assets                                                     (202)         256         (468)
(Decrease) increase in other liabilities                         (616)          13         (267)

Net cash provided by operating activities                       6,202        7,306        4,552

INVESTING ACTIVITIES:
Net decrease in interest-bearing bank balances                   (310)                      552
Net increase in loans                                         (27,718)     (12,907)     (27,731)
(Purchase) sale of premises and equipment, net                 (2,184)        (669)      (1,564)
Proceeds from sale of other real estate owned                                   15          311
Proceeds from maturities of securities held to maturity         5,058        8,461        5,461
Proceeds from maturities of securities available for sale      47,081       26,293       15,448
Proceeds from sales of securities available for sale           19,625        4,801        9,713
Purchases of securities held to maturity                         (350)         (10)        (995)
Purchases of securities available for sale                    (81,649)     (38,468)     (27,609)
Net cash acquired from business combination                     8,132                     9,001

Net cash used in investing activities                         (32,315)     (12,484)     (17,413)

FINANCING ACTIVITIES:
Net increase in deposits                                       40,228       22,331        6,389
Net increase (decrease) in short-term borrowings                  678         (358)       2,784
Net increase in long-term debt                                  3,500        2,500
Dividends paid                                                 (2,452)      (7,295)      (1,533)
Proceeds from issuance of stock                                    40          152

Net cash provided by financing activities                      41,994       17,330        7,640
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                                         15,881       12,152       (5,221)

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR                                             44,743       32,591       37,812

CASH AND CASH EQUIVALENTS AT
  END OF YEAR                                                $ 60,624     $ 44,743     $ 32,591

See notes to consolidated financial statements.


Notes to Consolidated Financial Statements
For the Years Ended December 31, 1998, 1997 and 1996
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands except per share)

Note 1. Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of South Alabama Bancorporation, Inc. (the "Company" or "South Alabama") and its wholly-owned subsidiaries, South Alabama Bank, (the "Mobile Bank"), First National Bank, Brewton (the "Brewton Bank"), The Monroe County Bank (the "Monroeville Bank") and The Commercial Bank of Demopolis (the "Demopolis Bank"), (collectively the "Banks"), and South Alabama Trust Company, Inc. (the "Trust Company"). All significant intercompany accounts and transactions are eliminated. The Banks are engaged in the business of obtaining funds, primarily in the form of deposits, and investing such funds in commercial and real estate loans and investment securities in Mobile, Brewton, Monroeville, Demopolis and the surrounding areas. The Banks also offer a range of other commercial bank services including investment products. The Trust Company offers trust services.

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

A substantial portion of the Company's loans are secured by real estate in Mobile, Baldwin, Monroe, Marengo and Escambia Counties of Alabama. In addition, the real estate owned by the Company is located in this same area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of real estate owned are susceptible to changes in market conditions in this area.

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

Supplemental disclosures of cash flow information and non-cash transactions related to cash flows for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                         1998        1997         1996
Cash Paid For:
   Interest                            $ 15,387     $13,395     $ 10,610
   Income taxes                           1,735       2,190        2,065

Non-cash transactions
 Details of acquisition:
 Fair value of tangible assets
  acquired                               18,428                   96,593
 Liabilities assumed                    (15,890)                 (80,027)
 Stock issued                            (2,538)                 (16,566)
  Cash paid                                   0                        0
 Less cash acquired                      (8,132)                  (9,001)
 Net cash acquired                     $ (8,132)                $ (9,001)

INVESTMENT SECURITIES - Investment securities available for sale are carried at fair value. Unrealized gains and losses are excluded from earnings and reported, net of tax, as a separate component of shareholders' equity until realized. Securities within the available for sale portfolio may be used as part of the Company's asset/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk or other similar economic factors. The specific identification method is used to compute gains or losses on the sale of these assets.

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

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is maintained at a level considered by Management to be sufficient to absorb losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance and the amount of the provision charged to expense is based on periodic reviews of the portfolio, past loan loss experience, current and expected economic conditions and such other factors which, in Management's judgment, deserve current recognition in estimating loan losses. This determination also considers the balance of impaired loans (which are generally considered to be nonperforming loans, excluding residential mortgages and other homogeneous loans). Specific allowances for impaired loans are based on comparisons of the recorded carrying values of the loans to the present value of these loans' estimated cash flows at each loan's effective interest rate, the fair value of the collateral, or the loans' observable market price. Recovery of the carrying value of loans is dependent to a great extent on economic, operating and other conditions that may be beyond the Company's control.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation and amortization. The provision for depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets or terms of the leases as applicable.

OTHER REAL ESTATE OWNED - Other real estate owned is carried at the lower of the recorded investment in the loan or fair value, less costs to dispose. Any excess of the recorded investment over fair value, less costs to dispose, is charged to the allowance for loan losses at the time of foreclosure. A provision is charged to earnings and a related valuation account for subsequent losses on other real estate owned is established when, in the opinion of Management, such losses have occurred. The ability of the Company to recover the carrying value of real estate is based upon future sales of the real estate. The ability to effect such sales is subject to market conditions and other factors, all of which are beyond the Company's control. The recognition of sales and sales gains is dependent upon whether the nature and term of the sales, and including possible future involvement of the Company, if any, meet certain defined requirements. If not met, sale and gain recognition would be deferred.

INTEREST INCOME - Interest on loans is recorded generally over the term of the loan based on the unpaid principal balance. Accrual of interest is discontinued when, in Management's opinion, collectibility of interest and principal becomes doubtful. Upon such discontinuance, all unpaid accrued interest is reversed.

INCOME TAXES - The Company files a consolidated federal income tax return. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

INTANGIBLE ASSETS - Intangible assets, primarily goodwill, are amortized on the straight-line basis over 25 years. The Company continually evaluates whether events and circumstances have occurred that indicate that such assets have been impaired. Measurement of any impairment of such assets is based on those assets' fair value, with the resulting charge recorded as a loss. There were no significant impairment losses recorded in 1998, 1997 or 1996.

TRUST DEPARTMENT ASSETS AND INCOME - Assets held by the Trust Company in a fiduciary capacity for customers are not included in the consolidated financial statements. Fiduciary fees on trust accounts are generally recognized on the cash basis. The income recognized on the cash basis is not materially different from that which would be reported on the accrual basis.

MARKET RISK MANAGEMENT - Market risk is a risk of loss arising from adverse changes in market prices and rates. The Company's market risk is composed primarily of interest rate risk created by its lending and deposit taking activities. Management addresses this risk through an active Asset/Liability Management process and through management of loan and investment portfolio maturities and repricing.

PENDING ACCOUNTING PRONOUNCEMENTS - The AICPA has issued Statements of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires capitalization of external direct costs of materials and services; payroll and payroll-related costs for employees directly associated; and interests costs during development of computer software for internal use (planning and preliminary costs should be expensed). Also, capitalized costs of computer software developed or obtained for internal use should be amortized on a straight-line basis unless another systematic and rational basis is more representative of the software's use. This statement is effective for financial statements for fiscal years beginning after December 15, 1998 (prospectively) and is not expected to have a material effect on the consolidated financial statements.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this Statement should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this Statement. Earlier application of all of the provisions of this Statement is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after issuance of this Statement. This Statement should not be applied retroactively to financial statements of prior periods.

Management believes there will be no material effect on the consolidated financial statements from the adoption of this pronouncement.

In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained After The Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. This statement, an amendment to SFAS No. 65, requires that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability to sell or hold those investments. This Statement is effective the first fiscal quarter beginning after December 15, 1998. The Company adopted the provisions of this Statement on January 1, 1999. Based on the Company's current operating activities, Management does not believe that adoption of this Statement will have material effect on the consolidated financial statements.

Certain reclassifications of 1997 and 1996 balances have been made to conform with classifications used in 1998.

Note 2. Mergers

On December 15, 1998, the Company acquired the Demopolis Bank in a business combination accounted for as a pooling of interests. Accordingly, the Company's financial statements have been restated to include the results of the Demopolis Bank for all periods presented. This agreement resulted in the exchange of approximately 1,189 shares of the Company's common stock for 100 percent of the Demopolis Bank's common stock. Merger costs of approximately $150 have been expensed in the accompanying 1998 consolidated statement of income.

Combined and separate results of the Company and the Demopolis Bank during the periods preceding the merger were as follows:

                                   South Alabama    Demopolis Bank    Combined
Nine months ended
 September 30, 1998 (unaudited)
Net interest revenue               $11,492          $1,978            $13,470
Net income                           3,388             514              3,902

Year ended December 31, 1997
Net interest revenue               $14,895          $2,569            $17,464
Net income                           4,728             777              5,505

Year ended December 31, 1996
Net interest revenue               $11,705          $2,468            $14,173
Net income                           3,354             772              4,126

On May 15, 1998, the Company acquired Peterman State Bank ("PSB"). PSB was merged into the Monroe County Bank. This transaction was accounted for under the purchase method of accounting and, accordingly, the 1998 consolidated statement of income includes PSB's results of operations subsequent to that date.

The Company issued approximately 151 shares of its common stock for all the outstanding common shares of PSB. The purchase price of the outstanding common shares of PSB totaled approximately $2,500, which exceeded the fair value of the net tangible assets acquired by approximately $768.

Assuming the acquisition of PSB had been consummated at January 1, 1996, the consolidated results of operations on a pro forma basis for the years ended December 31, 1998, 1997 and 1996, would have been as follows:

                                    1998       1997       1996
Net Interest Revenue                $18,259    $18,107    $14,856
Net Income                            5,404      5,343      4,203
Earnings Per Share:
    Basic                           $   .70    $   .69    $   .68
    Diluted                             .69        .69        .68

On October 31, 1996, the Company acquired First Monco Bancshares, Inc. ("FMB") and its wholly-owned subsidiary, the Monroeville Bank. This transaction was accounted for under the purchase method of accounting and, accordingly, the 1996 consolidated statement of income includes the Monroeville Bank's results of operations subsequent to that date.

The Company issued approximately 1,200 shares of its common stock for all the outstanding common shares of FMB. The purchase price of the outstanding common shares of FMB totaled approximately $16,600, which exceeded the fair value of the net tangible assets acquired by approximately $4,200.

Assuming the acquisition of FMB had been consummated at January 1, 1996, the consolidated results of operations on a pro forma basis for the year ended December 31, 1996, would have been as follows:

                                      1996

     Net Interest Income              $16,995
     Net Income                         5,068
     Earnings Per Share:
          Basic                       $  0.68
          Diluted                        0.67

Note 3.   Restrictions on Cash and Due From Bank Accounts

The Banks are required to maintain average reserve balances with the Federal Reserve Bank. The average of those reserve balances for the years ended December 31, 1998 and 1997 was approximately $1,978 and $2,088, respectively.

Note 4. Investment Securities

The following summary sets forth the amortized cost amounts and the corresponding market values of investment securities available for sale at December 31, 1998 and 1997:

                                             Gross         Gross         Estimated
                                Amortized    Unrealized    Unrealized    Market
                                Cost         Gains         Losses        Value
1998:
U.S. Treasury securities        $  7,410     $  189                      $  7,599
Obligations of U.S. Government
 agencies                         65,452        485        $271            65,666
Obligations of states
 and political subdivisions       57,438      1,822          70            59,190
Other investments                 11,680        100           1            11,779

  Total                         $141,980     $2,596        $342          $144,234

1997:
U.S. Treasury securities       $   7,546     $  135                      $  7,681
Obligations of U.S. Government
 agencies                         49,087        105        $466            48,726
Obligations of states
 and political subdivisions       44,581      1,455          25            46,011
Other investments                 22,805         96           8            22,893

  Total                        $124,019      $1,791        $499          $125,311

The following summary sets forth the amortized cost amounts and the corresponding market values of investment securities held to maturity at December 31, 1998 and 1997:

                                             Gross         Gross         Estimated
                               Amortized     Unrealized    Unrealized    Market
                               Cost          Gains         Losses        Value
1998:
U.S. Treasury securities       $    989      $   21                      $  1,010
Obligations of U.S. Government
 agencies                           268           4        $  1               271
Obligations of states
 and political subdivisions       2,129          77                         2,206
Other investments                   249                                       249

  Total                        $  3,635      $  102        $  1          $  3,736

1997:
U.S. Treasury securities       $  3,992      $   44                      $  4,036
Obligations of U.S. Government
 agencies                         1,514           6        $  6             1,514
Obligations of states
 and political subdivisions       2,591          94                         2,685
Other investments                   248                                       248

  Total                        $  8,345      $  144        $  6          $  8,483

Securities with a carrying value of approximately $78,434 and $65,619 at December 31, 1998 and 1997, respectively, were pledged to secure deposits of public funds and trust deposits. Additionally, investment securities with a carrying value of approximately $7,270 and $5,685 at December 31, 1998 and 1997, respectively, were pledged to secure repurchase agreements.

Proceeds from the sales of securities available for sale were $19,625 in 1998 and $4,801 in 1997. Gross realized gains on the sale of these securities were $451 in 1998 and $123 in 1997, and gross realized losses were $67 in 1998 and $54 in 1997.

Maturities of investment securities as of December 31, 1998, are as follows:

                         Available for Sale            Held to Maturity
                        Amortized     Market          Amortized     Market
                        Cost          Value           Cost          Value
Due in 1 year or less   $ 16,889      $ 16,969        $1,050        $1,071
Due in 1 to 5 years       43,189        44,045           731           744
Due from 5 to 10 years    37,369        38,032         1,334         1,386
Due in over 10 years      44,533        45,188           520           535

    Total               $141,980      $144,234        $3,635        $3,736

Note 5. Loans

A summary of loans follows:

                                                 December 31,
                                           ----------------------
                                              1998          1997
Commercial, financial and agricultural     $ 87,789      $ 77,675
Real estate - construction                   10,771         8,203
Real estate - mortgage                      133,756       118,380
Consumer, installment and single pay         45,866        40,631
Total                                      $278,182      $244,889

In the normal course of business, the Banks make loans to directors, executive officers, significant shareholders and their affiliates (related parties). Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and in Management's opinion, do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was $13,339 at December 31, 1998, and $11,009 at December 31, 1997. During 1998, $20,856 of new loans and advances were made, and principal repayments totaled $18,526. Outstanding commitments to extend credit to related parties totaled $12,647 at December 31, 1998.

At December 31, 1998 and 1997, non-accrual loans totaled $419 and $686, respectively. The amount of interest income that would have been recorded during 1998 and 1997, if these non-accrual loans had been current in accordance with their original terms, was $93 and $68, respectively. The amount of interest income actually recognized on these loans during 1998 and 1997 was $32 and $19, respectively.

At December 31, 1998 and 1997, the recorded investments in loans that were considered to be impaired under SFAS 114 were $419 and $668, respectively (all of which were carried on a non-accrual basis). Included in this amount is $277 in 1998 and $615 in 1997 of impaired loans for which the related allowance for loan losses is $135 in 1998 and $269 in 1997. The amounts of impaired loans that did not have allowances for loan losses were $142 in 1998 and $50 in 1997. The average recorded investment amounts in impaired loans during the years ended December 31, 1998 and 1997, were approximately $541 and $561, respectively. For the years ended December 31, 1998 and 1997, the amount of interest income recognized on impaired loans was immaterial.

Note 6.   Allowance for Loan Losses

The allowance for loan losses is summarized as follows:

                                              Year Ended December 31,
                                            --------------------------
                                             1998      1997      1996
Balance at the beginning of year            $3,167    $3,073    $2,747
 Balance acquired in purchase business
  combination                                  287                 500
 Provision charged to operating expense        301       396       308
 Losses charged off                           (923)     (482)     (695)
 Recoveries                                    416       180       213
Balance at the end of the year              $3,248    $3,167    $3,073

Activity in the allowance for losses on other real estate owned was not significant in 1998, 1997 and 1996.

Note 7.  Premises and Equipment
Premises and equipment are summarized as follows:

                                                            December 31,
                                     Estimated           --------------------
                                     Useful Lives        1998         1997
Land and land improvements                               $ 2,438      $ 1,953
Bank buildings and improvements      40 years              5,770        5,115
Furniture, fixtures and equipment    3-10 years            7,980        7,115
Leasehold improvements               5-15 years            2,258        2,163
       Total                                              18,446       16,346
Less accumulated depreciation
 and amortization                                          8,615        7,805
Premises and equipment - net                             $ 9,831      $ 8,541

The provision for depreciation and amortization charged to operating expense in 1998, 1997 and 1996 amounted to $1,088, $912 and $806, respectively.


Note 8. Deposits

The following summary presents the detail of interest bearing deposits:

                                             December 31,
                                          -----------------------
                                            1998           1997
Interest bearing checking accounts        $ 68,104       $ 63,867
Savings accounts                            29,831         25,814
Money market savings accounts               69,222         58,619
Time deposits ($100 thousand or more)       76,050         57,789
Other time deposits                        111,368        100,801
       Total                              $354,575       $306,890

The following summary details interest expense on deposits:

                                          Year Ended December 31,
                                       -----------------------------
                                         1998       1997       1996

Interest bearing checking accounts     $ 1,933    $ 1,689    $ 1,098
Savings accounts                           927        881        656
Money market savings accounts            2,584      2,239      1,907
Time deposits ($100 thousand or more)    3,303      2,701      2,075
Other time deposits                      6,222      5,557      4,600
  Total                                $14,969    $13,067    $10,336

The following table reflects maturities of time deposits of $100 or more at December 31, 1998:

                  Less than 1 year     1 to 5 years     5 to 10 years     Total
                  $36,939              $24,793          $14,318           $76,050

Note 9. Short-Term Borrowings

Following is a summary of short-term borrowings:

                                                        December 31,
                                                    ------------------
                                                    1998       1997

Securities sold under agreement to repurchase       $7,270     $5,685
Other short-term borrowings                            187      1,094
Total                                               $7,457     $6,779

Weighted average interest rate at year-end            4.20%      4.85%

Weighted average interest rate on
 amounts outstanding during the year
 (based on average of daily balances)                 5.43%      5.04%

Information concerning securities sold under agreement to repurchase summarized as follows:

                                                 1998       1997
Average balance during the year                  $5,747     $4,733
Average interest rate during the year              5.43%      4.86%
Maximum month-end balances during the year       $7,797     $6,021

Federal funds purchased and securities sold under agreements to repurchase generally represented overnight borrowing transactions. Other short-term borrowings consist of demand notes owed to the U.S. Treasury.

At December 31, 1998 and 1997, securities sold under agreements to repurchase had average interest rates of 4.20% and 4.80%, respectively. Included in the balances of securities sold under agreements to repurchase at December 31, 1998 and 1997, were repurchase agreements to related parties of $3,164 and $3,710, respectively.

Note 10. Accounting for Income Taxes
The components of income tax expense are as follows:

                                                 Year Ended December 31,
                                               -----------------------------
                                               1998       1997        1996
Current income tax expense:
 Federal                                       $1,839     $1,812     $1,481
 State                                            283        285        241
 Total current income tax expense               2,122      2,097      1,722

Deferred income tax expense (benefit):
 Federal                                           28        (90)        10
 State                                              4        (11)         1

Total deferred income tax expense                  32       (101)        11

Total income tax expense                       $2,154     $1,996     $1,733

Total income tax expense differed from the amount computed using the applicable statutory Federal income tax rate of 34 percent applied to pretax earnings for the following reasons:

                                          Year Ended December 31,
                                          --------------------------
                                          1998      1997      1996

Income tax expense at statutory rate      $2,628    $2,550    $1,992
Increase (decrease) resulting from:
 Tax exempt interest                        (877)     (701)     (579)
 Reduced interest deduction on debt
  used to carry tax-exempt securities        105        72        67
 State income tax, net of federal benefit    189       181       160
 Other, net                                  109      (106)       93

 Total                                    $2,154    $1,996    $1,733

 Effective tax rate                         27.9%     26.6%     29.6%

The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1998 and 1997 are presented below:

                                                       December 31,
                                                    ---------------------
                                                      1998         1997
Deferred tax assets:
 Allowance for loan losses and other
  real estate not currently deductible              $   861       $   865
 Accrued pension cost not currently deductible           67            65
 Accrued expenses                                        59            61
 Other                                                  154            32
 Total deferred tax assets                            1,141         1,023

Deferred tax liabilities:
 Unrealized gain on securities available for sale      (837)         (486)
 Differences between book and tax basis of property    (538)         (543)
 Other                                                 (238)          (84)
 Total deferred tax liabilities                      (1,613)       (1,113)
 Net deferred tax asset (liability)                 $  (472)      $   (90)

There was no valuation allowance during either 1998 or 1997.

Note 11. Retirement Plans

In 1998, the Company adopted FASB Statement No. 132, "Employers Disclosure About Pensions and Other Postretirement Benefits." The measurement date is December 31 for each year.

Pension Plans

Changes during the year in the projected benefit obligations and in the fair value of plan assets were a follows:

                             Projected Benefit Obligations
                                   1998       1997

Balance at beginning of year      $5,230     $4,632
Service cost                         339        306
Interest cost                        350        340
Benefits paid                       (394)      (505)
Actuarial (gain) loss                233        457
Balance, end of year              $5,758     $5,230

                                     Plan Assets
                                   1998       1997

Balance at beginning of year      $6,221     $5,697
Return on plan assets              1,182        750
Employer contributions                          279
Benefits paid                       (394)      (505)
Balance, end of year              $7,009     $6,221

The prepaid pension costs recognized in the consolidated balance sheets were as follows:

                                               1998         1997

Balance at begining of the year                $1,250       $991
Unrecognized transition obligation                 29        (30)
Unrecognized prior service cost                    85        (92)
Unrecognized net gain                            (706)       (19)
Prepaid asset recognized in the
 consolidated balance sheets                      658        850

Components of the plans' net cost were as follows:

                                          1998         1997         1996

Service cost                              $339         $306         $248
Interest cost                              350          340          196
Expected return on plan assets            (505)        (448)        (204)
Net amortization                             8          (11)           4
Net pension cost                          $192         $187         $244

The weighted average rates assumed in the actuarial calculations for the pension plan were:

                                   1998         1997

Discount                           6.5%         7.0%
Annual salary increase             5.0          5.0
Long-term return on plan asset     8.5          8.0

Note 12. Earnings Per Share

Basic earnings per share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the years ended December 31, 1998, 1997 and 1996. Diluted earnings per share for the years ended December 31, 1998, 1997 and 1996, were computed by dividing net income by the weighted average number of shares of common stock outstanding and the dilutive effects of the shares awarded under the Stock Option plans, based on the treasury stock method using an average fair market value of the stock during the respective periods. The following table represents the earnings per share calculations for the years ended December 31, 1998, 1997 and 1996:

                                                                      Per Share
December 31, 1998                               Income     Shares     Amount

Net Income:                                     $5,575
Basic earnings per share:
 Income available to common shareholders         5,575     7,657      $.73
Dilutive securities:
 Stock option plan shares                                    121
 Dilutive earnings per share:
 Income available to common shareholders
  plus assumed conversions                      $5,575     7,778      $.72


                                                                      Per Share
December 31, 1997                               Income     Shares     Amount

Net Income:                                     $5,505
Basic earnings per share:
Income available to common shareholders          5,505     7,540      $.73
Dilutive securities:
 Stock option plan shares                                     53
 Dilutive earnings per share:
 Income available to common shareholders
  plus assumed conversions                      $5,505     7,593      $.73


                                                                      Per Share
December 31, 1996                               Income     Shares     Amount

Net Income:                                     $4,126
Basic earnings per share:
       Income available to common shareholders   4,126     5,994      $.69
Dilutive securities:
 Stock option plan shares                                     29
 Dilutive earnings per share:
 Income available to common shareholders
  plus assumed conversions                      $4,126     6,023      $.69

Note 13.  Stock Options

The Company utilizes the intrinsic value method of accounting for stock option grants. As the option exercise price is considered to be equal to the fair value of the stock at the date of grant, no compensation cost is recognized.

The Company has two incentive stock option plans, the South Alabama Incentive Compensation Plan (the "SAB Plan") and the Mobile National Stock Option Plan (the "MBNC Plan").

The MBNC Plan was terminated in 1993 upon the creation of South Alabama Bancorporation. The remaining granted and outstanding options are convertible into common shares of the Company. At December 31, 1998, options for 34 shares were granted and outstanding under the MBNC Plan.

The Company may grant options for up to 300 shares under the SAB Plan and has granted options outstanding of 252 shares through December 31, 1998. Under both the SAB and MBNC Plans, the option exercise price equals the stock's market price at the date of grant. The options vest upon issuance and expire after ten years.

Had compensation costs for these plans been determined consistent with SAFA Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                1998     1997     1996

Net Income:          As reported               $5,575   $5,505   $4,126
                     Pro forma                  5,341    5,431    4,014

Earnings per share:  As reported or restated
                       Basic                   $  .73   $  .73   $  .69
                       Diluted                    .72      .73      .69

                     Pro forma
                       Basic                   $  .70   $  .72   $  .67
                       Diluted                    .69      .72      .67

Because the SAFA 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation costs may not be representative of that to be expected in future years for future grants of stock options.

A summary of the status of the Company's two stock option plans at December 31, 1998, 1997, and 1996 and the changes during the years then ended is as follows:

                                                1998                         1997                         1996
                                      ------------------------     ------------------------     ------------------------
                                                Weighted Avg.                Weighted Avg.                Weighted Avg.
                                      Shares    Exercise Price     Shares    Exercise Price     Shares    Exercise Price
Outstanding at beginning of year      237       $ 8.51             230       $8.01              191       $7.81
Granted                                49        16.44              42        9.35               39        9.00
Exercised                               5         8.26              29        5.51
Forfeited                                                            6        8.79
Outstanding at end of year            281       $ 9.84             237       $8.51              230       $8.01

Exercisable at end of year            232       $ 8.43             197       $8.35              191       $7.81

Weighted average fair value of
 the options granted                            $ 5.25                       $2.16                        $2.85

At December 31, 1998, 232 of the 281 options outstanding have exercise prices between $3 and $9 with a weighted average exercise price of $8.43 and an average remaining contractual life of 5.7 years. All of these options are exercisable. The remaining 49 options outstanding at December 31, 1998 consist of options granted during fiscal 1998 and have exercise prices between $16 and $22, with a weighted average exercise price of $16 and an average remaining contractual life of 9.1 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively; risk-free interest rates of 5.47%, 6.33% and 5.73%; expected dividend yields of 2.3%, 3.6% and 4.0%; expected lives of 10 years; and expected volatility of .34,
 .25 and .22, respectively.

Note 14. Regulatory Matters

The Company's principal source of funds for dividend payments is dividends from the Banks. Dividends payable by a bank in any year, without prior approval of the appropriate regulatory body, are limited to the bank's net profits (as defined) for that year combined with its net profits for the two preceding years. The dividends, as of January 1, 1999, that the Banks could declare, without the approval of regulators, amounted to $3,182.

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

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the tables below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998 and 1997, that the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 1998 and 1997, the most recent notification from the regulatory authorities categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the tables below.

Actual capital amounts and ratios are presented in the table below for the Banks and on a consolidated basis for the Company.

                                                                                      To Be Well Capitalized
                                                           For Capital                Under Prompt Corrective
                                             Actual        Adequacy Purposes          Action Provisions
                                         --------------    -----------------------    -----------------------
                                         Amount   Ratio    Amount      Ratio          Amount      Ratio
December 31, 1998
Total Capital (to Risk Weighted Assets)
Consolidated                             $56,201  17.2%    $26,093     8.0%
Demopolis Bank                             8,201  17.8       3,691     8.0            $ 4,613     10.0%
Brewton Bank                              14,683  18.9       6,202     8.0              7,752     10.0
Monroeville Bank                          13,135  19.5       5,393     8.0              6,741     10.0
Mobile Bank                               17,980  12.7      11,333     8.0             14,167     10.0

Tier I Capital (to Risk Weighted Assets)
Consolidated                             $52,953  16.2%    $13,047     4.0%
Demopolis Bank                             7,704  17.8       1,845     4.0            $ 2,768      6.0%
Brewton Bank                              13,908  17.9       3,101     4.0              4,651      6.0
Monroeville Bank                          12,610  18.7       2,696     4.0              4,044      6.0
Mobile Bank                               16,530  11.7       5,667     4.0              8,500      6.0

Tier I Capital (to Average Assets)
Consolidated                             $52,953  11.0%    $19,262     4.0%
Demopolis Bank                             7,704  16.7       2,978     4.0            $ 4,466      6.0%
Brewton Bank                              13,908  17.9       4,652     4.0              6,978      6.0
Monroeville Bank                          12,610  18.7       4,454     4.0              6,681      6.0
Mobile Bank                               16,530  11.7       7,376     4.0             11,064      6.0

                                                                                      To Be Well Capitalized
                                                           For Capital                Under Prompt Corrective
                                             Actual        Adequacy Purposes          Action Provisions
                                         --------------    -----------------------    -----------------------
                                         Amount   Ratio    Amount      Ratio          Amount      Ratio
December 31, 1997
Total Capital (to Risk Weighted Assets)
Consolidated                             $51,032  18.3%    $22,278     8.0%
Demopolis Bank                             7,778  18.2       3,413     8.0            $ 4,267     10.0%
Brewton Bank                              14,595  20.5       5,702     8.0              7,127     10.0
Monroeville Bank                          11,146  22.8       3,903     8.0              4,882     10.0
Mobile Bank                               16,432  14.0       9,379     8.0             11,724     10.0

Tier I Capital (to Risk Weighted Assets)
Consolidated                             $47,865  17.2%    $11,139     4.0%
Demopolis Bank                             7,296  17.1       1,707     4.0            $ 2,560      6.0%
Brewton Bank                              13,795  19.4       2,851     4.0              4,276      6.0
Monroeville Bank                          10,683  21.9       1,953     4.0              2,929      6.0
Mobile Bank                               15,011  12.8       4,690     4.0              7,035      6.0

Tier I Capital (to Average Assets)
Consolidated                             $47,865  11.3%    $16,894     4.0%
Demopolis Bank                             7,296  10.7       2,720     4.0            $ 3,399      5.0%
Brewton Bank                              13,795  12.9       4,267     4.0              6,401      6.0
Monroeville Bank                          10,683  11.9       3,593     4.0              5,390      6.0
Mobile Bank                               15,011   9.6       6,274     4.0              9,410      6.0

Note 15. Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to Management as of December 31, 1998. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

Commitments to extend credit and standby letters of credit - The value of these unrecognized financial instruments is estimated based on the fee income associated with the commitments which, in the absence of credit exposure, is considered to approximate their settlement value. As no significant credit exposure exists and because such fee income is not material to the Company's financial statements at December 31, 1998, the fair value of these commitments is not presented.

Many of the Company's assets and liabilities are short-term financial instruments whose carrying amounts reported in the statement of condition approximate fair value. These items include cash and due from banks, interest-bearing bank balances, federal funds sold, other short-term borrowings and accrued interest receivable and payable balances. The estimated fair values of the Company's remaining on-balance sheet financial instruments as of December 31, 1998 and 1997, are summarized below.

                                                     1998                        1997
                                             Estimated                   Estimated
                                             Carrying    Fair            Carrying    Fair
                                             Value       Value           Value       Value
Financial assets:
 Investment securities available for sale    $144,234    $144,234        $125,311    $125,311
 Investment securities held to maturity         3,635       3,736           8,345       8,483
 Loans, net of allowance for loan losses      274,763     273,332         241,461     239,821

Financial liabilities:
 Deposits                                    $428,076    $428,639        $371,991    $371,827

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

                                           December 31,
                                        1998         1997
   Standby letters of credit         $ 4,989      $ 5,537
   Commitments to extend credit       65,914       61,383

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

At December 31, 1998, the Company was under contract to lease certain bank premises and equipment. The terms of these contracts vary and are subject to certain changes at renewal. Future minimum rental payments required under operating leases having initial or remaining noncancelable terms in excess of one year as of December 31, 1998 were not significant.

Rental expense under all operating leases amounted to $189, $173, and $195 in 1998, 1997, and 1996, respectively.

The Company and its Banks are the subject of claims and disputes arising in the normal course of business. Management, through consultation with their legal counsel, is of the opinion that these matters will not have a material impact on results of operations.

Note 17. Non-Interest Expense

Components of other non-interest expense are as follows:

                               Year Ended December 31,
                               1998    1997    1996
Advertising                    $  377  $  241  $   196
Professional services             834     404      406
Stationery and supplies           518     339      354
Other                           2,260   2,976    2,313
Total                          $3,989  $3,960   $3,269

Note 18. Segment Reporting

Under SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", certain information is disclosed for the four reportable operating segments of the Company. The reportable segments are determined using the internal management reporting system. They are composed of the Company's significant subsidiaries. The accounting policies for each segment are the same as those used by the Company as described in Note 1 - Summary of Significant Accounting Policies. The segment results include certain overhead allocations and intercompany transactions that were recorded at current market prices. All intercompany transactions have been eliminated to determine the consolidated balances. The results for the four reportable segments of the Company are included in the following table:

1998
                           Mobile        Brewton       Monroeville    Demopolis     All
                           Bank          Bank          Bank           Bank          Other       Eliminations Consolidated
Total interest revenue     $  13,226     $   8,415     $   6,644      $   5,545     $      14   $    (18)    $  33,826
Total interest expense         6,159         3,550         2,990          2,896                      (18)       15,577
Net interest revenue           7,067         4,865         3,654          2,649            14                   18,249
Provision for loan losses        142            76                           83                                    301
Net interest income after
 provision                     6,925         4,789         3,654          2,566            14                   17,948
 Total noninterest revenue       814           920           573            422         1,391         (7)        4,113
 Total noninterest expense     5,128         2,933         2,615          2,037         1,626         (7)       14,332
 Income before taxes           2,611         2,776         1,612            951          (221)                   7,729
 Provision for income taxes      905           645           442            226           (64)                   2,154
 Net income                $   1,706     $   2,131     $   1,170      $     725     $    (157)               $   5,575

Other significant items:
Total assets               $ 193,665     $ 115,748     $ 117,357      $  74,342     $  60,075   $(57,340)    $ 503,847
Total investment securities   38,288        36,056        57,202         16,323                                147,869
Total loans                  125,820        63,600        38,939         49,823                                278,182
Investment in subsidiaries         2            46                                     57,606    (57,654)
Total interest revenue from
 customers                    13,208         8,415         6,644          5,545            14                  33,826
Total interest revenue from
 affiliates                       18                                                      (18)

1997
                           Mobile        Brewton       Monroeville    Demopolis     All
                           Bank          Bank          Bank           Bank          Other       Eliminations Consolidated
Total interest revenue     $ 11,726      $   8,187     $   5,900      $   5,102                 $    (18)    $ 30,897
Total interest expense        5,160          3,227         2,531          2,533                      (18)      13,433
Net interest revenue          6,566          4,960         3,369          2,569                                17,464
Provision for loan losses       141            132                          123                                   396
Net interest income after
 provision                    6,425          4,828         3,369          2,446                                17,068
Total noninterest revenue     1,244          1,418           547            472     $       1         (7)       3,675
Total noninterest expense     4,973          3,629         2,383          1,915           349         (7)      13,242
Income before taxes           2,696          2,617         1,533          1,003          (348)                  7,501
Provision for income taxes      932            631           342            226          (135)                  1,996
Net income                 $  1,764      $   1,986     $   1,191       $    777     $    (213)               $  5,505

Other significant items:
Total assets               $ 165,800     $ 108,184     $  94,826       $ 67,997     $  52,750   $(51,965)    $437,592
Total investment securities   29,946        39,383        49,271         15,056                               133,656
Total loans                  109,910        57,947        28,787         48,245                               244,889
Investment in subsidiaries        (1)           14                                     51,585    (51,598)
Total interest revenue from
 customers                    11,717         8,181         5,897          5,102                                30,897
 Total interest revenue from
  affiliates                       9             6             3                                     (18)

1996
                           Mobile        Brewton       Monroeville    Demopolis     All
                           Bank          Bank          Bank           Bank          Other       Eliminations Consolidated
Total interest revenue     $  10,887     $   8,003     $     953      $   4,897                 $     (6)    $ 24,734
Total interest expense         4,655         3,068           415          2,429                       (6)      10,561
Net interest revenue           6,232         4,935           538          2,468                                14,173
Provision for loan losses        233            65                           10                                   308
Net interest income after
 provision                     5,999         4,870           538          2,458                                13,865
Total noninterest revenue      1,324         1,195            77            445                       (7)       3,034
Total noninterest expense      4,912         3,612           323          1,884     $     316         (7)      11,040
Income before taxes            2,411         2,453           292          1,019          (316)                  5,859
Provision for income taxes       850           654            90            247          (108)                  1,733
Net income                 $   1,561     $   1,799     $     202      $     772     $    (208)               $  4,126


Other significant items:
Total assets               $ 145,394     $ 107,359     $  97,815      $  63,786     $  53,526   $(54,017)    $413,863
Total investment securities   25,438        37,268        55,067         16,152                               133,925
Total loans                  107,101        58,031        24,028         42,993                               232,153
Investment in subsidiaries         2             1                                     52,780    (52,783)
Total interest revenue from
 customers                    10,883         8,001           953          4,897                                24,734
 Total interest revenue from
  affiliates                       4             2                                                    (6)

Note 19. Comprehensive Income

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." Comprehensive income is the change in equity during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.

In addition to net income, the Company has identified changes related to other nonowner transactions in the consolidated statement of changes in stockholders' equity and comprehensive income. For the Company, changes in other nonowner transactions consist entirely of changes in unrealized gains and losses on securities available for sale.

In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting items that are displayed as part of net income and other comprehensive income in that period or earlier periods. The following table reflects the reclassification amounts and the related tax effect for the three years ended December 31:

1998
                                            Before              After
                                            Tax        Tax      Tax
                                            Amount     Effect   Amount
Unrealized gains (losses) arising
 during the period                          $ 1,346    $ 493    $ 853
Less reclassification adjustments for
 (gains) losses included in net income         (384)    (142)    (242)
Net unrealized gain (loss) on securities    $   962    $ 351    $ 611


1997
                                            Before              After
                                            Tax        Tax      Tax
                                            Amount     Effect   Amount
Unrealized gains (losses) arising
 during the period                          $ 1,206    $ 447    $ 759
Less reclassification adjustments for
 (gains) losses included in net income          (69)     (26)     (43)
Net unrealized gain (loss) on securities    $ 1,137    $ 421    $ 716


1996
                                            Before              After
                                            Tax        Tax      Tax
                                            Amount     Effect   Amount
Unrealized gains (losses) arising
 during the period                          $   (660)  $(244)   $(416)
Less reclassification adjustments for
 (gains) losses included in net income          (126)    (47)     (79)
Net unrealized gain (loss) on securities    $   (786)  $(291)   $(495)

Note 20. Condensed Parent Company Financial Statements

Condensed Statements of Operations	           	Year Ended December 31,
                                                1998    1997    1996
Cash dividends from subsidiaries                $4,011  $7,630  $1,651
Other income                                                 1
Total income                                     4,011   7,631   1,651
Expenses - other                                   307     215     207
Income before undistributed
 income of subsidiaries                          3,704   7,416   1,444
Distributions (in excess of) under
 equity basis earnings of subsidiaries           1,871  (1,911)  2,682
Net Income                                      $5,575  $5,505  $4,126

Condensed Statements of Condition                 December 31,
                                                1998       1997
ASSETS
Cash and short-term investments                 $     53   $    328
Investment in subsidiaries - eliminated
 upon consolidation                               57,606     51,585
Land                                               1,086        691
Other assets                                         211        146
   Total                                        $ 58,956   $ 52,750

LIABILITIES
Other liabilities                               $     10   $     86

SHAREHOLDERS' EQUITY
Preferred stock - no par value
 Shares authorized  -  500
 Shares outstanding - none
Common stock - $.01 par value
 Shares authorized  -  10,000
 Shares outstanding -   7,714 in 1998
                    and 7,558 in 1997           $     77   $     76
Capital surplus                                   37,059     34,512
Accumulated other comprehensive
 income                                            1,417        806
Retained earnings                                 20,393     17,270
Total shareholders' equity                        58,946     52,664
Total                                           $ 58,956   $ 52,750

Condensed Statements of Cash Flows          Year Ended December 31,
                                            1998      1997     1996
OPERATING ACTIVITIES
Net income                                  $ 5,575   $ 5,505  $ 4,126
Adjustments to reconcile net income to
 net cash provided by operating activities:
Distributions (in excess of) under equity
 basis earnings of subsidiaries              (1,871)    1,911   (2,682)
Other                                          (172)       29      (85)
Net cash provided by operating
 activities                                   3,532     7,445    1,359

INVESTING ACTIVITIES
Investment in subsidiary                     (1,000)
Purchase of land                               (395)
Net cash used in investing activities        (1,395)

FINANCING ACTIVITIES
Cash dividends                               (2,452)   (7,295)  (1,533)
Proceeds from issuance of stock                  40       152
Net cash used in financing activities        (2,412)   (7,143)  (1,533)

NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                          (275)      302     (174)

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR                              328        26      200

CASH AND CASH EQUIVALENTS AT
 END OF YEAR                                $     53  $   328  $    26