Form 10-K, Exhibit 13
period 1999-12-31
SOUTH ALABAMA BANCORPORATION INC /DE/
filed 2000-03-29
CIK 783739

1999 ANNUAL REPORT

SOUTH ALABAMA BANCORPORATION

Index

2
Consolidated Financial Highlights

3
Letter to Shareholders

4
Directors and Officers



Financial Highlights

7
Management's Discussion and Analysis of Financial Condition and Results of
 Operations

22
Selected Quarterly Financial Data

23
Selected Financial Data

25
Management's Report on Financial Statements and Independent Auditors' Report



Financial Statements

26
Consolidated Statements of Condition

27
Consolidated Statements of Income

28
Consolidated Statements of Changes in Shareholders' Equity

29
Consolidated Statements of Cash Flows

30
Notes to Consolidated Financial Statements

South Alabama Bancorporation, Inc. is a multi-bank holding company headquartered in Mobile, Alabama. Its subsidiaries are South Alabama Bank, First National Bank, Brewton, The Monroe County Bank, The Commercial Bank of Demopolis, Sweet Water State Bank, and South Alabama Trust Company.

The annual meeting of shareholders will be held May 11, 2000, at 10:00 a.m. C.D.T., in the Company's headquarters at South Alabama Bank, 100 St. Joseph Street, Mobile, Alabama 36602.

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

GRAPH
             Dividends      Basic EPS     Special Dividends
1995         0.249          0.68          0
1996         0.266          0.71          0
1997         0.269          0.73          0.631
1998         0.318          0.72          0
1999         0.355          0.78          0

Consolidated Financial Highlights
(Dollars in Thousands Except Per Share Amounts)

FOR THE YEAR-ENDED DECEMBER 31,         1999        1998          Change
Net income                              $  6,705    $  6,089      + 10.1%
Per common share - basic                     .78         .72      +  8.3%
                 - diluted                   .77         .71      +  8.5%
Cash dividends declared per share
  - regular                                 .355        .318      + 11.6%

AT DECEMBER 31,                         1999        1998          Change
Total assets                            $556,858    $557,358      -  0.1%
Total deposits                           467,452     475,445      -  1.7%
Total loans, net of unearned income      357,924     313,031      + 14.3%
Total investment securities              144,609     160,380      -  9.8%
Shareholders' equity                      64,082      64,648      -  0.9%
      Per common share                      7.46        7.55      -  1.2%
Common shares outstanding (000's)          8,585       8,564

Dear Shareholder:

We are pleased to provide this 1999 Annual Report which we feel reflects another outstanding year for South Alabama Bancorporation. Net income for 1999 was $6.7 million, a 10 percent increase over 1998 net income of $6.1 million. Earnings per share increased 8.3 percent from $0.72 for 1998 to $0.78 for 1999.

Our dividend was raised in the second quarter of 1999 from $0.085 to $0.09, representing a 5.9 percent increase. This marked the sixth consecutive year that we have increased your dividend.

In 1999, we continued to experience strong loan demand, as evidenced by $45 million in growth, or a 14 percent increase from 1998. Deposits at year-end 1999 compared to 1998 were slightly lower; however, average deposits for 1999 exceeded average deposits for 1998 by $31 million, or 7 percent.

Both the return on assets of 1.21 percent and the return on stockholders' equity of 10.36 percent are improvements over 1998 performance.

Major accomplishments during the year included the addition of Sweet Water State Bank to our company, the opening of a new branch in Gulf Shores, and the introduction of Internet banking in Brewton, Monroeville and Demopolis.

At our annual meeting in May, Lowell J. Friedman, A. G. Westbrook and Jack O. Kerby will retire as active directors of our company. We are appreciative of their contributions, guidance and service to our company.

We plan to begin construction on our Daphne branch in mid-April. Also, as reported to you in earlier correspondence, your Board of Directors has increased your quarterly dividend from $0.09 to $0.10 a share, an 11 percent increase, payable April 3, 2000.

We look forward to a prosperous year and thank you for your investment in our company.





                          Sincerely,

 /s/J. Stephen Nelson              /s/W. Bibb Lamar, Jr.
	J. Stephen Nelson	                W. Bibb Lamar, Jr.
	Chairman of the Board	            President and Chief Executive Officer



South Alabama Bancorporation

Directors

John B. Barnett, III
Executive Vice President, South Alabama Bancorporation, Inc., Chairman, The Monroe County Bank and Member, Barnett, Bugg, Lee & Holzborn, L.L.C., Attorneys

Stephen G. Crawford
Member, Hand Arendall, L.L.C., Attorneys

Haniel F. Croft
President and CEO, The Monroe County Bank

David C. De Laney
President, First Small Business Investment Company of Alabama

Lowell J. Friedman
President, Creola Investment Corporation

Broox G. Garrett, Jr.
Partner, Thompson, Garrett & Hines,  L.L.P., Attorneys

W. Dwight Harrigan
President, Scotch Lumber Company

James P. Hayes, Jr.
President, J.P. Hayes & Co., Inc. and Senior Advisor to the Governor of the State of Alabama

Clifton C. Inge
Chairman, Willis Corporation of Mobile

Jack O. Kerby, Sr.
Secretary, Sweet Water State Bank

W. Bibb Lamar, Jr.
President and CEO, South Alabama Bancorporation, Inc. and Chairman and CEO, South Alabama Bank

Stratton F. Lewis, Jr.
Chairman, President and CEO, Sweet Water State Bank

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

A.G. Westbrook
Chairman, The Commercial Bank
of Demopolis

Director Emeritus
John B. Barnett, Jr.

Officers

J. Stephen Nelson
Chairman of the Board

W. Bibb Lamar, Jr.
President and Chief Executive Officer

John B. Barnett, III
Executive Vice President

W. Gaillard Bixler
Executive Vice President and Chief Operating Officer

J. Olen Kerby, Jr.
Executive Vice President

Stratton F. Lewis, Jr.
Executive Vice President

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

Directors Emeriti
T. Massey Bedsole
J. Robert Boykin, Sr.
William J. Hearin, Jr.
Walter L. Hovell
Joseph N. Langan
Dwain G. Luce
John R. Miller, Jr.
James L. Murray
Robert H. Radcliff, Jr.

Officers

W. Bibb Lamar, Jr.
Chairman and Chief Executive Officer

Michael D. Fitzhugh
President and Chief Operating Officer

Bruce C. Finley, Jr.
Executive Vice President and Senior Loan Officer

Percy C. Fountain, Jr.
Executive Vice President

F. Michael Johnson
Executive Vice President and Secretary

Robert S. Murray, Jr.
Senior Vice President

Karen P. Sullivan
Senior Vice President

Randall S. Adams
Vice President

L. Russell Brandau, Jr.
Vice President

Harry D. Henson
Vice President

Joy W. Lyons
Vice President and Credit Administration Officer

Pamela S. Watson
Vice President

Rebecca S. Minto
Assistant Vice President and Branch Manager

Lisa H. Owen
Assistant Vice President

Maria K. Papastefan
Assistant Vice President and Branch Manager

Carolyn T. Peterson
Assistant Vice President

Mark E. Thompson
Assistant Vice President

James M. Alexander
Assistant Cashier

Alexia G. Beegle
Real Estate Officer

D. Eric Chitty
Assistant Cashier

Therese M. Fuquay
Real Estate Officer

Donna L. Gatlin
Operations Officer

Helen W. Inge
Assistant Cashier

Jeffrey B. McCurley
Assistant Cashier and Branch Manager

Deirdre M. Pearman
Assistant Cashier and Branch Manager

Kimberly L. Waltman
Auditor

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

Philip Jennings
Assistant Vice President

Carrie L. King
Assistant Vice President and Operations Officer

Janis B. Norman
Assistant Vice President

James William Luker, Jr.
Auditor

Charlene B. Godwin
Compliance Officer

Sandra B. Neeley
Mature Market Officer

Debbie C. Hardee
Branch Manager

Deborah W. Roberson
Accounting Officer

Ann H. Coale
Credit Administration Officer

Susan P. Reeves
Branch Manager

The Monroe County Bank

Directors

John B. Barnett, III
John B. Barnett, Jr.
Haniel F. Croft
Sloan R. Fountain, Jr.
Karl M. Lazenby
Alice F. Lee
Edwin C. Lee, Jr.
John T. Lee, III
Lloyd T. McCall, Jr.
R. A. Smith, Jr.
Joe R. Whatley

Director Emeritus
J.C. Niehuss

Officers

John B. Barnett, III
Chairman

John B. Barnett, Jr.
Vice Chairman

Haniel F. Croft
President and Chief Executive Officer

Paul P. Redmond, Jr.
Senior Vice President

Elaine P. Brooks
Vice President

Dereck P. Dillow
Vice President

Paul J. England
Vice President and Cashier

Albert A. Nettles, Jr.
Vice President

Annette S. Morrison
Data Services Officer

Lynn W. Moye
Assistant Cashier

Debora D. Jinright
Assistant Cashier

South Alabama Trust Company

Directors

John B. Barnett, III
Dan Britton
Stephen G. Crawford
Broox G. Garrett, Jr.
Clifton C. Inge
W. Bibb Lamar, Jr.
J. Stephen Nelson
Earl H. Weaver

Officers

Dan Britton
President and Chief Executive Officer

Raymond F. Lynn, Jr.
Senior Vice President and Secretary

Kay I. McKee
Senior Vice President and Treasurer

James G. Beck
Vice President

Elaine Catoe
Vice President

Joyce Baker
Assistant Vice President

Alexis Maloy
Assistant Vice President and Employee Benefit Manager

Carolyn Bollenbacher
Trust Operations Manager

Susan S. Fitzhugh
Trust Officer

Grace D. Phelps
Trust Officer

Oliver G. Rester
Employee Benefits Officer

The Commercial Bank of Demopolis

Directors

Austin Caldwell, Jr.
H.H. Harvey
Harold Johnson
Meador Jones, Jr.
J. Olen Kerby, Jr.
Richard S. Manley
W.H. Traeger, Jr.
Mem S. Webb
A.G. Westbrook
Dan Wilson

Officers

J. Olen Kerby, Jr.
President and CEO

Meador Jones, Jr.
Senior Vice President, Secretary to the Board

Mark Johnson
Vice President

James L. Stanford, III
Vice President and Marketing Officer

Marie Williams
Vice President and Cashier

Christine Black
Assistant Vice President

Charles Singleton
Assistant Vice President

Janet Broughton
Assistant Cashier

Vivian Odom
Assistant Cashier, Security Officer, and Compliance Officer

Margie Williams
Assistant Cashier

Janice Stroud
Executive Secretary

Barbara L. Winters
Branch Manager

Sweet Water State Bank

Directors
William B. Booker
A.W. Compton, Jr.
Jack O. Kerby, Sr.
James M. Lewis
Rentz S. Lewis
Stratton F. Lewis, Jr.
Mary Jane Lewis Loftin
T. Patrick Young

Officers

Stratton F. Lewis, Jr.
Chairman, President and CEO

William B. Booker
Executive Vice President

Betty M. Callahan
Senior Vice President and Cashier

Lynn L. Baugh
Senior Vice President

R.N. Hereford, III
Vice President

S. Ford Lewis, III
Vice President

Sherry C. Smith
Vice President

Pam Sealy
Assistant Cashier

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis focuses on information about South Alabama Bancorporation, Inc. (the "Company" or "South Alabama") and its subsidiaries, South Alabama Bank (the "Mobile Bank"), First National Bank, Brewton (the "Brewton Bank"), The Monroe County Bank (the "Monroeville Bank"), The Commercial Bank of Demopolis (the "Demopolis Bank"), Sweet Water State Bank (the "Sweet Water Bank") and South Alabama Trust Company, Inc. (the "Trust Company"), that is not otherwise apparent from the consolidated financial statements and related footnotes appearing later in this annual report. Reference should be made to those statements and the financial data presented elsewhere in this report for a complete understanding of the following discussion and analysis.

On September 10, 1999, Sweet Water State Bancshares, Inc., a Sweet Water, Alabama, bank holding company which owned the Sweet Water Bank, was merged into South Alabama. The merger between Sweet Water State Bancshares, Inc. and South Alabama has been accounted for as pooling-of-interests and accordingly the results of operations for the Sweet Water Bank have been included in the consolidated results of South Alabama for all years presented.

On December 15, 1998, The Commercial National Bank of Demopolis was merged into a wholly-owned subsidiary of the Company, with the resulting company changing its name to The Commercial Bank of Demopolis. This merger has been accounted for as a pooling-of-interests and accordingly the results of operations of the Demopolis Bank have been included in the consolidated results of South Alabama for all years presented.

On May 15, 1998, Peterman State Bank was merged into the Monroeville Bank. The merger has been accounted for as a purchase ("the Peterman purchase") and accordingly the results of operations for Peterman State Bank have been included in the consolidated results from that day forward.


Summary

Net income for 1999 was $6.7 million compared to $6.1 million in 1998. On a per share basis, basic earnings were $.78 in 1999 and $.72 in 1998. Diluted earnings were $.77 for 1999 compared to $.71 in 1998. Return on average assets in 1999 was 1.21 percent compared to 1.18 percent in 1998. In 1999 and 1998, return on average equity was 10.36 percent and 9.92 percent, respectively. Average shareholders' equity to average assets remained strong at 11.69 percent in 1999.

Financial Condition

Average Assets and Liabilities

Average assets in 1999 were $553.3 million, compared to $514.5 million in 1998, an increase of 7.5 percent.

Average loans, net, were 18.2 percent higher in 1999 than in 1998. Loan demand continued to be strong in 1999, especially in the Mobile and Baldwin County portion of the Company's market area.

Average deposits of $468.4 million in 1999 were 7.2 percent higher than in 1998. Deposit growth slowed considerably in the latter half of 1999, and total deposits at year-end were 1.7 percent below total deposits at year-end 1998.

Short-term borrowings consist of federal funds purchased, overnight repurchase agreements and deposits in the treasury tax and loan account. Reliance on these funds has historically been low, but slow growth in deposits has increased the volume of short-term borrowings relative to total assets. This ratio was 2.7 percent at year-end 1999 compared to 1.3 percent at year-end 1998.

Long-term debt consists of loans from the Federal Home Loan Bank. These funds, when borrowed, are used to fund assets of comparable maturities such as investment securities and loans.

The Company's average equity as a percent of average total assets in 1999 was
11.69 percent, compared to 11.93 percent in 1998. Average equity in 1999 and 1998 included approximately $4.5 million and $4.4 million, respectively, recorded as goodwill related to the Monroeville and Peterman purchases.

Table 1
Distribution of Average Assets, Liabilities and Shareholders' Equity
(In Millions)                    1999    1998    1997    1996    1995

Average Assets
Cash and non-interest
 bearing deposits                $ 20.8  $ 18.8  $ 17.7  $ 16.0  $ 15.5
Interest bearing deposits            .7      .4      .2      .4      .8
Federal funds sold                 10.7    29.2    14.5    10.7    10.5
Investment securities             157.8   159.4   143.1   106.6    92.4
Loans, net                        337.9   285.9   261.4   218.3   197.8
Premises and equipment, net        12.5    10.1     9.1     7.7     5.8
Other real estate owned, net         .2      .1      .1      .3      .3
Deferred tax asset                  1.2      .1      .3      .9      .8
Intangible assets                   4.5     4.4     4.1      .7
Other assets                        7.0     6.1     5.4     4.9     4.5

Average Total Assets             $553.3  $514.5  $455.9  $366.5  $328.4

Average Liabilities and Shareholders' Equity
Non-interest bearing
 demand deposits                 $ 73.0  $ 69.1  $ 63.0  $ 52.3  $ 46.6
Interest bearing
 demand deposits                  139.4   130.1   116.4    93.4    84.9
Savings deposits                   35.0    34.0    32.6    24.7    21.8
Time deposits                     221.0   203.9   175.9   143.7   128.7
Total deposits                    468.4   437.1   387.9   314.1   282.0

Short-term borrowings               9.5     6.2     6.1     4.9     5.3
Long-term debt                      6.3     5.4     1.1
Deferred tax liability                       .2
Other liabilities                   4.4     4.2     3.4     3.5     3.3
Shareholders' equity               64.7    61.4    57.4    44.0    37.8
Average Total Liabilities
and Shareholders' Equity         $553.3  $514.5  $455.9  $366.5  $328.4

Graph
Distribution of Loans by Category at December 31, 1999

Real Estate-Construction                  2.9%
Real Estate-Mortgage                     40.9%
Installment                              15.3%
Commercial, Financial and Agricultural   40.9%

Loans

Loan demand remained strong at South Alabama in 1999 as net average loans grew 18.2 percent compared to 1998. The loan to deposit ratio grew from 65.8 percent at year-end 1998 to 76.6 percent at year-end 1999. For the five year period from 1995 to 1999, net average loans grew at a compounded rate of 14.2 percent.

The distribution of loans by category until year-end 1998 was relatively unchanged. The growth of $45.0 million in loans from year-end 1998 to year-end 1999 was entirely in the category of commercial, financial and agricultural. This category, which represented approximately 30 percent of total loans in prior years, accounted for approximately 41 percent of the total at year-end 1999.

It is Management's goal to make loans with relatively short maturities or, in the case of loans with longer maturities, with floating rate arrangements when possible. Of the outstanding loans in the categories of commercial, financial and agricultural, real estate-construction and real estate-mortgage at December 31, 1999, $150.9 million, or 49.6 percent, mature within one year and are therefore subject to interest rate changes, if needed, to adjust for asset/liability management purposes. Of the remaining loans in these categories maturing after one year, 26.0 percent are on a floating rate basis. Of the total loans outstanding in these categories at December 31, 1999, 62.7 percent are available for repricing within one year, either b ecause the loans mature within one year or because they are based on a variable rate arrangement.

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

Table 2 shows the distribution of loans by major category at December 31, 1999, and at each of the previous four year-ends. Table 3 depicts maturities of selected loan categories and the interest rate structure for such loans maturing after one year.

The Company's rollover policy consists of an evaluation of maturing loans to determine whether such loans will be renewed (or rolled over) and, if so, at what amount, rate and maturity.

Table 2
Distribution of Loans by Category
(In Millions)
              			                          December 31,
                                1999    1998    1997    1996    1995
Commercial, financial,
        and agricultural        $147.0  $ 94.5  $ 84.8  $ 78.5  $ 54.5
Real estate - construction        10.6    10.7     8.2    12.4     9.6
Real estate - mortgage           146.9   151.1   131.0   117.6    99.7
Installment                       55.0    58.2    50.8    48.9    43.0

        Total loans             $359.5  $314.5  $274.8  $257.4  $206.8

Table 3
Selected Loans by Type and Maturity
(In Millions)                                      December 31, 1999
                                                       Maturing
                                -------------------------------------------------------
                                Within       After One But         After
                                One Year     Within Five Years     Five Years     Total
Commercial, financial,
        and agricultural        $ 97.4       $ 43.5                $ 6.1          $147.0
Real estate - construction        10.2           .4                                 10.6
Real estate - mortgage            43.3         93.3                 10.3           146.9
                                $150.9       $137.2                $16.4          $304.5

Loans maturing after one year
 with:
Fixed interest rates                         $103.0                $10.7
Floating interest rates                        34.2                  5.7

                                             $137.2                $16.4

Securities

Statement of Financial Accounting Standards (SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities requires that securities be classified into one of three categories: held to maturity, available for sale, or trading. Securities classified as held to maturity will be stated at amortized cost. This classification means that Management has the positive intent, and the Company has the ability, to hold the securities until they mature. Securities classified as available for sale will be stated at fair value. Securities in this category are held for indefinite periods of time, and include securities that Management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risks, changes in liquidity needs, the need to increase regulatory capital or other similar factors. At December 31, 1999, 93.3 percent of the Company's investment portfolio was in the available for sale category. The Company holds no trading securities.

The maturities and weighted average yields of securities held to maturity and securities available for sale at December 31, 1999, are presented in Table 4 at amortized cost using the average stated contractual maturities. The average stated contractual maturities may differ from the average expected life because of amortized principal payments or because borrowers may have the right to call or prepay obligations. Tax equivalent adjustments, using a 34 percent tax rate, have been made when calculating yields on tax-exempt obligations.

Table 4
Maturity Distribution of Investment Securities
December 31, 1999
(Dollars in Thousands)
                                   After one but       After five but
                                   Within one year     Within five years     within ten years     After ten years        Total
                                   Amount    Yield     Amount    Yield       Amount     Yield     Amount    Yield   Amount     Yield
Securities held to maturity
U.S. Treasury securities                               $   752   6.28%                                              $    752   6.28%
U.S. Government agencies           $     2   7.10%          44   6.57        $ 1,037    6.91%     $   445   7.61%      1,528   7.10
State and political
 subdivisions                          405   5.87        2,834   8.01          3,531    8.21          546   7.89       7,316   7.98
Other investments                                          450   7.10                                                    450   7.10

Total securities
 held to maturity                      407   5.88        4,080   7.57          4,568    7.91          991   7.77      10,046   7.68

Securities available for sale
U.S. Treasury securities             2,800   6.56        1,994   6.71                                                  4,794   6.62
U.S. Government agencies             4,111   6.09       19,874   6.26         26,453    6.39       17,203   6.28      67,641   6.31
State and political
 subdivisions                        5,175   7.20       17,420   6.73         13,438    7.75       23,282   7.42      59,315   7.27
Other investments                    2,027   6.17        2,755   6.54          1,024    6.48        1,620   7.25       7,426   6.59

Total securities
 available for sale                 14,113   6.60       42,043   6.50         40,915    6.84       42,105   6.95     139,176   6.74

Total investments                  $14,520   6.58%     $46,123   6.59%       $45,483    6.95%     $43,096   6.97%   $149,222   6.81%

Deposits and Short-Term Borrowings

Average deposits have grown at a compounded rate of 13.4 percent from 1995 to 1999, although that growth rate slowed considerably in the last few months of 1999. The mix of deposits, on average, has remained relatively unchanged during the period.

South Alabama defines core deposits as total deposits less certificates of deposit of $100,000 or more. Core deposits represented 80.8 percent of total deposits at year-end 1999, compared to 81.5 percent at year-end 1998. While the primary emphasis at South Alabama remains on attracting and retaining core deposits, Management recognizes that, if loan growth continues to be higher than core deposit growth, it might be necessary to pursue non core funding sources more vigorously than in the past.

Table 6 reflects maturities of time deposits of $100,000 or more at December 31, 1999. Deposits of $89.8 million in this category represented 19.2 percent of total deposits at year-end 1999, compared to 18.5 percent at year-end 1998.

Short-term borrowings include three items: 1) federal funds purchased, 2) securities sold under agreements to repurchase, which are overnight transactions with large corporate customers, commonly referred to as repos, and 3) other, representing borrowings from the Federal Home Loan Bank, from the Federal Reserve through its discount operations and U.S. Treasury tax and loan funds on deposit subject to a note payable to the U.S. Treasury Department. The Company purchased a small amount of federal funds on average during 1999. Average short-term borrowings in 1999 increased to $9.5 million compared to $6.2 million in 1998. Management has sought to control the volume of funds in this category within certain acceptable limits.

One of Management's asset/liability management goals relating to liquidity is to maintain a net sold position (whereby federal funds sold exceeds short term borrowings). The Company has maintained this position, on average, for all years shown, although strong loan growth in 1999 combined with much slower deposit growth caused the net sold position in 1999 to decrease, on average, to $1.2 million, compared to $23.0 million in 1998.

GRAPH  Distribution of Deposits by Category at December 31, 1999

Non-interest bearing demand deposits    17.5%
Interest bearing demand deposits        28.8%
Savings deposits                         7.2%
Time deposits                           46.5%


Table 5
Average Deposits
(Dollars in Millions)				       	Average for the year
                         -------------------------------------------------------------------------
                                   1999                      1998                      1997
                         Average       Average     Average       Average     Average       Average
                         Amount        Rate        Amount        Rate        Amount        Rate
                         Outstanding   Paid        Outstanding   Paid        Outstanding   Paid
Non-interest bearing
        demand deposits  $ 73.0        N/A         $ 69.1        N/A         $  63.0       N/A
Interest bearing
        demand deposits   139.4        3.35%        130.1        3.59%         116.4       3.54%
Savings deposits           35.0        3.11          34.0        3.14           32.6       3.15
Time deposits             221.0        5.10         203.9        5.49          175.9       5.42

Total average deposits   $468.4                    $437.1                    $387.9

Table 6
Maturities of Time Deposits of $100,000 or More
(In Millions)
                   			At December 31, 1999
        -----------------------------------------------------
        Under           3-12            Over
	       3 Months	       Months		        12 Months       Total

        $42.3           $37.0           $10.5           $89.8

Table 7
Short-Term Borrowings
(Dollars in Thousands)
                                         1999                               1998                               1997
                            ------------------------------     ------------------------------     ------------------------------
                                        Average   Weighted                 Average   Weighted                 Average   Weighted
                            Maximum     Balance   Average      Maximum     Balance   Average      Maximum     Balance   Average
                            Month-end   During    Interest     Month-end   During    Interest     Month-end   During    Interest
                            Balance     Year      Rate         Balance     Year      Rate         Balance     Year      Rate
Federal funds purchased     $10,137     $2,321    5.30%        $2,100      $   14    7.14%        $3,779      $  739    6.22%
Securities sold under
 agreement to repurchase      8,747      6,915    4.25          7,797       5,747    5.43          6,021       4,733    4.86
Other                           858        304    4.61          1,452         495    5.45          2,539         639    5.01
Total short-term borrowings             $9,540    4.52%                    $6,256    5.43%                    $6,111    5.04%

Asset/Liability Management

The purpose of asset/liability management is to maximize return while minimizing risk. Maximizing return means achieving or exceeding the Company's profitability and growth goals. Minimizing risk means managing four key risk factors: 1) liquidity, 2) interest rate sensitivity, 3) capital adequacy, and
4) asset quality. Asset/liability management at the Company involves a comprehensive approach to statement of condition management which meets the risk and return criteria established by Management and the Board of Directors.

The Company's primary market risk is its exposure to interest rate changes. Interest rate risk management strategies are designed to optimize net interest income while minimizing fluctuations caused by changes in the interest rate environment. It is through these strategies that the Company seeks to manage the maturity and repricing characteristics of its statement of condition.

The modeling techniques used by the Company simulate net interest income and impact on fair values of the Company's assets and liabilities under various rate scenarios. Important elements of these techniques include the mix of floating versus fixed rate assets and liabilities, and the scheduled, as well as expected, repricing and maturing volumes and rates on the existing statement of condition. Under a scenario simulating a hypothetical 100 basis point rate increase applied to all interest earning assets and interest bearing liabilities, the Company would expect a net loss in fair value of the underlying instruments of $12.3 million. This hypothetical loss is not a precise indicator of future events. Instead, it is a reasonable estimate of the results anticipated if the assumptions used in the modeling techniques were to occur.

Liquidity

Liquidity represents the ability of a bank to meet loan commitments as well as deposit withdrawals. Liquidity is derived from both the asset side and the liability side of the statement of condition. On the asset side, liquidity is provided by marketable investment securities, maturing loans, federal funds sold and cash and cash equivalents. On the liability side, liquidity is provided by a stable base of core deposits. Additionally, the Company has available, if needed, federal funds lines of credit, Federal Home Loan Bank lines of credit, Federal Reserve discount window operations and an operating line of credit from a correspondent bank.

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

Changes in the composition of earning assets and interest bearing liabilities can increase or decrease net interest revenue without affecting interest sensitivity. The interest rate spread between assets and their corresponding liability can be significantly changed while the repricing interval for both remains unchanged, thus impacting net interest revenue. Over a period of time, net interest revenue can increase or decrease if one side of the statement of condition reprices before the other side. An interest sensitivity ratio of
1.0 (earning assets divided by interest bearing liabilities), which represents a matched interest sensitive position, does not guarantee maximum net interest revenue. Before investing, Management must evaluate several factors, including the general direction of interest rates, in order to determine the type of investment and the maturity needed. Management may, from time to time, accept calculated risks associated with interest sensitivity in an attempt to maximize net interest revenue. The Company does not currently use derivative financial instruments to manage interest rate sensitivity.

At December 31, 1999, the Company's three-month gap position, (earning assets divided by interest bearing liabilities), was .85 percent, and at twelve months the gap position, on a cumulative basis, was .82 percent, both within the range established by Management as acceptable. The Company's three month gap position indicates that, in a period of rising interest rates, each $1.00 of assets which reprice upward could be followed with more than $1.00 in liabilities which could reprice upward within three months.

Thus, under this scenario, net interest revenue might decrease during the three month period of rising rates. In a period of falling rates, the opposite effect might occur. While certain categories, such as some loans and certain certificates of deposit, are contractually tied to interest rate movements, most are subject only to competitive pressures and do not necessarily reprice directly with changes in market rates. Management has a certain amount of flexibility when adjusting rates on these funds. Management is confident of and has demonstrated over the years its ability to adjust to interest rate changes in a manner that minimizes any significant adverse effect on the Company's net interest margin.

Table 8
Interest Sensitivity Analysis
(Dollars in Thousands)                                                        Non-Interest
                                                  December 31, 1999           Sensitive
                                      Interest Sensitive Within (Cumulative)  Within
                                      3 Months    3-12 Months    1-5 Years    5 Years     Total
EARNING ASSETS
Loans (1)                             $148,759    $210,411       $349,722     $  9,748    $359,470
Unearned income                                                                 (1,546)     (1,546)
Less allowance for loan losses                                                  (4,128)     (4,128)
Net loans                              148,759     210,411        349,722        4,074     353,796

Investment securities                    5,010      14,717         62,154       82,455     144,609
Federal funds sold and
 resale agreements                       9,022       9,022          9,022                    9,022
Interest bearing deposits in other
 financial institutions                    599         599            599                      599

        Total earning assets          $163,390    $234,749       $421,497     $ 86,529    $508,026

LIABILITIES
Non-interest bearing deposits                                                 $ 81,997    $ 81,997
Interest bearing demand deposits (2)  $ 82,169    $ 82,169       $ 82,169       52,336     134,505
Savings deposits (2)                                                            33,482      33,482
Large denomination
 time deposits                          42,248      79,251         89,776                   89,776
Other time deposits                     52,611     109,882        127,692                  127,692
Short-term borrowings                   14,999      14,999         14,999                   14,999
Long-term borrowings                                                7,000                    7,000

Total interest bearing liabilities    $192,027    $286,301       $321,636     $167,815    $489,451

Interest sensitivity gap              $(28,637)   $(51,552)      $ 99,861
Earning assets/interest
 bearing liabilities                       .85         .82           1.31
Interest sensitivity gap/
 earning assets                           (.18)       (.22)           .24

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

Capital Resources

Both the Monroeville purchase in 1996 and the Peterman purchase in 1998 were accounted for under the purchase method of accounting. The two transactions resulted in the addition of $19.2 million in capital, of which $4.9 million was attributable to goodwill. The goodwill is being amortized over 25 years at approximately $198 thousand per year.

Tangible shareholders' equity (shareholders' equity less goodwill and accumulated other comprehensive income) was $62.6 million at December 31, 1999, compared to $58.7 million at December 31, 1998, an increase of 6.8 percent. In May 1997, the Company paid a special dividend of $.631 per share. Like many banking institutions, the Company has capital in excess of industry norms, and the special dividend was one aspect of the Company's strategic plan to enhance shareholder value. At year-end 1999, the Tier I capital ratio increased to 15.95 percent from 15.90 percent at year-end 1998. The Company's leverage ratio, defined as tangible shareholders' equity divided by quarterly average assets, was 11.32 percent, well above peer group averages. The Federal Reserve and the FDIC require that bank holding companies and banks maintain certain minimum levels of capital as defined by risk-based capital guidelines. These guidelines consider risk factors associated with various components of assets, both on and off the statement of condition. Under these guidelines, capital is measured in two tiers and these capital tiers are used in conjunction with "risk-based" assets in determining "risk-based" capital ratios. Total capital was $66.7 million at December 31, 1999. The ratios expressed as a percent of total risk-adjusted assets for Tier I and total capital were 15.95 percent and 17.00 percent, respectively, at December 31, 1999. The Company exceeded the minimum risk-based capital guidelines at December 31, 1999, 1998, and 1997 (see Footnote 14 of Notes to Consolidated Financial Statements).

Results of Operations

Net Interest Revenue

Net interest revenue, the difference between amounts earned on assets and the amounts paid on liabilities, is the most significant component of earnings for a financial institution. Changes in interest rates, changes in the volume of assets and liabilities, and changes in the asset/liability mix are the major factors that influence net interest revenue. Presented in Table 10 is an analysis of net interest revenue, weighted average yields on earning assets and weighted average rates paid on interest bearing liabilities for the past three years.

Net yield on interest earning assets is net interest revenue, on a tax equivalent basis, divided by total interest earning assets. This ratio is a measure of the Company's effectiveness in pricing interest earning assets and funding them with both interest bearing and non-interest bearing liabilities. The Company's net yield, on a tax equivalent basis, increased to 4.62 percent in 1999 from 4.52 percent in 1998, despite increased competition for both loans and deposits in the markets served by the Company.

Table 9
Risk-Based Capital
(Dollars in Thousands)                            December 31,
                                         _____________________________
                                         1999         1998         1997
Tier I capital -
 Tangible common shareholders' equity    $ 62,615     $ 58,643     $ 53,393
Tier II capital -
 Allowable portion of the allowance
  for loan losses                           4,128        3,664        3,393

Total capital (Tier I and Tier II)       $ 66,743     $ 62,307     $ 56,786

Risk-adjusted assets                     $392,669     $368,843     $309,751
Quarterly average assets                  553,354      535,400      469,045
Risk-based capital ratios:
 Tier I capital                             15.95%       15.90%       17.24%
 Total capital (Tier I and Tier II)         17.00%       16.89%       18.33%

Minimum risk-based capital guidelines:
 Tier I capital                              4.00%        4.00%        4.00%
 Total capital (Tier I and Tier II)          8.00%        8.00%        8.00%

Tier I leverage ratio                       11.32%       10.95%       11.38%


From 1997 to 1998, the net yield decreased from 4.86 percent to 4.52 percent, a result of a 20 basis point decline in the yield on earning assets combined with an increase in the cost of interest bearing liabilities of 9 basis points. Although the Company experienced a wider yield in 1999, the banking industry trend has been toward lower net interest yields over the past several years, and Management expects this trend to continue.

Table 10
Net Interest Revenue
(Dollars in thousands)

                                           1999                              1998                             1997
                               ------------------------------   ------------------------------   ------------------------------
                               Average               Interest   Average               Interest   Average               Interest
                               Amount       Average  Earned/    Amount       Average  Earned/    Amount       Average  Earned/
                               Outstanding  Rate     Paid       Outstanding  Rate     Paid       Outstanding  Rate     Paid

Interest Earning Assets
Taxable securities             $104,586     6.33%    $ 6,617    $104,002     6.73%    $ 6,998    $100,239     6.33%    $ 6,345
Non-taxable securities           53,226     5.15       2,739      55,344     4.38       2,425      42,851     5.64       2,416
Total securities                157,812     5.93       9,356     159,346     5.91       9,423     143,090     6.12       8,761
Loans(1)                        341,792     8.84      30,205     289,352     9.35      27,041     264,777     9.41      24,907
Federal funds sold               10,686     5.94         635      29,239     5.41       1,582      14,499     5.37         778
Deposits                            671     5.07          34         453     5.30          24         200     8.00          16
Total interest earning assets   510,961     7.87      40,230     478,390     7.96      38,070     422,566     8.16      34,462

Non-interest Earning Assets
Cash and due from banks          20,819                           18,795                           17,694
Premises and equipment, net      12,598                           10,158                            9,066
Other real estate                   162                               63                              101
Deferred tax asset                1,264                               53                              334
Other assets                      6,934                            6,226                            5,411
Intangible assets                 4,476                            4,361                            4,075
Allowance for loan losses        (3,901)                          (3,508)                          (3,365)
Total                          $553,313                         $514,538                         $455,882

Interest Bearing Liabilities
Interest bearing demand and
 savings deposits              $174,463     3.30       5,765    $164,130     3.50       5,746    $148,964     3.45       5,143
Time deposits                   220,965     5.10      11,270     203,873     5.49      11,198     175,892     5.42       9,532
Short-term borrowing              9,540     4.52         431       6,256     5.43         340       6,111     5.04         308
Long-term debt                    6,258     5.75         360       5,381     4.98         268       1,074     5.40          58
Total interest bearing
 liabilities                    411,226     4.33      17,826     379,640     4.62      17,552     332,041     4.53      15,041

Non-interest Bearing
 Liabilities
Demand deposits                  73,034                           69,053                           62,951
Deferred tax liability                                               245                               11
Other                             4,357                            4,215                            3,493
                                 77,391                           73,513                           66,455
Shareholders' equity             64,696                           61,385                           57,386

Total                          $553,313                         $514,538                         $455,882

Net Interest Revenue                        3.54%    $22,404                 3.34%    $20,518                 3.63%    $19,421
Net yield on interest
        earning assets                      4.38%                            4.29%                            4.60%
Tax equivalent adjustment                   0.24                             0.23                             0.26
Net yield on interest earning
assets (tax equivalent)                     4.62%                            4.52%                            4.86%
(1) Loans classified as non-accrual are included in the average volume classification.
Loan fees for all years shown are included in the interest amounts for loans.

Table 11 reflects the changes in sources of taxable-equivalent interest income and expense between 1999 and 1998 and between 1998 and 1997. The variances resulting from changes in interest rates and the variances resulting from changes in volume are shown.

Tax-equivalent net interest revenue in 1998 was $1.1 million higher than in 1997. A lower yield on interest earning assets, resulting in a decrease due to rate of $649 thousand, was negated by a large increase in volume, which contributed to a $3.6 million increase in total interest revenue. The increase of $2.5 million in interest expense in 1998 compared to 1997 was caused almost entirely by an increase in volume.

Comparing 1999 to 1998, total interest revenue was reduced by a decrease due to rate of $1.4 million, but this was again more than offset by an increase due to volume of $3.7 million. Total interest expense was $274 thousand higher in 1999 compared to 1998, as the increase due to volume was $1.5 million compared to a decrease due to rate of $1.2 million.

GRAPH     Net Interest Yield

1995      5.14
1996      4.97
1997      4.86
1998      4.52
1999      4.62

Table 11
Analysis of Taxable-Equivalent Interest Increases (Decreases)
(Dollars in Thousands)
                            1999 Change From 1998         1998 Change From 1997
                                       Due to(1)                       Due to(1)
                                    -------------                   ----------------
                           Amount   Volume   Rate         Amount    Volume     Rate
Interest Revenue:
Taxable securities         $ (381)  $   37   $  (418)     $  653    $  248     $ 405
Non-taxable securities        456     (153)      609          13       894      (881)
Total securities               75     (116)      191         666     1,142      (476)
Loans                       3,164    4,828    (1,664)      2,134     2,311      (177)
Federal funds sold           (947)  (1,009)       62         804       791        13
Deposits                       10       11        (1)          8        17        (9)
Total                       2,302    3,714    (1,412)      3,612     4,261      (649)

Interest Expense:
Interest bearing demand
 and savings deposits          19      352      (333)        603       525        78
Other time deposits            72      905      (833)      1,666     1,518       148
Short-term borrowing           91      167       (76)         32         8        24
Long-term debt                 92       47        45         210       231       (21)

Total                         274    1,471    (1,197)      2,511     2,282       229

Net interest revenue       $2,028   $2,243   $  (215)     $1,101    $1,979     $(878)

(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the change in each.


Provision for Loan Losses and Allowance for Loan Losses

The provision for loan losses is the cost of providing an allowance that is adequate to absorb inherent losses on loans in the portfolio. Management reviews the adequacy of the allowance for loan losses on a continuous basis by assessing the quality of the loan portfolio and adjusting the allowance when appropriate. Loan review procedures are in place to ensure that potential problem loans are identified. The procedures include a continuous review of the portfolios at the affiliate banks by the Company's loan review department.

Management's evaluation of each loan includes a review of the financial condition and capacity of the borrower, the value of the collateral, current economic trends, historical losses, work-out and collection arrangements, and possible concentrations of credit. The loan review process also includes a collective evaluation of credit quality within the mortgage and installment loan portfolios. In establishing the allowance, loss percentages are applied to groups of loans with similar risk characteristics. These loss percentages are determined by historical experience, portfolio mix, and other economic factors. Each quarter this review is quantified in a report to Management which uses it to determine whether an appropriate allowance is maintained. This report is then submitted to the Company's Board of Directors quarterly. The amount of the allowance is affected by: (i) loan charge-offs, which decrease the allowance; (ii) recoveries on loans previously charged-off, which increase the allowance; and (iii) the provisions for loan losses charged to income, which increase the allowance.

Table 12 sets forth certain information with respect to the Company's average loans, allowance for loan losses, charge-offs and recoveries for the five years-ended December 31, 1999.

Net charge-offs decreased in 1999 to $363 thousand compared to $588 thousand in 1998, and were lower than any year since 1995. Non-performing loans rose to $1.798 million at year-end 1999 compared to $1.040 million a year earlier.

The allowance for loan losses as a percent of loans was 1.15 percent at December 31, 1999, and 1.17 percent at December 31, 1998. The allowance for loan losses represented 2.3 times non-performing loans at December 31, 1999, compared to 3.5 times non-performing loans at December 31, 1998. Management reviews the adequacy of the allowance for loan losses on a continuous basis by assessing the quality of the loan portfolio, including non-performing loans, and adjusting the allowance when appropriate. Management considered the allowance adequate at December 31, 1999.

Table 12
Summary of Loan Loss Experience
(Dollars in Thousands)                          Year-Ended December 31,
                                  ------------------------------------------------------------
                                  1999         1998         1997         1996         1995
Allowance for loan losses -
Balance at beginning of year      $  3,664     $  3,394     $   3,380    $  3,034     $  3,070
Balance acquired in purchase
 business combination                               287                       500

Charge-offs
 Commercial, financial and
  agricultural                         197          470          234          400          140
 Real estate-construction               93           34
 Real estate-mortgage                  172          135           23            9           21
 Installment                           375          387          338          306          180
 Total charge-offs                     837        1,026          595          715          341

Recoveries
 Commercial, financial and
  agricultural                         185          271           86           98           55
 Real estate-construction               48
 Real estate-mortgage                   58           32            9            7           31
 Installment                           183          135           95          118           81
 Total recoveries                      474          438          190          223          167

Net charge-offs                        363          588          405          492          174

Addition to allowance charged
 to operating expense                  827          571          419          338          138

Allowance for loan losses-
 Balance at end of year           $  4,128     $  3,664     $  3,394     $  3,380     $  3,034

Loans at end of year, net of
 unearned income                  $357,924     $313,031     $273,330     $256,867     $206,194
Ratio of ending allowance
 to ending loans                      1.15%        1.17%        1.24%        1.32%        1.47%
Average loans, net of
 unearned income                  $341,792     $289,352     $264,777     $221,210     $200,894
Non-performing loans              $  1,798     $  1,040     $    908     $  1,750     $    679
Ratio of net charge-offs
 to average loans                      .11%         .20%         .15%         .22%         .09%
Ratio of ending allowance to
 total non-performing loans         229.59%      352.31%      373.79%      193.14%      446.83%

Table 13
Allocation of the Allowance for Loan Losses
(dollars in thousands)
                                         1999                       1998                          1997
                              ------------------------     ------------------------     -----------------------
                                           Percentage                   Percentage                   Percentage
                                           of Loans                     of Loans                     of Loans
                                           in Each                      in Each                      in Each
                              Allowance    Category to     Allowance    Category to     Allowance    Category to
                              Allocation   Total Loans     Allocation   Total Loans     Allocation   Total Loans
Commercial,
 financial and agricultural   $1,327        40.89%          $  937       30.05%         $1,047        30.86%
Real estate                    1,249        43.81            1,047       51.45             939        50.66
Installment                      741        15.30              706       18.50             545        18.48
Unallocated                      811                           974                         863

Total                         $4,128       100.00%          $3,664      100.00%         $3,394       100.00%

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

Total non-performing assets as a percentage of loans and other real estate owned at year-end 1999 was 0.63 percent compared to 0.33 percent at year-end 1998 and .37 percent at year-end 1997. Management expects to sale in first quarter 2000 approximately two-thirds of the $466 thousand included in other real estate owned.

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


Table 14
Summary of Non-Performing Assets
(Dollars in Thousands)
                                                      December 31,
                                            ------------------------------
                                             1999        1998        1997
Accruing loans 90 days or more past due     $  446      $  530      $132
Loans on non-accrual                         1,352         510       776
Renegotiated loans
 Total non-performing loans                  1,798       1,040       908
Other real estate owned                        466                    90
 Total non-performing assets                $2,264      $1,040      $998
Loans 90 days or more past due
 as a percent of loans                        0.12%       0.17%     0.05%
Total non-performing loans
 as a percent of loans                        0.50%       0.33%     0.33%
Total non-performing assets as a percent
 of loans and other real estate owned         0.63%       0.33%     0.37%


Details of Non-Accrual Loans

The impact of non-accrual loans on interest income the past three years is shown in Table 15. Not included in the table are loans totaling $3.0 million at December 31, 1999, as to which Management has reservations about the ability of the borrowers to comply with present repayment terms. These credits were considered in determining the adequacy of the allowance for loan losses and, while current, are regularly monitored for changes within a particular industry or general economic trends which could cause the borrowers severe financial difficulties.

GRAPH              Quality

             Net Charge-Offs/    Non-performing Loans/
             Average Loans       Loans at Year-End
1995         0.09                0.33
1996         0.22                0.68
1997         0.15                0.33
1998         0.20                0.33
1998         0.11                0.50

Table 15
Details of Non-Accrual Loans
(Thousands)
                                        1999       1998     1997
Principal balance at December 31,       $1,352     $510     $776

Interest that would have been
 recorded under original terms
 for the years-ended December 31,       $  108     $ 94     $ 70

Interest actually recorded
 in the financial statements for
 the years-ended December 31,           $   25     $ 32     $ 19

Non-Interest Revenue and Non-Interest Expense

Trust revenue continues to be a significant source of non-interest revenue. In 1999, Trust revenue accounted for 32.9 percent of total non-interest revenue at the Company. In January 1998, the trust departments of the Mobile and Brewton Banks were merged to form South Alabama Trust Company, Inc., a wholly-owned subsidiary. In 1999, Management conducted an extensive review of non-interest revenue opportunities. A partial result of this effort was an increase of 15.7 percent in service charges on deposit accounts in 1999 compared to 1998. The increase in 1998 compared to 1997 was 6.3 percent. Pressure on interest margins in the banking industry is expected to continue, and Management intends to pursue additional opportunities to increase non-interest revenue.

Table 16
Non-Interest Revenue
(In Thousands)                              Year-Ended December 31,
                                         ---------------------------
                                         1999       1998       1997
Non-Interest Revenue:
Trust revenue                            $1,515     $1,384     $1,290
Service charges on deposit accounts       2,448      2,116      1,990
Securities gains, net                        17        395         72
Other income, charges and fees              624        620        686

Total                                    $4,604     $4,515     $4,038

Another method of countering the effects of declining net interest margins is to improve (reduce) the Company's efficiency ratio, calculated as non-interest expense divided by net interest revenue (tax adjusted) plus non-interest revenue. The efficiency ratio in 1999 improved to 59.68 compared to 61.65 in 1998. Increased net interest revenue, increased non-interest revenue and expense control are all ways to improve the efficiency ratio.

Non-interest expense increased 4.7 percent in 1999 compared to 1998. Personnel costs, the largest non-interest expense category, increased 5.9 percent. Furniture and equipment expenses, reflecting the opening of two new offices in Baldwin County in 1999, increased 8.8 percent. Net occupancy expenses declined slightly, and other operating expenses increased only 2.1 percent.

Table 17
Non-Interest Expense
(In Thousands)                              Year-Ended December 31,
                                      ---------------------------------
                                        1999         1998         1997
Non-Interest Expense:
Salaries                              $ 7,688     $  7,359     $  6,503
Pension and other employee benefits     1,893        1,684        1,549
Furniture and equipment expenses        1,430        1,314        1,155
Net occupancy expenses                  1,098        1,108        1,043
Intangible amortization                   198          186          168
Other operating expenses                4,548        4,455        4,334

Total                                 $16,855      $16,106      $14,752

GRAPH            Efficiency Ratio

1995             61.84
1996             60.86
1997             60.11
1998             61.65
1999             59.68

Income Taxes

Income tax expense was $2.6 million in 1999, compared to $2.3 million and $2.2 million in 1998 and 1997, respectively.

Year 2000

The Year 2000 ("Y2K") issue results from the use by many computer software programs and hardware systems of only two digits to indicate a year and assuming that the first two digits of any year are "19." Risks to the Company if its computer systems are not Y2K compliant include the inability to process customer deposits or checks drawn on the Banks, inaccurate interest accruals and maturity dates of loans and time deposits, and the inability to update accounts for daily transactions. Other risks to the Company exist if certain of its vendors', suppliers' and customers' computer systems are not Y2K compliant.

Accordingly, each Bank and the Trust Company formed a Year 2000 committee to address Y2K issues. These committees performed a Y2K risk assessment, identified systems requiring changes due to Y2K risks, established a timeline to correct non-compliant systems, verified that all new systems purchased are Y2K compliant and determined types of assistance needed by customers to be Y2K compliant.

The Y2K committees identified the most important mission-critical system as the software and hardware responsible for maintaining and processing general ledger, deposit, and loan accounts. The testing of this system was completed and any necessary corrections completed. Through this date, the Company suffered no material disruption related to Y2K issues and expects none.

The Company's cost of testing and updating its systems for Y2K compliance was approximately $170 thousand. These costs do not include indirect costs, such as salaries and employee benefits of the Company employees, as these costs were not separately tracked.


Inflation and Other Issues

Because the Company's assets and liabilities are essentially monetary in nature, the effect of inflation on the Company's assets is less significant compared to most commercial and industrial companies. Inflation has an impact on the growth of total assets in the banking industry and the resulting need to increase capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation also has a significant effect on other expenses, which tend to rise during periods of general inflation. Management believes, however, that the Company's financial results are influenced more by its ability to react to changes in interest rates than by inflation.

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

Forward-Looking Statements

This Annual Report contains certain forward-looking information with respect to the financial condition, results of operations and business of the Company, including the Notes to Consolidated Financial Statements and statements contained in the discussion above with respect to security maturities, loan maturities, loan growth, expectations for and the impact of interest rate changes, the adequacy of the loan loss reserve, expected loan losses, the ability to improve the efficiency ratio and the impact of inflation, and unknown trends or regulatory action. These forward-looking statements can generally be identified by words such as "should," "could," "may," "expects," "anticipates," or words of similar meaning. The Company cautions readers that forward-looking statements, including without limitation those noted above, are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated include, among others, the stability of interest rates, the rate of growth of the economy in the Company's market area, the success of the Company's marketing efforts, the ability to expand into new segments of the market area, competition, changes in technology, the strength of the consumer and commercial credit sectors, levels of consumer confidence, the impact of laws and regulations applicable to the Company, and the performance of stock and bond markets.

Selected Quarterly Financial Data (Unaudited)

(Dollars in Thousands Except Per Share Amounts)
                                                   1999
                                -------------------------------------------
                                First    Second   Third     Fourth    Total

Interest revenue                $9,812   $9,970   $10,137   $10,311   $40,230
Interest expense                 4,480    4,433     4,439     4,474    17,826

Net interest revenue             5,332    5,537     5,698     5,837    22,404

Provision for loan losses          151      172       185       319       827
Non-interest revenue             1,071    1,106     1,136     1,291     4,604
Non-interest expense             4,105    4,198     4,269     4,283    16,855
Income before income taxes       2,147    2,273     2,380     2,526     9,326

Income tax expense                 596      619       679       727     2,621

Net income                      $1,551   $1,654   $ 1,701   $ 1,799   $ 6,705

Net income per share
        Basic                   $  .18   $  .19   $   .20   $   .21   $   .78
        Diluted                 $  .18   $  .19   $   .20   $   .20   $   .77



(Dollars in Thousands Except Per Share Amounts)
                                                  1998
                                -------------------------------------------
                                First    Second   Third     Fourth    Total

Interest revenue                $8,941   $9,418   $ 9,841   $ 9,870   $38,070
Interest expense                 4,093    4,365     4,584     4,510    17,552

Net interest revenue             4,848    5,053     5,257     5,360    20,518

Provision for loan losses          125       51        92       303       571
Non-interest revenue               930    1,017     1,043     1,525     4,515
Non-interest expense             3,718    4,026     4,082     4,280    16,106
Income before income taxes       1,935    1,993     2,126     2,302     8,356

Income tax expense                 528      521       546       672     2,267

Net income                      $1,407   $1,472   $ 1,580   $ 1,630   $ 6,089

Net income per share
        Basic                   $  .17   $  .17   $   .19   $   .19   $   .72
        Diluted                 $  .17   $  .17   $   .18   $   .19   $   .71

Selected Financial Data
(Dollars in Thousands Except Per Share Amounts)
                                    1999        1998        1997        1996        1995
RESULTS OF OPERATIONS:
Interest revenue                  $ 40,230    $ 38,070    $ 34,462    $ 28,239    $ 26,132
Interest expense                    17,826      17,552      15,041      12,215      11,172
Net interest revenue                22,404      20,518      19,421      16,024      14,960
Provision for loan losses              827         571         419         338         138
Non-interest revenue                 4,604       4,515       4,038       3,335       2,982
Non-interest expense                16,855      16,106      14,752      12,274      11,516

Income before income taxes           9,326       8,356       8,288       6,747       6,288
Income taxes                         2,621       2,267       2,174       1,921       1,836

Net income                        $  6,705    $  6,089    $  6,114    $  4,826    $  4,452

Basic net income per share        $    .78    $    .72    $    .73    $    .71    $    .68

Diluted net income per share      $    .77    $    .71    $    .72    $    .70    $    .68


YEAR-END STATEMENT
OF CONDITION:
Total assets                      $556,858    $557,358    $484,662    $456,283    $348,058
Loans, net of unearned income      357,924     313,031     273,330     256,867     206,194
Deposits                           467,452     475,445     413,343     386,250     301,076
Shareholders' equity                64,082      64,648      58,113      58,698      39,640

AVERAGE BALANCES:
Total assets                      $553,313    $514,538    $455,882    $366,524    $328,406
Average earning assets             510,961     478,390     422,566     338.908     304,424
Loans                              341,792     289,352     264,777     221,210     200,894
Deposits                           468,462     437,056     387,807     314,126     282,057
Shareholders' equity                64,696      61,385      57,386      43,941      37,739

PERFORMANCE RATIOS:
Net income to:
 Average total assets                 1.21%       1.18%       1.34%       1.32%       1.36%
 Average shareholders' equity        10.36%       9.92%      10.65%      10.98%      11.80%
Average shareholders' equity to
 average total assets                11.69%      11.93%      12.59%      11.99%      11.49%
Dividend payout ratio                45.49%      44.70%     123.49%(1)   36.74%      31.04%
(1) Includes special dividend of $.631 per share

Market Prices And Cash Dividends Per Share

South Alabama Bancorporation's common stock trades on The Nasdaq Stock Market under the symbol SABC.

Trades have generally occurred in small lots, and the prices quoted are not necessarily indicative of the market value of a substantial block.

At December 31, 1999, the Company had approximately 1,987 shareholders, of record or through registered clearing agents.

Per Share amounts have been restated to reflect a three for two stock split in 1998.

                                       Regular Cash            Special Cash
                  Market Prices        Dividends Declared      Dividends Declared
                ---------------        Per Share               Per Share       Per Share
                High       Low

1999
1st Quarter     $16.50     $13.63      $.085
2nd Quarter      14.25      12.50       .090
3rd Quarter      14.91      12.25       .090
4th Quarter      14.00      12.13       .090

1998
1st Quarter     $18.83      $14.00     $.056
2nd Quarter      20.67       15.33      .079
3rd Quarter      24.75       15.00      .075
4th Quarter      16.25       13.50      .108

1997
1st Quarter     $10.50      $ 8.33     $.050                   $.631
2nd Quarter      12.00        8.67      .063
3rd Quarter      14.33       10.83      .056
4th Quarter      16.37       13.17      .100

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

The Audit Committee of the Board of Directors, composed of directors who are not employees of the Company, oversees Management's responsibility in the preparation of these statements. This committee has the responsibility to periodically review the scope, findings and the opinions of the audits of the independent and internal auditors. The external accountants and the internal auditors have free access to the Audit Committee and also to the Board of Directors to meet independent of Management to discuss the internal control structure, accounting, auditing and other financial reporting concerns. We believe these policies and procedures provide reasonable assurance that our operations are conducted with a high standard of business conduct and that the financial statements reflect fairly the financial position, results of operations and cash flows of the Company.


  /s/J. Stephen Nelson    /s/W. Bibb Lamar, Jr.
	Chairman		               President and CEO

                /s/F. Michael Johnson
              		Chief Financial Officer

Independent Auditors' Report

We have audited the accompanying consolidated statements of condition of South Alabama Bancorporation, Inc. (an Alabama Corporation) and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1998 and 1997 financial statements of Sweet Water State B ancshares, a bank acquired during 1999 in a transaction accounted for as a pooling-of-interests, as discussed in Note 2, which statements reflect total assets and net income of 10 percent and 8 percent in 1998 and net income of 10 percent in 1997, of the related consolidated totals. We did not audit the 1997 financial statements of The Commercial Bank of Demopolis, a bank acquired during 1998 in a transaction accounted for as a pooling-of-interests, as discussed in Note 2, which statements reflect net income of 13 percent in 1997 of the related consolidated total. Those statments were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it related to the amounts included for those entities, is based solely on the reports of the other auditors.

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

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of South Alabama Bancorporation, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP
Birmingham, Alabama
January 28, 2000

Consolidated Statements of Condition
As of December 31, 1999 and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)

                                              December 31,
                                          1999           1998
ASSETS:
Cash and due from banks                $ 21,208       $ 22,194
Federal funds sold                        9,022         42,614
 Total cash and cash equivalents         30,230         64,808
Interest-bearing deposits                   599            410
Investment securities available
 for sale                               134,563        147,890
Investment securities held
 to maturity                             10,046         12,490

Loans                                   359,470        314,512
Less: Unearned income                    (1,546)        (1,481)
      Allowance for loan losses          (4,128)        (3,664)
      Loans, net                        353,796        309,367

Premises and equipment, net              12,889         10,875
Accrued income receivable                 5,635          5,365
Intangible assets                         4,378          4,576
Other assets                              4,722          1,577
 Total                                 $556,858       $557,358

LIABILITIES:
Deposits
Interest bearing                       $385,455       $396,959
Non-interest bearing                     81,997         78,486
 Total deposits                         467,452        475,445

Short-term borrowings                    14,999          7,457
Long-term debt                            7,000          6,000
Other liabilities                         3,325          3,808
 Total liabilities                      492,776        492,710

COMMITMENTS AND CONTINGENCIES (Note 16)

SHAREHOLDERS' EQUITY:
Preferred stock - no par value
 Shares authorized  - 500
 Shares outstanding - none
Common stock    - $.01 par value
 Shares authorized  - 20,000
 Shares outstanding - 8,585 in 1999 and
                      8,564 in 1998          86             86
Capital surplus                          37,786         37,669
Accumulated other comprehensive
 income (loss), net of taxes of
  $(1,702) in 1999 and $846 in 1998      (2,911)         1,429
Retained earnings                        29,121         25,464
 Total shareholders' equity              64,082         64,648
 Total                                 $556,858       $557,358

See notes to consolidated financial statements.

Consolidated Statements of Income
For The Years Ended December 31, 1999, 1998, and 1997
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

                                              Year Ended December 31,
                                           1999        1998        1997
INTEREST REVENUE:
Loans                                    $30,205     $27,041     $24,907
Investment securities - taxable            6,617       6,998       6,345
Investment securities - non-taxable        2,739       2,425       2,416
Federal funds sold                           635       1,582         778
Interest-bearing bank balances                34          24          16
Total interest revenue                    40,230      38,070      34,462
INTEREST EXPENSE:
Deposits                                  17,035      16,944      14,675
Short-term borrowings                        431         340         308
Federal Home Loan Bank borrowings            360         268          58
Total interest expense                    17,826      17,552      15,041
Net interest revenue                      22,404      20,518      19,421
Provision for loan losses                    827         571         419
Net interest revenue after
 provision for loan losses                21,577      19,947      19,002
NON-INTEREST REVENUE:
Trust revenue                              1,515       1,384       1,290
Service charges on deposit accounts        2,448       2,116       1,990
Securities gains, net                         17         395          72
Other income, charges and fees               624         620         686
Total non-interest revenue                 4,604       4,515       4,038
NON-INTEREST EXPENSE:
Salaries                                   7,688       7,359       6,503
Pensions and other employee benefits       1,893       1,684       1,549
Furniture and equipment expense            1,430       1,314       1,155
Net occupancy expense                      1,098       1,108       1,043
Intangible amortization                      198         186         168
Other expense                              4,548       4,455       4,334
Total non-interest expense                16,855      16,106      14,752
Income before income taxes                 9,326       8,356       8,288
Income tax expense                         2,621       2,267       2,174
NET INCOME:                              $ 6,705     $ 6,089     $ 6,114

Basic earnings per share                 $   .78     $   .72     $   .73
Diluted earnings per share               $   .77     $   .71     $   .72

See notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity
For The Years Ended December 31, 1999, 1998, and 1997
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

                                          Common Stock                     Accumulated
                                                                           Other
                                         Shares                Capital     Comprehensive     Retained
                                         Issued     Amount     Surplus     Income (Loss)     Earnings     Total
Balance, December 31, 1996               8,380      $85        $34,970     $   117           $23,526      $58,698

Comprehensive income:
Net income                                                                                     6,114        6,114

Net change in unrealized gain (loss)
 on securities available for sale,
 net of taxes                                                                  699                            699
Total comprehensive income                                                                                  6,813
Dividends paid ($.90 per share)                                                               (7,550)      (7,550)
Common stock options exercised              28                     152                                        152

Balance, December 31, 1997               8,408       85         35,122         816            22,090       58,113

Comprehensive income:
Net income                                                                                     6,089        6,089

Net change in unrealized gain (loss)
 on securities available for sale,
 net of taxes                                                                  613                            613
Total comprehensive income                                                                                  6,702
Dividends paid ($.318 per share)                                                              (2,715)      (2,715)
Common stock options exercised               5                      40                                         40
Common stock issued in business
 combination                               151        1          2,507                                      2,508

Balance, December 31, 1998               8,564       86         37,669       1,429            25,464       64,648

Comprehensive income:
Net income                                                                                     6,705        6,705

Net change in unrealized gain (loss)
 on securities available for sale,
 net of taxes                                                               (4,340)                        (4,340)
Total comprehensive income                                                                                  2,365
Dividends paid ($.355 per share)                                                              (3,048)      (3,048)
Common stock options exercised              21                     117                                        117

Balance, December 31, 1999               8,585      $86        $37,786     $(2,911)          $29,121      $64,082

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
For The Years Ended As of December 31, 1999, 1998, and 1997
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)

                                                                  Year Ended December 31,
                                                              1999           1998         1997
OPERATING ACTIVITIES:
Net income                                                 $  6,705      $  6,089      $  6,114
Adjustments to reconcile net income to net cash
 provided by operating activities
 Depreciation and amortization                                1,705         1,590         1,477
 Provisions for losses on loans                                 827           571           419
 Gain on sale of premises and equipment                                       (11)           (5)
 Securities (gains) and losses, net                             (17)         (395)          (72)
 Deferred income tax provision (benefit)                       (398)          (39)          (67)
 (Increase) decrease in:
   Accrued income receivable                                   (270)         (148)         (180)
   Other assets                                                (265)         (194)          389
(Decrease) increase in other liabilities                       (483)         (375)         (567)

Net cash provided by operating activities                     7,804         7,088         7,508

INVESTING ACTIVITIES:
Net decrease in interest-bearing deposits                      (189)         (310)
Net increase in loans                                       (45,256)      (34,117)      (16,998)
(Purchase) sale of premises and equipment, net               (3,336)       (2,668)         (832)
Proceeds from sale of other real estate owned                    66                          15
Proceeds from maturities of securities held to maturity       3,354         8,136         9,319
Proceeds from maturities of securities available for sale    51,696        47,990        29,575
Proceeds from sales of securities available for sale         10,981        19,625         4,801
Purchases of securities held to maturity                       (893)       (1,305)       (1,092)
Purchases of securities available for sale                  (56,423)      (84,511)      (39,320)
Net cash acquired from business combination                                 8,132

Net cash used in investing activities                       (40,000)      (39,028)      (14,532)

FINANCING ACTIVITIES:
Net increase (decrease) in deposits                          (7,993)       46,245        27,097
Net increase (decrease) in short-term borrowings              7,542           678          (358)
Net increase in long-term debt                                1,000         3,500         2,500
Dividends paid                                               (3,048)       (2,715)       (7,550)
Proceeds from issuance of common stock                          117            40           152

Net cash provided by (used in) financing activities          (2,382)       47,748        21,841

NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                                       (34,578)       15,808        14,817

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR                                           64,808        49,000        34,183

CASH AND CASH EQUIVALENTS AT
 END OF YEAR                                                $30,230       $64,808       $49,000

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
For the Years Ended December 31, 1999, 1998, and 1997
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)


Note 1. Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of South Alabama Bancorporation, Inc. (the "Company" or "South Alabama") and its wholly-owned subsidiaries, South Alabama Bank, (the "Mobile Bank"), First National Bank, Brewton (the
"Brewton Bank"), The Monroe County Bank (the "Monroeville Bank"), The Commercial Bank of Demopolis (the "Demopolis Bank"), and Sweet Water State Bank (the "Sweet Water Bank") (collectively the "Banks"), and South Alabama Trust Company, Inc. (the "Trust Company"). All significant intercompany accounts and transactions are eliminated. The Banks are engaged in the business of obtaining funds, primarily in the form of deposits, and investing such funds in commercial and real estate loans and investment securities in Southwest Alabama. The Banks also offer a range of other commercial bank services including investment products. The Trust Company offers trust services.

BASIS OF FINANCIAL STATEMENT PRESENTATION - The financial statements have been prepared in conformity with generally accepted accounting principles and with general practices within the banking industry. In preparing the financial statements, Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

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

Management believes that the allowances for losses on loans and real estate owned are adequate. While Management uses available information to recognize losses on loans and real estate owned, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans and real estate owned. Such agencies may require the Company to make changes to the allowances based on their judgment about information available to them at the time of their examination.

CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Federal funds are generally purchased and sold for one day periods.

Supplemental disclosures of cash flow information and non-cash transactions related to cash flows for the years ended December 31, 1999, 1998 and 1997 are as follows:

                          1999        1998        1997
Cash paid for:
        Interest        $18,050     $17,316     $14,994
        Income taxes      2,444       1,847       2,414

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

Investment securities not classified as available for sale or trading are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Premiums and discounts are amortized and accreted to operations using the level yield method, adjusted for prepayments as applicable. Management has the intent and the Company has the ability to hold these assets as long-term investments until their maturities. Under certain circumstances (including the significant deterioration of the issuer's creditworthiness or a significant change in tax-exempt status or statutory or regulatory requirements), securities classified as held to maturity may be sold or transferred to another portfolio.

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

INTANGIBLE ASSETS - Intangible assets, primarily goodwill, are amortized on the straight-line basis over 25 years. The Company continually evaluates whether events and circumstances have occurred that indicate that such assets have been impaired. Measurement of any impairment of such assets is based on those assets' fair value, with the resulting charge recorded as a loss. There were no significant impairment losses recorded in 1999, 1998 or 1997.

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

RECENT ACCOUNTING PRONOUNCEMENTS - During 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement replaces existing pronouncements and practices with a single, integrated accounting framework for derivatives and hedging activities requiring companies to formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. During 1999, the FASB issued SFAS No. 137, which deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. Presently, the Company has not yet quantified the effect adoption will have on the consolidated financial statements.

During 1999, the Company adopted Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires capitalization of external direct costs of materials and services, payroll and payroll-related costs for employees directly associated, and interests costs during development of computer for internal use (planning and preliminary costs should be expensed). Also, capitalized costs of computer software developed or obtained for internal use should be amortized on a straight-line basis unless another systematic and rational basis is more representative of the softwares' use. It is Management's assertion that adoption of this Statement of Position did not have a material effect on the consolidated financial statements.

During 1999, the Company implemented FASB No. 134, Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. This statement, an amendment to SFAS No. 65, requires that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability to sell or hold those investments. This statement is effective the first fiscal quarter beginning after December 15, 1998. Based on the Company's current operating activities, Management believes that the implementation of the statement did not have a material impact on the presentation of the Company's financial condition or results of operations.


Note 2. Mergers
On September 10, 1999, the Company acquired Sweet Water State Bancshares, Inc. ("SWSB") the holding company of Sweet Water State Bank. The Agreement and
Plan of Merger called for the exchange of 14.17 shares of the common stock of the Company for each share of SWSB's common stock. This agreement resulted in the exchange of 850 shares of the Company's common stock for 100 percent of SWSB's common stock in a transaction accounted for as a pooling-of-interests. Accordingly, the Company's financial statements have been restated to include the results of SWSB for all periods presented. Merger costs of approximately $70 have been expensed in the accompanying 1999 consolidated statement of income.

On December 15, 1998, the Company acquired the Demopolis Bank. The Agreement and Plan of Merger called for the exchange of the number of shares of the common stock of the Company having a market value of $147.94 and on a deferred basis the fraction of a share having a market value of $2.06, for each share of the Demopolis Bank's common stock. This agreement resulted in the exchange of 1,189 shares of the Company's common stock for 100 percent of the Demopolis Bank's common stock in a transaction accounted for as a pooling-of-interests. Accordingly, the Company's financial statements have been restated to include the results of the Demopolis Bank for all periods presented. Merger costs of approximately $150 have been expensed in the accompanying 1998 consolidated statement of income.

Combined and separate results of the Company, the Demopolis Bank and SWSB during the periods preceding the mergers were as follows:

                                                    South       Demopolis     Sweet Water
                                                    Alabama     Bank          State Bancshares     Combined
Six months ended June 30, 1999 (unaudited)
        Net interest income                         $ 9,830       *           $1,039               $10,869
        Net income                                    2,918       *              287                 3,205

Nine months ended September 30, 1998 (unaudited)
        Net interest income                         $11,492     $1,978        $1,688               $15,158
        Net income                                    3,388        514           557                 4,459

Year ended December 31, 1998
        Net interest income                         $18,249       *           $2,269               $20,518
        Net income                                    5,575       *              514                 6,089

Year ended December 31, 1997
        Net interest income                         $14,895     $2,569        $1,957               $19,421
        Net income                                    4,728        777           609                 6,114


*South Alabama has been previously restated for the Demopolis Bank for periods subsequent to December 15, 1998.

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

The consolidated results of operations on a pro forma basis for the PSB acquisition for the periods preceding the acquisition date would not have been materially different than reported.

Note 3. Restrictions On Cash and Due From Bank Accounts
The Banks are required to maintain average reserve balances with the Federal Reserve Bank. The average of those reserve balances for the years ended December 31, 1999 and 1998 was approximately $2,205 and $1,978, respectively.

Note 4. Investment Securities

The following summary sets forth the amortized cost amounts and the corresponding market values of investment securities available for sale at December 31, 1999 and 1998:

                                                                  Gross        Gross        Estimated
                                                     Amortized    Unrealized   Unrealized   Market
                                                     Cost         Gains        Losses       Value
1999:
U.S. Treasury securities                             $  4,794     $   25                    $  4,819
Obligations of U.S. Government agencies                67,641         40       $2,522         65,159
Obligations of states and political subdivisions       59,315        281        2,331         57,265
Other investments                                       7,426          6          112          7,320

        Total                                        $139,176     $  352       $4,965       $134,563
1998:
U.S. Treasury securities                             $  8,411     $  214                    $  8,625
Obligations of U.S. Government agencies                67,404        485       $  276         67,613
Obligations of states and political subdivisions       57,518      1,828           70         59,276
Other investments                                      12,282        100            6         12,376

        Total                                        $145,615     $2,627       $  352       $147,890

The following summary sets forth the amortized cost amounts and the corresponding market values of investment securities held to maturity at December 31, 1999 and 1998:

                                                                  Gross        Gross        Estimated
                                                     Amortized    Unrealized   Unrealized   Market
                                                     Cost         Gains        Losses       Value
1999:
U.S. Treasury securities                             $    752     $    1       $    2       $    751
Obligations of U.S. Government agencies                 1,528         14           46          1,496
Obligations of states and political subdivisions        7,316        125           35          7,406
Other investments                                         450          3                         453
                Total                                $ 10,046     $  143       $   83       $ 10,106
1998:
U.S. Treasury securities                             $  1,741     $   63                    $  1,804
Obligations of U.S. Government agencies                   518         19       $    1            536
Obligations of states and political subdivisions        8,851        365                       9,216
Other investments                                       1,380         52                       1,432
                Total                                $ 12,490     $  499       $    1       $ 12,988

Securities with a carrying value of approximately $69,156 and $82,187 at December 31, 1999 and 1998, respectively, were pledged to secure deposits of public funds and trust deposits. Additionally, investment securities with a carrying value of approximately $4,238 and $7,270 at December 31, 1999 and 1998, respectively, were pledged to secure repurchase agreements.

Proceeds from the sales of securities available for sale were $10,981 in 1999 and $19,625 in 1998. Gross realized gains on the sale of these securities were $140 in 1999 and $462 in 1998, and gross realized losses were $123 in 1999 and $67 in 1998.

Maturities of investment securities as of December 31, 1999, are as follows:

                           Available for Sale           Held to Maturity
                          Amortized     Market         Amortized   Market
                          Cost          Value          Cost        Value
Due in 1 year or less     $ 14,113      $ 14,070       $   407     $   407
Due in 1 to 5 years         42,043        41,476         4,080       4,129
Due in 5 to 10 years        40,915        39,690         4,568       4,575
Due in over 10 years        42,105        39,327           991         995

  Total                   $139,176      $134,563       $10,046     $10,106

Note 5. Loans
A summary of loans follows:

                                                December 31,
                                             1999          1998
Commercial, financial and agricultural     $146,913     $ 94,450
Real estate - construction                   10,577       10,771
Real estate - mortgage                      146,854      151,079
Consumer, installment and single pay         55,126       58,212
Total                                      $359,470     $314,512

In the normal course of business, the Banks make loans to directors, executive officers, significant shareholders and their affiliates (related parties). Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and in Management's opinion do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was $36,396 at December 31, 1999, and $26,288 at December 31, 1998. During 1999, $40,354 of new loans and advances were made, and principal repayments totaled $30,246. Outstanding commitments to extend credit to related parties totaled $13,482 at December 31, 1999.

At December 31, 1999 and 1998, non-accrual loans totaled $1,352 and $510, respectively. The amount of interest income that would have been recorded during 1999 and 1998, if these non-accrual loans had been current in accordance with their original terms, was $108 and $94, respectively. The amount of interest income actually recognized on these loans during 1999 and 1998 was $25 and $32, respectively.

At December 31, 1999 and 1998, the recorded investments in loans that were considered to be impaired under SFAS 114 were $1,352 and $510, respectively (all of which were carried on a non-accrual basis). Included in this amount is $1,175 in 1999 and $227 in 1998 of impaired loans for which the related allowance for loan losses is $322 in 1999 and $135 in 1998. The amounts of impaired loans that did not have allowances for loan losses were $177 in 1999 and $283 in 1998. The average recorded investment amounts in impaired loans during the years ended December 31, 1999 and 1998, were approximately $1,061 and $686, respectively. For the years ended December 31, 1999 and 1998, the amount of interest income recognized on impaired loans was $25 and $32, respectively.

Note 6. Allowance for Loan Losses
The allowance for loan losses is summarized as follows:

                                                          Year Ended December 31,
                                                        1999        1998       1997

Balance at the beginning of year                       $3,664     $ 3,394     $3,380
 Balance acquired in purchase business combination                    287
 Provision charged to operating expense                   827         571        419
 Losses charged off                                      (837)     (1,026)      (595)
 Recoveries                                               474         438        190
Balance at the end of the year                         $4,128     $ 3,664     $3,394

Activity in the allowance for losses on other real estate owned was not significant in 1999, 1998 and 1997.

Note 7. Premises and Equipment
Premises and equipment are summarized as follows:

                                    Estimated           December 31,
                                    Useful Lives     1999        1998
Land and land improvements                           $ 3,760     $ 2,438
Bank buildings and improvements     40 years           7,979       7,152
Furniture, fixtures and equipment   3-10 years         9,630       8,781
Leasehold improvements              5-15 years         2,376       2,258
        Total                                         23,745      20,629
Less accumulated depreciation and amortization        10,856       9,754
        Premises and equipment - net                 $12,889     $10,875

The provision for depreciation and amortization charged to operating expense in 1999, 1998 and 1997 amounted to $1,322, $1,192 and $994, respectively.

Note 8.	Deposits
The following summary presents the detail of interest bearing deposits:

                                                December 31,
                                             1999         1998

Interest bearing checking accounts        $ 76,366     $ 72,058
Savings accounts                            33,482       33,791
Money market savings accounts               58,139       70,252
Time deposits ($100 thousand or more)       89,776       88,049
Other time deposits                        127,692      132,809
        Total                             $385,455     $396,959

The following summary details interest expense on deposits:

                                            Year Ended December 31,
                                         1999        1998        1997

Interest bearing checking accounts     $ 2,125     $ 2,061     $ 1,863
Savings accounts                         1,088       1,068       1,024
Money market savings accounts            2,552       2,617       2,256
Time deposits ($100 thousand or more)    4,252       3,791       3,085
Other time deposits                      7,018       7,407       6,447
        Total                          $17,035     $16,944     $14,675

The following table reflects maturities of time deposits of $100 or more at December 31, 1999:

        Less than 1 year      1 to 5 years      5 to 10 years   Total
        $79,251               $10,525                           $89,776

Note 9.	Short-Term Borrowings
Following is a summary of short-term borrowings:

                                                     December 31,
                                                    1999       1998

Federal funds purchased                           $10,000
Securities sold under agreement to repurchase       4,238     $7,270
Other short-term borrowings                           761        187
Total                                             $14,999     $7,457

Weighted average interest rate at year-end           5.06%      4.20%

Weighted average interest rate on
	amounts outstanding during the year
        (based on average of daily balances)         4.52%      5.43%

Information concerning securities sold under agreement to repurchase summarized as follows:

                                                    1999       1998
Average balance during the year                    $6,915     $5,747
Average interest rate during the year                4.25%      5.43%
Maximum month-end balances during the year         $8,747     $7,797

Federal funds purchased and securities sold under agreements to repurchase generally represented overnight borrowing transactions. Other short-term borrowings consist of demand notes owed to the U.S. Treasury.

At both December 31, 1999 and 1998, securities sold under agreements to repurchase had average interest rates of 4.20 percent. Included in the balances of securities sold under agreements to repurchase at December 31, 1999 and 1998, were repurchase agreements to related parties of $1,837 and $3,164, respectively.

Note 10. Accounting for Income Taxes
The components of income tax expense are as follows:

                                        Year Ended December 31,
                                      1999       1998       1997
Current income tax expense:
 Federal                             $2,611     $1,992     $1,925
 State                                  408        314        316
Total current income tax expense      3,019      2,306      2,241

Deferred income tax expense (benefit):
 Federal                               (354)       (34)       (61)
 State                                  (44)        (5)        (6)

Total deferred income tax benefit      (398)       (39)       (67)

Total   income tax expense           $2,621     $2,267     $2,174

Total income tax expense differed from the amount computed using the applicable statutory Federal income tax rate of 34 percent applied to pretax earnings for the following reasons:

                                               Year Ended December 31,
                                             1999       1998       1997

Income tax expense at statutory rate        $3,171     $2,841     $2,818
Increase (decrease) resulting from:
Tax exempt interest                           (953)    (1,016)      (832)
Reduced interest deduction on debt
    used to carry tax-exempt securities        115        122         87
State income tax, net of federal benefit       243        210        201
Other, net                                      45        110       (100)

Total                                       $2,621     $2,267     $2,174

Effective tax rate                            28.1%      27.1%      26.2%

The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1999 and 1998 are presented below:

                                                        December 31,
                                                      1999        1998

Deferred tax assets:
Allowance for loan losses and other
     real estate not currently deductible            $1,249     $   974
Accrued pension cost not currently deductible            67          67
Unrealized loss on securities available for sale      1,702
Accrued expenses                                         72          59
Other                                                   122         154
Total deferred tax assets                             3,212       1,254

Deferred tax liabilities:
Unrealized gain on securities available for sale                   (846)
Differences between book and tax basis of property     (409)       (532)
Other                                                  (219)       (237)
Total deferred tax liabilities                         (628)     (1,615)
Net deferred tax asset (liability)                   $2,584     $  (361)

There was no valuation allowance during either 1999 or 1998.

Note 11. Retirement Plans
In 1998, the Company adopted SFAS Statement No. 132, "Employers' Disclosure About Pensions and Other Postretirement Benefits." The measurement date is December 31 for each year.

Pension Plans

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                 Projected Benefit Obligations
                                       1999       1998

Balance at beginning of year          $5,759     $5,230
Service cost                             434        339
Interest cost                            414        350
Benefits paid                           (509)      (394)
Actuarial (gain) loss                    913        233
Balance, end of year                  $7,011     $5,758

                                         Plan Assets
                                       1999       1998

Balance at beginning of year          $7,009     $6,221
Return on plan assets                  1,648      1,182
Employer contributions
Benefits paid                           (509)      (394)
Balance, end of year                  $8,148     $7,009

The prepaid pension costs recognized in the consolidated statement of condition were as follows:

                                                  1999       1998

Funded status                                    $1,137     $1,250
Unrecognized transition obligation                   29         29
Unrecognized prior service cost                      77         85
Unrecognized net gain                              (853)      (706)
Prepaid asset recognized in the consolidated
 statements of condition                         $  390     $  658

Components of the plans' net cost were as follows:

                                    1999      1998      1997

Service cost                       $ 434     $ 339     $ 306
Interest cost                        414       350       340
Expected return on plan assets      (588)     (505)     (448)
Net amortization                       8         8       (11)
Net pension cost                   $ 268     $ 192     $ 187

The weighted average rates assumed in the actuarial calculations for the pension plan were:

                                   1999     1998

Discount                           7.75%    6.50%
Annual salary increase             5.00     5.00
Long-term return on plan assets    8.50     8.50

Note 12. Earnings Per Share
Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the years ended December 31, 1999, 1998 and 1997. Diluted earnings per share for the years ended December 31, 1999, 1998 and 1997, are computed by dividing net income by the weighted average number of shares of common stock outstanding and the dilutive effects of the shares awarded under the Stock Option plans, based on the treasury stock method using an average fair market value of the stock during the respective periods.

The following table represents the earnings per share calculations for the years ended December 31, 1999, 1998 and 1997:

                                             Net        Weighted           Earnings
        December 31, 1999                    Income     Average Shares     Per Share

Net Income:                                  $6,705
Basic earnings per share:
 Income available to common shareholders      6,705     8,583              $.78
Dilutive securities:
 Stock option plan shares                                  77
Dilutive earnings per share:
 Income available to common shareholders
  plus assumed conversions                   $6,705     8,660              $.77


                                             Net        Weighted           Earnings
        December 31, 1998                    Income     Average Shares     Per Share

Net Income:                                  $6,089
Basic earnings per share:
 Income available to common shareholders      6,089     8,507              $.72
Dilutive securities:
 Stock option plan shares                                 121
Dilutive earnings per share:
 Income available to common shareholders
  plus assumed conversions                   $6,089     8,628              $.71


                                             Net        Weighted           Earnings
        December 31, 1997                    Income     Average Shares     Per Share

Net Income:                                  $6,114
Basic earnings per share:
 Income available to common shareholders      6,114     8,390              $.73
Dilutive securities:
 Stock option plan shares                                  53
Dilutive earnings per share:
 Income available to common shareholders
  plus assumed conversions                   $6,114     8,443              $.72

Note 13. Stock Options
The Company utilizes the intrinsic value method of accounting for stock option grants. As the option exercise price is considered to be equal to the fair value of the stock at the date of grant, no compensation cost is recognized.

The Company has two incentive stock option plans, the South Alabama Bancorporation 1993 Incentive Compensation Plan (the "SAB Plan") and the Mobile National Stock Option Plan (the "MBNC Plan").

The MBNC Plan was terminated in 1993 upon the creation of South Alabama Bancorporation. The remaining granted and outstanding options under the MBNC Plan are convertible into common shares of the Company. At December 31, 1999, options for 11 shares were granted and outstanding under the MBNC Plan.

The Company may grant options for up to 450 shares under the SAB Plan and has granted options of 326 shares through December 31, 1999. Under both the SAB and MBNC Plans, the option exercise price equals the stock's market price at the date of grant. The options vest upon issuance and expire after ten years.

Had compensation costs for these plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                     1999       1998       1997

Net Income:             As reported                 $6,705     $6,089     $6,114
                        Pro forma                    6,479      5,855      6,040

Earnings per share:     As reported or restated
                        Basic                       $  .78     $  .72     $  .73
                        Diluted                        .77        .71        .72

                        Pro forma
                        Basic                       $  .75     $  .69     $  .72
                        Diluted                        .75        .68        .72

A summary of the status of the Company's two stock option plans at December 31, 1999, 1998, and 1997 and the changes during the years then ended is as follows:

                                            1999                       1998                         1997
                                     ----------------------      -----------------------     -----------------------
                                              Weighted Avg.               Weighted Avg.               Weighted Avg.
                                     Shares   Exercise Price     Shares   Exercise Price     Shares   Exercise Price
Outstanding at beginning of year     281      $ 9.84             237      $ 8.51             230      $8.01
        Granted                       43       15.63              49       16.44              42       9.35
        Exercised                    (21)       5.55              (5)       8.26             (29)      5.51
        Forfeited                    (10)       8.76                                          (6)      8.79
Outstanding at end of year           293      $11.03             281      $ 9.84             237      $8.51

Exercisable at end of year           250      $10.24             232      $ 8.43             197      $8.35

Weighted average fair value of
        the options granted                   $ 5.65                      $ 5.25                      $2.16

At December 31, 1999, 187 of the 293 options outstanding have exercise prices between $8 and $9 with a weighted average exercise price of $8.76 and an average remaining contractual life of 5.35 years. All of these options are exercisable. The remaining 106 options outstanding at December 31, 1999 consist of options granted during fiscal 1998 and 1999 and have exercise prices between $13 and $22, with a weighted average exercise price of $15.99, and an average remaining contractual life of 8.93 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively; risk-free interest rates of 5.13%, 5.47% and 6.33%; expected dividend yields of 2.6%, 2.3% and 3.6%; expected lives of 10 years; and expected volatility of .32,
 .34 and .252, respectively.

Note 14. Regulatory Matters
The Company's principal source of funds for dividend payments is dividends from the Banks. Dividends payable by a bank in any year, without prior approval of the appropriate regulatory body, are limited to the bank's net profits (as defined) for that year combined with its net profits for the two preceding years. The dividends, as of January 1, 2000, that the Banks could declare, without the approval of regulators, amounted to $5,404.

The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the tables below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999 and 1998, that the Banks meet all capital adequacy requirements to which they were subject.

As of December 31, 1999 and 1998, the most recent notification from the regulatory authorities categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the tables below.

Actual capital amounts and ratios are presented in the table below for the Banks and on a consolidated basis for the Company.

                                                                    To Be Well Capitalized
                                              For Capital           Under Prompt Corrective
                               Actual         Adequacy Purposes     Action Provisions
                          ---------------     -----------------     -----------------------
                          Amount    Ratio     Amount    Ratio       Amount    Ratio
December 31, 1999
Total Capital (to
 Risk Weighted Assets)
 Consolidated             $66,743   17.0%     $31,414   8.0%
 Brewton Bank              15,296   18.6        6,576   8.0         $ 8,220   10.0%
 Demopolis Bank             8,555   17.8        3,842   8.0           4,803   10.0
 Monroeville Bank          13,551   17.9        6,063   8.0           7,579   10.0
 Mobile Bank               20,358   12.7       12,836   8.0          16,046   10.0
 Sweet Water Bank           6,500   16.5        3,158   8.0           3,948   10.0

Tier I Capital (to
 Risk Weighted Assets)
 Consolidated             $62,615   15.9%     $15,707   4.0%
 Brewton Bank              14,496   17.6        3,288   4.0         $ 4,932    6.0%
 Demopolis Bank             7,954   16.6        1,921   4.0           2,882    6.0
 Monroeville Bank          13,012   17.2        3,032   4.0           4,548    6.0
 Mobile Bank               18,650   11.6        6,418   4.0           9,627    6.0
 Sweet Water Bank           6,082   15.4        1,579   4.0           2,369    6.0

Tier I Capital (to
 Average Assets)
 Consolidated             $62,615   11.3%     $22,134   4.0%
 Brewton Bank              14,496   12.9        4,487   4.0         $ 6,730    6.0%
 Demopolis Bank             7,954   10.6        2,990   4.0           4,485    6.0
 Monroeville Bank          13,012   11.4        4,550   4.0           6,825    6.0
 Mobile Bank               18,650    9.7        7,693   4.0          11,540    6.0
 Sweet Water Bank           6,082   10.5        2,315   4.0           3,473    6.0


                                                                    To Be Well Capitalized
                                              For Capital           Under Prompt Corrective
                               Actual         Adequacy Purposes     Action Provisions
                          ---------------     -----------------     -----------------------
                          Amount    Ratio     Amount    Ratio       Amount    Ratio
December 31, 1998
Total Capital (to
 Risk Weighted Assets)
 Consolidated             $62,307   16.9%     $29,507   8.0%
 Brewton Bank              14,683   18.9        6,202   8.0         $ 7,752   10.0%
 Demopolis Bank             8,201   17.8        3,691   8.0           4,613   10.0
 Monroeville Bank          13,135   19.5        5,393   8.0           6,741   10.0
 Mobile Bank               17,980   12.7       11,333   8.0          14,167   10.0
 Sweet Water Bank           6,145   16.8        2,928   8.0           3,659   10.0

Tier I Capital (to
 Risk Weighted Assets)
 Consolidated             $58,643   15.9%     $14,754   4.0%
 Brewton Bank              13,908   17.9        3,101   4.0         $ 4,651    6.0%
 Demopolis Bank             7,704   17.8        1,845   4.0           2,768    6.0
 Monroeville Bank          12,610   18.7        2,696   4.0           4,044    6.0
 Mobile Bank               16,530   11.7        5,667   4.0           8,500    6.0
 Sweet Water Bank           5,729   15.7        1,464   4.0           2,196    6.0
Tier I Capital (to
 Average Assets)
 Consolidated             $58,643   11.0%     $21,416   4.0%
 Brewton Bank              13,908   17.9        4,652   4.0         $ 6,978    6.0%
 Demopolis Bank             7,704   16.7        2,978   4.0           4,466    6.0
 Monroeville Bank          12,610   18.7        4,454   4.0           6.681    6.0
 Mobile Bank               16,530   11.7        7,376   4.0          11,064    6.0
 Sweet Water Bank           5,729   10.6        2,154   4.0           3,232    6.0

Note 15. Fair Value of Financial Instruments
SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to Management as of December 31, 1999 and 1998. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

Commitments to extend credit and standby letters of credit - The value of these unrecognized financial instruments is estimated based on the fee income associated with the commitments which, in the absence of credit exposure, is considered to approximate their settlement value. As no significant credit exposure exists and because such fee income is not material to the Company's financial statements at December 31, 1999 and 1998, the fair value of these commitments is not presented.

Many of the Company's assets and liabilities are short-term financial instruments whose carrying amounts reported in the statement of condition approximate fair value. These items include cash and due from banks, interest-bearing bank balances, federal funds sold, other short-term borrowings and accrued interest receivable and payable balances. The estimated fair values of the Company's remaining on-balance sheet financial instruments as of December 31, 1999 and 1998, are summarized below.

                                                     1999                      1998
                                              --------------------     ---------------------
                                                         Estimated                 Estimated
                                              Carrying   Fair          Carrying    Fair
                                              Value      Value         Value       Value
Financial assets:
 Investment securities available for sale     $134,563   $134,563      $147,890    $147,890
 Investment securities held to maturity         10,046     10,106        12,490      12,988
 Loans, net of allowance for loan losses       353,796    351,664       309,367     307,936
Financial liabilities:
 Deposits                                     $467,452   $467,137      $475,445    $476,008

SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. The disclosures also do not include certain intangible assets, such as customer relationships, deposit base intangibles and goodwill. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Note 16. Commitments and Contingencies
In the normal course of business, there are outstanding commitments and contingent liabilities, such as commitments to extend credit, letters of credit and others, which are not included in the consolidated financial statements. The financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the financial statements. A summary of these commitments and contingent liabilities is presented below.

                                    December 31,
                                  1999        1998
Standby letters of credit       $ 5,665     $ 5,184
Commitments to extend credit     68,009      67,571

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on Management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

At December 31, 1999 and 1998, the Company was under contract to lease certain bank premises and equipment. The terms of these contracts vary and are subject to certain changes at renewal. Future minimum rental payments required under operating leases having initial or remaining non-cancelable terms in excess of one year as of December 31, 1999 were not significant.

Rental expense under all operating leases amounted to $167, $189, and $173 in 1999, 1998, and 1997, respectively.

The Company and its Banks are the subject of claims and disputes arising in the normal course of business. Management, through consultation with the Company's legal counsel, is of the opinion that these matters will not have a material impact on results of operations.

Note 17. Non-Interest Expense

Components of other non-interest expense are as follows:

                              Year Ended December 31,
                             1999      1998      1997

Advertising                 $  339    $  421    $  285
Professional services          356       842       409
Stationery and supplies        533       593       414
Other                        3,320     2,599     3,226
Total                       $4,548    $4,455    $4,334

Note 18. Segment Reporting
Under SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," certain information is disclosed for the five reportable operating segments of the Company. The reportable segments are determined using the internal management reporting system. They are composed of the Company's significant subsidiaries. The accounting policies for each segment are the same as those used by the Company as described in Note 1 - Summary of Significant Accounting Policies. The segment results include certain overhead allocations and intercompany transactions that were recorded at current market prices. All intercompany transactions have been eliminated to determine the consolidated balances. The results for the five reportable segments of the Company are included in the following table:

                                                                            1999
                               ----------------------------------------------------------------------------------------------
                                                                               Sweet
                               Mobile     Brewton    Monroeville   Demopolis   Water     All
                               Bank       Bank       Bank          Bank        Bank      Other     Eliminations  Consolidated
Total interest revenue         $ 14,461   $  8,456   $  7,336      $ 5,570     $ 4,405   $    23   $    (21)     $ 40,230
Total interest expense            6,342      3,380      3,099        2,817       2,209                  (21)       17,826
Net interest revenue              8,119      5,076      4,237        2,753       2,196        23                   22,404
Provision for loan losses           421        131         20          180          75                                827
Net interest income after
 provision                        7,698      4,945      4,217        2,573       2,121        23                   21,577
Total non-interest revenue          959        592        567          514         457     1,525        (10)        4,604
Total non-interest expense        5,376      3,094      2,696        2,039       1,807     1,853        (10)       16,855
Income before taxes               3,281      2,443      2,088        1,048         771      (305)                   9,326
Provision for income taxes        1,161        561        590          246         155       (92)                   2,621
Net income                     $  2,120   $  1,882   $  1,498      $   802     $   616   $  (213)                $  6,705

Other significant items:
Total assets                   $198,744   $114,911   $117,702      $76,788     $56,060   $68,419   $(75,766)     $556,858
Total investment securities      34,186     33,092     46,320       16,967      14,044                            144,609
Total loans                     144,529     70,798     54,521       50,993      37,083                            357,924
Investment in subsidiaries            1         71                                        57,606    (57,678)
Total interest revenue from
 customers                       14,457      8,447      7,328        5,570       4,405        23                   40,230
Total interest revenue from
 affiliates                           4          9          8                                           (21)

                                                                            1998
                               ----------------------------------------------------------------------------------------------
                                                                               Sweet
                               Mobile     Brewton    Monroeville   Demopolis   Water     All
                               Bank       Bank       Bank          Bank        Bank      Other     Eliminations  Consolidated
Total interest revenue         $ 13,226   $  8,415   $  6,644      $ 5,545     $ 4,244   $    14   $    (18)     $ 38,070
Total interest expense            6,159      3,550      2,990        2,896       1,975                  (18)       17,552
Net interest revenue              7,067      4,865      3,654        2,649       2,269        14                   20,518
Provision for loan losses           142         76                      83         270                                571
Net interest income after
 provision                        6,925      4,789      3,654        2,566       1,999        14                   19,947
Total non-interest revenue          814        920        573          422         402     1,391         (7)        4,515
Total non-interest expense        5,128      2,933      2,615        2,037       1,774     1,626         (7)       16,106
Income before taxes               2,611      2,776      1,612          951         627      (221)                   8,356
Provision for income taxes          905        645        442          226         113       (64)                   2,267
Net income                     $  1,706   $  2,131   $  1,170      $   725     $   514   $  (157)                $  6,089

Other significant items:
Total assets                   $193,665   $115,748   $117,357      $74,342     $53,511   $60,075   $(57,340)     $557,358
Total investment securities      38,288     36,056     57,202       16,323      12,511                            160,380
Total loans                     125,694     63,600     38,922       49,794      35,021                            313,031
Investment in subsidiaries            2         46                                        57,606    (57,654)
Total interest revenue from
 customers                       13,208      8,415      6,644        5,545       4,244        14                   38,070
Total interest revenue from
 affiliates                          18                                                                 (18)

                                                                            1997
                               ----------------------------------------------------------------------------------------------
                                                                               Sweet
                               Mobile     Brewton    Monroeville   Demopolis   Water     All
                               Bank       Bank       Bank          Bank        Bank      Other     Eliminations  Consolidated
Total interest revenue         $ 11,726   $  8,187   $  5,900      $ 5,102     $ 3,565             $    (18)     $ 34,462
Total interest expense            5,160      3,227      2,531        2,533       1,608                  (18)       15,041
Net interest revenue              6,566      4,960      3,369        2,569       1,957                             19,421
Provision for loan losses           141        132                     123          23                                419
Net interest income after
 provision                        6,425      4,828      3,369        2,446       1,934                             19,002
Total non-interest revenue        1,244      1,418        547          472         363   $     1         (7)        4,038
Total non-interest expense        4,973      3,629      2,383        1,915       1,510       349         (7)       14,752
Income before taxes               2,696      2,617      1,533        1,003         787      (348)                   8,288
Provision for income taxes          932        631        342          226         178      (135)                   2,174
Net income                     $  1,764   $  1,986   $  1,191      $   777     $   609   $  (213)                $  6,114

Other significant items:
Total assets                   $165,800   $108,184   $94,826       $67,997     $47,070   $52,750   $(51,965)    $484,662
Total investment securities      29,946     39,383    49,271        15,056      12,674                           146,330
Total loans                     109,649     57,947    28,787        48,245      28,702                           273,330
Investment in subsidiaries           (1)        14                                        51,585    (51,598)
Total interest revenue from
 customers                       11,717      8,181     5,897         5,102       3,565                            34,462
Total interest revenue from
 affiliates                           9          6         3                                            (18)

Note 19. Comprehensive Income
Comprehensive income is the change in equity during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.

In addition to net income, the Company has identified changes related to other non-owner transactions in the consolidated statement of changes in shareholders' equity. For the Company, changes in other non-owner transactions consist entirely of changes in unrealized gains and losses on securities available for sale.

In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting items that are displayed as part of net income and other comprehensive income in that period or earlier periods. The following table reflects the reclassification amounts and the related tax effect for the three years ended December 31:

                                                           1999
                                             ----------------------------------
                                             Before                    After
                                             Tax          Tax          Tax
                                             Amount       Effect       Amount
Unrealized gains (losses) arising during
 the period                                  $(6,861)     $(2,538)     $(4,323)
Less reclassification adjustments for
 (gains) losses included in net income           (27)         (10)         (17)
Net unrealized gain (loss) on securities     $(6,888)     $(2,548)     $(4,340)

                                                           1998
                                             ----------------------------------
                                             Before                    After
                                             Tax          Tax          Tax
                                             Amount       Effect       Amount
Unrealized gains (losses) arising during
 the period                                  $ 1,600      $   592      $ 1,008
Less reclassification adjustments for
 (gains) losses included in net income          (627)        (232)        (395)
Net unrealized gain (loss) on securities     $   973      $   360      $   613



                                                           1997
                                             ----------------------------------
                                             Before                    After
                                             Tax          Tax          Tax
                                             Amount       Effect       Amount
Unrealized gains (losses) arising during
 the period                                  $ 1,224      $   453      $   771
Less reclassification adjustments for
 (gains) losses included in net income          (114)         (42)         (72)
Net unrealized gain (loss) on securities     $ 1,110      $   411      $   699


Note 20. Condensed Parent Company Financial Statements

Condensed Statements of Operations
                                           Year Ended December 31,
                                         1999       1998        1997
Cash dividends from subsidiaries        $3,448     $4,281     $ 7,885
Other income                                                        1
Total income                             3,448      4,281       7,886

Expenses - other                           410        307         215

Income before undistributed
 income of subsidiaries                  3,038      3,974       7,671
Distributions (in excess of) under
 equity basis earnings of
 subsidiaries                            3,667      2,115      (1,557)

Net Income                              $6,705     $6,089     $ 6,114

Condensed Statements of Condition
                                               December 31,
                                            1999         1998
ASSETS
Cash and short-term investments             $    67      $    53
Investment in subsidiaries - eliminated
        upon consolidation                   62,716       63,388
Land                                          1,086        1,086
Other assets                                    274          211

        Total                               $64,143      $64,738

LIABILITIES
Other liabilities                           $    61      $    90

SHAREHOLDERS' EQUITY
Preferred stock - no par value
 Shares authorized  -  500
 Shares outstanding  - none
Common stock - $.01 par value
 Shares authorized  -  20,000
 Shares outstanding - 8,585 in 1999
  and 8,564 in 1998                              86           86
Capital surplus                              37,786       37,669
Accumulated other comprehensive
 income (loss)                               (2,911)       1,429
Retained earnings                            29,121       25,464

        Total shareholders' equity           64,082       64,648
        Total                               $64,143      $64,738

Condensed Statements of Cash Flows
                                                    Year Ended December 31,
                                                1999        1998        1997
OPERATING ACTIVITIES
Net income                                    $ 6,705     $ 6,089     $ 6,114
Adjustments to reconcile net income to
 net cash provided by operating activities:
Distributions (in excess of) under equity
 basis earnings of subsidiaries                (3,667)     (2,115)      1,557
Other                                             (94)       (179)         29
Net cash provided by operating activities       2,944       3,795       7,700

INVESTING ACTIVITIES
Investment in subsidiary                            1      (1,000)
Purchase of land                                             (395)
Net cash provided by (used in) investing
 activities                                         1      (1,395)

FINANCING ACTIVITIES
Cash dividends                                 (3,048)     (2,715)     (7,550)
Proceeds from issuance of stock                   117          40         152
Net cash used in financing activities          (2,931)     (2,675)     (7,398)

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                               14        (275)        302

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR                                 53         328          26

CASH AND CASH EQUIVALENTS AT
 END OF YEAR                                  $    67     $    53     $   328

1999 ANNUAL REPORT

SOUTH ALABAMA BANK
MONROE COUNTY BANK
FIRST NATIONALBANK, BREWTON
COMMERCIAL BANK OF DEMOPOLIS
SWEET WATER STATE BANK
SOUTH ALABAMA TRUST COMPANY

100 Saint Joseph Street   Mobile, AL 36602  (334)431-7800
www.southalabamabancorp.com


SOUTH ALABAMA BANCORPORATION