Form 10-K, Exhibit 13
period 2000-12-31
SOUTH ALABAMA BANCORPORATION INC /DE/
filed 2001-03-30
CIK 783739

--------------------------------------------------------------------------------
                               2000 ANNUAL REPORT
--------------------------------------------------------------------------------

                                     [LOGO]

--------------------------------------------------------------------------------
                          SOUTH ALABAMA BANCORPORATION
--------------------------------------------------------------------------------

                               2000 ANNUAL REPORT

                                     [LOGO]

                          SOUTH ALABAMA BANCORPORATION

SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT                              1
--------------------------------------------------------------------------------


                                      INDEX

                                        2

                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                                        3

                             LETTER TO SHAREHOLDERS

                                        4

                             DIRECTORS AND OFFICERS

                             ----------------------

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

                             ----------------------

                              FINANCIAL STATEMENTS

                                       26

                      CONSOLIDATED STATEMENTS OF CONDITION

                                       27

                        CONSOLIDATED STATEMENTS OF INCOME

                                       28

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                       29

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2                              SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT
--------------------------------------------------------------------------------


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

      South Alabama's common stock trades on The Nasdaq Stock Market(R)under the symbol SABC. Transfer Agent: South Alabama Trust Company, Inc., Post Office Box 3067, Mobile, Alabama 36652, (334) 431-7835.

      Internet address: www.southalabamabancorp.com

      This Annual Report reflects the consolidated financial position and results of operations of the Company, with all significant intercompany transactions eliminated.

                            EPS AND DIVIDENDS

   [The following table was depicted as a bar chart in the printed material.]

                           1996      1997      1998       1999      2000
                           ----      ----      ----       ----      ----

Dividends Declared        0.266     0.269     0.318      0.355      0.40
Special Dividends                   0.631
Basic EPS                  0.71      0.73      0.72       0.78      0.87

CONSOLIDATED FINANCIAL HIGHLIGHTS

(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

--------------------------------------------------------------------------------
FOR THE YEAR-ENDED DECEMBER 31,                    2000        1999       CHANGE
                                                 -------------------------------
Net income                                       $  7,447    $  6,705     +11.1%
Per common share - basic                              .87         .78     +11.5%
                 - diluted                            .87         .77     +13.0%
Cash dividends declared per share - regular           .40        .355     +12.7%

AT DECEMBER 31,                                    2000        1999       CHANGE
                                                 -------------------------------
Total assets                                     $577,116    $556,858     + 3.6%
Total deposits                                    486,835     467,452     + 4.1%
Total loans, net of unearned income               378,353     357,924     + 5.7%
Total investment securities                       140,370     144,609     - 2.9%
Shareholders' equity                               70,835      64,082     +10.5%
   Per common share                                  8.31        7.46     +11.4%
Common shares outstanding (000's)                   8,526       8,585
--------------------------------------------------------------------------------

SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT                              3
--------------------------------------------------------------------------------


Dear Shareholder:


                     [COPY TO BE ADDED IN PRINTED VERSION]


                             Sincerely,


    /s/ J. Stephen Nelson                /s/ W. Bibb Lamar, Jr.

        J. Stephen Nelson                    W. Bibb Lamar, Jr.
      Chairman of the Board           President and Chief Executive Officer

4                              SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT
--------------------------------------------------------------------------------


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

Harris V. Morrissette
President, Marshall Biscuit Company

J. Stephen Nelson
Chairman, South Alabama
Bancorporation, Inc. and Chairman, First National Bank, Brewton

Paul D. Owens, Jr.
Attorney

Earl H. Weaver
Earl H. Weaver Management Services

Directors Emeriti

John B. Barnett, Jr.

Lowell J. Friedman
President, Creola Investment Corporation

Jack O. Kerby, Sr.
Secretary, Sweet Water State Bank

A.G. Westbrook
Chairman, The Commercial Bank of Demopolis

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

Randall S. Adams
Vice President

L. Russell Brandau, Jr.
Vice President

Harry D. Henson
Vice President

Joy W. Lyons
Vice President and Credit Administration Officer

Pamela S. Watson
Vice President

James M. Alexander
Assistant Vice President and Branch Manager

D. Eric Chitty
Assistant Vice President

Rebecca S. Minto
Assistant Vice President

Lisa H. Owen
Assistant Vice President

Maria K. Papastefan
Assistant Vice President

Deirdre M. Pearman
Assistant Vice President and Branch Manager

Carolyn T. Peterson
Assistant Vice President

Mark E. Thompson
Assistant Vice President

Veleeta L. Aaron
Assistant Cashier and Branch Manager

Alexia G. Beegle
Real Estate Officer

Donna L. Gatlin
Operations Officer

Helen W. Inge
Assistant Cashier

Jeffrey B. McCurley
Real Estate Officer

Kimberly L. Waltman
Auditor

Christian J. Wells
Data Processing Officer

Sandra J. Wilson
Branch Officer and Branch Manager

Baldwin County Officers

David R. Pruet, Jr.
Baldwin County President

Agnes H. Easley
Assistant Vice President and Branch Manager

Therese M. Fuquay
Assistant Vice President and Branch Manager

SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT                              5
--------------------------------------------------------------------------------


                          FIRST NATIONAL BANK, BREWTON

DIRECTORS

W. Gaillard Bixler
John David Finlay, Jr.
Broox G. Garrett, Jr.
Carol F. Gordy
Billy Joe Griffin
James P. Hayes, Jr.
Jack W. Hines, Jr.
Thomas E. McMillan, Jr.
J. Richard Miller, III
J. Stephen Nelson
Earl H. Weaver

Directors Emeriti

John R. Miller, Jr.
Lee M. Otts
Clarence L. Turnipseed

OFFICERS

J. Stephen Nelson
Chairman

W. Gaillard Bixler
President and Chief Executive Officer

James L. Stark
Senior Vice President

Daniel C. Thomas
Senior Vice President

Mary M. Thompson
Senior Vice President and Secretary to the Board

R. Jerry Jackson
Vice President

Cindy W. Madden
Vice President

Doris B. Morris
Vice President

Janis B. Norman
Vice President

Hilda Baggett
Assistant Vice President

Philip Jennings
Assistant Vice President

Carrie L. King
Assistant Vice President and Operations Officer

James William Luker, Jr.
Auditor

Charlene B. Godwin
Compliance Officer

Sandra B. Neeley
Mature Market Officer

Debbie C. Hardee
Branch Manager

Deborah W. Roberson
Accounting Officer

Ann H. Coale
Credit Administration Officer

Susan P. Reeves
Branch Manager

Carmen Vickery
Financial Services Officer

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

Dereck P. Dillow
Vice President

Paul J. England
Vice President and Cashier

Albert A. Nettles, Jr.
Vice President

Annette S. Morrison
Data Services Officer

Lynn W. Moye
Assistant Cashier

Debora D. Jinright
Assistant Cashier

6                              SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT
--------------------------------------------------------------------------------


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

OFFICERS

Stratton F. Lewis, Jr.
Chairman, President and CEO

William B. Booker
Executive Vice President

Betty M. Callahan
Senior Vice President and Cashier

Lynn L. Baugh
Senior Vice President

R.N. Hereford, III
Vice President

S. Ford Lewis, III
Vice President

Sherry C. Smith
Vice President

Pam Sealy
Assistant Cashier

SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT                              7
--------------------------------------------------------------------------------


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

      The following discussion and analysis focuses on information about South Alabama Bancorporation, Inc. and its subsidiaries, South Alabama Bank, First National Bank, Brewton, The Monroe County Bank, The Commercial Bank of Demopolis, Sweet Water State Bank, and South Alabama Trust Company, Inc., that is not otherwise apparent from the consolidated financial statements and related footnotes appearing later in this Annual Report. Reference should be made to those statements and the financial data presented elsewhere in this report for a complete understanding of the following discussion and analysis.

      On September 10, 1999, Sweet Water State Bancshares, Inc., a Sweet Water, Alabama, bank holding company which owned Sweet Water State Bank, was merged into South Alabama. The merger between Sweet Water State Bancshares, Inc. and South Alabama was accounted for as pooling-of-interests and accordingly the results of operations for Sweet Water State Bank have been included in the consolidated results of South Alabama for all years presented.

      On December 15, 1998, The Commercial National Bank of Demopolis was merged into a wholly-owned subsidiary of the Company, with the resulting company changing its name to The Commercial Bank of Demopolis. This merger was accounted for as a pooling-of-interests and accordingly the results of operations of The Commercial Bank of Demopolis have been included in the consolidated results of South Alabama for all years presented.

      On May 15, 1998, Peterman State Bank was merged into The Monroe County Bank. The merger was accounted for as a purchase and accordingly the results of operations for Peterman State Bank have been included in the consolidated results from that day forward.

                                     SUMMARY

      Net income for 2000 was $7.5 million compared to $6.7 million in 1999. On a per share basis, basic earnings were $.87 in 2000 and $.78 in 1999. Diluted earnings were $.87 for 2000 compared to $.77 in 1999. Return on average assets in 2000 was 1.34 percent compared to 1.21 percent in 1999. In 2000 and 1999, return on average equity was 11.18 percent and 10.36 percent, respectively. Average shareholders' equity to average assets remained strong at 11.99 percent in 2000.

               FINANCIAL CONDITION AVERAGE ASSETS AND LIABILITIES

      Average assets in 2000 were $555.5 million, compared to $553.3 million in 1999.

      Average loans, net, in 2000 were $362.9 million or 7.4 percent higher than in 1999. Loan demand remained strong in 2000, especially in the Mobile and Baldwin County portion of the Company's market area.

      Average deposits of $468.2 million in 2000, were relatively unchanged from 1999. Deposit growth slowed considerably in the latter half of 1999 and this trend continued into 2000.

      Short-term borrowings consist of federal funds purchased, Federal Home Loan Bank borrowings, overnight repurchase agreements and deposits in the treasury tax and loan account. Reliance on these funds at the Company historically has been low, but slow deposit growth in the banking industry has increased the need for banks to access short-term borrowings as well as long term borrowings. This ratio of average short-term borrowings to average total assets at South Alabama in 2000 was 1.8 percent, compared to 1.7 percent in 1999.

      Long-term debt consists of loans from the Federal Home Loan Bank. These funds, when borrowed, are used to fund assets of comparable maturities such as investment securities and loans.

      The Company's average equity as a percent of average total assets in 2000 was 11.99 percent, compared to 11.69 percent in 1999. Average equity in 2000 and 1999 included approximately $4.2 million and $4.5 million, respectively, recorded as goodwill related to acquisitions accounted for as purchases.

8                              SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT
--------------------------------------------------------------------------------


Table 1

DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY

(IN MILLIONS)                          2000     1999     1998     1997     1996

--------------------------------------------------------------------------------
Average Assets
   Cash and non-interest
      bearing deposits                $ 17.9   $ 20.8   $ 18.8   $ 17.7   $ 16.0
   Interest bearing deposits              .6       .7       .4       .2       .4
   Federal funds sold                    6.6     10.7     29.2     14.5     10.7
   Investment securities               140.6    157.8    159.4    143.1    106.6
   Loans, net                          362.9    337.9    285.9    261.4    218.3
   Premises and equipment, net          12.8     12.5     10.1      9.1      7.7
   Other real estate owned, net           .2       .2       .1       .1       .3
   Deferred tax asset                    1.3      1.2       .1       .3       .9
   Intangible assets                     4.2      4.5      4.4      4.1       .7
   Other assets                          8.4      7.0      6.1      5.4      4.9
                                     -------------------------------------------

   Average Total Assets               $555.5   $553.3   $514.5   $455.9   $366.5
                                     ===========================================

Average Liabilities and
Shareholders' Equity
   Non-interest bearing
      demand deposits                 $ 76.0   $ 73.0   $ 69.1   $ 63.0   $ 52.3
   Interest bearing
      demand deposits                  129.8    139.4    130.1    116.4     93.4
   Savings deposits                     34.6     35.0     34.0     32.6     24.7
   Time deposits                       227.8    221.0    203.9    175.9    143.7
                                     -------------------------------------------
      Total deposits                   468.2    468.4    437.1    387.9    314.1

   Short-term borrowings                 9.9      9.5      6.2      6.1      4.9
   Long-term debt                        6.5      6.3      5.4      1.1
   Deferred tax liability                                   .2
   Other liabilities                     4.3      4.4      4.2      3.4      3.5
   Shareholders' equity                 66.6     64.7     61.4     57.4     44.0
                                     -------------------------------------------

Average Total Liabilities
and Shareholders' Equity              $555.5   $553.3   $514.5   $455.9   $366.5
                                     ===========================================
--------------------------------------------------------------------------------

          Distribution of Loans by Category December 31, 2000

      [The following was depicted as a pie chart in the printed material.]

                         4.0% REAL ESTATE-CONSTRUCTION
                        41.8% COMMERCIAL, FINANCIAL AND AGRICULTURAL
                        15.8% INSTALLMENT
                        38.4% REAL ESTATE-MORTGAGE

SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT                              9
--------------------------------------------------------------------------------


                                      LOANS

      Loan demand remained strong at South Alabama in 2000 as net average loans grew 7.4 percent compared to 1999. The loan to deposit ratio grew to 77.7 percent at year-end 2000 from 76.6 percent at year-end 1999. For the five year period from 1996 to 2000, net average loans grew at a compounded rate of 10.2 percent.

      The distribution of loans by category until year-end 1998 was relatively unchanged. Between year-end 1998 and year-end 1999 commercial, financial and agricultural increased by $52.5 million while all other categories of loans had small decreases. Between year-end 1999 and year-end 2000, commercial, financial and agricultural loans increased by $11.6 million, real-estate construction loans increased by $4.5 million, installment loans increased by $5.2 million and real-estate mortgage loans decreased by $1.1 million.

      It is Management's goal to make loans with relatively short maturities or, in the case of loans with longer maturities, with floating rate arrangements when possible. Of the outstanding loans in the categories of commercial, financial and agricultural, real estate-construction and real estate-mortgage at December 31, 2000, $170.4 million, or 53.3 percent, mature within one year and are therefore subject to interest rate changes, if needed, to adjust for asset/liability management purposes. Of the remaining loans in these categories maturing after one year, 20.0 percent are on a floating rate basis. Of the total loans outstanding in these categories at December 31, 2000, 62.7 percent are available for repricing within one year, either because the loans mature within one year or because they are based on a variable rate arrangement.

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

      Table 2 shows the distribution of loans by major category at December 31, 2000, and at each of the previous four year-ends. Table 3 depicts maturities of selected loan categories and the interest rate structure for such loans maturing after one year.

      The Company's rollover policy consists of an evaluation of maturing loans to determine whether such loans will be renewed (or rolled over) and, if so, at what amount, rate and maturity.

Table 2

DISTRIBUTION OF LOANS BY CATEGORY

(IN MILLIONS)                                        DECEMBER 31,
                                       2000     1999     1998     1997     1996
--------------------------------------------------------------------------------
Commercial, financial,
   and agricultural                   $158.6   $147.0   $ 94.5   $ 84.8   $ 78.5
Real estate - construction              15.1     10.6     10.7      8.2     12.4
Real estate - mortgage                 145.8    146.9    151.1    131.0    117.6
Installment                             60.2     55.0     58.2     50.8     48.9
                                      ------------------------------------------

   Total loans                        $379.7   $359.5   $314.5   $274.8   $257.4
                                      ==========================================
--------------------------------------------------------------------------------

Table 3

SELECTED LOANS BY TYPE AND MATURITY

(IN MILLIONS)                                              DECEMBER 31, 2000
                                                               MATURING
                                          WITHIN     AFTER ONE BUT         AFTER
                                         ONE YEAR  WITHIN FIVE YEARS     FIVE YEARS     TOTAL
----------------------------------------------------------------------------------------------
Commercial, financial,
   and agricultural                       $112.4         $ 43.5            $ 2.7       $158.6
Real estate - construction                  12.6            2.5                          15.1
Real estate - mortgage                      45.4           91.3              9.1        145.8
                                          ----------------------------------------------------
                                          $170.4         $137.3            $11.8       $319.5
                                          ====================================================

Loans maturing after one year with:
   Fixed interest rates                                  $113.2            $ 6.1
   Floating interest rates                                 24.1              5.7
                                          ----------------------------------------------------

                                                         $137.3            $11.8
                                          ====================================================
----------------------------------------------------------------------------------------------

10                             SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT
--------------------------------------------------------------------------------


                                   SECURITIES

      Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities requires that securities be classified into one of three categories: held to maturity, available for sale, or trading. Securities classified as held to maturity will be stated at amortized cost. This classification means that Management has the positive intent, and the Company has the ability, to hold the securities until they mature. Securities classified as available for sale will be stated at fair value. Securities in this category are held for indefinite periods of time, and include securities that Management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risks, changes in liquidity needs, the need to increase regulatory capital or other similar factors. At December 31, 2000, all of the Company's investment portfolio was in the available for sale category. The Company holds no trading securities.

      The maturities and weighted average yields of securities available for sale at December 31, 2000, are presented in Table 4 at amortized cost using the average stated contractual maturities. The average stated contractual maturities may differ from the average expected life because of amortized principal payments or because borrowers may have the right to call or prepay obligations. Tax equivalent adjustments, using a 34 percent tax rate, have been made when calculating yields on tax-exempt obligations.

      On December 1, 2000, the Company adopted SFAS No. 133 and transferred held to maturity securities with an amortized cost and an estimated market value of $9.1 million into the available for sale category. The effect of adopting SFAS No. 133 resulted in an increase of $49 thousand to other comprehensive income.

Table 4

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

DECEMBER 31, 2000
(DOLLARS IN THOUSANDS)                                  AFTER ONE BUT       AFTER FIVE BUT
                                  WITHIN ONE YEAR     WITHIN FIVE YEARS    WITHIN TEN YEARS   AFTER TEN YEARS            TOTAL
                                 AMOUNT      YIELD    AMOUNT      YIELD   AMOUNT      YIELD   AMOUNT     YIELD     AMOUNT     YIELD
------------------------------------------------------------------------------------------------------------------------------------
Securities available for sale
   U.S. Treasury securities      $ 1,998     6.71%   $   751       6.28%                                          $  2,749     6.59%
   U.S. Government agencies        2,454     5.86     29,544       6.24   $17,893     6.75%   $16,765    6.40%      66,656     6.40
   State and political
      subdivisions                 8,001     6.82     18,958       6.70    11,625     7.82     25,992    7.76       64,576     7.35
   Other investments               2,249     6.66        957       6.21     1,021     6.48      1,680    7.43        5,907     6.83
                                 ---------------------------------------------------------------------------------------------------

Total securities
   available for sale            $14,702     6.62%   $50,210       6.42%  $30,539     7.15%   $44,437    7.24%    $139,888     6.86%
                                 ===================================================================================================
------------------------------------------------------------------------------------------------------------------------------------

SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT                             11
--------------------------------------------------------------------------------


                       DEPOSITS AND SHORT-TERM BORROWINGS

      Average deposits grew at a compounded rate of 13.4 percent from 1995 to 1999; although the growth rate slowed considerably in the last few months of 1999 and continued to be slow through 2000. As a result, average deposits were relatively unchanged in 2000 compared to 1999. The mix of deposits, on average, has remained relatively unchanged during the period.

      South Alabama defines core deposits as total deposits less certificates of deposit of $100,000 or more. Core deposits represented 80.5 percent of total deposits at year-end 2000, compared to 80.8 percent at year-end 1999. While the primary emphasis at South Alabama remains on attracting and retaining core deposits, Management recognizes that, if loan growth continues to be higher than core deposit growth, it might be necessary, in order to fund this growth, to pursue non-core funding sources such as large certificates of deposit and other borrowed funds as sources for loan funding more vigorously than in the past.

      Table 6 reflects maturities of time deposits of $100,000 or more at December 31, 2000. Deposits of $95.0 million in this category represented 19.5 percent of total deposits at year-end 2000, compared to 19.2 percent at year-end 1999.

      Short-term borrowings include three items: 1) federal funds purchased, 2) securities sold under agreements to repurchase, which are overnight transactions with large corporate customers, commonly referred to as repos, and 3) other, representing borrowings from the Federal Home Loan Bank, from the Federal Reserve through its discount operations and U.S. Treasury tax and loan funds on deposit subject to a note payable to the U.S. Treasury Department. The Company purchased a small amount of federal funds on average during 2000. Average short-term borrowings in 2000 increased to $9.9 million compared to $9.5 million in 1999. Management has sought to control the volume of funds in this category within certain acceptable limits; however, a greater reliance on these types of funds is possible in the future if the growth of deposits continues to be slow.

      One of Management's asset/liability management goals relating to liquidity is to maintain a net sold position (whereby federal funds sold exceeds short term borrowings). The Company maintained this position, on average, from 1996 through 1999. Average loan growth of 7.4 percent in 2000 combined with no growth in average deposits caused average short term borrowings to exceed average federal funds sold by $3.3 million in that year.

                      Distribution of Deposits by Category
                               December 31, 2000

      [The following was depicted as a pie chart in the printed material.]

                          26.0% INTEREST BEARING DEMAND
                          18.4% NON-INTEREST BEARING DEMAND
                           6.5% SAVINGS
                          49.1% TIME

Table 5

AVERAGE DEPOSITS

(DOLLARS IN MILLIONS)                                          AVERAGE FOR THE YEAR
                                          2000                         1999                     1998
                                 AVERAGE       AVERAGE        AVERAGE       AVERAGE      AVERAGE     AVERAGE
                                 AMOUNT         RATE          AMOUNT         RATE        AMOUNT        RATE
                               OUTSTANDING      PAID        OUTSTANDING       PAID     OUTSTANDING     PAID
--------------------------------------------------------------------------------------------------------------
Non-interest bearing
   demand deposits                $ 76.0         N/A           $ 73.0          N/A       $ 69.1        N/A
Interest bearing
   demand deposits                 129.8        3.47%           139.4         3.35%       130.1       3.59%
Savings deposits                    34.6        3.00             35.0         3.11         34.0       3.14
Time deposits                      227.8        5.69            221.0         5.10        203.9       5.49
                              --------------------------------------------------------------------------------

   Total average deposits         $468.2                       $468.4                    $437.1
                              ================================================================================
--------------------------------------------------------------------------------------------------------------

Table 6

MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

(IN MILLIONS)                     AT DECEMBER 31, 2000
                      UNDER         3-12         OVER
                     3 MONTHS      MONTHS      12 MONTHS         TOTAL
--------------------------------------------------------------------------------

                      $42.7        $38.6         $13.7           $95.0
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12                             SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT
--------------------------------------------------------------------------------


Table 7

SHORT-TERM BORROWINGS

(DOLLARS IN THOUSANDS)                        2000                               1999                             1998
                                             AVERAGE   WEIGHTED                 AVERAGE   WEIGHTED               AVERAGE   WEIGHTED
                                  MAXIMUM    BALANCE   AVERAGE      MAXIMUM     BALANCE   AVERAGE     MAXIMUM    BALANCE   AVERAGE
                                 MONTH-END   DURING    INTEREST    MONTH-END    DURING    INTEREST   MONTH-END   DURING    INTEREST
                                  BALANCE     YEAR       RATE       BALANCE      YEAR       RATE      BALANCE     YEAR       RATE
------------------------------------------------------------------------------------------------------------------------------------
Federal funds purchased           $11,400    $5,323      6.93%      $10,137     $2,321      5.30%      $2,100    $   14      7.14%
Securities sold under
   agreement to repurchase          5,323     4,318      4.65         8,747      6,915      4.25        7,797     5,747      5.43
Other                                 868       306      6.44           858        304      4.61        1,452       495      5.45
                                 ---------------------------------------------------------------------------------------------------
   Total short-term
   borrowings                                $9,947      5.93%                  $9,540      4.52%                $6,256      5.43%
                                 ===================================================================================================
------------------------------------------------------------------------------------------------------------------------------------

                           ASSET/LIABILITY MANAGEMENT

      The purpose of asset/liability management is to maximize return while minimizing risk. Maximizing return means achieving or exceeding the Company's profitability and growth goals. Minimizing risk means managing four key risk factors: 1) liquidity, 2) interest rate sensitivity, 3) capital adequacy, and 4) asset quality. Asset/liability management at the Company involves a comprehensive approach to statement of condition management which meets the risk and return criteria established by Management and the Board of Directors. To this point, Management has not used derivative financial instruments as part of its asset liability management process. See also Recent Accounting Pronouncements in the notes to financial statements.

      The Company's primary market risk is its exposure to interest rate changes. Interest rate risk management strategies are designed to optimize net interest income while minimizing fluctuations caused by changes in the interest rate environment. It is through these strategies that the Company seeks to manage the maturity and repricing characteristics of its statement of condition.

      The modeling techniques used by the Company simulate net interest income and impact on fair values of the Company's assets and liabilities under various rate scenarios. Important elements of these techniques include the mix of floating versus fixed rate assets and liabilities, and the scheduled, as well as expected, repricing and maturing volumes and rates on the existing statement of condition. Under a scenario simulating a hypothetical 100 basis point rate decrease applied to all interest earning assets and interest bearing liabilities, the Company would expect a net loss in fair value of the underlying instruments of $5.6 million. This hypothetical loss is not a precise indicator of future events. Instead, it is a reasonable estimate of the results anticipated if the assumptions used in the modeling techniques were to occur.

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

SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT                             13
--------------------------------------------------------------------------------


an attempt to maximize net interest revenue. The Company does not currently use derivative financial instruments to manage interest rate sensitivity.

      At December 31, 2000, the Company's three-month gap position, (earning assets divided by interest bearing liabilities), was 110 percent, and at twelve months the gap position, on a cumulative basis, was 90 percent, both within the range established by Management as acceptable. The Company's three month gap position indicates that, in a period of rising interest rates, each $1.00 of assets which reprice upward could be followed with less than $1.00 in liabilities which could reprice upward within three months. Thus, under this scenario, net interest revenue might increase during the three month period of rising rates. In a period of falling rates, the opposite effect might occur. While certain categories, such as some loans and certain certificates of deposit, are contractually tied to interest rate movements, most are subject only to competitive pressures and do not necessarily reprice directly with changes in market rates. Management has a certain amount of flexibility when adjusting rates on these products. Management is confident of and has demonstrated over the years its ability to adjust to interest rate changes in a manner that minimizes any significant adverse effect on the Company's net interest margin.

Table 8

INTEREST SENSITIVITY ANALYSIS

(DOLLARS IN THOUSANDS)                                                                       NON-INTEREST
                                                        DECEMBER 31, 2000                     SENSITIVE
                                              INTEREST SENSITIVE WITHIN (CUMULATIVE)            WITHIN
                                         3 MONTHS    3-12 MONTHS    1-5 YEARS    5 YEARS        TOTAL
---------------------------------------------------------------------------------------------------------
EARNING ASSETS
Loans (1)                               $ 178,910     $ 234,460     $ 369,709    $  10,027    $ 379,736
Unearned income                                                                     (1,383)      (1,383)
Less allowance for loan losses                                                      (4,608)      (4,608)
                                        ---------------------------------------------------------------
   Net loans                              178,910       234,460       369,709        4,036      373,745

Investment securities                       5,861        15,941        66,387       73,983      140,370
Federal funds sold and
   resale agreements                       10,739        10,739        10,739                    10,739
Interest bearing deposits in other
   financial institutions                     816           816           816                       816
                                        ---------------------------------------------------------------

   Total earning assets                 $ 196,326     $ 261,956     $ 447,651    $  78,019    $ 525,670
                                        ===============================================================

LIABILITIES
Non-interest bearing deposits                                                    $  89,440    $  89,440
Interest bearing demand deposits (2)    $  76,716     $  76,716     $  76,716       49,803      126,519
Savings deposits (2)                                                                31,536       31,536
Large denomination
   time deposits                           42,722        81,306        92,051        2,919       94,970
Other time deposits                        50,401       124,222       143,224        1,146      144,370
Short-term borrowings                       8,815         8,815         8,815                     8,815
Long-term borrowings                                                    4,000        2,000        6,000
                                        ---------------------------------------------------------------

   Total interest bearing liabilities   $ 178,654     $ 291,059     $ 324,806    $ 176,844    $ 501,650
                                        ===============================================================

Interest sensitivity gap                $  17,672     $ (29,103)    $ 122,845
Earning assets/interest
   bearing liabilities                       1.10           .90          1.38
Interest sensitivity gap/
   earning assets                             .09          (.11)          .27
---------------------------------------------------------------------------------------------------------

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

14                             SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT
--------------------------------------------------------------------------------


                                CAPITAL RESOURCES

      Tangible shareholders' equity (shareholders' equity less goodwill and accumulated other comprehensive income) was $66.4 million at December 31, 2000, compared to $62.6 million at December 31, 1999, an increase of 6.0 percent. At year-end 2000, the Tier I capital ratio increased to 16.11 percent from 15.95 percent at year-end 1999. The Company's leverage ratio, defined as tangible shareholders' equity divided by quarterly average assets, was 11.93 percent, well above peer group averages. The Federal Reserve and the FDIC require that bank holding companies and banks maintain certain minimum levels of capital as defined by risk-based capital guidelines. These guidelines consider risk factors associated with various components of assets, both on and off the statement of condition. Under these guidelines, capital is measured in two tiers, and these capital tiers are used in conjunction with "risk-based" assets in determining "risk-based" capital ratios. Total capital was $71.0 million at December 31, 2000. The ratios expressed as a percent of total risk-adjusted assets for Tier I and total capital were 16.11 percent and 17.23 percent, respectively, at December 31, 2000. The Company exceeded the minimum risk-based capital guidelines at December 31, 2000, 1999, and 1998 (see Footnote 15 of Notes to Consolidated Financial Statements).

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

      Net yield on interest earning assets is net interest revenue, on a tax equivalent basis, divided by total interest earning assets. This ratio is a measure of the Company's effectiveness in pricing interest earning assets and funding them with both interest bearing and non-interest bearing liabilities. The Company's net yield, on a tax equivalent basis, increased to 4.89 percent in 2000 from 4.62 percent in 1999, despite increased competition for both loans and deposits in the markets served by the Company.

      From 1998 to 1999, the net yield increased from 4.52 percent to 4.62 percent. Although the net yield had increased in the past two years, the banking industry trend has been toward lower net interest yields over the past several years. Management expects this trend to continue in the industry and that eventually interest yields will decrease at South Alabama.

Table 9

RISK-BASED CAPITAL

(DOLLARS IN THOUSANDS)                               DECEMBER 31,
                                            2000          1999           1998
--------------------------------------------------------------------------------
Tier I capital -
   Tangible common shareholders' equity   $ 66,353      $ 62,615       $ 58,643
Tier II capital -
   Allowable portion of the allowance
   for loan losses                           4,608         4,128          3,664
                                          --------------------------------------

Total capital (Tier I and Tier II)        $ 70,961      $ 66,743       $ 62,307
                                          ======================================
Risk-adjusted assets                      $411,835      $392,669       $368,843
Quarterly average assets                   556,265       553,354        535,400
Risk-based capital ratios:
   Tier I capital                            16.11%        15.95%         15.90%
   Total capital (Tier I and Tier II)        17.23%        17.00%         16.89%

Minimum risk-based capital guidelines:
   Tier I capital                             4.00%         4.00%          4.00%
   Total capital (Tier I and Tier II)         8.00%         8.00%          8.00%

Tier I leverage ratio                        11.93%        11.32%         10.95%
--------------------------------------------------------------------------------

SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT                             15
--------------------------------------------------------------------------------


Table 10

NET INTEREST REVENUE

                                                  2000                            1999                              1998
                                  ------------------------------  --------------------------------  --------------------------------
(DOLLARS IN THOUSANDS)              AVERAGE             INTEREST    AVERAGE               INTEREST   AVERAGE                INTEREST
                                    AMOUNT     AVERAGE   EARNED/    AMOUNT      AVERAGE    EARNED/    AMOUNT      AVERAGE    EARNED/
                                  OUTSTANDING    RATE     PAID    OUTSTANDING    RATE       PAID    OUTSTANDING    RATE       PAID

------------------------------------------------------------------------------------------------------------------------------------
Interest Earning Assets
Taxable securities                 $ 89,178      6.62%   $ 5,903   $104,586       6.33%   $ 6,617    $104,002       6.73%   $ 6,998
Non-taxable securities               51,374      5.26      2,704     53,226       5.15      2,739      55,344       4.38      2,425
                                   ------------------------------------------------------------------------------------------------
Total securities                    140,552      6.12      8,607    157,812       5.93      9,356     159,346       5.91      9,423
Loans(1)                            367,281      9.37     34,425    341,792       8.84     30,205     289,352       9.35     27,041
Federal funds sold                    6,576      5.47        360     10,686       5.94        635      29,239       5.41      1,582
Deposits                                590      4.75         28        671       5.07         34         453       5.30         24
                                   ------------------------------------------------------------------------------------------------
Total interest earning assets       514,999      8.43     43,420    510,961       7.87     40,230     478,390       7.96     38,070
                                   ------------------------------------------------------------------------------------------------
Non-interest Earning Assets
Cash and due from banks              17,916                          20,819                            18,795
Premises and equipment, net          12,842                          12,598                            10,158
Other real estate                       177                             162                                63
Deferred tax asset                    1,266                           1,264                                53
Other assets                          8,429                           6,934                             6,226
Intangible assets                     4,278                           4,476                             4,361
Allowance for loan losses            (4,400)                         (3,901)                           (3,508)
                                   ------------------------------------------------------------------------------------------------
Total                              $555,507                        $553,313                          $514,538
                                   ================================================================================================

Interest Bearing Liabilities
Interest bearing demand and
   savings deposits                $164,348      3.37      5,541   $174,463       3.30      5,765    $164,130       3.50      5,746
Time deposits                       227,811      5.69     12,966    220,965       5.10     11,270     203,873       5.49     11,198
Short-term borrowing                  9,947      5.93        590      9,540       4.52        431       6,256       5.43        340
Long-term debt                        6,508      5.59        364      6,258       5.75        360       5,381       4.98        268
                                   ------------------------------------------------------------------------------------------------

Total interest bearing
liabilities                         408,614      4.76     19,461    411,226       4.33     17,826     379,640       4.62     17,552
                                   ------------------------------------------------------------------------------------------------

Non-interest Bearing Liabilities
Demand deposits                      75,978                          73,034                            69,053
Deferred tax liability                                                                                    245
Other                                 4,311                           4,357                             4,215
                                   ------------------------------------------------------------------------------------------------
                                     80,289                          77,391                            73,513
                                   ------------------------------------------------------------------------------------------------
Shareholders' equity                 66,604                          64,696                            61,385
                                   ------------------------------------------------------------------------------------------------

Total                              $555,507                        $553,313                          $514,538
                                   ================================================================================================

Net Interest Revenue                             3.67%   $23,959                  3.54%   $22,404                   3.34%   $20,518
                                   ================================================================================================
Net yield on interest
   earning assets                                4.65%                            4.38%                             4.29%
Tax equivalent adjustment                        0.24                             0.24                              0.23
                                   ------------------------------------------------------------------------------------------------
Net yield on interest earning
   assets (tax equivalent)                       4.89%                            4.62%                             4.52%
                                   ================================================================================================
------------------------------------------------------------------------------------------------------------------------------------

(1) Loans classified as non-accrual are included in the average volume classification. Loan fees of $725, $790 and $771 for the years ended 2000, 1999, and 1998, respectively, are included in the interest amounts for loans.

16                             SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT
--------------------------------------------------------------------------------


      Table 11 reflects the changes in sources of taxable-equivalent interest income and expense between 2000 and 1999 and between 1999 and 1998. The variances resulting from changes in interest rates and the variances resulting from changes in volume are shown.

      Tax-equivalent net interest revenue in 2000 was $1.5 million higher than in 1999. A higher yield on interest earning assets resulted in a $2.2 million increase due to rate. The volume of interest earning assets in 2000 was only slightly higher than in 1999 and resulted in an increase due to volume of $945 thousand. Together, the increase in tax-equivalent interest revenue was $3.2 million. The increase of $1.6 million in interest expense in 2000 compared to 1999 was caused almost entirely by an increase in rates.

      Comparing 1999 to 1998, total tax-equivalent interest revenue was negatively affected by a decrease due to rate of $1.4 million, but this was more than offset by an increase due to volume of $3.7 million. Total interest expense was $274 thousand higher in 1999 compared to 1998, as the increase due to volume was $1.5 million compared to a decrease due to rate of $1.2 million. The overall effect of these changes was an increase in tax-equivalent net interest revenue of $2.0 million in 1999 compared to 1998.

                               NET INTEREST YIELD

      [The following was depicted as a bar chart in the printed material.]

                                          Percent
                                          -------
                                 96        4.97
                                 97        4.86
                                 98        4.52
                                 99        4.62
                                 00        4.89

Table 11

ANALYSIS OF TAXABLE-EQUIVALENT INTEREST INCREASES (DECREASES)

(DOLLARS IN THOUSANDS)           2000 CHANGE FROM 1999            1999 CHANGE FROM 1998
                                             Due to(1)                        Due to(1)
                                        -------------------              -------------------
                              AMOUNT     VOLUME      RATE      AMOUNT     VOLUME     RATE
---------------------------------------------------------------------------------------------
Interest Revenue:
   Taxable securities        $  (714)   $  (984)   $   270    $  (381)   $    37    $  (418)
   Non-taxable securities        (51)      (139)        88        456       (153)       609
                             ---------------------------------------------------------------

   Total securities             (765)    (1,123)       358         75       (116)       191

   Loans                       4,220      2,314      1,906      3,164      4,828     (1,664)
   Federal funds sold           (275)      (242)       (33)      (947)    (1,009)        62
   Deposits                       (6)        (4)        (2)        10         11         (1)
                             ---------------------------------------------------------------

   Total                       3,174        945      2,229      2,302      3,714     (1,412)
                             ---------------------------------------------------------------

Interest Expense:
   Interest bearing demand
      and savings deposits      (224)      (336)       112         19        352       (333)
   Other time deposits         1,696        381      1,315         72        905       (833)
   Short-term borrowing          159         23        136         91        167        (76)
   Long-term debt                  4         14        (10)        92         47         45
                             ---------------------------------------------------------------

   Total                       1,635         82      1,553        274      1,471     (1,197)
                             ---------------------------------------------------------------

Net interest revenue         $ 1,539    $   863    $   676    $ 2,028    $ 2,243    $  (215)
                             ===============================================================
---------------------------------------------------------------------------------------------

(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the change in each.

SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT                             17
--------------------------------------------------------------------------------


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

Table 12

SUMMARY OF LOAN LOSS EXPERIENCE

(DOLLARS IN THOUSANDS)                                        YEAR-ENDED DECEMBER 31,
                                                 2000        1999        1998        1997        1996
--------------------------------------------------------------------------------------------------------
Allowance for loan losses -
   Balance at beginning of year                $  4,128    $  3,664    $  3,394    $  3,380    $  3,034
   Balance acquired in purchase
      business combination                                                  287                     500

Charge-offs
   Commercial, financial and agricultural           597         197         470         234         400
   Real estate-construction                                      93          34
   Real estate-mortgage                             374         172         135          23           9
   Installment                                      397         375         387         338         306
                                               ---------------------------------------------------------
   Total charge-offs                              1,368         837       1,026         595         715
                                               ---------------------------------------------------------

Recoveries
   Commercial, financial and agricultural           321         185         271          86          98
   Real estate-construction                                      48
   Real estate-mortgage                             120          58          32           9           7
   Installment                                      172         183         135          95         118
                                               ---------------------------------------------------------
   Total recoveries                                 613         474         438         190         223
                                               ---------------------------------------------------------

Net charge-offs                                     755         363         588         405         492
                                               ---------------------------------------------------------

Addition to allowance charged to
   operating expense                              1,235         827         571         419         338
                                               ---------------------------------------------------------

Allowance for loan losses-
   Balance at end of year                      $  4,608    $  4,128    $  3,664    $  3,394    $  3,380
                                               =========================================================

Loans at end of year, net of unearned income   $378,353    $357,924    $313,031    $273,330    $256,867
Ratio of ending allowance
   to ending loans                                 1.22%       1.15%       1.17%       1.24%       1.32%
Average loans, net of
   unearned income                             $367,281    $341,792    $289,352    $264,777    $221,210
Non-performing loans                           $  2,503    $  1,798    $  1,040    $    908    $  1,750
Ratio of net charge-offs
   to average loans                                 .21%        .11%        .20%        .15%        .22%
Ratio of ending allowance to total
   non-performing loans                          184.10%     229.59%     352.31%     373.79%     193.14%
--------------------------------------------------------------------------------------------------------

18                             SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT
--------------------------------------------------------------------------------


allowance; (ii) recoveries on loans previously charged-off, which increase the allowance; and (iii) the provisions for loan losses charged to income, which increase the allowance.

      Table 12 sets forth certain information with respect to the Company's average loans, allowance for loan losses, charge-offs and recoveries for the five years-ended December 31, 2000.

      Net charge-offs increased to $755 thousand in 2000 compared to $363 thousand in 1999. Non-performing loans rose to $2.5 million at year-end 2000 compared to $1.8 million a year earlier.

      The allowance for loan losses as a percentage of loans was 1.22 percent at December 31, 2000, and 1.15 percent at December 31, 1999. The allowance for loan losses represented 1.84 times non-performing loans at December 31, 2000, compared to 2.3 times non-performing loans at December 31, 1999. Management reviews the adequacy of the allowance for loan losses on a continuous basis by assessing the quality of the loan portfolio, including non-performing loans, and adjusts the allowance when appropriate. Management considered the allowance adequate at December 31, 2000.

                              NON-PERFORMING ASSETS

      Non-performing assets include accruing loans 90 days or more past due, loans on non-accrual, renegotiated loans and other real estate owned. Commercial, business and installment loans are classified as non-accrual by Management upon the earlier of: (i) a determination that collection of interest is doubtful; or (ii) the time

Table 13

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

(DOLLARS IN THOUSANDS)                       2000                         1999                        1998
                                                PERCENTAGE                   PERCENTAGE                  PERCENTAGE
                                                 OF LOANS                     OF LOANS                    OF LOANS
                                                 IN EACH                      IN EACH                     IN EACH
                                    ALLOWANCE   CATEGORY TO     ALLOWANCE   CATEGORY TO     ALLOWANCE   CATEGORY TO
                                    ALLOCATION  TOTAL LOANS     ALLOCATION  TOTAL LOANS     ALLOCATION  TOTAL LOANS
-------------------------------------------------------------------------------------------------------------------
Commercial,
   financial and agricultural         $1,680       41.77%         $1,327       40.89%         $  937       30.05%
Real estate                            1,524       42.38           1,249       43.81           1,047       51.45
Installment                              820       15.85             741       15.30             706       18.50
Unallocated                              584                                                     811         974
                                    -----------------------------------------------------------------------------

Total                                 $4,608      100.00%         $4,128      100.00%         $3,664      100.00%
                                    =============================================================================
-------------------------------------------------------------------------------------------------------------------

Table 14

SUMMARY OF NON-PERFORMING ASSETS

(DOLLARS IN THOUSANDS)                                   DECEMBER 31,
                                                  2000        1999        1998
--------------------------------------------------------------------------------
Accruing loans 90 days or more past due          $  365      $  446      $  530
Loans on non-accrual                              2,138       1,352         510
Renegotiated loans
                                                 -------------------------------
   Total non-performing loans                     2,503       1,798       1,040
Other real estate owned                             328         466
                                                 -------------------------------
   Total non-performing assets                   $2,831      $2,264      $1,040
                                                 ===============================
Loans 90 days or more past due
   as a percent of loans                           0.10%       0.12%       0.17%
Total non-performing loans
   as a percent of loans                           0.66%       0.50%       0.33%
Total non-performing assets as a percent
   of loans and other real estate owned            0.75%       0.63%       0.33%
--------------------------------------------------------------------------------

SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT                             19
--------------------------------------------------------------------------------


at which such loans become 90 days past due unless collateral or other circumstances reasonably assure full collection of principal and interest.

      Table 14 sets forth certain information with respect to accruing loans 90 days or more past due, loans on non-accrual, renegotiated loans and other real estate owned.

      Total non-performing assets as a percentage of loans and other real estate owned at year-end 2000 was 0.75 percent compared to 0.63 percent at year-end 1999 and .33 percent at year-end 1998.

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

                          DETAILS OF NON-ACCRUAL LOANS

      The impact of non-accrual loans on interest income the past three years is shown in Table 15. Not included in the table are loans totaling $3.2 million at December 31, 2000, as to which Management has reservations about the ability of the borrowers to comply with present repayment terms. These credits were considered in determining the adequacy of the allowance for loan losses and, while current, are regularly monitored for changes within a particular industry or general economic trends which could cause the borrowers severe financial difficulties.

                                     QUALITY

      [The following was depicted as a bar chart in the printed material.]

                                             1996   1997   1998   1999   2000
                                             ----   ----   ----   ----   ----
                                                        (PERCENT)
Net Charge-Offs/Average Loans                0.22   0.15   0.20   0.11   0.21
Non-Performing Loans/Loans at Year-End       0.68   0.33   0.33   0.50   0.66

Table 15

DETAILS OF NON-ACCRUAL LOANS

(IN THOUSANDS)
                                                     2000       1999       1998
--------------------------------------------------------------------------------
Principal balance at December 31,                   $2,138     $1,352     $  510

   Interest that would have been
      recorded under original terms
      for the years-ended December 31,              $  154     $  108     $   94

   Interest actually recorded
      in the financial statements for
      the years-ended December 31,                  $   48     $   25     $   32
--------------------------------------------------------------------------------

20                             SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT
--------------------------------------------------------------------------------


                 NON-INTEREST REVENUE AND NON-INTEREST EXPENSE

      Trust revenue continues to be a significant source of non-interest revenue. In 2000 trust revenue of $1.7 million accounted for 31.6 percent of total non-interest revenue at the Company. In January 1998, the trust departments of the Mobile and Brewton Banks were merged to form South Alabama Trust Company, Inc., a wholly-owned subsidiary of the Company. In 1999, Management conducted an extensive review of non-interest revenue opportunities. A partial result of this effort was an increase of 15.7 percent in service charges on deposit accounts in 1999 compared to 1998. This was followed by a
14.9 percent increase in 2000 compared to 1999. The category other income, charges and fees increased 39.7 percent in 2000 compared to 1999. Mortgage loan referral fees accounted for a large part of this increase. With pressure on interest margins in the banking industry continuing, Management intends to continue to pursue additional opportunities to increase non-interest revenue.

Table 16

NON-INTEREST REVENUE

(IN THOUSANDS)                                        YEAR-ENDED DECEMBER 31,
                                                     2000       1999       1998
--------------------------------------------------------------------------------
Non-Interest Revenue:
   Trust revenue                                    $1,704     $1,515     $1,384
   Service charges on deposit accounts               2,812      2,448      2,116
   Securities gains, net                                 4         17        395
   Other income, charges and fees                      872        624        620
                                                    ----------------------------
   Total                                            $5,392     $4,604     $4,515
                                                    ============================
--------------------------------------------------------------------------------

      One measure of profitability in the Company is the efficiency ratio, calculated as non-interest expense divided by net interest revenue (tax adjusted) plus non-interest revenue. The lower this ratio is, the more efficient the company is. The efficiency ratio in 2000 was 57.57 compared to 59.68 in 1999 and 61.65 in 1998. Increased net interest revenue, increased non-interest revenue and expense control all contributed to the improvement in the efficiency ratio.

      Non-interest expense increased 4.4 percent in 2000 compared to 1999 and
4.7 percent in 1999 compared to 1998. Personnel costs, the largest non-interest expense category, increased 5.2 percent in 2000. Furniture and equipment expenses declined 2.4 percent. Net occupancy expenses increased 6.8 percent in 2000, reflecting the opening of two new offices in Baldwin County in late 1999 and 2000.

                                EFFICIENCY RATIO

      [The following was depicted as a bar chart in the printed material.]

                                       Percent
                                       -------

                                96      60.86
                                97      60.11
                                98      61.65
                                99      59.68
                                00      57.57

Table 17

NON-INTEREST EXPENSE

(IN THOUSANDS)                                        YEAR-ENDED DECEMBER 31,
                                                   2000        1999        1998
--------------------------------------------------------------------------------
Non-Interest Expense:
   Salaries                                      $ 8,127     $ 7,688     $ 7,359
   Pension and other employee benefits             1,951       1,893       1,684
   Furniture and equipment expenses                1,396       1,430       1,314
   Net occupancy expenses                          1,173       1,098       1,108
   Intangible amortization                           198         198         186
   Other operating expenses                        4,753       4,548       4,455
                                                 -------------------------------

   Total                                         $17,598     $16,855     $16,106
                                                 ===============================
--------------------------------------------------------------------------------

SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT                             21
--------------------------------------------------------------------------------


                                  INCOME TAXES

      Income tax expense was $3.1 million in 2000, compared to $2.6 million and $2.3 million in 1999 and 1998, respectively.

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

22                             SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT
--------------------------------------------------------------------------------


SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT                          2000
PER SHARE AMOUNTS)                FIRST     SECOND    THIRD     FOURTH    TOTAL
--------------------------------------------------------------------------------
Interest revenue                 $10,408   $10,839   $11,022   $11,151   $43,420
Interest expense                   4,538     4,783     4,955     5,185    19,461
                                 -----------------------------------------------

Net interest revenue               5,870     6,056     6,067     5,966    23,959

Provision for loan losses            230       305       376       324     1,235
Non-interest revenue               1,296     1,307     1,366     1,423     5,392
Non-interest expense               4,340     4,416     4,504     4,338    17,598
                                 -----------------------------------------------
Income before income taxes         2,596     2,642     2,553     2,727    10,518

Income tax expense                   763       783       725       800     3,071
                                 -----------------------------------------------

Net income                       $ 1,833     1,859     1,828     1,927     7,447
                                 ===============================================

Net income per share
   Basic                         $   .21   $   .22   $   .21   $   .23   $   .87
                                 ===============================================
   Diluted                       $   .21   $   .22   $   .21   $   .23   $   .87
                                 ===============================================
--------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS EXCEPT                          1999
PER SHARE AMOUNTS)                FIRST     SECOND    THIRD     FOURTH    TOTAL
--------------------------------------------------------------------------------
Interest revenue                 $9,812    $ 9,970   $10,137   $10,311   $40,230
Interest expense                  4,480      4,433     4,439     4,474    17,826
                                 -----------------------------------------------

Net interest revenue              5,332      5,537     5,698     5,837    22,404

Provision for loan losses           151        172       185       319       827
Non-interest revenue              1,071      1,106     1,136     1,291     4,604
Non-interest expense              4,105      4,198     4,269     4,283    16,855
                                 -----------------------------------------------
Income before income taxes        2,147      2,273     2,380     2,526     9,326

Income tax expense                  596        619       679       727     2,621
                                 -----------------------------------------------

Net income                       $1,551    $ 1,654   $ 1,701   $ 1,799   $ 6,705
                                 ===============================================

Net income per share
   Basic                         $  .18    $   .19   $   .20   $   .21   $   .78
                                 ===============================================
   Diluted                       $  .18    $   .19   $   .20   $   .20   $   .77
                                 ===============================================
--------------------------------------------------------------------------------

SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT                             23
--------------------------------------------------------------------------------


SELECTED FINANCIAL DATA

(DOLLARS IN THOUSANDS EXCEPT PER
SHARE AMOUNTS)                      2000        1999        1998        1997           1996
----------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS:
Interest revenue                  $ 43,420    $ 40,230    $ 38,070    $ 34,462       $ 28,239
Interest expense                    19,461      17,826      17,552      15,041         12,215
                                  ------------------------------------------------------------
Net interest revenue                23,959      22,404      20,518      19,421         16,024
Provision for loan losses            1,235         827         571         419            338
Non-interest revenue                 5,392       4,604       4,515       4,038          3,335
Non-interest expense                17,598      16,855      16,106      14,752         12,274
                                  ------------------------------------------------------------

Income before income taxes          10,518       9,326       8,356       8,288          6,747
Income taxes                         3,071       2,621       2,267       2,174          1,921
                                  ------------------------------------------------------------

Net income                        $  7,447    $  6,705    $  6,089    $  6,114       $  4,826
                                  ============================================================

Basic net income per share        $    .87    $    .78    $    .72    $    .73       $    .71
                                  ============================================================

Diluted net income per share      $    .87    $    .77    $    .71    $    .72       $    .70
                                  ============================================================

YEAR-END STATEMENT
OF CONDITION:
Total assets                      $577,116    $556,858    $557,358    $484,662       $456,283
Loans, net of unearned income      378,353     357,924     313,031     273,330        256,867
Deposits                           486,835     467,452     475,445     413,343        386,250
Shareholders' equity                70,835      64,082      64,648      58,113         58,698

AVERAGE BALANCES:
Total assets                      $555,507    $553,313    $514,538    $455,882       $366,524
Average earning assets             514,999     510,961     478,390     422,566        338.908
Loans                              367,281     341,792     289,352     264,777        221,210
Deposits                           468,137     468,462     437,056     387,807        314,126
Shareholders' equity                66,604      64,696      61,385      57,386         43,941

PERFORMANCE RATIOS:
Net income to:
   Average total assets               1.34%       1.21%       1.18%       1.34%          1.32%
   Average shareholders' equity      11.18%      10.36%       9.92%      10.65%         10.98%
Average shareholders' equity to
   average total assets              11.99%      11.69%      11.93%      12.59%         11.99%
Dividend payout ratio                46.05%      45.49%      44.70%     123.49%(1)      36.74%
----------------------------------------------------------------------------------------------

(1)   Includes special dividend of $.631 per share

24                             SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT
--------------------------------------------------------------------------------


MARKET PRICES AND CASH DIVIDENDS PER SHARE

      South Alabama Bancorporation's common stock trades on The Nasdaq Stock Market(R) under the symbol SABC.

      Trades have generally occurred in small lots, and the prices quoted are not necessarily indicative of the market value of a substantial block.

      At December 31, 2000, the Company had approximately 1,961 shareholders, of record or through registered clearing agents.

      All amounts have been restated to reflect a three for two stock split in 1998.

                                                     REGULAR CASH
                                   BID PRICES      DIVIDENDS DECLARED

                                   PER SHARE          PER SHARE
                               HIGH         LOW
         --------------------------------------------------------------
           2000
           1st   Quarter     $12.500       $9.250       $.100
           2nd   Quarter      10.750        9.500        .100
           3rd   Quarter      10.375        7.375        .100
           4th   Quarter      10.000        7.750        .100

           1999
           1st   Quarter     $15.125      $13.750       $.085
           2nd   Quarter      13.875       12.000        .090
           3rd   Quarter      14.250       12.125        .090
           4th   Quarter      14.375       12.125        .090
         --------------------------------------------------------------

SOUTH ALABAMA BANCORPORATION | 2000 ANNUAL REPORT                             25
--------------------------------------------------------------------------------


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

      The independent public accounting firm of Arthur Andersen LLP has been engaged to audit the Company's financial statements and to express an opinion as to whether the Company's statements present fairly, in all material respects, the financial position, cash flows and the results of operations, all in accordance with generally accepted accounting principles. Their audit is conducted in conformity with generally accepted auditing standards and includes procedures believed by them to be sufficient to provide reasonable assurance that the financial statements are free of material misstatement.

      The Audit Committee of the Board of Directors, composed of directors who meet the standards of independance set by the National Association of Securities Dealers, Inc., oversees Management's responsibility in the preparation of these statements. This committee has the responsibility to review periodically the scope, findings and opinions of the audits of the independent and internal auditors. Arthur Andersen and the internal auditors have free access to the Audit Committee and also to the Board of Directors to meet independent of Management to discuss the internal control structure, accounting, auditing and other financial reporting concerns.

We believe these policies and procedures provide reasonable assurance that our operations are conducted with a high standard of business conduct and that the financial statements reflect fairly the financial position, results of operations and cash flows of the Company.

    -----------------------------------------------------------------------


         /s/ J. Stephen Nelson                   /s/ W. Bibb Lamar, Jr.

               Chairman                             President and CEO


                             /s/ F. Michael Johnson

                             Chief Financial Officer

                          INDEPENDENT AUDITORS' REPORT

      We have audited the accompanying consolidated statements of condition of South Alabama Bancorporation, Inc. (an Alabama Corporation) and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 2000. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1998 financial statements of Sweet Water State Bancshares, a bank acquired during 1999 in a transaction accounted for as a pooling-of-interests, as discussed in Note 2, which statements reflect net income of 8 percent in 1998 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it related to the amounts included for that entity, is based solely on the report of the other auditors.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of South Alabama Bancorporation, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

      As explained in Note 1 to the financial statements, effective December 1, 2000, South Alabama Bancorporation, Inc. changed its method of accounting for derivative instruments and hedging activities as required by Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

                      ------------------------------------

                               Birmingham, Alabama
                                February 2, 2001

                             /s/ Arthur Andersen LLP

Consolidated Statements of Condition
As of December 31, 2000 and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)

--------------------------------------------------------------------------------

                                                               December 31,
                                                             2000          1999
                                                        -----------------------
ASSETS:
Cash and due from banks                                 $  25,689     $  21,208
Federal funds sold                                         10,739         9,022
                                                        -----------------------
   Total cash and cash equivalents                         36,428        30,230
Interest-bearing deposits                                     816           599
Investment securities available for sale                  140,370       134,563
Investment securities held to maturity                                   10,046

Loans                                                     379,736       359,470
Less: Unearned income                                      (1,383)       (1,546)
      Allowance for loan losses                            (4,608)       (4,128)
                                                        -----------------------
      Loans, net                                          373,745       353,796
                                                        -----------------------

Premises and equipment, net                                13,023        12,889
Accrued income receivable                                   6,073         5,635
Intangible assets                                           4,180         4,378
Other assets                                                2,481         4,722
                                                        -----------------------
   Total                                                $ 577,116     $ 556,858
                                                        =======================

LIABILITIES:
Deposits
   Interest bearing                                     $ 397,395     $ 385,455
   Non-interest bearing                                    89,440        81,997
                                                        -----------------------
   Total deposits                                         486,835       467,452

Short-term borrowings                                       8,815        14,999
Long-term debt                                              6,000         7,000
Other liabilities                                           4,631         3,325
                                                        -----------------------
   Total liabilities                                      506,281       492,776
                                                        -----------------------

COMMITMENTS AND CONTINGENCIES (Note 17)

SHAREHOLDERS' EQUITY:
Preferred stock - no par value
   Shares authorized - 500
   Shares outstanding - none
Common stock - $.01 par value
   Shares authorized - 20,000
   Shares outstanding - 8,526 in 2000
      and 8,585 in 1999                                        86            86
Capital surplus                                            37,792        37,786
Accumulated other comprehensive income (loss),
      net of taxes of $182 in 2000
      and $(1,702) in 1999                                    302        (2,911)
Retained earnings                                          33,139        29,121
Less treasury stock, 61 shares in 2000 and
   0 shares in 1999, at cost                                 (484)
                                                        -----------------------
Total shareholders' equity                                 70,835        64,082
                                                        -----------------------
   Total                                                $ 577,116     $ 556,858
                                                        =======================

See notes to consolidated
financial statements.

Consolidated Statements of Income
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

                                                             Year Ended December 31,
                                                           2000      1999      1998
                                                          ---------------------------
INTEREST REVENUE:
   Loans                                                  $34,425   $30,205   $27,041
   Investment securities - taxable                          5,903     6,617     6,998
   Investment securities - non-taxable                      2,704     2,739     2,425
   Federal funds sold                                         360       635     1,582
   Interest-bearing bank balances                              28        34        24
                                                          ---------------------------
   Total interest revenue                                  43,420    40,230    38,070
                                                          ---------------------------

INTEREST EXPENSE:
   Deposits                                                18,507    17,035    16,944
   Short-term borrowings                                      590       431       340
   Federal Home Loan Bank borrowings                          364       360       268
                                                          ---------------------------
   Total interest expense                                  19,461    17,826    17,552
                                                          ---------------------------

   Net interest revenue                                    23,959    22,404    20,518

Provision for loan losses                                   1,235       827       571
                                                          ---------------------------
   Net interest revenue after provision for loan losses    22,724    21,577    19,947
                                                          ---------------------------

NON-INTEREST REVENUE:
   Trust revenue                                            1,704     1,515     1,384
   Service charges on deposit accounts                      2,812     2,448     2,116
   Securities gains, net                                        4        17       395
   Other income, charges and fees                             872       624       620
                                                          ---------------------------
   Total non-interest revenue                               5,392     4,604     4,515
                                                          ---------------------------

NON-INTEREST EXPENSE:
   Salaries                                                 8,127     7,688     7,359
   Pensions and other employee benefits                     1,951     1,893     1,684
   Furniture and equipment expense                          1,396     1,430     1,314
   Net occupancy expense                                    1,173     1,098     1,108
   Intangible amortization                                    198       198       186
   Other expense                                            4,753     4,548     4,455
                                                          ---------------------------
   Total non-interest expense                              17,598    16,855    16,106
                                                          ---------------------------

Income before income taxes                                 10,518     9,326     8,356

Income tax expense                                          3,071     2,621     2,267
                                                          ---------------------------
NET INCOME:                                               $ 7,447   $ 6,705   $ 6,089
                                                          ===========================

Basic earnings per share                                  $   .87   $   .78   $   .72
                                                          ===========================
Diluted earnings per share                                $   .87   $   .77   $   .71
                                                          ===========================

                                                       See notes to consolidated
                                                           financial statements.

Consolidated Statements of Changes in Shareholders' Equity
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

                                                       Common Stock              Accumulated
                                                                                    Other
                                                Shares                 Capital   Comprehensive   Retained     Treasury
                                                Issued     Amount      Surplus   Income (Loss)   Earnings     Stock      Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                       8,408     $     85    $ 35,122     $    816     $ 22,090                  $ 58,113

Comprehensive income:
   Net income                                                                                       6,089                     6,089

   Net change in unrealized gain (loss)
      on securities available for sale,
      net of taxes                                                                       613                                    613
                                                                                                                           --------
   Total comprehensive income                                                                                                 6,702
Dividends paid ($.318 per share)                                                                   (2,715)                   (2,715)
Common stock options exercised                       5                       40                                                  40
Common stock issued in business
      combination                                  151            1       2,507                                               2,508
                                             ---------------------------------------------------------------------------------------
Balance, December 31, 1998                       8,564           86       37,669        1,429       25,464                   64,648

Comprehensive income:
   Net income                                                                                       6,705                     6,705

   Net change in unrealized gain (loss)
      on securities available for sale,
      net of taxes                                                                    (4,340)                                (4,340)
                                                                                                                           --------
Total comprehensive income                                                                                                    2,365
Dividends paid ($.355 per share)                                                                   (3,048)                   (3,048)
Common stock options exercised                      21                      117                                                 117
                                             ---------------------------------------------------------------------------------------
Balance, December 31, 1999                       8,585           86      37,786       (2,911)      29,121                    64,082

Comprehensive income:
   Net income                                                                                       7,447                     7,447

   Net change in unrealized gain (loss)
      on securities available for sale,
      net of taxes                                                                     3,213                                  3,213
                                                                                                                           --------
Total comprehensive income                                                                                                   10,660
Dividends paid ($.40 per share)                                                                    (3,429)                   (3,429)
Common stock options exercised                       2                        6                                                   6
Treasury stock purchased                           (61)                                                           (484)        (484)
                                             ---------------------------------------------------------------------------------------

Balance, December 31, 2000                       8,526     $     86    $ 37,792     $    302     $ 33,139     $   (484)    $ 70,835
                                             =======================================================================================

See notes to consolidated
financial statements.

Consolidated Statements of Cash Flows
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)

--------------------------------------------------------------------------------

                                                                       Year Ended December 31,
                                                                    2000         1999         1998
                                                                ----------------------------------
OPERATING ACTIVITIES:
   Net income                                                   $  7,447     $  6,705     $  6,089
   Adjustments to reconcile net income to net cash
      provided by operating activities
   Depreciation and amortization                                   1,535        1,705        1,590
   Provisions for losses on loans                                  1,235          827          571
   Gain on sale of premises and equipment                                                      (11)
   Securities (gains) and losses, net                                 (4)         (17)        (395)
   Deferred income tax provision (benefit)                          (281)        (398)         (39)
   (Increase) decrease in:
      Accrued income receivable                                     (438)        (270)        (148)
      Other assets                                                   539         (265)        (194)
   (Decrease) increase in other liabilities                        1,306         (483)        (375)
                                                                ----------------------------------

Net cash provided by operating activities                         11,339        7,804        7,088
                                                                ----------------------------------

INVESTING ACTIVITIES:
   Net increase in interest-bearing deposits                        (217)        (189)        (310)
   Net increase in loans                                         (21,184)     (45,256)     (34,117)
   (Purchase) sale of premises and equipment, net                 (1,391)      (3,336)      (2,668)
   Proceeds from sale of other real estate owned                     138           66
   Proceeds from maturities of securities held to maturity           878        3,354        8,136
   Proceeds from maturities of securities available for sale      17,370       51,696       47,990
   Proceeds from sales of securities available for sale            1,056       10,981       19,625
   Purchases of securities held to maturity                                      (893)      (1,305)
   Purchases of securities available for sale                    (10,083)     (56,423)     (84,511)
   Net cash acquired from business combination                                               8,132
                                                                ----------------------------------

Net cash used in investing activities                            (13,433)     (40,000)     (39,028)
                                                                ----------------------------------

FINANCING ACTIVITIES:
   Net increase (decrease) in deposits                            19,383       (7,993)      46,245
   Net increase (decrease) in short-term borrowings               (6,184)       7,542          678
   Net increase (decrease) in long-term debt                      (1,000)       1,000        3,500
   Dividends paid                                                 (3,429)      (3,048)      (2,715)
   Purchase of treasury stock                                       (484)
   Proceeds from issuance of common stock                              6          117           40
                                                                ----------------------------------

   Net cash provided by (used in) financing activities             8,292       (2,382)      47,748
                                                                ----------------------------------

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                            6,198      (34,578)      15,808

CASH AND CASH EQUIVALENTS AT
   BEGINNING OF YEAR                                              30,230       64,808       49,000
                                                                ----------------------------------

CASH AND CASH EQUIVALENTS AT
   END OF YEAR                                                  $ 36,428     $ 30,230     $ 64,808
                                                                ==================================

                                                       See notes to consolidated
                                                           financial statements.

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

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

      BASIS OF FINANCIAL STATEMENT PRESENTATION - The financial statements have been prepared in conformity with accounting principles generally accepted in the United States and with general practices within the banking industry. In preparing the financial statements, Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

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

      A substantial portion of the Company's loans are secured by real estate in Mobile, Baldwin, Monroe, Marengo, Clarke, and Escambia Counties of Alabama. In addition, the real estate owned by the Company is located in this same area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of real estate owned are susceptible to changes in market conditions in this area.

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

      Supplemental disclosures of cash flow information and non-cash transactions related to cash flows for the years ended December 31, 2000, 1999 and 1998 are as follows:

                                            2000            1999            1998
                                         ---------------------------------------
      Cash paid for:
         Interest                        $18,802         $18,050         $17,316
         Income taxes                      3,012           2,444           1,847

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

      Investment securities not classified as available for sale or trading are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Premiums and discounts are amortized and accreted to operations using the level yield method, adjusted for prepayments as applicable. Management has the intent and the Company has the ability to hold these assets as long-term investments until their maturities. Under certain circumstances (including the significant deterioration of the issuer's creditworthiness or a significant change in tax-exempt status or statutory or regulatory requirements), securities classified as held to maturity may be sold or transferred to another portfolio. During 2000, the Company transferred the held to maturity portfolio to available for sale as allowed under Statement of Financial Accounting Standards ("SFAS") No. 133 Accounting for Derivative Instruments and Hedging Activities. See RECENT ACCOUNTING PRONOUNCEMENTS for further discussion.

      LOANS AND INTEREST INCOME - Loans are reported at the principal amounts outstanding, adjusted for unearned income, deferred loan origination fees and costs, purchase premiums and discounts, write-downs, and the allowance for loan losses. Loan origination fees, net of certain deferred origination costs, and purchase premiums and discounts are recognized as an adjustment to yield of the related loans.

      Interest on commercial and real estate loans is accrued and credited to income based on the principal amount outstanding. Interest on installment loans is recognized using the interest method and according to the rule of 78's which approximates the interest method.

      The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed against current income unless the collateral for the loan is sufficient to cover the accrued interest. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

      management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current and has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

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

      INTANGIBLE ASSETS - Intangible assets, primarily goodwill, are amortized on the straight-line basis over 25 years. The Company continually evaluates whether events and circumstances have occurred that indicate that such assets have been impaired. Measurement of any impairment of such assets is based on those assets' fair value, with the resulting charge recorded as a loss. There were no significant impairment losses recorded in 2000, 1999, or 1998.

      TREASURY STOCK - Treasury stock repurchases and sales are accounted for using the cost method.

      TRUST COMPANY ASSETS AND INCOME - Assets held by the Trust Company in a fiduciary capacity for customers are not included in the consolidated financial statements. Fiduciary fees on trust accounts are generally recognized on the cash basis. The income recognized on the cash basis is not materially different from that which would be reported on the accrual basis.

      MARKET RISK MANAGEMENT - Market risk is a risk of loss arising from adverse changes in market prices and rates. The Company's market risk is composed primarily of interest rate risk created by its lending and deposit taking activities. Management addresses this risk through an active Asset/Liability Management process and through management of loan and investment portfolio maturities and repricing. Through December 31, 2000, Management has not utilized derivatives as a part of this process.

      RECENT ACCOUNTING PRONOUNCEMENTS - In June,1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. The Statement requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133,which delayed the original effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which amends SFAS No. 133. SFAS No. 138 addresses a limited number of issues related to the implementation of SFAS No. 133.

      On December 1, 2000, the Company adopted SFAS No. 133 and transferred held to maturity securities with an amortized cost of $9.1 million and an estimated fair value of $9.1 million into the available for sale category. There was no income statement impact from the adoption of SFAS No. 133.

      In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which replaces SFAS No. 125. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires substantial disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. The statements provide accounting and reporting standards for such transactions based on consistent application of a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liability when extinguished. Portions of the statement are effective immediately and have been adopted by the Company. Other portions become effective for transactions occurring after March 31, 2001. The adoption of the continuing provisions of SFAS No. 125 did not have a material impact on the Company's consolidated financial position or consolidated results of operations. Management does not anticipate that the adoption of the new provisions of SFAS No. 140 will have a material impact on the Company's consolidated financial position or consolidated results of operations.

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 2. Mergers

      On September 10, 1999, the Company acquired Sweet Water State Bancshares, Inc. ("SWSB") the holding company of Sweet Water State Bank. The Agreement and Plan of Merger called for the exchange of 14.17 shares of the common stock of the Company for each share of SWSB's common stock. This agreement resulted in the exchange of 850 shares of the Company's common stock for 100 percent of SWSB's common stock in a transaction accounted for as a pooling-of-interests. Accordingly, the Company's 1999 and prior financial statements have been restated to include the results of SWSB. Merger costs of approximately $70 have been expensed in the accompanying 1999 consolidated statement of income.

      On December 15, 1998, the Company acquired the Demopolis Bank. The Agreement and Plan of Merger called for the exchange of the number of shares of the common stock of the Company having a market value of $147.94 and on a deferred basis the fraction of a share having a market value of $2.06, for each share of the Demopolis Bank's common stock. This agreement resulted in the exchange of 1,189 shares of the Company's common stock for 100 percent of the Demopolis Bank's common stock in a transaction accounted for as a pooling-of-interests. Accordingly, the Company's financial statements have been restated to include the results of the Demopolis Bank. Merger costs of approximately $150 have been expensed in the accompanying 1998 consolidated statement of income.

      Combined and separate results of the Company, the Demopolis Bank and SWSB during the periods preceding the mergers were as follows:

                                                           South      Demopolis        Sweet Water
                                                          Alabama       Bank         State Bancshares     Combined
                                                         ----------------------------------------------------------
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

      On May 15, 1998, the Company acquired Peterman State Bank ("PSB"). PSB was merged into the Monroe County Bank. This transaction was accounted for under the purchase method of accounting, and, accordingly, the 1998 consolidated statement of income includes PSB's results of operations subsequent to that date. The Company issued approximately 151 shares of its common stock for all the outstanding common shares of PSB. The purchase price of the outstanding common shares of PSB totaled approximately $2,500, which exceeded the fair value of the net tangible assets acquired by approximately $768. The consolidated results of operations on a pro forma basis for the PSB acquisition for the periods preceding the acquisition date would not have been materially different than reported.

--------------------------------------------------------------------------------

Note 3. Restrictions On Cash and Due From Bank Accounts

      The Banks are required to maintain average reserve balances with the Federal Reserve Bank. The average of those reserve balances for the years ended December 31, 2000 and 1999 was approximately $2,060 and $2,205, respectively.

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 4. Investment Securities

      The following summary sets forth the amortized cost amounts and the corresponding market values of investment securities available for sale at December 31, 2000 and 1999:

                                                                             Gross        Gross       Estimated
                                                            Amortized      Unrealized   Unrealized      Market
                                                              Cost           Gains        Losses        Value
                                                            ---------------------------------------------------
      2000:
      U.S. Treasury securities                              $  2,749        $   26                    $  2,775
      Obligations of U.S. Government agencies                 66,656           348        $  495        66,509
      Obligations of states and political subdivisions        64,576         1,045           424        65,197
      Other investments                                        5,907             6            24         5,889
                                                            ---------------------------------------------------
            Total                                           $139,888        $1,425        $  943      $140,370
                                                            ===================================================

      1999:
      U.S. Treasury securities                              $  4,794        $   25                    $  4,819
      Obligations of U.S. Government agencies                 67,641            40        $2,522        65,159
      Obligations of states and political subdivisions        59,315           281         2,331        57,265
      Other investments                                        7,426             6           112         7,320
                                                            ---------------------------------------------------
            Total                                           $139,176        $  352        $4,965      $134,563
                                                            ===================================================

      The following summary sets forth the amortized cost amounts and the corresponding market values of investment securities held to maturity at December 31, 1999:

                                                                             Gross        Gross       Estimated
                                                            Amortized      Unrealized   Unrealized      Market
                                                              Cost           Gains        Losses        Value
                                                            ---------------------------------------------------
      1999:
      U.S. Treasury securities                               $   752          $  1         $ 2        $   751
      Obligations of U.S. Government agencies                  1,528            14          46          1,496
      Obligations of states and political subdivisions         7,316           125          35          7,406
      Other investments                                          450             3                        453
                                                            ---------------------------------------------------
            Total                                            $10,046          $143         $83        $10,106
                                                            ===================================================

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

      Securities with a carrying value of approximately $95,481 and $69,156 at December 31, 2000 and 1999, respectively, were pledged to secure deposits of public funds and trust deposits. Additionally, investment securities with a carrying value of approximately $4,616 and $4,238 at December 31, 2000 and 1999, respectively, were pledged to secure repurchase agreements.

      Proceeds from the sales of securities available for sale were $1,056 in 2000, $10,981 in 1999 and $19,625 in 1998. Gross realized gains on the sale of these securities were $24 in 2000, $140 in 1999 and $462 in 1998, and gross realized losses were $20 in 2000, $123 in 1999 and $67 in 1998.

      Maturities of investment securities as of December 31, 2000, are as follows:

                                          Available for Sale
                                       ----------------------
                                        Amortized      Market
                                          Cost         Value
                                       ----------------------
            Due in 1 year or less      $ 14,702      $ 14,735
            Due in 1 to 5 years          50,210        50,446
            Due in 5 to 10 years         30,539        30,789
            Due in over 10 years         44,437        44,400
                                       ----------------------

            Total                      $139,888      $140,370
                                       ======================

--------------------------------------------------------------------------------

Note 5. Loans

      A summary of loans follows:

                                                        December 31,
                                                      2000          1999
                                                  ----------------------
      Commercial, financial and agricultural      $158,626      $146,913
      Real estate - construction                    15,116        10,577
      Real estate - mortgage                       145,786       146,854
      Consumer, installment and single pay          60,208        55,126
                                                  ----------------------
            Total                                 $379,736      $359,470
                                                  ======================

            In the normal course of business, the Banks make loans to directors, executive officers, significant shareholders and their affiliates (related parties). Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and in Management's opinion do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was $32,177 at December 31, 2000, and $36,396 at December 31, 1999. During 2000, $28,708 of new loans and advances were made, and principal repayments totaled $32,927. Outstanding commitments to extend credit to related parties totaled $19,417 at December 31, 2000.

            At December 31, 2000 and 1999, non-accrual loans totaled $2,138 and $1,352, respectively. The amount of interest income that would have been recorded during 2000 and 1999, if these non-accrual loans had been current in accordance with their original terms, was $154 and $108, respectively. The amount of interest income actually recognized on these loans during 2000 and 1999 was $48 and $25, respectively.

            At December 31, 2000 and 1999, the recorded investments in loans that were considered to be impaired under SFAS 114 were $2,138 and $1,352, respectively (all of which were carried on a non-accrual basis). Included in this amount is $1,805 in 2000 and $1,175 in 1999 of impaired loans for which the related allowance for loan losses is $539 in 2000 and $322 in 1999. The amounts of impaired loans that did not have specific allowances for loan losses were $333 in 2000 and $177 in 1999. The average recorded investment amounts in impaired loans during the years ended December 31, 2000 and 1999, were approximately $1,906 and $1,061, respectively. For the years ended December 31, 2000 and 1999, the amount of interest income recognized on impaired loans was $48 and $25, respectively.

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 6. Allowance for Loan Losses

      The allowance for loan losses is summarized as follows:

                                                                    Year Ended December 31,
                                                                 2000        1999        1998
                                                              -------------------------------

      Balance at the beginning of year                        $ 4,128     $ 3,664     $ 3,394
         Balance acquired in purchase business combination                                287
         Provision charged to operating expense                 1,235         827         571
         Losses charged off                                    (1,368)       (837)     (1,026)
         Recoveries                                               613         474         438
                                                              -------------------------------
      Balance at the end of the year                          $ 4,608     $ 4,128     $ 3,664
                                                              ===============================

      Activity in the allowance for losses on other real estate owned was not significant in 2000, 1999, and 1998.

--------------------------------------------------------------------------------

Note 7. Premises and Equipment

      Premises and equipment are summarized as follows:

                                                       Estimated          December 31,
                                                      Useful Lives     2000       1999
                                                      ----------------------------------
      Land and land improvements                                      $ 3,271    $ 3,260
      Bank buildings and improvements                   40 years        9,109      8,479
      Furniture, fixtures and equipment                 3-10 years      9,892      9,630
      Leasehold improvements                            5-15 years      2,383      2,376
                                                                      ------------------

            Total                                                      24,655     23,745
      Less accumulated depreciation and amortization                   11,632     10,856
                                                                      ------------------
            Premises and equipment - net                              $13,023    $12,889
                                                                      ==================

      The provision for depreciation and amortization charged to operating expense in 2000, 1999, and 1998 amounted to $1,257, $1,322 and $1,192, respectively.

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 8. Deposits

      The following summary presents the detail of interest bearing deposits:

                                                     December 31,
                                                  2000        1999
                                               --------------------

      Interest bearing checking accounts       $ 72,343    $ 76,366
      Savings accounts                           31,536      33,482
      Money market savings accounts              54,176      58,139
      Time deposits ($100 thousand or more)      94,970      89,776
      Other time deposits                       144,370     127,692
                                               --------------------
            Total                              $397,395    $385,455
                                               ====================

      The following summary presents the detail of interest expense on deposits:

                                                     Year Ended December 31,
                                                   2000        1999        1998
                                               --------------------------------

      Interest bearing checking accounts       $  2,099    $  2,125    $  2,061
      Savings accounts                            1,035       1,088       1,068
      Money market savings accounts               2,407       2,552       2,617
      Time deposits ($100 thousand or more)       4,975       4,252       3,791
      Other time deposits                         7,991       7,018       7,407
                                               --------------------------------

            Total                              $ 18,507    $ 17,035    $ 16,944
                                               ================================

The following table reflects maturities of time deposits of $100 or more at December 31, 2000:

      Less than 1 year      1 to 5 years     5 to 10 years     Total
      --------------------------------------------------------------------------

           $81,306             $10,745          $2,919         $94,970
      ==========================================================================

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 9. Short-Term Borrowings

      Following is a summary of short-term borrowings:

                                                            December 31,
                                                         2000        1999
                                                       -------------------

      Federal funds purchased                           $3,726     $10,000
      Securities sold under agreement to repurchase      4,616       4,238
      Other short-term borrowings                          473         761
                                                       -------------------
      Total                                             $8,815     $14,999
                                                       ===================

      Weighted average interest rate at year-end          5.54%       5.06%

      Weighted average interest rate on
         amounts outstanding during the year
         (based on average of daily balances)             5.93%       4.52%

      Information concerning securities sold
         under agreement to repurchase summarized as follows:

                                                         2000        1999
                                                       -------------------
      Average balance during the year                   $4,318      $6,915

      Average interest rate during the year               4.65%       4.25%

      Maximum month-end balances during the year        $5,323      $8,747

      Federal funds purchased and securities sold under agreements to repurchase generally represented overnight borrowing transactions. Other short-term borrowings consist of demand notes owed to the U.S. Treasury.

      At December 31, 2000 and 1999, securities sold under agreements to repurchase had average interest rates of 4.75 percent and 4.20 percent, respectively. Included in the balances of securities sold under agreements to repurchase at December 31, 2000 and 1999, were repurchase agreements to related parties of $1,857 and $1,837, respectively.

--------------------------------------------------------------------------------

Note 10. Long-Term Debt

      Following is a summary of long-term debt:

                                                           December 31,
                                                          2000       1999
                                                        -----------------

      Federal home loan bank callable advances          $6,000     $7,000
      Weighted average interest rate at year-end          5.67%      5.47%
      Weighted average interest rate on amounts
         outstanding during the year                      5.59%      5.75%
         (based on average of daily balances)
      Average balance during the year                   $6,508     $6,258
      Maximum month-end balances during the year        $7,000     $7,000

      The Federal Home Loan Bank (FHLB) advances are secured by the Demopolis Bank's investment in FHLB stock, which totaled $394 at both December 31, 2000 and 1999, respectively, and also by a blanket floating lien on portions of the Demopolis Bank's one to four family residential mortgage loan portfolio. The FHLB callable advances require quarterly interest payments. An advance in the amount of $2,000 matures in 2008, accrues interest at a rate of 5.51%, and is callable at quarterly intervals which begin in June 2003. Another $2,000 advance matures in 2003, accrues interest at a rate of 5.6%, and is callable at quarterly intervals which begin in March 2001. Another $2,000 advance matures in 2005, accrues interest at a rate of 5.9%, and is callable at quarterly intervals which begin in November 2001. If called prior to maturity, replacement funding will be offered by the FHLB at a then current rate.

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 11. Accounting for Income Taxes

      The components of income tax expense are as follows:

                                                        Year Ended December 31,
                                                     2000         1999         1998
                                                  ---------------------------------
      Current income tax expense:
         Federal                                  $ 2,881      $ 2,611      $ 1,992
         State                                        471          408          314
                                                  ---------------------------------
      Total current income tax expense              3,352        3,019        2,306
                                                  ---------------------------------

      Deferred income tax expense (benefit):

         Federal                                     (248)        (354)         (34)

         State                                        (33)         (44)          (5)
                                                  ---------------------------------

      Total deferred income tax benefit              (281)        (398)         (39)
                                                  ---------------------------------

      Total income tax expense                    $ 3,071      $ 2,621      $ 2,267
                                                  =================================

      Total income tax expense differed from the amount computed using the applicable statutory Federal income tax rate of 34 percent applied to pretax earnings for the following reasons:

                                                          Year Ended December 31,
                                                     2000         1999         1998
                                                  ---------------------------------
      Income tax expense at statutory rate        $ 3,576      $ 3,171      $ 2,841
      Increase (decrease) resulting from:
      Tax exempt interest                            (980)        (953)      (1,016)
      Reduced interest deduction on debt
         used to carry tax-exempt securities          125          115          122
      State income tax, net of federal benefit        289          243          210
      Other, net                                       61           45          110
                                                  ---------------------------------

      Total                                       $ 3,071      $ 2,621      $ 2,267
                                                  ---------------------------------

      Effective tax rate                             29.2%        28.1%        27.1%
                                                  =================================

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

      The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 2000 and 1999 are presented below:

                                                                 December 31,
                                                               2000        1999
                                                            -------------------
      Deferred tax assets:
      Allowance for loan losses and other
         real estate not currently deductible               $ 1,530     $ 1,249
      Accrued pension cost not currently deductible              67          67
      Unrealized loss on securities available for sale                    1,702
      Accrued expenses                                           62          72
      Other                                                     141         122
                                                            -------------------
      Total deferred tax assets                               1,800       3,212
                                                            -------------------

      Deferred tax liabilities:
      Unrealized gain on securities available for sale         (182)
      Differences between book and tax basis of property       (362)       (409)
      Other                                                    (275)       (219)
                                                            -------------------
      Total deferred tax liabilities                           (819)       (628)
                                                            -------------------
      Net deferred tax asset (liability)                    $   981     $ 2,584
                                                            ===================

      There was no valuation allowance during either 2000 or 1999.

--------------------------------------------------------------------------------

Note 12. Retirement Plans

      PENSION PLAN - South Alabama maintains a pension plan which generally provides for a monthly benefit commencing at age 65 equal to 1% of the employee's average monthly base compensation during the highest five consecutive calendar years out of the 10 calendar years preceding retirement, multiplied by years of credited service, not to exceed 40 years.

      In 1998, the Company adopted SFAS Statement No. 132, "Employers' Disclosure About Pensions and Other Postretirement Benefits." The measurement date is December 31 for each year.

      Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                                Projected Benefit Obligations
                                                      2000           1999
                                                   ----------------------

      Balance at beginning of year                 $ 7,011        $ 5,759
      Service cost                                     438            434
      Interest cost                                    470            414
      Benefits paid                                   (470)          (509)
      Actuarial (gain) loss                           (569)           913
                                                   ----------------------

      Balance, end of year                         $ 6,880        $ 7,011
                                                   ======================

                                                          Plan Assets
                                                      2000           1999
                                                   ----------------------

      Balance at beginning of year                 $ 8,148        $ 7,009
      Return on plan assets                           (450)         1,648
      Employer contributions
      Benefits paid                                   (470)          (509)
                                                   ----------------------

      Balance, end of year                         $ 7,228        $ 8,148
                                                   ======================

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

      The prepaid pension costs recognized in the consolidated statement of condition were as follows:

                                                         2000         1999
                                                      --------------------

      Funded status                                   $   347      $ 1,137
      Unrecognized transition obligation                   29           29
      Unrecognized prior service cost                      70           77
      Unrecognized net gain                              (229)        (853)
                                                      --------------------
      Prepaid asset recognized in the consolidated
         statements of condition                      $   217      $   390
                                                      ====================

      Components of the plans' net cost were as follows:

                                             2000         1999         1998
                                          ---------------------------------

      Service cost                        $   438      $   434      $   339
      Interest cost                           470          414          350
      Expected return on plan assets         (673)        (588)        (505)
      Net amortization                          7            8            8
      Recognized net gain                     (70)
                                          ---------------------------------

      Net pension cost                    $   172      $   268      $   192
                                          =================================

      The weighted average rates assumed in the actuarial calculations for the pension plan were:

                                                        2000         1999
                                                      --------------------

      Discount                                          7.50%        7.75%
      Annual salary increase                            5.00         5.00
      Long-term return on plan assets                   8.50         8.50

      MOBILE BANK SUPPLEMENTAL PLAN - The Mobile Bank maintains an unfunded and unsecured Supplemental Retirement Plan designed to supplement the benefits payable under the South Alabama Plan for certain key employees selected by the Mobile Bank's Board of Directors. Each participant was a participant in a pension plan of another bank prior to employment by the Mobile Bank. The Supplemental Plan is designed to afford the participant the same pension that would be received under the South Alabama pension plan if the participant were given years of service credit, as if the participant were employed by the Mobile Bank during the entire banking career, reduced by any benefits actually payable to the participant under the South Alabama Plan and any retirement benefit payable under any plan of another bank. Benefits for total and permanent disability are supplemented in the same manner. Because the Supplemental Plan is intended to complement benefits otherwise available to the participants, the exact amounts to be paid, if any, to any participant, cannot be determined until retirement or disability. Management of the Mobile Bank does not believe any current expense and any liabilities associated with the Supplemental Plan are material.

      SAVINGS AND PROFIT SHARING PLAN - South Alabama maintains the South Alabama Bancorporation Savings and Profit Sharing Plan. Subject to certain employment and vesting requirements, all South Alabama personnel are permitted to participate in the plan. An eligible employee may defer up to 10% of his or her pay into the plan. The employer makes a matching contribution as follows: $1.00 for every $1.00 on the first 2%, $0.75 for $1.00 on the next 2% and $0.50 for $1.00 on the next 2%. The Company made matching contributions of $508, $438 and $345 during 2000, 1999, and 1998, respectively.

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 13. Earnings Per Share

      Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the years ended December 31, 2000, 1999 and 1998. Diluted earnings per share for the years ended December 31, 2000, 1999 and 1998 are computed by dividing net income by the weighted average number of shares of common stock outstanding and the dilutive effects of the shares awarded under the Stock Option plans, based on the treasury stock method using an average fair market value of the stock during the respective periods.

      The following table represents the earnings per share calculations for the years ended December 31, 2000, 1999 and 1998:

                                                                                  Net        Weighted      Earnings
                         December 31, 2000                                      Income    Average Shares   Per Share
      -------------------------------------------------------------------------------------------------------------
      Net Income:                                                               $7,447
                                                                                -----------------------------------
      Basic earnings per share:
         Income available to common shareholders                                 7,447        8,580       $  .87
                                                                                -----------------------------------
      Dilutive securities:
         Stock option plan shares                                                                23
                                                                                -----------------------------------
      Dilutive earnings per share:
         Income available to common shareholders plus assumed conversions       $7,447        8,603       $  .87
                                                                                ===================================

                                                                                  Net        Weighted      Earnings
                         December 31, 1999                                      Income    Average Shares   Per Share
      -------------------------------------------------------------------------------------------------------------
      Net Income:                                                               $6,705
                                                                                -----------------------------------
      Basic earnings per share:
         Income available to common shareholders                                 6,705        8,583       $  .78
                                                                                -----------------------------------
      Dilutive securities:
         Stock option plan shares                                                                77
                                                                                -----------------------------------
      Dilutive earnings per share:
         Income available to common shareholders plus assumed conversions       $6,705        8,660       $  .77
                                                                                ===================================

                                                                                  Net        Weighted      Earnings
                         December 31, 1998                                      Income    Average Shares   Per Share
      -------------------------------------------------------------------------------------------------------------
      Net Income:                                                               $6,089
      Basic earnings per share:
         Income available to common shareholders                                 6,089        8,507       $  .72
                                                                                -----------------------------------
      Dilutive securities:
         Stock option plan shares                                                               121
                                                                                -----------------------------------
      Dilutive earnings per share:
         Income available to common shareholders plus assumed conversions       $6,089        8,628       $  .71
                                                                                ===================================

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 14. Stock Options

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

      The MBNC Plan was terminated in 1993 upon the creation of South Alabama Bancorporation. The remaining granted and outstanding options under the MBNC Plan are convertible into common shares of the Company. At December 31, 2000, options for 11 shares were granted and outstanding under the MBNC Plan.

      The Company may grant options for up to 450 shares under the SAB Plan and has granted options of 332 shares through December 31, 2000. Under both the SAB and MBNC Plans, the option exercise price equals the stock's market price at the date of grant. The options vest upon issuance and expire after ten years.

      Had compensation costs for these plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                           2000          1999          1998
                                                       -------------------------------------
      Net Income:          As reported                    $7,447       $6,705        $6,089
                           Pro forma                       7,358        6,479         5,855

      Earnings per share:  As reported or restated
                               Basic                      $  .87       $  .78        $  .72
                               Diluted                       .87          .77           .71

                           Pro forma

                               Basic                      $  .86       $  .75        $  .69
                               Diluted                       .86          .75           .68

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

      A summary of the status of the Company's two stock option plans at December 31, 2000, 1999, and 1998 and the changes during the years then ended is as follows:

                                                       2000                      1999                          1998
                                               --------------------------------------------------------------------------------
                                                         Weighted Avg.             Weighted Avg.                 Weighted Avg.
                                               Shares   Exercise Price   Shares   Exercise Price      Shares     Exercise Price
      Outstanding at beginning of year           293        $11.03         281         $ 9.84           237         $ 8.51
         Granted                                  26         11.91          43          15.63            49          16.44
         Exercised                                                         (21)          5.55            (5)          8.26
         Forfeited                                                         (10)          8.76
                                               --------------------------------------------------------------------------------
      Outstanding at end of year                 319                       293         $11.03           281         $ 9.84
                                               --------------------------------------------------------------------------------

      Exercisable at end of year                 293        $11.03         250         $10.24           232         $ 8.43
                                               --------------------------------------------------------------------------------
      Weighted average fair value of
         the options granted                                $ 3.65                     $ 5.65                       $ 5.25
                                               --------------------------------------------------------------------------------

      At December 31, 2000, 192 of the 319 options outstanding have exercise prices between $8 and $9 with a weighted average exercise price of $8.77 and an average remaining contractual life of 4.66 years. All of these options are exercisable. The remaining 127 options outstanding at December 31, 2000 consist of options granted during fiscal 1999 and 2000 and have exercise prices between $10 and $23, with a weighted average exercise price of $15.11, and an average remaining contractual life of 8.00 years.

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2000, 1999, and 1998, respectively; risk-free interest rates of 6.64%, 5.13%, and 5.47%; expected dividend yields of 3.4%, 2.6%, and 2.3%; expected lives of 5 years in 2000 and 10 years in 1999 and 1998; and expected volatility of .35, .32, and .34 respectively.

--------------------------------------------------------------------------------

Note 15. Regulatory Matters

      The Company's principal source of funds for dividend payments is dividends from the Banks. Dividends payable by a bank in any year, without prior approval of the appropriate regulatory body, are limited to the bank's net profits (as defined) for that year combined with its net profits for the two preceding years. The dividends, as of January 1, 2001, that the Banks could declare, without the approval of regulators, amounted to $7,222.

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

      Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the tables below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000 and 1999, that the Banks meet all capital adequacy requirements to which they were subject.

      As of December 31, 2000 and 1999, the most recent notification from the regulatory authorities categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the tables below.

      Actual capital amounts and ratios are presented in the table below for the Banks and on a consolidated basis for the Company.

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

                                                                                                    To Be Well Capitalized
                                                                               For Capital         Under Prompt Corrective
                                                            Actual           Adequacy Purposes        Action Provisions
                                                   --------------------------------------------------------------------------
                                                    Amount       Ratio      Amount         Ratio     Amount        Ratio
                                                   --------------------------------------------------------------------------
      December 31, 2000
      Total Capital (to Risk Weighted Assets)
         Consolidated                              $70,961        17.2%     $32,947         8.0%
         Brewton Bank                               15,996        20.3        6,300         8.0      $ 7,874        10.0%
         Demopolis Bank                              8,779        17.7        3,966         8.0        4,957        10.0
         Monroeville Bank                           14,032        18.6        6,028         8.0        7,535        10.0
         Mobile Bank                                23,088        13.3       13,930         8.0       17,412        10.0
         Sweet Water Bank                            6,811        16.0        3,408         8.0        4,260        10.0

      Tier I Capital (to Risk Weighted Assets)
         Consolidated                              $66,353        16.1%     $16,473         4.0%
         Brewton Bank                               15,221        19.3        3,150         4.0      $ 4,725         6.0%
         Demopolis Bank                              8,159        16.5        1,983         4.0        2,974         6.0
         Monroeville Bank                           13,434        17.8        3,014         4.0        4,521         6.0
         Mobile Bank                                21,051        12.1        6,965         4.0       10,447         6.0
         Sweet Water Bank                            6,278        14.7        1,704         4.0        2,556         6.0

      Tier I Capital (to Average Assets)
         Consolidated                              $66,353        11.9%     $22,251         4.0%
         Brewton Bank                               15,221        13.8        4,418         4.0      $ 6,627         6.0%
         Demopolis Bank                              8,159        10.7        3,040         4.0        4,560         6.0
         Monroeville Bank                           13,434        12.5        4,294         4.0        6,441         6.0
         Mobile Bank                                21,051        10.5        8,034         4.0       12,051         6.0
         Sweet Water Bank                            6,278        10.5        2,401         4.0        3,601         6.0

                                                                                                    To Be Well Capitalized
                                                                               For Capital         Under Prompt Corrective
                                                            Actual           Adequacy Purposes        Action Provisions
                                                   --------------------------------------------------------------------------
                                                    Amount       Ratio      Amount         Ratio     Amount        Ratio
                                                   --------------------------------------------------------------------------
      December 31, 1999
      Total Capital (to Risk Weighted Assets)
         Consolidated                              $66,743        17.0%     $31,414         8.0%
         Brewton Bank                               15,296        18.6        6,576         8.0      $ 8,220        10.0%
         Demopolis Bank                              8,555        17.8        3,842         8.0        4,803        10.0
         Monroeville Bank                           13,551        17.9        6,063         8.0        7,579        10.0
         Mobile Bank                                20,358        12.7       12,836         8.0       16,046        10.0
         Sweet Water Bank                            6,500        16.5        3,158         8.0        3,948        10.0

      Tier I Capital (to Risk Weighted Assets)
         Consolidated                              $62,615        15.9%     $15,707         4.0%
         Brewton Bank                               14,496        17.6        3,288         4.0      $ 4,932         6.0%
         Demopolis Bank                              7,954        16.6        1,921         4.0        2,882         6.0
         Monroeville Bank                           13,012        17.2        3,032         4.0        4,548         6.0
         Mobile Bank                                18,650        11.6        6,418         4.0        9,627         6.0
         Sweet Water Bank                            6,082        15.4        1,579         4.0        2,369         6.0

      Tier I Capital (to Average Assets)
         Consolidated                              $62,615        11.3%     $22,134         4.0%
         Brewton Bank                               14,496        12.9        4,487         4.0      $ 6,730         6.0%
         Demopolis Bank                              7,954        10.6        2,990         4.0        4,485         6.0
         Monroeville Bank                           13,012        11.4        4,550         4.0        6,825         6.0
         Mobile Bank                                18,650         9.7        7,693         4.0       11,540         6.0
         Sweet Water Bank                            6,082        10.5        2,315         4.0        3,473         6.0

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 16. Fair Value of Financial Instruments

      SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to Management as of December 31, 2000 and 1999. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

      DEPOSITS - The fair value disclosed for demand deposits (i.e., interest and non-interest bearing demand, savings and money market savings) is, as required by SFAS No. 107, equal to the amounts payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated monthly maturities.

      LONG TERM DEBT - The fair value of the Company's fix rate borrowings are estimated using discounted cash flows, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of the Company's variable rate borrowings approximates their fair values.

      COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT - The value of these unrecognized financial instruments is estimated based on the fee income associated with the commitments which, in the absence of credit exposure, is considered to approximate their settlement value. As no significant credit exposure exists and because such fee income is not material to the Company's financial statements at December 31, 2000 and 1999, the fair value of these commitments is not presented.

      Many of the Company's assets and liabilities are short-term financial instruments whose carrying amounts reported in the statement of condition approximate fair value. These items include cash and due from banks, interest-bearing bank balances, federal funds sold, other short-term borrowings and accrued interest receivable and payable balances. The estimated fair values of the Company's remaining on-balance sheet financial instruments as of December 31, 2000 and 1999, are summarized below.

                                                                  2000                                  1999
                                                         --------------------------------------------------------
                                                                        Estimated                       Estimated
                                                         Carrying         Fair          Carrying          Fair
                                                          Value           Value           Value           Value
                                                         --------------------------------------------------------
      Financial assets:
         Investment securities available for sale        $140,370        $140,370        $134,563        $134,563
         Investment securities held to maturity                                            10,046          10,106
         Loans, net of allowance for loan losses          373,745         368,603         353,796         351,664
      Financial liabilities:
         Deposits                                        $486,835         488,243        $467,452        $467,137
         Long-term debt                                     6,000           6,000           7,000           7,000

      SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. The disclosures also do not include certain intangible assets, such as customer relationships, deposit base intangibles and goodwill. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 17. Commitments and Contingencies

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

                                                 December 31,
                                             2000           1999
                                          ----------------------
      Standby letters of credit           $ 4,900        $ 5,665
      Commitments to extend credit         76,738         68,009

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on Management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

      At December 31, 2000 and 1999, the Company was under contract to lease certain bank premises and equipment. The terms of these contracts vary and are subject to certain changes at renewal. Future minimum rental payments required under operating leases having initial or remaining non-cancelable terms in excess of one year as of December 31, 2000 were not significant.

      Rental expense under all operating leases amounted to $159, $167, and $189 in 2000, 1999, and 1998, respectively.

      The Company and its Banks are the subject of claims and disputes arising in the normal course of business. Management, through consultation with the Company's legal counsel, is of the opinion that these matters will not have a material impact on results of operations.

--------------------------------------------------------------------------------

Note 18. Non-Interest Expense

      Components of other non-interest expense are as follows:

                                            Year Ended December 31,
                                       2000          1999          1998
                                     ----------------------------------
      Advertising                    $  340        $  339        $  421
      Professional services             541           356           842
      Stationery and supplies           517           533           593
      Other                           3,355         3,320         2,599
                                     ----------------------------------
      Total                          $4,753        $4,548        $4,455
                                     ==================================

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 19. Segment Reporting

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

                                                                                   2000
                                        --------------------------------------------------------------------------------------------
                                                                                      Sweet
                                          Mobile   Brewton  Monroeville  Demopolis    Water       All
                                           Bank     Bank      Bank         Bank       Bank       Other    Eliminations  Consolidated
                                        --------------------------------------------------------------------------------------------
Total interest revenue                  $ 16,260  $  8,948   $  7,691    $ 5,874     $ 4,766    $    21    $   (140)     $ 43,420
Total interest expense                     7,449     3,680      3,203      3,065       2,204                   (140)       19,461
                                        --------------------------------------------------------------------------------------------
Net interest revenue                       8,811     5,268      4,488      2,809       2,562         21                    23,959
Provision for loan losses                    620        66        102        148         299                                1,235
                                        --------------------------------------------------------------------------------------------
Net interest income after provision        8,191     5,202      4,386      2,661       2,263         21                    22,724
Total non-interest revenue                 1,330       735        574        530         519      1,713          (9)        5,392
Total non-interest expense                 5,776     3,048      2,642      1,968       1,862      2,311          (9)       17,598
                                        --------------------------------------------------------------------------------------------
Income before taxes                        3,745     2,889      2,318      1,223         920       (577)                   10,518
Provision for income taxes                 1,344       734        685        309         233       (234)                    3,071
                                        --------------------------------------------------------------------------------------------
Net income                              $  2,401  $  2,155   $  1,633    $   914     $   687    $  (343)                 $  7,447
                                        --------------------------------------------------------------------------------------------

Other significant items:
   Total assets                         $211,316  $114,249   $116,345    $76,201     $58,099    $72,813    $(71,907)     $577,116
   Total investment securities            34,340    35,055     40,389     17,351      13,235                              140,370
   Total loans, net unearned income      158,571    69,910     57,143     52,922      39,807                              378,353
   Investment in subsidiaries                 59                                                 69,656     (69,715)
   Total interest revenue from
      customers                           16,259     8,899      7,601      5,874       4,766         21                    43,420
   Total interest revenue from
      affiliates                               1        49         90                                           (140)

                                                                                   1999
                                        --------------------------------------------------------------------------------------------
                                                                                      Sweet
                                          Mobile   Brewton  Monroeville  Demopolis    Water       All
                                           Bank     Bank      Bank         Bank       Bank       Other    Eliminations  Consolidated
                                        --------------------------------------------------------------------------------------------
Total interest revenue                  $ 14,461  $  8,456   $  7,336     $ 5,570     $ 4,405    $    23    $    (21)     $ 40,230
Total interest expense                     6,342     3,380      3,099       2,817       2,209                    (21)       17,826
                                        --------------------------------------------------------------------------------------------
Net interest revenue                       8,119     5,076      4,237       2,753       2,196         23                    22,404
Provision for loan losses                    421       131         20         180          75                                  827
                                        --------------------------------------------------------------------------------------------
Net interest income after provision        7,698     4,945      4,217       2,573       2,121         23                    21,577
Total non-interest revenue                   959       592        567         514         457      1,525         (10)        4,604
Total non-interest expense                 5,376     3,094      2,696       2,039       1,807      1,853         (10)       16,855
                                        --------------------------------------------------------------------------------------------
Income before taxes                        3,281     2,443      2,088       1,048         771       (305)                    9,326
Provision for income taxes                 1,161       561        590         246         155        (92)                    2,621
                                        --------------------------------------------------------------------------------------------
Net income                              $  2,120  $  1,882   $  1,498     $   802     $   616    $  (213)                 $  6,705
                                        ============================================================================================

Other significant items:
   Total assets                         $198,744  $114,911   $117,702     $76,788     $56,060    $68,419    $(75,766)     $556,858
   Total investment securities            34,186    33,092     46,320      16,967      14,044                              144,609
   Total loans, net unearned income      144,529    70,798     54,521      50,993      37,083                              357,924
   Investment in subsidiaries                  1        71                                        57,606     (57,678)
   Total interest revenue from
      customers                           14,457     8,447      7,328       5,570       4,405         23                    40,230
   Total interest revenue from
      affiliates                               4         9          8         (21)

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

                                                                                   1998
                                        --------------------------------------------------------------------------------------------
                                                                                      Sweet
                                          Mobile   Brewton  Monroeville  Demopolis    Water       All
                                           Bank     Bank      Bank         Bank       Bank       Other    Eliminations  Consolidated
                                        --------------------------------------------------------------------------------------------
Total interest revenue                  $ 13,226  $  8,415   $  6,644     $ 5,545     $ 4,244    $    14    $    (18)     $ 38,070
Total interest expense                     6,159     3,550      2,990       2,896       1,975                    (18)       17,552
                                        --------------------------------------------------------------------------------------------
Net interest revenue                       7,067     4,865      3,654       2,649       2,269         14                    20,518
Provision for loan losses                    142        76                     83         270                                  571
                                        --------------------------------------------------------------------------------------------
Net interest income after provision        6,925     4,789      3,654       2,566       1,999         14                    19,947
Total non-interest revenue                   814       920        573         422         402      1,391          (7)        4,515
Total non-interest expense                 5,128     2,933      2,615       2,037       1,774      1,626          (7)       16,106
                                        --------------------------------------------------------------------------------------------
Income before taxes                        2,611     2,776      1,612         951         627       (221)                    8,356
Provision for income taxes                   905       645        442         226         113        (64)                    2,267
                                        --------------------------------------------------------------------------------------------
Net income                              $  1,706  $  2,131   $  1,170     $   725     $   514    $  (157)                 $  6,089
                                        ============================================================================================

Other significant items:
   Total assets                         $193,665  $115,748   $117,357     $74,342     $53,511    $60,075    $(57,340)     $557,358
   Total investment securities            38,288    36,056     57,202      16,323      12,511                              160,380
   Total loans, net unearned income      125,694    63,600     38,922      49,794      35,021                              313,031
   Investment in subsidiaries                  2        46                                        57,606     (57,654)
   Total interest revenue from
      customers                           13,208     8,415      6,644       5,545       4,244         14                    38,070
   Total interest revenue from
      affiliates                              18                                                                 (18)

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 20. Comprehensive Income

      Comprehensive income is the change in equity during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from non-owner sources and those resulting from investments by owners and distributions to owners.

      In addition to net income, the Company has identified changes related to other non-owner transactions in the consolidated statement of changes in shareholders' equity and comprehensive income. For the Company, changes in other non-owner transactions consist entirely of changes in unrealized gains and losses on securities available for sale.

      In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting items that are displayed as part of net income and other comprehensive income in that period or earlier periods. The following table reflects the reclassification amounts and the related tax effect for the three years ended December 31:

                                                                    2000
                                                    -----------------------------------
                                                    Before                      After
                                                     Tax            Tax         Tax
                                                    Amount         Effect      Amount
                                                    -----------------------------------
      Unrealized gains (losses) arising during
         the period                                  $5,101        $1,885        $3,216
      Less reclassification adjustments for
         (gains) losses included in net income           (4)           (1)           (3)
                                                    -----------------------------------
      Net unrealized gain (loss) on securities       $5,097        $1,884        $3,213
                                                    ===================================

                                                                    1999
                                                    -----------------------------------
                                                    Before                      After
                                                     Tax            Tax         Tax
                                                    Amount         Effect      Amount
                                                    -----------------------------------
      Unrealized gains (losses) arising during
         the period                                 $(6,872)      $(2,543)      $(4,329)
      Less reclassification adjustments for
         (gains) losses included in net income          (17)           (6)          (11)
                                                    -----------------------------------
      Net unrealized gain (loss) on securities      $(6,889)      $(2,549)      $(4,340)
                                                    ===================================

                                                                    1998
                                                    -----------------------------------
                                                    Before                      After
                                                     Tax            Tax         Tax
                                                    Amount         Effect      Amount
                                                    -----------------------------------
      Unrealized gains (losses) arising during
         the period                                  $1,368        $ 506       $ 862
      Less reclassification adjustments for
         (gains) losses included in net income         (395)        (146)       (249)
                                                    -----------------------------------
      Net unrealized gain (loss) on securities       $  973        $ 360       $ 613
                                                    ===================================

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2000, 1999, and 1998
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 21. Condensed Parent Company Financial Statements

--------------------------------------------------------------------
Condensed Statements of Operations        Year Ended December 31,
                                        2000        1999        1998
--------------------------------------------------------------------

Cash dividends from subsidiaries      $4,040      $3,448      $4,281
--------------------------------------------------------------------

Other income
                                      ------------------------------

   Total income                        4,040       3,448       4,281

Expenses - other                         619         410         307
                                      ------------------------------

Income before undistributed
   income of subsidiaries              3,421       3,038       3,974
Equity in undistributed
   earnings of subsidiaries            4,026       3,667       2,115
                                      ------------------------------
Net Income                            $7,447      $6,705      $6,089
                                      ==============================

--------------------------------------------------------------------
Condensed Statements of Condition                  December 31,
                                                 2000           1999
--------------------------------------------------------------------

ASSETS
Cash and short-term investments               $   247        $    67
Investment in subsidiaries - eliminated
   upon consolidation                          69,956         62,716
Land                                            1,086          1,086
Other assets                                       21            274
                                             -----------------------

   Total                                      $71,310        $64,143
                                             =======================

LIABILITIES
Other liabilities                             $   475        $    61
                                             -----------------------

SHAREHOLDERS' EQUITY
   Preferred stock - no par value
      Shares authorized - 500
      Shares outstanding - none
   Common stock - $.01 par value
      Shares authorized - 20,000
      Shares outstanding - 8,526 in 2000
      and 8,585 in 1999                            86             86
Capital surplus                                37,792         37,786
Accumulated other comprehensive
   income (loss)                                  302         (2,911)
Retained earnings                              33,139         29,121
Less treasury stock, 61 in 2000
   and 0 in 1999, at cost                        (484)
                                             -----------------------

   Total shareholders' equity                  70,835         64,082
                                             -----------------------
   Total                                     $ 71,310       $ 64,143
                                             =======================

-----------------------------------------------------------------------------------------------
Condensed Statements of Cash Flows                                 Year Ended December 31,
                                                               2000          1999          1998
-----------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                               $ 7,447       $ 6,705       $ 6,089
   Adjustments to reconcile net income to
      net cash provided by operating activities:
   Equity in undistributed earnings of subsidiaries          (4,026)       (3,667)       (2,115)
   Other                                                        666           (94)         (179)
                                                            -----------------------------------
Net cash provided by operating activities                     4,087         2,944         3,795
                                                            -----------------------------------

INVESTING ACTIVITIES
   Investment in subsidiary                                                     1        (1,000)
   Purchase of land                                                                        (395)
                                                            -----------------------------------
   Net cash provided by (used in) investing activities                          1        (1,395)
                                                            -----------------------------------

FINANCING ACTIVITIES
   Cash dividends                                            (3,429)       (3,048)       (2,715)
   Proceeds from issuance of common stock                         6           117            40
   Purchase of treasury stock                                  (484)
                                                            -----------------------------------
   Net cash used in financing activities                     (3,907)       (2,931)       (2,675)
                                                            -----------------------------------

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                                            180            14          (275)

CASH AND CASH EQUIVALENTS AT
   BEGINNING OF YEAR                                             67            53           328
                                                            -----------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                    $   247       $    67       $    53
                                                            ===================================

--------------------------------------------------------------------------------
                               2000 ANNUAL REPORT
--------------------------------------------------------------------------------

                                     [LOGO]

                     South Alabama Bank o Monroe County Bank

           First National Bank, Brewton o Commercial Bank of Demopolis

              Sweet Water State Bank o South Alabama Trust Company

         100 Saint Joseph Street o Mobile, AL 36602 o (334) 431-7800
                         o www.southalabamabancorp.com

--------------------------------------------------------------------------------
                          SOUTH ALABAMA BANCORPORATION
--------------------------------------------------------------------------------