Form 10-K, Exhibit 13
period 2001-12-31
SOUTH ALABAMA BANCORPORATION INC
filed 2002-03-28
CIK 783739

                                                                  EXHIBIT (13).1

        2001                    ANNUAL                          REPORT



                      [LOGO] SOUTH ALABAMA BANCORPORATION



                         SOUTH ALABAMA BANCORPORATION

                                     INDEX

                                       2
                       CONSOLIDATED FINANCIAL HIGHLIGHTS

                                       3
                            LETTER TO SHAREHOLDERS

                                       4
                            DIRECTORS AND OFFICERS

                        -------------------------------

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

                        -------------------------------

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

   South Alabama Bancorporation, Inc. is a multi-bank holding company headquartered in Mobile, Alabama. Its subsidiaries are South Alabama Bank, BankTrust of Brewton (formerly First National Bank, Brewton), The Monroe County Bank, The Commercial Bank of Demopolis, Sweet Water State Bank and South Alabama Trust Company.

   South Alabama's Annual Report to the Securities and Exchange Commission (Form 10-K) is available upon request to: South Alabama Bancorporation, 100 St. Joseph Street, Mobile, Alabama 36602, (251) 431-7800.

   South Alabama's common stock trades on The Nasdaq Small Cap Stock Market(R) under the symbol SABC.

   Transfer Agent: South Alabama Trust Company, Inc., Post Office Box 3067, Mobile, Alabama 36652, (251) 431-7835.

   Internet address: www.southalabamabancorp.com

   This Annual Report reflects the consolidated financial position and results of operations of the Company, with all significant intercompany transactions eliminated.

                               EPS AND DIVIDENDS

                                    [CHART]

(Dollars)

                  Dividends Declared   Special Dividends       Basic EPS

1997                   0.269                 0.631               0.73
1998                   0.318                                     0.72
1999                   0.355                                     0.78
2000                   0.40                                      0.87
2001                   0.44                                      0.73


CONSOLIDATED FINANCIAL HIGHLIGHTS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

FOR THE YEAR-ENDED DECEMBER 31,                 2001        2000        CHANGE
                                             -----------------------------------

Net income                                   $  6,226     $  7,447      -16.4%
Per common share-basic                            .73          .87      -16.1%
                -diluted                          .73          .87      -16.1%
Cash dividends declared per share-regular         .44          .40      +10.0%

AT DECEMBER 31,                                 2001        2000        CHANGE
                                             -----------------------------------

Total assets                                 $592,372     $577,116      + 2.6%
Total deposits                                501,477      486,835      + 3.0%
Total loans, net of unearned income           382,313      378,353      + 1.0%
Total investment securities                   146,356      140,370      + 4.3%
Shareholders' equity                           73,914       70,835      + 4.3%
  Per common share                               8.67         8.31      + 4.3%
Common share outstanding (000's)                8,530        8,526

Dear Shareholder:


Although earnings declined from an all time high in the year 2000, net income for 2001 was the third highest for our company since its formation in 1993. A primary factor in the earnings decrease was the decline in our net interest margin, a result of the numerous decreases in interest rates occurring throughout 2001.

We again enjoyed a double digit increase in non-interest revenue in an amount approximating $1 million over the prior year. Both our trust company and our mortgage division experienced stellar years, contributing in large part to this growth.

After factoring out one-time expenses associated with our abandoned merger in early 2001, we experienced only a modest increase of 2.8 percent in non-interest expenses.

Asset quality is a recurring theme throughout our company. For the year, net charge-offs to average loans were .28 percent. Our loan loss reserve as a percent of loans was increased to 1.39 percent at year-end and this compared to
1.22 percent in 2000.

We continue to operate with a philosophy that allows each of our banks to capitalize on its strengths, thereby maximizing the financial performance of our holding company. South Alabama Bank (Mobile and Baldwin Counties) is positioned to lead our company in growth. BankTrust of Brewton and The Monroe County Bank provide our company with excellent sources of liquidity. In addition, these banks are operated to provide the company with a high level of profitability. The Commercial Bank of Demopolis and Sweet Water State Bank, the two newest additions to South Alabama Bancorporation, are positioned to provide our company with additional profitability, liquidity and growth.

By mid-April 2002, we anticipate that Gulf Coast Community Bancshares will merge with and into South Alabama Bancorporation. This entry into the Florida panhandle will provide our company with outstanding growth opportunities as Northwest Florida is experiencing record growth and tremendous economic development.

Coinciding with the Florida merger is our intention, subject to shareholder approval at our annual meeting on May 9, 2002, to change the name of our holding company to BancTrust Financial Group, Inc. (BTFG) effective May 15, 2002. Our Brewton affiliate, formerly First National Bank, Brewton, changed its name on January 1, 2002, to BankTrust of Brewton. Simultaneously, with the holding company name change, our Mobile and Baldwin County affiliate, South Alabama Bank, will change its name to BankTrust. These name changes are necessary and appropriate as once the Florida merger is completed we will be operating 22 branches with locations in seven counties and two states.

Our young company enjoys a strong capital position which provides a solid base for future growth, internally and externally. In September of 2001, we announced our intention to repurchase approximately 5 percent, or 425,000 shares, of the issued and outstanding common stock of our company. To date we have completed purchases of approximately 160,000 shares. We will continue this program for the foreseeable future.

We are proud to report that your quarterly dividend has increased for the eighth consecutive year, dating back to the formation of our multi-bank holding company. Last spring the quarterly dividend was increased by 10 percent from $0.10 to $0.11.

Our industry continues to be one of many changes, and with these changes come opportunities for our company. As we enter the year 2002, our employees are committed to excellence in serving our customers. On behalf of our board of directors and all of our employees, we thank you for your support and ownership in our company.


                                  Sincerely,


      /s/ J. Stephen Nelson         /s/ W. Bibb Lamar, Jr.

       J. Stephen Nelson                    W. Bibb Lamar, Jr.
      Chairman of the Board         President and Chief Executive Officer

                          SOUTH ALABAMA BANCORPORATION

DIRECTORS

John B. Barnett, III
Executive Vice President, South
Alabama Bancorporation, Inc.,
Chairman, The Monroe County Bank
and Member, Barnett, Bugg, Lee &
Dyess, L.L.C., Attorneys

Stephen G. Crawford
Managing Lawyer, Hand Arendall,
L.L.C., Attorneys

Haniel F. Croft
President and CEO, The Monroe
County Bank

David C. De Laney
President, First Small Business
Investment Company of Alabama

Broox G. Garrett, Jr.
Partner, Thompson, Garrett & Hines,
L.L.P., Attorneys

W. Dwight Harrigan
President, Scotch Lumber Company

James P. Hayes, Jr.
Financial Consultant

Clifton C. Inge
Consultant, Willis Corporation
of Mobile

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

J. Stephen Nelson
Chairman, South Alabama
Bancorporation, Inc. and Chairman,
BankTrust of Brewton

Paul D. Owens, Jr.
Attorney

Earl H. Weaver
Earl H. Weaver Management Services


Directors Emeriti

John B. Barnett, Jr.
Lowell J. Friedman
Jack O. Kerby, Sr.
A.G. Westbrook

OFFICERS

J. Stephen Nelson
Chairman of the Board

W. Bibb Lamar, Jr.
President and Chief Executive Officer

John B. Barnett, III
Executive Vice President

W. Gaillard Bixler
Executive Vice President and Chief
Operating Officer

J. Olen Kerby, Jr.
Executive Vice President

Stratton F. Lewis, Jr.
Executive Vice President

F. Michael Johnson
Chief Financial Officer and Secretary

Mark E. McVay
Auditor

Charlene B. Godwin
Compliance Officer

Rebecca S. Minto
Marketing Officer

Leigh G. Thompson
Assistant Vice President

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

Michael D. Fitzhugh
President and Chief Operating Officer

Bruce C. Finley, Jr.
Executive Vice President and Senior Loan
Officer

Percy C. Fountain, Jr.
Executive Vice President

F. Michael Johnson
Executive Vice President and Secretary

Randal S. Adams
Senior Vice President

L. Russell Brandau, Jr.
Senior Vice President

Robert S. Murray, Jr.
Senior Vice President

David R. Pruet, Jr.
Senior Vice President

Karen P. Sullivan
Senior Vice President

Joy W. Lyons
Vice President and
Credit Administration Officer

Lisa H. Owen
Vice President

Mark E. Thompson
Vice President

Pamela S. Watson
Vice President

James M. Alexander
Assistant Vice President and Branch
Manager

D. Eric Chitty
Assistant Vice President

Rebecca S. Minto
Assistant Vice President

Maria K. Papastefan
Assistant Vice President

Deirdre M. Pearman
Assistant Vice President

Carolyn T. Peterson
Assistant Vice President

Veleeta L. Aaron
Assistant Cashier and Branch Manager

Kimberly L. Waltman
Auditor

Christian J. Wells
Data Processing Officer

Sandra J. Wilson
Branch Officer and Branch Manager

Sherry Alexander
Branch Manager

Anne Moore Patton
Branch Manager

Baldwin County Officers
Agnes H. Easley
Assistant Vice President and Branch Manager

Therese M. Fuquay
Assistant Vice President and
Real Estate Officer

Kimberly D. Whitehead
Assistant Vice President and
Branch Manager

J. Vanessa Davidson
Assistant Cashier and Branch Manager

BANKTRUST OF BREWTON

DIRECTORS

Dennis Adams
W. Gaillard Bixler
Broox G. Garrett, Jr.
Carol F. Gordy
James P. Hayes, Jr.
Jack W. Hines, Jr.
Thomas E. McMillan, Jr.
J. Richard Miller, III
J. Stephen Nelson
Phillip L. Parker
Earl H. Weaver

Directors Emeriti
John David Finlay, Jr.
Billy J. Griffin
John R. Miller, Jr.
Lee M. Otts
Clarence L. Turnipseed

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

Janis B. Norman
Vice President

Hilda Baggett
Assistant Vice President

Philip Jennings
Assistant Vice President

Carrie L. King
Assistant Vice President and
Operations Officer

Shirley M. Miley
Assistant Vice President

James William Luker, Jr.
Auditor

Charlene B. Godwin
Compliance Officer

Sandra B. Neeley
Assistant Vice President and
Mature Market Officer

Debbie C. Hardee
Assistant Vice President and
Branch Manager

Deborah W. Roberson
Accounting Officer

Ann H. Coale
Credit Administration Officer

Susan P. Reeves
Assistant Vice President and
Branch Manager

Carmen Vickery
Financial Services Officer

THE MONROE COUNTY BANK

DIRECTORS

John B. Barnett, III
John B. Barnett, Jr.
Haniel F. Croft
Sloan R. Fountain, Jr.
Karl M. Lazenby
Alice F. Lee
Edwin C. Lee, Jr.
John T. Lee, III
R. A. Smith, Jr.
Joe R. Whatley

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

OFFICERS

Dan Britton
President and Chief Executive Officer

Raymond F. Lynn, Jr.
Senior Vice President and Secretary

Kay I. McKee
Senior Vice President and Treasurer

Elaine Catoe
Vice President

Alexis Maloy
Vice President and Employee Benefit Manager

Carolyn Bollenbacher
Assistant Vice President and
Trust Operations Manager

Oliver G. Rester
Assistant Vice President and
Employee Benefits Officer

Grace D. Phelps
Trust Officer

Justin T. McDaniel
Trust Officer

 THE COMMERCIAL
BANK OF DEMOPOLIS

DIRECTORS

Austin Caldwell, Jr.
Harold Johnson
J. Olen Kerby, Jr.
Richard S. Manley
Mem S. Webb
Dan Wilson

OFFICERS

J. Olen Kerby, Jr.
President and CEO

Mark Johnson
Vice President

James L. Stanford, III
Vice President and Marketing Officer

Marie Williams
Vice President and Cashier

Christine Black
Vice President

Charles Singleton
Assistant Vice President

Janice Stroud
Executive Secretary and
Security Officer

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

S. Ford Lewis, III
Vice President

Sherry C. Smith
Vice President

Pam Sealy
Assistant Cashier

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

     The following discussion and analysis focuses on information about South Alabama Bancorporation, Inc. and its subsidiaries, South Alabama Bank, BankTrust of Brewton (formerly First National Bank, Brewton), The Monroe County Bank, The Commercial Bank of Demopolis, Sweet Water State Bank, and South Alabama Trust Company, Inc., that is not otherwise apparent from the consolidated financial statements and related footnotes appearing later in this Annual Report. Reference should be made to those statements and the financial data presented elsewhere in this report for a complete understanding of the following discussion and analysis.

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

                                    SUMMARY

     Net income for 2001 was $6.2 million compared to $7.4 million in 2000. On a per share basis, both basic earnings and diluted earnings were $.73 in 2001 and $.87 in 2000. Return on average assets in 2001 was 1.08 percent compared to 1.34 percent in 2000. In 2001, return on average equity was 8.50 percent compared to
11.18 percent in 2000. Average shareholders' equity to average assets remained strong at 12.70 percent in 2001.

                         CRITICAL ACCOUNTING POLICIES

     The accounting principles followed by the Company and the methods of applying these principles conform with United States generally accepted accounting principles and with general practices within the banking industry. Critical accounting policies relate to securities, loans, allowance for loan losses and intangibles. A description of these policies, which significantly affect the determination of financial position, results of operations and cash flows, are summarized in Note 1, Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements.

              FINANCIAL CONDITION AVERAGE ASSETS AND LIABILITIES

     Average assets in 2001 were $576.4 million, compared to $555.5 million in 2000. Average loans, net, in 2001 were $378.0 million or 4.2 percent higher than average loans of $362.9 in 2000. Loan growth at the Company has been strong for several years; however, it slowed somewhat in 2001 in all markets served by South Alabama.

     Average deposits of $486.0 million in 2001 were 3.8 percent higher than in 2000. Short-term borrowings consist of federal funds purchased, Federal Home Loan Bank borrowings, overnight repurchase agreements and deposits in the treasury tax and loan account. Reliance on these funds at the Company historically has been low. The ratio of average short-term borrowings to average total assets at South Alabama in 2001 was 1.2 percent, compared to 1.8 percent in 2000.

     Long-term debt consists of loans from the Federal Home Loan Bank. These funds, when borrowed, are used to fund assets of comparable maturities such as investment securities and loans.

     The Company's average equity as a percent of average total assets in 2001 was 12.70 percent, compared to 11.99 percent in 2000. Average equity in 2001 and 2000 included approximately $4.1 million and $4.2 million, respectively, recorded as goodwill related to bank acquisitions accounted for as purchases.

TABLE 1
DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY

(IN MILLIONS)                      2001      2000      1999      1998      1997

Average Assets
  Cash and non-interest
    bearing deposits              $ 19.6    $ 17.9    $ 20.8    $ 18.8    $ 17.7
  Interest bearing deposits           .9        .6        .7        .4        .2
  Federal funds sold                14.8       6.6      10.7      29.2      14.5
  Investment securities            137.9     140.6     157.8     159.4     143.1
  Loans, net                       378.0     362.9     337.9     285.9     261.4
  Premises and equipment, net       13.5      12.8      12.5      10.1       9.1
  Other real estate owned, net        .2        .2        .2        .1        .1
  Deferred tax asset                 1.0       1.3       1.2        .1        .3
  Intangible assets                  4.1       4.2       4.5       4.4       4.1
  Other assets                       6.4       8.4       7.0       6.1       5.4
                                  ----------------------------------------------

  Average Total Assets            $576.4    $555.5    $553.3    $514.5    $455.9
                                  ==============================================

Average Liabilities and
Shareholders' Equity
  Non-interest bearing
    demand deposits               $ 79.6    $ 76.0    $ 73.0    $ 69.1    $ 63.0
  Interest bearing
    demand deposits                131.7     129.8     139.4     130.1     116.4
  Savings deposits                  34.8      34.6      35.0      34.0      32.6
  Time deposits                    239.9     227.8     221.0     203.9     175.9
                                  ----------------------------------------------
    Total deposits                 486.0     468.2     468.4     437.1     387.9

  Short-term borrowings              7.0       9.9       9.5       6.2       6.1
  Long-term debt                     6.0       6.5       6.3       5.4       1.1
  Deferred tax liability                                            .2
  Other liabilities                  4.2       4.3       4.4       4.2       3.4
  Shareholders' equity              73.2      66.6      64.7      61.4      57.4
                                  ----------------------------------------------

Average Total Liabilities
and Shareholders' Equity          $576.4    $555.5    $553.3    $514.5    $455.9
                                  ==============================================


                      Distribution of Loans by Category
                               December 31, 2001

                                    [CHART]

             COMMERCIAL, FINANCIAL AND AGRICULTURAL          43.1%

             INSTALLMENT                                     14.3%

             REAL ESTATE-MORTGAGE                            36.8%

             REAL ESTATE-CONSTRUCTION                         5.8%

                                     LOANS

     Loan growth slowed somewhat in 2001 as net average loans grew 4.2 percent compared to 2000. For the five year period from 1997 to 2001, net average loans grew at a compounded rate of 9.7 percent. The loan to deposit ratio was 76.2 percent at year-end 2001 compared to 77.7 percent at year-end 2000.

     The distribution of loans by category until year-end 1998 was relatively unchanged. Between year-end 1998 and year-end 1999 commercial, financial and agricultural loans increased by $52.5 million, accounting for approximately 41 percent of all loans compared to approximately 30 percent in prior years. During the same period the percentage of real estate loans to total loans decreased to approximately 44 percent of total loans compared to approximately 51 percent in prior years. All other categories of loans had small decreases. Between year-end 2000 and year-end 2001, commercial, financial and agricultural loans increased by $6.7 million, real-estate construction loans increased by $6.9 million, installment loans decreased by $5.3 million, and real-estate mortgage loans decreased by $4.7 million.

     It is Management's goal to make loans with relatively short maturities or, in the case of loans with longer maturities, with floating rate arrangements when possible. Of the outstanding loans in the categories of commercial, financial and agricultural, real estate-construction and real estate-mortgage at December 31, 2001, $178.1 million, or 54.2 percent, mature within one year and are therefore subject to interest rate changes, if needed, to adjust for asset/liability management purposes. Of the remaining loans in these categories maturing after one year, 30.3 percent are on a floating rate basis. Of the total loans outstanding in these categories at December 31, 2001, 68.1 percent are available for repricing within one year, either because the loans mature within one year or because they are based on a variable rate arrangement.

     The Company makes available to its customers fixed rate, longer term loans, especially in the residential real estate-mortgage area. South Alabama is able to offer, through third party arrangements, certain loan products which do not require that the longer term loans be carried on the books of the Company. These products allow the Company to gain the benefit of a larger variety of product offerings and have generated a significant amount of fee income during the recent period of lower mortgage rates.

     Table 2 shows the distribution of loans by major category at December 31, 2001, and at each of the previous four year-ends. Table 3 depicts maturities of selected loan categories and the interest rate structure for such loans maturing after one year.

     The Company's rollover policy consists of an evaluation of maturing loans to determine whether such loans will be renewed (or rolled over) and, if so, at what amount, rate and maturity.


TABLE 2
DISTRIBUTION OF LOAN BY CATEGORY

(IN MILLIONS)                                      DECEMBER 31,
                                   2001      2000      1999      1998      1997

Commercial,financial,
  and agricultural                $165.3    $158.6    $147.0    $ 94.5    $ 84.8
Real estate-construction            22.0      15.1      10.6      10.7       8.2
Real estate-mortgage               141.1     145.8     146.9     151.1     131.0
Installment                         54.9      60.2      55.0      58.2      50.8
                                  ----------------------------------------------

  Total loans                     $383.3    $379.7    $359.5    $314.5    $274.8
                                  ==============================================


TABLE 3
SELECTED LOANS BY TYPE AND MATURITY

(IN MILLIONS)                                      DECEMBER 31, 2001
                                                       MATURING

                                  WITHIN      AFTER ONE BUT      AFTER
                                 ONE YEAR   WITHIN FIVE YEARS  FIVE YEARS  TOTAL

Commercial,financial,
  and agricultural                $106.7          $ 49.4         $ 9.2    $165.3
Real estate-construction            16.5             5.5                    22.0
Real estate-mortgage                54.9            76.3           9.9     141.1
                                  ----------------------------------------------
                                  $178.1          $131.2         $19.1    $328.4
                                  ==============================================

Loans maturing after one
    year with:
  Fixed interest rates                            $ 95.1         $ 9.7
  Floating interest rates                           36.1           9.4
                                  ----------------------------------------------

                                                  $131.2         $19.1
                                  ==============================================

                                   SECURITIES

     Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities requires that securities be classified into one of three categories: held to maturity, available for sale, or trading. Securities classified as held to maturity will be stated at amortized cost. This classification means that Management has the positive intent, and the Company has the ability, to hold the securities until they mature. Securities classified as available for sale will be stated at fair value. Securities in this category are held for indefinite periods of time, and include securities that Management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risks, changes in liquidity needs, the need to increase regulatory capital or other similar factors. At December 31, 2001, all of the Company's investment portfolio was in the available for sale category. The Company holds no trading securities.

     The maturities and weighted average yields of securities available for sale at December 31, 2001, are presented in Table 4 at amortized cost using the average stated contractual maturities. The average stated contractual maturities may differ from the average expected life because of amortized principal payments or because borrowers may have the right to call or prepay obligations. Tax equivalent adjustments, using a 34 percent tax rate, have been made when calculating yields on tax-exempt obligations.

     On December 1, 2000, the Company adopted SFAS No. 133 and transferred held to maturity securities with an amortized cost and an estimated market value of $9.1 million into the available for sale category. The effect of adopting SFAS No. 133 resulted in an increase of $49 thousand to other comprehensive income for 2000.

TABLE 4

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

DECEMBER 31, 2001
(DOLLARS IN THOUSANDS)
                                                         AFTER ONE BUT        AFTER FIVE BUT
                                  WITHIN ONE YEAR      WITHIN FIVE YEARS     WITHIN TEN YEARS     AFTER TEN YEARS         TOTAL
                                AMOUNT        YIELD   AMOUNT        YIELD   AMOUNT       YIELD   AMOUNT      YIELD   AMOUNT    YIELD

Securities available for sale
  U.S. Treasury securities     $   250       6.51%    $   802       5.54%                                            $  1,052  5.77%
  U.S. Government agencies       2,007       5.46      38,390       5.37    $15,839      5.17%   $19,792     6.05%     76,028  5.51
  State and political
    subdivisions                 8,094       7.30      12,815       7.50     10,728      7.70     25,938      7.72     57,575  7.51
  Other investments              2,217       5.67       6,433       5.64                           1,649      6.63     10,299  5.80
                               -----------------------------------------------------------------------------------------------------

Total securities
  available for sale           $12,568       6.70%    $58,440       5.77%   $26,567      6.19%   $47,379      6.98%  $144,954  6.33%

                               =====================================================================================================

                       DEPOSITS AND SHORT-TERM BORROWINGS

     Average deposits grew 20.8 percent from 1997 to 1999, and then growth began to decrease in late 1999. Average deposits were relatively unchanged in 2000 compared to 1999. In 2001, deposits began to grow again, although slowly. The mix of deposits, on average, remained relatively unchanged during 2001.

     South Alabama defines core deposits as total deposits less certificates of deposit of $100,000 or more. Core deposits grew slightly in 2001 as they represented 81.4 percent of total deposits at year-end 2001, compared to 80.5 percent at year-end 2000. While the primary emphasis at South Alabama remains on attracting and retaining core deposits, Management recognizes that, in order to fund loan growth, it might be necessary from time to time to pursue non-core funding sources such as large certificates of deposit and other borrowed funds more vigorously than in the past.

     Table 6 reflects maturities of time deposits of $100,000 or more at December 31, 2001. Deposits of $93.5 million in this category represented 18.6 percent of total deposits at year-end 2001, compared to $95.0 million, or 19.5 percent, at year-end 2000.

     Short-term borrowings include three items: 1) federal funds purchased, 2) securities sold under agreements to repurchase, which are overnight transactions with large corporate customers, commonly referred to as repos, and 3) other, representing borrowings from the Federal Home Loan Bank, from the Federal Reserve through its discount operations and U.S. Treasury tax and loan funds on deposit subject to a note payable to the U.S. Treasury Department. The Company sold federal funds of $14.8 million on average during 2001 while average short term borrowings were only $7.0 million. Management has sought to control the volume of short-term borrowings within certain acceptable limits; however, a greater reliance on this type of funds may be necessary in order to fund loan growth in the future.

     One of Management's asset/liability management goals relating to liquidity is to maintain a net sold position (whereby federal funds sold exceeds short term borrowings). The Company maintained this position, on average, from 1997 through 1999. Average loan growth of 7.4 percent in 2000 combined with no growth in average deposits caused average short term borrowings to exceed average federal funds sold by $3.3 million; however, in 2001 average federal funds sold again exceeded short term borrowings.

                     Distribution of Deposits by Category
                               December 31, 2001

                                    [GRAPH]

                      46.7%  TIME
                      26.3%  INTEREST BEARING DEMAND
                      19.9%  NON-INTEREST BEARING DEMAND
                       7.1%  SAVINGS


TABLE 5

AVERAGE DEPOSITS

(DOLLARS IN MILLIONS)                                              AVERAGE FOR THE YEAR
                                              2001                         2000                           1999
                                      AVERAGE      AVERAGE         AVERAGE       AVERAGE          AVERAGE       AVERAGE
                                      AMOUNT         RATE          AMOUNT          RATE           AMOUNT          RATE
                                    OUTSTANDING      PAID        OUTSTANDING       PAID         OUTSTANDING       PAID
Non-interest bearing
  demand deposits                     $  79.6         N/A           $ 76.0         N/A             $ 73.0         N/A
Interest bearing
  demand deposits                       131.7        2.72%           129.8         3.47%            139.4        3.35%
Savings deposits                         34.8        2.57             34.6         3.00              35.0        3.11
Time deposits                           239.9        5.27            227.8         5.69             221.0        5.10
                                    -----------------------------------------------------------------------------------
  Total average deposits              $ 486.0                       $468.2                         $468.4
                                    ===================================================================================
TABLE 6

MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

(IN MILLIONS)                                           AT DECEMBER 31, 2001
                             UNDER                 3-12                    OVER
                           3 MONTHS               MONTHS                12 MONTHS               TOTAL
                             $41.9                $38.1                    $13.5                $93.5
 ---------------------------------------------------------------------------------------------------------------------------------

TABLE 7

SHORT - TERM BORROWINGS
                                       2001                                2000                                1999
(DOLLARS IN THOUSANDS)                AVERAGE    WEIGHTED                 AVERAGE     WEIGHTED                AVERAGE      WEIGHTED
                          MAXIMUM     BALANCE     AVERAGE     MAXIMUM     BALANCE     AVERAGE     MAXIMUM     BALANCE       AVERAGE
                         MONTH-END    DURING     INTEREST    MONTH-END    DURING      INTEREST   MONTH-END     DURING      INTEREST
                          BALANCE      YEAR        RATE       BALANCE      YEAR         RATE      BALANCE       YEAR         RATE
Federal funds purchased    $  950     $  360       3.06%       $11,400    $5,323       6.93%       $10,137     $2,321       5.30%
Securities sold under
  agreement to repurchase   7,909      5,668       3.42          5,323     4,318       4.65          8,747      6,915       4.25
Other                         766        968       3.93            868       306       6.44            858        304       4.61
                         ----------------------------------------------------------------------------------------------------------
  Total Short-term
  borrowings                          $6,996       3.47%                   $9,947      5.93%                    $9,540      4.52%
                         =========================================================================================================

                           ASSET/LIABILITY MANAGEMENT

     The purpose of asset/liability management is to maximize return while minimizing risk. Maximizing return means achieving or exceeding the Company's profitability and growth goals. Minimizing risk means managing four key risk factors: 1) liquidity, 2) interest rate sensitivity, 3) capital adequacy, and 4) asset quality. Asset/liability management at the Company involves a comprehensive approach to statement of condition management which meets the risk and return criteria established by Management and the Board of Directors. To this point, Management has not used derivative financial instruments as part of its asset liability management process. See also Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements.

     The Company's primary market risk is its exposure to interest rate changes. Interest rate risk management strategies are designed to optimize net interest income while minimizing fluctuations caused by changes in the interest rate environment. It is through these strategies that the Company seeks to manage the maturity and repricing characteristics of its statement of condition.

     The modeling techniques used by the Company simulate net interest income and impact on fair values of the Company's assets and liabilities under various rate scenarios. Important elements of these techniques include the mix of floating versus fixed rate assets and liabilities, and the scheduled, as well as expected, repricing and maturing volumes and rates on the existing statement of condition. Under a scenario simulating a hypothetical 100 basis point rate decrease applied to all interest earning assets and interest bearing liabilities, the Company would expect a net loss in fair value of the underlying instruments of $725 thousand. This hypothetical loss is not a precise indicator of future events. Instead, it is a reasonable estimate of the results anticipated if the assumptions used in the modeling techniques were to occur.

                                    LIQUIDITY

     Liquidity represents the ability of a bank to meet loan commitments as well as deposit withdrawals. Liquidity is derived from both the asset side and the liability side of the statement of condition. On the asset side, liquidity is provided by marketable investment securities, maturing loans, federal funds sold and cash and cash equivalents. On the liability side, liquidity is provided by a stable base of core deposits. Additionally, the Company has available, if needed, federal funds lines of credit, Federal Home Loan Bank lines of credit and an operating line of credit from a correspondent bank.

                            CONTRACTUAL OBLIGATIONS

     Tables 8 and 9 present information about the Company's contractual obligations, which by their terms are not short-term, and commitments at December 31, 2001.

                           INTEREST RATE SENSITIVITY

     By monitoring the Company's interest rate sensitivity, Management attempts to maintain a desired balance between the growth of net interest revenue and the risks that might result from significant changes in interest rates in the market. One tool for measurement of this risk is gap analysis, whereby the repricing of assets and liabilities is compared within certain time categories. By identifying mismatches in repricing opportunities within a time category, interest rate risk can be identified. The interest sensitivity analysis presented in Table 10 is based on this type of gap analysis, which assumes that rates earned on interest earning assets and rates paid on interest bearing liabilities will move simultaneously in the same direction and to the same extent. However, the rates associated with these assets and liabilities actually change at different times and in varying amounts.

     Changes in the composition of earning assets and interest bearing liabilities can increase or decrease net interest revenue


TABLE 8

CONTRACTUAL OBLIGATIONS
(IN THOUSANDS)           ONE YEAR       OVER ONE YEAR          OVER
                          OR LESS     THROUGH FIVE YEARS    FIVE YEARS   TOTAL
Long-term debt (1)        $  2,000          $ 4,000                    $  6,000
Operating Leases               155              562           $ 490       1,207
Certificates of deposit    206,409           27,580              35     234,024
                         -------------------------------------------------------
Total                     $208,564          $32,142           $ 525    $241,231
                         =======================================================

(1) Refer to Note 10, Long Term Debt in the Notes to Consolidated Financial Statements for additional information about these obligations, including certain redemption features.

TABLE 9

COMMITMENTS
(IN THOUSANDS)           ONE YEAR       OVER ONE YEAR          OVER
                          OR LESS     THROUGH FIVE YEARS    FIVE YEARS   TOTAL
Lines of credit           $ 6,238           $ 1,061          $   99     $  7,398
Standby letters of credit  84,243            14,624           1,364      100,231
                         -------------------------------------------------------
Total                     $90,481           $15,685          $1,463     $107,629
                         =======================================================

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

     At December 31, 2001, the Company's three-month gap position, (earning assets divided by interest bearing liabilities), was 125 percent, and at twelve months the gap position, on a cumulative basis, was 96 percent, both within the range established by Management as acceptable. The Company's three month gap position indicates that, in a period of rising interest rates, each $1.00 of assets which reprice upward could be followed with less than $1.00 in liabilities which could reprice upward within three months. Thus, under this scenario, net interest revenue might increase during the three month period of rising rates. In a period of falling rates, the opposite effect might occur. While certain categories, such as some loans and certain certificates of deposit, are contractually tied to interest rate movements, most are subject only to competitive pressures and do not necessarily reprice directly with changes in market rates. Management has a certain amount of flexibility when adjusting rates on these products.

     During 2001, the economy experienced an unprecedented eleven reductions in interest rates, initiated by the Federal Reserve in an effort to bolster a sagging economy. Because the reductions occurred across the year, the Company's net interest margin was negatively impacted, as the three month gap would indicate.


TABLE 10

INTEREST SENSITIVITY ANALYSIS
(DOLLARS IN THOUSANDS)                                                                              NON-INTEREST
                                                                DECEMBER 31, 2001                     SENSITIVE
                                                   INTEREST SENSITIVE WITHIN (CUMULATIVE)               WITHIN
                                                   3 MONTHS         3-12 MONTHS        1-5 YEARS        5 YEARS       TOTAL
EARNING ASSETS
Loans (1)                                          $203,628         $252,393           $373,098       $ 10,163      $383,261
Unearned income                                                                                           (948)         (948)
Less allowance for loan losses                                                                          (5,328)       (5,328)
                                                  ---------------------------------------------------------------------------
    Net loans                                       203,628          252,393            373,098          3,887       376,985

Investment securities                                 3,131           13,386             79,465         66,891       146,356
Federal funds sold and
    resale agreements                                16,387           16,387             16,387                       16,387
Interest bearing deposits in other
    financial institutions                            1,633            1,633              1,633                        1,633
                                                  ---------------------------------------------------------------------------
    Total earnings assets                          $224,779         $283,799           $470,583        $70,778      $541,361
                                                  ===========================================================================
LIABILITIES
Non-interest bearing deposits                                                                          $99,636      $ 99,636
interest bearing demand deposits(2)                $ 78,755         $ 78,755            $ 78,755        53,479       132,234
Savings deposits(2)                                                                                     35,583        35,583
Large denomination
    time deposits                                    43,776           81,806              93,481                      93,481
Other time deposits                                  50,379          124,603             140,508            35       140,543
Short-term borrowings                                 7,614            7,614               7,614                       7,614
Long-term borrowings                                                   2,000               6,000                       6,000
                                                  ---------------------------------------------------------------------------
    Total interest bearing liabilities             $180,524         $294,778            $326,358      $188,733      $515,091
                                                  ===========================================================================
Interest sensitivity gap                           $ 44,255         $(10,979)           $144,225
Earning assets/interest
    bearing liabilities                                1.25              .96                1.44
Interest sensitivity gap/
    earning assets                                      .20             (.04)                .31

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

                               CAPITAL RESOURCES

     Tangible shareholders' equity (shareholders' equity less goodwill and accumulated other comprehensive income) was $69.1 million at December 31, 2001, compared to $66.4 million at December 31, 2000, an increase of 4.1 percent. At year-end 2001, the Tier I capital ratio decreased to 15.67 percent from 16.11 percent at year-end 2000. The Company's leverage ratio, defined as tangible shareholders' equity divided by quarterly average assets, was 11.92 percent at year-end 2001, well above peer group averages. The Federal Reserve and the FDIC require that bank holding companies and banks maintain certain minimum levels of capital as defined by risk-based capital guidelines. These guidelines consider risk factors associated with various components of assets, both on and off the statement of condition. Under these guidelines, capital is measured in two tiers, and these capital tiers are used in conjunction with "risk-based" assets in determining "risk-based" capital ratios. Total capital was $73.9 million at December 31, 2001. The ratios, expressed as a percent of total risk-adjusted assets, for Tier I and total capital were 15.67 percent and 16.78 percent, respectively, at December 31, 2001. The Company exceeded the minimum risk-based capital guidelines at December 31, 2001, 2000, and 1999 (see Footnote 15 of Notes to Consolidated Financial Statements).

                             RESULTS OF OPERATIONS
                              NET INTEREST REVENUE

     Net interest revenue, the difference between amounts earned on assets and the amounts paid on liabilities, is the most significant component of earnings for a financial institution. Changes in interest rates, changes in the volume of assets and liabilities, and changes in the asset/liability mix are the major factors that influence net interest revenue. Presented in Table 12 is an analysis of net interest revenue, weighted average yields on earning assets and weighted average rates paid on interest bearing liabilities for the past three years.

     Net yield on interest earning assets is net interest revenue, on a tax equivalent basis, divided by total interest earning assets. This ratio is a measure of the Company's effectiveness in pricing interest earning assets and funding them with both interest bearing and non-interest bearing liabilities. The Company's net yield, on a tax equivalent basis, decreased to 4.42 percent in 2001 from 4.89 percent in 2000. The numerous and rapid interest rate reductions referred to earlier in this discussion caused rates earned on loans and other interest-earning assets to decrease more rapidly than rates paid on the liabilities, primarily deposits, used to support those assets.

     From 1999 to 2000, the net yield increased from 4.62 percent to 4.89 percent. Although the net yield at the Company had increased for several years prior to 2001, the banking industry trend had been toward lower net interest yields over the past several years. Management had expected this trend to continue in the industry, resulting in the eventual decrease in net interest margins at South Alabama. The twelve month, 475 basis point reduction in key short term rates last year accelerated this margin decrease.

TABLE 11

RISK-BASED CAPITAL

(DOLLARS IN THOUSANDS)                                                                        DECEMBER 31,
                                                                            2001                 2000              1999
Tier I capital-
       Tangible common shareholders' equity                               $ 69,053             $ 66,353          $ 62,615
Tier II capital-
       Allowable portion of the allowance
       for loan losses                                                       4,861                4,608             4,128
                                                                    ----------------------------------------------------------

       Total capital (Tier I and Tier II)                                 $ 73,914             $ 70,961          $ 66,743
                                                                    ==========================================================

Risk-adjusted assets                                                      $440,601             $411,835          $392,669
Quarterly average assets                                                   579,515              556,265           553,354
Risk-based capital ratios:
       Tier I capital                                                       15.67%               16.11%            15.95%
       Total capital (Tier I and Tier II)                                   16.78%               17.23%            17.00%

Minimum risk-based capital guidelines:
       Tier I capital                                                        4.00%                4.00%             4.00%
       Total capital (Tier I and Tier II)                                    8.00%                8.00%             8.00%

Tier I leverage ratio                                                       11.92%               11.93%            11.32%

TABLE 12

NET INTEREST REVENUE

                                                              2001                                    2000
                                          ----------------------------------------  ---------------------------------------
(DOLLARS IN THOUSANDS)                          AVERAGE                  INTEREST      AVERAGE                   INTEREST
                                                AMOUNT       AVERAGE     EARNED/        AMOUNT       AVERAGE     EARNED/
                                             OUTSTANDING      RATE         PAID      OUTSTANDING      RATE         PAID
Interest Earning Assets

Taxable securities                            $ 88,587        6.11%      $ 5,417      $ 89,178        6.62%      $ 5,903
Non-taxable securities                          49,313        5.01         2,472        51,374        5.26         2,704
                                          ---------------------------------------------------------------------------------
Total securities                               137,900        5.72         7,889       140,552        6.12         8,607
Loans(1)                                       382,818        8.33        31,874       367,281        9.37        34,425
Federal funds sold                              14,806        3.53           522         6,576        5.47           360
Deposits                                           856        3.74            32           590        4.75            28
                                          ---------------------------------------------------------------------------------
Total interest earning assets                  536,380        7.52        40,317       514,999        8.43        43,420
                                          ---------------------------------------------------------------------------------

Non-interest Earning Assets

Cash and due from banks                         19,575                                  17,916
Premises and equipment, net                     13,490                                  12,842
Other real estate                                  227                                     177
Deferred tax asset                                 990                                   1,266
Other assets                                     6,449                                   8,429
Intangible assets                                4,079                                   4,278
Allowance for loan losses                       (4,809)                                 (4,400)
                                          ---------------------------------------------------------------------------------
Total                                         $576,381                                $555,507
                                          =================================================================================

Interest Bearing Liabilities

Interest bearing demand and
  savings deposits                            $166,479        2.69         4,476      $164,348        3.37         5,541
Time deposits                                  239,884        5.27        12,636       227,811        5.69        12,966
Short-term borrowing                             6,996        3.47           243         9,947        5.93           590
Long-term debt                                   6,000        5.67           340         6,508        5.59           364
                                          ---------------------------------------------------------------------------------

Total interest bearing
liabilities                                    419,359        4.22        17,695       408,614        4.76        19,461
                                          ---------------------------------------------------------------------------------

Non-interest Bearing Liabilities

Demand deposits                                 79,649                                  75,978
Other                                            4,169                                   4,311
                                          ---------------------------------------------------------------------------------
                                                83,818                                  80,289
                                          ---------------------------------------------------------------------------------
Shareholders' equity                            73,204                                  66,604
                                          ---------------------------------------------------------------------------------

Total                                         $576,381                                $555,507
                                          =================================================================================

Net Interest Revenue                                          3.30%      $22,622                      3.67%      $23,959
                                          =================================================================================
Net yield on interest
  earning assets                                              4.22%                                   4.65%
Tax equivalent adjustment                                     0.20                                    0.24
                                          ---------------------------------------------------------------------------------
Net yield on interest earning
   assets (tax equivalent)                                    4.42%                                   4.89%
                                          =================================================================================
                                                              1999
                                          ----------------------------------------
(DOLLARS IN THOUSANDS)                          AVERAGE                  INTEREST
                                                AMOUNT       AVERAGE     EARNED/
                                             OUTSTANDING      RATE         PAID
Interest Earning Assets

Taxable securities                            $104,586        6.33%      $ 6,617
Non-taxable securities                          53,226        5.15         2,739
                                          -----------------------------------------
Total securities                               157,812        5.93         9,356
Loans(1)                                       341,792        8.84        30,205
Federal funds sold                              10,686        5.94           635
Deposits                                           671        5.07            34
                                          -----------------------------------------
Total interest earning assets                  510,961        7.87        40,230
                                          -----------------------------------------

Non-interest Earning Assets

Cash and due from banks                         20,819
Premises and equipment, net                     12,598
Other real estate                                  162
Deferred tax asset                               1,264
Other assets                                     6,934
Intangible assets                                4,476
Allowance for loan losses                       (3,901)
                                          -----------------------------------------
Total                                         $553,313
                                          =========================================

Interest Bearing Liabilities

Interest bearing demand and
  savings deposits                            $174,463        3.30         5,765
Time deposits                                  220,965        5.10        11,270
Short-term borrowing                             9,540        4.52           431
Long-term debt                                   6,258        5.75           360
                                          -----------------------------------------

Total interest bearing
liabilities                                    411,226        4.33        17,826
                                          -----------------------------------------

Non-interest Bearing Liabilities

Demand deposits                                 73,034
Other                                            4,357
                                          -----------------------------------------
                                                77,391
                                          -----------------------------------------
Shareholders' equity                            64,696
                                          -----------------------------------------

Total                                         $553,313
                                          =========================================

Net Interest Revenue                                          3.54%      $22,404
                                          =========================================
Net yield on interest
   earning assets                                             4.38%
Tax equivalent adjustment                                     0.24
                                          -----------------------------------------
Net yield on interest earning
   assets (tax equivalent)                                    4.62%
                                          =========================================

(1) Loans classified as non-accrual are included in the average volume classification. Loan fees of $777, $725 and $790 for the years ended 2001, 2000, and 1999, respectively, are included in the interest amounts for loans.

     Table 13 reflects the changes in sources of taxable-equivalent interest income and expense between 2001 and 2000 and between 2000 and 1999. The variances resulting from changes in interest rates and the variances resulting from changes in volume are shown.

     Tax-equivalent net interest revenue in 2001 was $1.4 million lower than in 2000. Rapidly falling interest rates in 2001 caused total interest revenue to be $3.2 million lower than the prior year. The decrease in interest earned on assets was much faster than the decrease in rates paid on interest bearing liabilities, and as a result, the interest expense decrease due to rate variance was $2.3 million.

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

                                    [CHART]

                              NET INTEREST YIELD

                                1997      4.86%
                                1998      4.52%
                                1999      4.62%
                                2000      4.89%
                                2001      4.42%

TABLE 13

ANALYSIS OF TAXABLE-EQUIVALENT INTEREST INCREASES (DECREASES)

(DOLLARS IN THOUSANDS)                          2001 CHANGE FROM 2000                          2000 CHANGE FROM 1999
                                                               Due to(1)                                      Due to(1)
                                                        ----------------------                          ---------------------
                                            AMOUNT       VOLUME         RATE               AMOUNT        VOLUME        RATE
Interest Revenue:
    Taxable securities                     $  (486)      $  (36)      $  (450)             $ (714)      $  (984)      $  270
    Non-taxable securities                    (337)        (153)         (184)                (51)         (139)          88

    Total securities                          (823)        (189)         (634)               (765)       (1,123)         358

    Loans                                   (2,551)       1,333        (3,884)              4,220         2,314        1,906
    Federal funds sold                         162          371          (209)               (275)         (242)         (33)
    Deposits                                     4           11            (7)                 (6)           (4)          (2)

    Total                                   (3,208)       1,526        (4,734)              3,174           945        2,229

Interest Expense:
    Interest bearing demand
      and savings deposits                  (1,065)          58         (1,123)              (224)         (336)         112
    Other time deposits                       (330)         656           (986)             1,696           381        1,315
    Short-term borrowing                      (347)        (130)          (217)               159            23          136
    Long-term debt                             (24)         (28)             4                  4            14          (10)

    Total                                   (1,766)         556         (2,322)             1,635            82        1,553

Net interest revenue                       $(1,442)      $  970        $(2,412)            $1,539       $   863       $  676

(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the change in each.

                         PROVISION FOR LOAN LOSSES AND
                           ALLOWANCE FOR LOAN LOSSES

     The provision for loan losses is the cost of providing an allowance that Management believes is adequate to absorb inherent losses on loans in the portfolio. Management reviews the adequacy of the allowance for loan losses on a continuous basis by assessing the quality of the loan portfolio and adjusting the allowance when appropriate. Loan review procedures are in place to ensure that potential problem loans are identified. The procedures include a continuous review of the portfolios at the affiliate banks by the Company's loan review department.

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

TABLE 14

SUMMARY OF LOAN LOSS EXPERIENCE

(DOLLARS IN THOUSANDS)                                                        YEAR-ENDED DECEMBER 31,
                                                           2001          2000          1999           1998          1997
Allowance for loan losses-
    Balance at beginning of year                        $  4,608       $  4,128      $  3,664       $  3,394      $  3,380
    Balance acquired in purchase
      business combination                                                                               287

Charge-offs
    Commercial, financial and agricultural                   394            597           197            470           234
    Real estate-construction                                                               93             34
    Real estate-mortgage                                     123            374           172            135            23
    Installment                                              894            397           375            387           338
                                                     ------------------------------------------------------------------------
    Total charge-offs                                      1,411          1,368           837          1,026           595
                                                     ------------------------------------------------------------------------

Recoveries
    Commercial, financial and agricultural                    43            321           185            271            86
    Real estate-construction                                                               48
    Real estate-mortgage                                      37            120            58             32             9
    Installment                                              264            172           183            135            95
                                                     ------------------------------------------------------------------------
    Total recoveries                                         344            613           474            438           190
                                                     ------------------------------------------------------------------------

Net charge-offs                                            1,067            755           363            588           405
                                                     ------------------------------------------------------------------------

Addition to allowance charged to
    operating expense                                      1,787          1,235           827            571           419
                                                     ------------------------------------------------------------------------

Allowance for loan losses-
    Balance at end of year                              $  5,328       $  4,608      $  4,128       $  3,664      $  3,394
                                                     ========================================================================

Loans at end of year, net of unearned income            $382,313       $378,353      $357,924       $313,031      $273,330
Ratio of ending allowance
    to ending loans                                         1.39%          1.22%         1.15%          1.17%         1.24%
Average loans, net of
    unearned income                                     $382,818       $367,281      $341,792       $289,352      $264,777
Non-performing loans                                    $  2,588       $  2,503      $  1,798       $  1,040      $    908
Ratio of net charge-offs
    to average loans                                         .28%           .21%          .11%           .20%          .15%
Ratio of ending allowance to total
    non-performing loans                                  205.87%        184.10%       229.59%        352.31%       373.79%

the allowance is affected by: (i) loan charge-offs, which decrease the allowance; (ii) recoveries on loans previously charged-off, which increase the allowance; and (iii) the provisions for loan losses charged to income, which increase the allowance.

     Table 14 sets forth certain information with respect to the Company's average loans, allowance for loan losses, charge-offs and recoveries for the five years-ended December 31, 2001. During 2001, and after reviews and evaluations such as those described above, Management sought to increase the provision as well as the allowance.

     Net charge-offs increased to $1.1 million in 2001 compared to $755 thousand in 2000. Non-performing loans rose slightly to $2.59 million at year-end 2001 compared to $2.50 million a year earlier.

     The allowance for loan losses as a percentage of loans was 1.39 percent at December 31, 2001, and 1.22 percent at December 31, 2000. The allowance for loan losses represented 2.06 times non-performing loans at December 31, 2001, compared to 1.84 times non-performing loans at December 31, 2000. Management reviews the adequacy of the allowance for loan losses on a continuous basis by assessing the quality of the loan portfolio, including non-performing loans, and adjusts the allowance when appropriate. Management considered the allowance adequate at December 31, 2001.

                             NON-PERFORMING ASSETS

     Non-performing assets include accruing loans 90 days or more past due, loans on non-accrual, renegotiated loans and other real estate owned. Commercial, business and installment loans are classified as non-accrual by Management upon the earlier of: (i) a determination that collection of interest is doubtful; or (ii)

TABLE 15
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES


(DOLLARS IN THOUSANDS)            2001                      2000                       1999
                                             PERCENTAGE                 PERCENTAGE                 PERCENTAGE
                                              OF LOANS                   OF LOANS                   OF LOANS
                                              IN EACH                    IN EACH                    IN EACH
                                ALLOWANCE   CATEGORY TO   ALLOWANCE    CATEGORY TO   ALLOWANCE    CATEGORY TO
                                ALLOCATION  TOTAL LOANS   ALLOCATION   TOTAL LOANS   ALLOCATION   TOTAL LOANS
Commercial,
  financial and agricultural     $2,644        43.18%       $1,924       41.77%        $1,659       40.89%
Real estate                       1,804        42.56         1,771       42.38          1,604       43.81
Installment                         880        14.26           913       15.85            865       15.30
                               --------------------------------------------------------------------------------

Total                            $5,328       100.00%       $4,608      100.00%        $4,128      100.00%
                               ================================================================================

TABLE 16
SUMMARY OF NON-PERFORMING ASSETS


                                                           DECEMBER 31,
(DOLLARS IN THOUSANDS)                          2001          2000           1999
Accruing loans 90 days or more past due        $1,008         $  365        $  446
Loans on non-accrual                            1,580          2,138         1,352
Renegotiated loans
                                            -----------------------------------------
   Total non-performing loans                   2,588          2,503         1,798
Other real estate owned                           387            328           466
                                            -----------------------------------------
   Total non-performing assets                 $2,975         $2,831        $2,264
                                            =========================================
Loans 90 days or more past due
   as a percent of loans                         0.26%          0.10%         0.12%
Total non-performing loans
   as a percent of loans                         0.68%          0.66%         0.50%

Total non-performing assets as a percent
   of loans and other real estate owned          0.78%          0.75%         0.63%

the time at which such loans become 90 days past due unless collateral or other circumstances reasonably assure full collection of principal and interest.

     Table 16 sets forth certain information with respect to accruing loans 90 days or more past due, loans on non-accrual, renegotiated loans and other real estate owned.

     Total non-performing assets as a percentage of loans and other real estate owned at year-end 2001 was 0.78 percent compared to 0.75 percent at year-end 2000 and .63 percent at year-end 1999.

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

DETAILS OF NON-ACCRUAL LOANS

     The impact of non-accrual loans on interest income the past three years is shown in Table 17. Not included in the table are loans totaling $3.8 million at December 31, 2001, as to which Management has reservations about the ability of the borrowers to comply with present repayment terms. These credits were considered in determining the adequacy of the allowance for loan losses and, while current, are regularly monitored for changes within a particular industry or general economic trends which could cause the borrowers severe financial difficulties.

TABLE 17
DETAILS OF NON-ACCRUAL LOANS

(IN THOUSANDS)                                2001       2000        1999

Principal balance at December 31,           $1,580     $2,138      $1,352

   Interest that would have been
      recorded under original terms
      for the years-ended December 31,      $  165     $  154      $  108

   Interest actually recorded
      in the financial statements for
      the years-ended December 31,          $   29     $   48      $   25

                                    QUALITY

                                    [CHART]

              Net Charge-Offs/         Non-Performing Loans/
               Average Loans             Loans at Year-End

1997               0.15%                       0.33%
1998               0.20                        0.33
1999               0.11                        0.50
2000               0.21                        0.66
2001               0.28                        0.68

                            NON-INTEREST REVENUE AND
                              NON-INTEREST EXPENSE

     Trust revenue continues to be a significant source of non-interest revenue, accounting for $1.9 million, or 29.4 percent of total non-interest revenue at South Alabama in 2001. Income from service charges on deposit accounts in 2001 grew at a much slower rate than in 2000, a result of fewer opportunities to increase service charge schedules. The category other income, charges and fees increased 62.5 percent in 2001 compared to 2000, and 39.7 percent in 2000 compared to 1999. Mortgage loan referral fees accounted for a large portion of this increase. While the current low rate environment has exerted significant pressure on interest margins at South Alabama, it has also presented an opportunity to increase revenue in the mortgage area. Management intends to continue to pursue this and additional opportunities to increase non-interest revenue.

TABLE 18
NON-INTEREST REVENUE
(IN THOUSANDS)

                                               YEAR ENDED DECEMBER 31,
                                              2001       2000     1999
Non-Interest Revenue:
   Trust revenue                             $1,862     $1,704   $1,515
   Service charges on deposit accounts        2,889      2,812    2,448
   Securities gains, net                        173          4       17
   Other income, charges and fees             1,417        872      624
                                          -------------------------------

   Total                                     $6,341     $5,392   $4,604
                                          ===============================

     One measure of profitability at South Alabama is the efficiency ratio, calculated as non-interest expense divided by net interest revenue (tax adjusted) plus non-interest revenue. The lower the ratio, the more efficient the company. The efficiency ratio in 2001 was 61.30 percent compared to 57.57 percent in 2000 and 59.68 percent in 1999. The decrease in net interest revenue in 2001 was the primary cause of the increase in the efficiency ratio compared to 2000.

     Non-interest expense increased 4.8 percent in 2001 compared to 2000 and 4.4 percent in 2000 compared to 1999. Personnel costs, the largest non-interest expense category, increased 3.4 percent in 2001. Significantly higher medical insurance premiums accounted for the largest component of the increase in personnel costs. Furniture and equipment expenses increased only 1.4 percent, while net occupancy expenses increased 5.5 percent in 2001, reflecting the opening of two new offices in the Mobile and Baldwin County markets since 2000. Other operating expenses in 2001 increased 8.7 percent from 2000; however, included in this increase was approximately $350 thousand of non-recurring merger related costs. Absent these costs, other operating expenses increased only 1.3 percent.

                               EFFICIENCY RATIO

                                    [CHART]

                                1997     60.11%
                                1998     61.65
                                1999     59.68
                                2000     57.57
                                2001     61.30
20

TABLE 19
NON-INTEREST EXPENSE
(IN THOUSANDS)

                                              YEAR-ENDED DECEMBER 31,
                                            2001        2000       1999
Non-Interest Expense:
   Salaries                               $ 8,234     $ 8,127    $ 7,688
   Pension and other employee benefits      2,184       1,951      1,893
   Furniture and equipment expenses         1,416       1,396      1,430
   Net occupancy expenses                   1,237       1,173      1,098
   Intangible amortization                    198         198        198
   Other operating expenses                 5,167       4,753      4,548
                                         ---------------------------------

   Total                                  $18,436     $17,598    $16,855
                                         =================================

                                  INCOME TAXES

     Income tax expense was $2.5 million in 2001, compared to $3.1 million and $2.6 million in 2000 and 1999, respectively.

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

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


(DOLLARS IN THOUSANDS EXCEPT                                      2001
PER SHARE AMOUNTS)                 FIRST          SECOND         THIRD         FOURTH       TOTAL
Interest revenue                  $10,753        $10,434        $9,962        $9,168       $40,317
Interest expense                    5,137          4,715         4,343         3,500        17,695
                               ---------------------------------------------------------------------

Net interest revenue                5,616          5,719         5,619         5,668        22,622

Provision for loan losses             287            158           437           905         1,787
Non-interest revenue                1,580          1,570         1,569         1,622         6,341
Non-interest expense                4,845          4,567         4,527         4,497        18,436
                               ---------------------------------------------------------------------
Income before income taxes          2,064          2,564         2,224         1,888         8,740

Income tax expense                    563            764           662           525         2,514
                               ---------------------------------------------------------------------

Net income                        $ 1,501        $ 1,800        $1,562        $1,363        $6,226
                               =====================================================================
Net income per share
   Basic                          $   .18        $   .21        $  .18        $  .16        $  .73
                               =====================================================================
   Diluted                        $   .18        $   .21        $  .18        $  .16        $  .73
                               =====================================================================


(DOLLARS IN THOUSANDS EXCEPT                                      2000
PER SHARE AMOUNTS)                 FIRST          SECOND         THIRD         FOURTH       TOTAL
Interest revenue                  $10,408        $10,839       $11,022       $11,151       $43,420
Interest expense                    4,538          4,783         4,955         5,185        19,461
                               ---------------------------------------------------------------------

Net interest revenue                5,870          6,056         6,067         5,966        23,959

Provision for loan losses             230            305           376           324         1,235
Non-interest revenue                1,296          1,307         1,366         1,423         5,392
Non-interest expense                4,340          4,416         4,504         4,338        17,598
                               ---------------------------------------------------------------------
Income before income taxes          2,596          2,642         2,553         2,727        10,518

Income tax expense                    763            783           725           800         3,071
                               ---------------------------------------------------------------------

Net income                        $ 1,833        $ 1,859        $1,828        $1,927        $7,447
                               =====================================================================
Net income per share
   Basic                          $   .21        $   .22        $  .21        $  .23        $  .87
                               =====================================================================
   Diluted                        $   .21        $   .22        $  .21        $  .23        $  .87
                               =====================================================================

SELECTED FINANCIAL DATA


(DOLLARS IN THOUSANDS EXCEPT PER
SHARE AMOUNTS)                           2001          2000          1999          1998          1997
RESULTS OF OPERATIONS:
Interest revenue                      $  40,317      $  43,420     $  40,230     $  38,070     $  34,462
Interest expense                         17,695         19,461        17,826        17,552        15,041
                                     ----------------------------------------------------------------------
Net interest revenue                     22,622         23,959        22,404        20,518        19,421
Provision for loan losses                 1,787          1,235           827           571           419
Non-interest revenue                      6,341          5,392         4,604         4,515         4,038
Non-interest expense                     18,436         17,598        16,855        16,106        14,752
                                     ----------------------------------------------------------------------

Income before income taxes                8,740         10,518         9,326         8,356         8,288
Income taxes                              2,514          3,071         2,621         2,267         2,174
                                     ----------------------------------------------------------------------

Net income                            $   6,226      $   7,447     $   6,705     $   6,089     $   6,114
                                     ======================================================================

Basic net income per share            $     .73      $     .87     $     .78     $     .72     $     .73
                                     ======================================================================

Diluted net income per share          $     .73      $     .87     $     .77     $     .71     $     .72
                                     ======================================================================

YEAR-END STATEMENT
OF CONDITION:
Total assets                          $ 592,372      $ 577,116     $ 556,858     $ 557,358     $ 484,662
Loans, net of unearned income           382,313        378,353       357,924       313,031       273,330
Deposits                                501,477        486,835       467,452       475,445       413,343
Shareholders' equity                     73,914         70,835        64,082        64,648        58,113

AVERAGE BALANCES:
Total assets                          $ 576,381      $ 555,507     $ 553,313     $ 514,538     $ 455,882
Average earning assets                  536,380        514,999       510,961       478,390       422,566
Loans                                   382,818        367,281       341,792       289,352       264,777
Deposits                                486,012        468,137       468,462       437,056       387,807
Shareholders' equity                     73,204         66,604        64,696        61,385        57,386

PERFORMANCE RATIOS:
Net income to:
   Average total assets                    1.08%          1.34%         1.21%         1.18%         1.34%
   Average shareholders' equity            8.50%         11.18%        10.36%         9.92%        10.65%
Average shareholders' equity to
   average total assets                   12.70%         11.99%        11.69%        11.93%        12.59%
Dividend payout ratio                     60.25%         46.05%        45.49%        44.70%       123.49%/(1)/

/(1)/ Includes special dividend of $.631 per share

                             MARKET PRICES AND CASH
                              DIVIDENDS PER SHARE

     South Alabama Bancorporation's common stock trades on The Nasdaq Small Cap Stock Market(R) under the symbol SABC.

     Trades have generally occurred in small lots, and the prices quoted are not necessarily indicative of the market value of a substantial block.

     At December 31, 2001, the Company had approximately 2,050 shareholders.


                                              REGULAR CASH
                      BID PRICES           DIVIDENDS DECLARED

                      PER SHARE                PER SHARE
                   HIGH       LOW
2001

1st Quarter      $15.000    $ 8.310             $ .11
2nd Quarter       14.750     10.200               .11
3rd Quarter       11.310      9.500               .11
4th Quarter       10.500      9.000               .11

2000

1st Quarter      $12.500    $ 9.250             $ .10
2nd Quarter       10.750      9.500               .10
3rd Quarter       10.375      7.375               .10
4th Quarter       10.000      7.750               .10

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

     The Audit Committee of the Board of Directors, composed of directors who meet the standards of independence set by the National Association of Securities Dealers, Inc., oversees Management's responsibility in the preparation of these statements. This committee has the responsibility to review periodically the scope, findings and opinions of the audits of the independent and internal auditors. Arthur Andersen and the internal auditors have free access to the Audit Committee and also to the Board of Directors to meet independent of Management to discuss the internal control structure, accounting, auditing and other financial reporting concerns.

     We believe these policies and procedures provide reasonable assurance that our operations are conducted with a high standard of business conduct and that the financial statements reflect fairly the financial position, results of operations and cash flows of the Company.

--------------------------------------------------------------------------------

/s/ J. Stephen Nelson
Chairman

/s/ W. Bibb Lamar, Jr.
President and CEO

/s/ F. Michael Johnson
Chief Financial officer

INDEPENDENT AUDITORS' REPORT

     We have audited the accompanying consolidated statements of condition of South Alabama Bancorporation, Inc. (an Alabama Corporation) and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 2001. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of South Alabama Bancorporation, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

     As explained in Note 1 to the financial statements, effective December 1, 2000, South Alabama Bancorporation, Inc. changed its method of accounting for derivative instruments and hedging activities as required by Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.


--------------------------------------------------------------------------------
                               Birmingham, Alabama
                                February 1, 2002

                              Arthur Andersen LLP

Consolidated Statements of Condition
As of December 31, 2001 and 2000
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands)

--------------------------------------------------------------------------------

                                                                              December 31,
                                                                    2001                             2000
                                                         ------------------------------------------------------------
ASSETS:
Cash and due from banks                                          $  25,482                       $  25,689
Federal funds sold                                                  16,387                          10,739
                                                         ------------------------------------------------------------
   Total cash and cash equivalents                                  41,869                          36,428
Interest-bearing deposits                                            1,633                             816
Investment securities available for sale                           146,356                         140,370

Loans                                                              383,261                         379,736
Less: Unearned income                                                 (948)                         (1,383)
   Allowance for loan losses                                        (5,328)                         (4,608)
                                                         ------------------------------------------------------------
   Loans, net                                                      376,985                         373,745
                                                         ------------------------------------------------------------

Premises and equipment, net                                         13,918                          13,023
Accrued income receivable                                            4,868                           6,073
Intangible assets                                                    3,981                           4,180
Other assets                                                         2,762                           2,481
                                                         ------------------------------------------------------------
   Total                                                         $ 592,372                       $ 577,116
                                                         ============================================================
LIABILITIES:
Deposits
   Interest bearing                                              $ 401,841                       $ 397,395
   Non-interest bearing                                             99,636                          89,440
                                                         ------------------------------------------------------------
   Total deposits                                                  501,477                         486,835

Short-term borrowings                                                7,614                           8,815
Long-term debt                                                       6,000                           6,000
Other liabilities                                                    3,367                           4,631
                                                         ------------------------------------------------------------
   Total liabilities                                               518,458                         506,281
                                                         ------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Note 17)

SHAREHOLDERS' EQUITY:
Preferred stock - no par value
   Shares authorized - 500
   Shares outstanding - none
Common stock - $.01 par value
   Shares authorized - 20,000
   Shares issued - 8,592 in 2001 and 8,587 in 2000                      86                              86
Capital surplus                                                     37,828                          37,792
Accumulated other comprehensive income,
     net of taxes of $517 in 2001 and $(175) in 2000                   880                             302
Retained earnings                                                   35,614                          33,139
Less treasury stock, 62 shares in 2001 and
   61 shares in 2000, at cost                                         (494)                           (484)
                                                         ------------------------------------------------------------
Total shareholders' equity                                          73,914                          70,835
                                                         ------------------------------------------------------------
   Total                                                         $ 592,372                       $ 577,116
                                                         ============================================================

See notes to consolidated
financial statements.
26

Consolidated Statements of Income
For The Years Ended December 31, 2001, 2000, and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

                                                                    Year Ended December 31,
                                                                2001          2000         1999
                                                   -------------------------------------------------------
INTEREST REVENUE:
   Loans                                                     $ 31,874      $ 34,425     $ 30,205
   Investment securities - taxable                              5,417         5,903        6,617
   Investment securities - non-taxable                          2,472         2,704        2,739
   Federal funds sold                                             522           360          635
   Interest-bearing bank balances                                  32            28           34
                                                   -------------------------------------------------------
   Total interest revenue                                      40,317        43,420       40,230
                                                   -------------------------------------------------------
INTEREST EXPENSE:
   Deposits                                                    17,112        18,507       17,035
   Short-term borrowings                                          243           590          431
   Federal Home Loan Bank borrowings                              340           364          360
                                                   -------------------------------------------------------
   Total interest expense                                      17,695        19,461       17,826
                                                   -------------------------------------------------------
   Net interest revenue                                        22,622        23,959       22,404
Provision for loan losses                                       1,787         1,235          827
                                                   -------------------------------------------------------
   Net interest revenue after provision
     for loan losses                                           20,835        22,724       21,577
                                                   -------------------------------------------------------
NON-INTEREST REVENUE:
   Trust revenue                                                1,862         1,704        1,515
   Service charges on deposit accounts                          2,889         2,812        2,448
   Securities gains, net                                          173             4           17
   Other income, charges and fees                               1,417           872          624
                                                   -------------------------------------------------------
   Total non-interest revenue                                   6,341         5,392        4,604
                                                   -------------------------------------------------------
NON-INTEREST EXPENSE:
   Salaries                                                     8,234         8,127        7,688
   Pensions and other employee benefits                         2,184         1,951        1,893
   Furniture and equipment expense                              1,416         1,396        1,430
   Net occupancy expense                                        1,237         1,173        1,098
   Intangible amortization                                        198           198          198
   Other expense                                                5,167         4,753        4,548
                                                   -------------------------------------------------------
   Total non-interest expense                                  18,436        17,598       16,855
                                                   -------------------------------------------------------
Income before income taxes                                      8,740        10,518        9,326
Income tax expense                                              2,514         3,071        2,621
                                                   -------------------------------------------------------
NET INCOME:                                                  $  6,226      $  7,447     $  6,705
                                                   =======================================================
Basic earnings per share                                     $    .73      $    .87     $    .78
                                                   =======================================================
Diluted earnings per share                                   $    .73      $    .87     $    .77
                                                   =======================================================

                                                       See notes to consolidated
                                                           financial statements.

Consolidated Statements of Changes in Shareholders' Equity
For The Years Ended December 31, 2001, 2000, and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

                                           Common Stock                   Accumulated
                                                                              Other
                                         Shares                 Capital   Comprehensive   Retained     Treasury
                                         Issued    Amount       Surplus   Income (Loss)   Earnings       Stock           Total
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                8,564      $ 86      $ 37,669      $ 1,429      $ 25,464                    $ 64,648

Comprehensive income:
   Net income                                                                                6,705                       6,705

   Net change in unrealized gain (loss)
     on securities available for sale,
     net of taxes                                                             (4,340)                                   (4,340)
                                                                                                                       ---------
   Total comprehensive income                                                                                            2,365
Dividends paid ($.355 per share)                                                            (3,048)                     (3,048)
Common stock options exercised               21                     117                                                    117
                                      ------------------------------------------------------------------------------------------
Balance, December 31, 1999                8,585        86        37,786       (2,911)       29,121                      64,082

Comprehensive income:
   Net income                                                                                7,447                       7,447
   Net change in unrealized gain (loss)
     on securities available for sale,
     net of taxes                                                              3,213                                     3,213
                                                                                                                       ---------

   Total comprehensive income                                                                                           10,660
Dividends paid ($.40 per share)                                                             (3,429)                     (3,429)
Common stock options exercised                2                       6                                                      6
Treasury stock purchased                                                                                 $ (484)          (484)
                                      ------------------------------------------------------------------------------------------

Balance, December 31, 2000                8,587        86        37,792          302        33,139         (484)        70,835

Comprehensive income:
   Net income                                                                                6,226                       6,226

   Net change in unrealized gain (loss)
     on securities available for sale,
     net of taxes                                                                578                                       578
                                                                                                                       ---------
   Total comprehensive income                                                                                            6,804
Dividends paid ($.44 per share)                                                             (3,751)                     (3,751)
Common stock options exercised                5                      36                                                     36
Treasury stock purchased                                                                                    (10)           (10)
                                      ------------------------------------------------------------------------------------------
Balance, December 31, 2001                8,592      $ 86      $ 37,828      $   880      $ 35,614       $ (494)      $ 73,914
                                      ==========================================================================================

See notes to consolidated
financial statements.
28

Consolidated Statements of Cash Flows
For The Years Ended As of December 31, 2001, 2000, and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars in Thousands)

--------------------------------------------------------------------------------

                                                                         Year Ended December 31,
                                                                2001             2000          1999
                                                         ----------------------------------------------------
OPERATING ACTIVITIES:
   Net income                                                  $  6,226        $  7,447     $  6,705
   Adjustments to reconcile net income to net cash
     provided by operating activities
   Depreciation and amortization                                  1,523           1,535        1,705
   Provisions for losses on loans                                 1,787           1,235          827
   Securities (gains) and losses, net                              (173)             (4)         (17)
   Deferred income tax provision (benefit)                         (422)           (281)        (398)
   (Increase) decrease in:
     Accrued income receivable                                    1,205            (438)        (270)
     Other assets                                                  (731)            539         (265)
   (Decrease) increase in other liabilities                      (1,264)          1,306         (483)
                                                         ----------------------------------------------------

Net cash provided by operating activities                         8,151          11,339        7,804
                                                         ----------------------------------------------------
INVESTING ACTIVITIES:
   Net increase in interest-bearing deposits                       (817)           (217)        (189)
   Net increase in loans                                         (5,027)        (21,184)     (45,256)
   (Purchase) sale of premises and equipment, net                (2,145)         (1,391)      (3,336)
   Proceeds from sale of other real estate owned                    489             138           66
   Proceeds from maturities of securities held to maturity                          878        3,354
   Proceeds from maturities of securities available for sale     55,826          17,370       51,696
   Proceeds from sales of securities available for sale          15,813           1,056       10,981
   Purchases of securities held to maturity                                                     (893)
   Purchases of securities available for sale                   (76,565)        (10,083)     (56,423)
                                                         ====================================================

Net cash used in investing activities                           (12,426)        (13,433)     (40,000)
                                                         ----------------------------------------------------
FINANCING ACTIVITIES:
   Net increase (decrease) in deposits                           14,642          19,383       (7,993)
   Net increase (decrease) in short-term borrowings              (1,201)         (6,184)       7,542
   Net increase (decrease) in long-term debt                                     (1,000)       1,000
   Dividends paid                                                (3,751)         (3,429)      (3,048)
   Purchase of treasury stock                                       (10)           (484)
   Proceeds from issuance of common stock                            36               6          117
                                                         ----------------------------------------------------

Net cash provided by (used in) financing activities               9,716           8,292       (2,382)
                                                         ----------------------------------------------------
NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                           5,441           6,198      (34,578)

CASH AND CASH EQUIVALENTS AT
   BEGINNING OF YEAR                                             36,428          30,230       64,808
                                                         ----------------------------------------------------
CASH AND CASH EQUIVALENTS AT
   END OF YEAR                                                 $ 41,869        $ 36,428     $ 30,230
                                                         ====================================================

                                                       See notes to consolidated
                                                           financial statements.

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2001, 2000, and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 1.   Summary of Significant Accounting Policies

          PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of South Alabama Bancorporation, Inc. (the "Company" or "South Alabama") and its wholly-owned subsidiaries, South Alabama Bank, (the "Mobile Bank"), BankTrust of Brewton, (formerly First National Bank, Brewton) (the "Brewton Bank"), The Monroe County Bank (the "Monroeville Bank"), The Commercial Bank of Demopolis (the "Demopolis Bank"), and Sweet Water State Bank (the "Sweet Water Bank") (collectively the "Banks"), and South Alabama Trust Company, Inc. (the "Trust Company"). All significant intercompany accounts and transactions are eliminated. The Banks are engaged in the business of obtaining funds, primarily in the form of deposits, and investing such funds in commercial and real estate loans and investment securities in Southwest Alabama. The Banks also offer a range of other commercial bank services including investment products. The Trust Company offers trust services.

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

          CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Federal funds are generally sold for one day periods.


          Supplemental disclosures of cash flow information and non-cash transactions related to cash flows for the years ended December 31, 2001, 2000 and 1999 are as follows:

                           2001         2000         1999
                       ---------------------------------------
Cash paid for:
   Interest             $ 18,356     $ 18,802     $ 18,050
   Income taxes            3,275        3,012        2,444

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

          The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed against current income unless the collateral for the loan is sufficient to cover the accrued interest. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current and has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2001, 2000, and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

          ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is maintained at a level considered by Management to be sufficient to absorb losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance and the amount of the provision charged to expense is based on periodic reviews of the portfolio, past loan loss experience, current economic conditions and such other factors which, in Management's judgment, deserve current recognition in estimating loan losses. This determination also considers the balance of impaired loans (which are generally considered to be nonperforming loans, excluding residential mortgages and other homogeneous loans). Specific allowances for impaired loans are based on comparisons of the recorded carrying values of the loans to the present value of these loans' estimated cash flows at each loan's effective interest rate, the fair value of the collateral, or the loans' observable market price. Recovery of the carrying value of loans is dependent to a great extent on economic, operating and other conditions that may be beyond the Company's control.

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

          INTANGIBLE ASSETS - Intangible assets, primarily goodwill, are amortized on the straight-line basis over 25 years. The Company continually evaluates whether events and circumstances have occurred that indicate that such assets have been impaired. Measurement of any impairment of such assets is based on those assets' fair value, with the resulting charge recorded as a loss. There were no significant impairment losses recorded in 2001, 2000, or 1999. See RECENT ACCOUNTING PRONOUNCEMENTS for further discussion.

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

          MARKET RISK MANAGEMENT - Market risk is a risk of loss arising from adverse changes in market prices and rates. The Company's market risk is composed primarily of interest rate risk created by its lending and deposit taking activities. Management addresses this risk through an active Asset/Liability Management process and through management of loan and investment portfolio maturities and repricing. Through December 31, 2001, Management has not utilized derivatives as a part of this process.

          RECENT ACCOUNTING PRONOUNCEMENTS - In June, 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. The Statement requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, which delayed the original effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which amends SFAS No. 133. SFAS No. 138 addresses a limited number of issues related to the implementation of SFAS No. 133.

          On December 1, 2000, the Company adopted SFAS No. 133 and transferred held to maturity securities with an amortized cost of $9.1 million and an estimated fair value of $9.1 million into the available for sale category. There was no income statement impact from the adoption of SFAS No. 133.

          In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which replaces SFAS No. 125. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires substantial disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. The statements provide accounting and reporting standards for such transactions based on consistent application of a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liability when extinguished. Portions of the statement were effective December 31, 2000 and have been adopted by the Company. Other portions became effective for transactions occurring after March 31, 2001. The adoption of the continuing provisions of SFAS No. 125 did not have a material impact on the Company's consolidated financial position or consolidated results of operations. The adoption of the new provisions of SFAS No. 140 did not have a material impact on the Company's consolidated financial position or consolidated results of operations.

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2001, 2000, and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

          In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Pooling-of-interests business combinations initiated prior to June 30, 2001 were grandfathered. Statement No. 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead an entity must perform an assessment of whether these assets are impaired as of the date of adoption and test for impairment at least annually in accordance with the provisions of Statement No. 142. The new standard also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed annually for impairment. The Company adopted the provisions of Statement No. 141 on July 1, 2001 and Statement No. 142 effective January 1, 2002.

          At December 31, 2001, the Company had unamortized goodwill in the amount of $4.0 million and unamortized identifiable intangible assets in the amount of $0, both of which are subject to the transition provisions of Statement No. 142. Goodwill amortization expense was $198 thousand, for each of the years ended December 31, 2001, 2000, and 1999. Further, no impairment exists related to goodwill or other intangible assets.

          In June 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations. This Statement applied to legal obligations associated with the retirement of a tangible long-lived assets. The Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002; earlier application is encouraged. Management does not anticipate that the adoption of this Statement will have a material impact on the Company's consolidated financial position or consolidated results of operations.

          In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, that replaces FASB Statement No. 121, Accounting for the Impairment of Long-lived Assets and for Long-Lived Assets to Be Disposed Of. The provisions of Statement 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. Early application is encouraged. Management does not anticipate that the adoption for these Statement will have a material impact on the Company's consolidated financial position or consolidated results of operations.

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

          Combined and separate results of the Company and SWSB during the periods preceding the mergers were as follows:

                                                                 South      Sweet Water
                                                               Alabama   State Bancshares      Combined
                                                            ----------------------------------------------
Six months ended June 30, 1999 (unaudited)
   Net interest income                                         $ 9,830      $ 1,039            $ 10,869
   Net income                                                    2,918          287               3,205

          On November 2, 2001, the Company and Gulf Coast Community Bancshares, Inc. ("Gulf Coast") announced that they had reached an agreement in principle whereby Gulf Coast would merge into the Company. According to the plan of merger, each share of Gulf Coast voting common stock will be converted into the number of shares of South Alabama common stock having an average aggregate market price prior to the effective time of the merger of $188.43, subject to adjustment if the average price of the Company's common stock is less than $8.00 or more than $12.00 per share. The Company anticipates that this transaction will close by the end of April 2002 subsequent to Gulf Coast's shareholders' vote scheduled for April 12, 2002.

--------------------------------------------------------------------------------

Note 3.   Restrictions On Cash and Due From Bank Accounts

          The Banks are required to maintain average reserve balances with the Federal Reserve Bank. The average of those reserve balances for the years ended December 31, 2001 and 2000 was approximately $2,760 and $2,060, respectively.

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2001, 2000, and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 4.   Investment Securities

          The following summary sets forth the amortized cost amounts and the corresponding market values of investment securities available for sale at December 31, 2001 and 2000:

                                                                                      Gross        Gross     Estimated
                                                                     Amortized      Unrealized   Unrealized    Market
                                                                        Cost          Gains        Losses      Value
                                                                  -------------------------------------------------------
          2001:
          U.S. Treasury securities                                     $   1,052     $    27               $   1,079
          Obligations of U.S. Government agencies                         76,028       1,136       $ 320      76,844
          Obligations of states and political subdivisions                57,575       1,036         545      58,066
          Other investments                                               10,299          90          22      10,367
                                                                  -------------------------------------------------------
             Total                                                     $ 144,954     $ 2,289       $ 887   $ 146,356
                                                                  =======================================================
          2000:
          U.S. Treasury securities                                     $   2,749     $    26               $   2,775
          Obligations of U.S. Government agencies                         66,656         348       $ 495      66,509
          Obligations of states and political subdivisions                64,576       1,045         424      65,197
          Other investments                                                5,907           6          24       5,889
                                                                  -------------------------------------------------------
             Total                                                     $ 139,888     $ 1,425       $ 943   $ 140,370
                                                                  =======================================================

          Securities with a carrying value of approximately $71,488 and $95,481 at December 31, 2001 and 2000, respectively, were pledged to secure deposits of public funds and trust deposits. Additionally, investment securities with a carrying value of approximately $7,088 and $4,616 at December 31, 2001 and 2000, respectively, were pledged to secure repurchase agreements.

          Proceeds from the sales of securities available for sale were $15,813 in 2001, $1,056 in 2000 and $10,981 in 1999. Gross realized gains on the sale of these securities were $213 in 2001, $24 in 2000 and $140 in 1999, and gross realized losses were $40 in 2001, $20 in 2000 and $123 in 1999.


          Maturities of investment securities as of December 31, 2001, are as follows:

                                              Available for Sale
                                         ---------------------------
                                           Amortized       Market
                                              Cost          Value
                                         ---------------------------
               Due in 1 year or less        $ 12,568      $ 12,725
               Due in 1 to 5 years            58,440        59,422
               Due in 5 to 10 years           26,567        26,948
               Due in over 10 years           47,379        47,261
                                         ---------------------------
               Total                        $144,954      $146,356
                                         ===========================

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2001, 2000, and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousand Except Per Share)

--------------------------------------------------------------------------------

Note 5.   Loans

          A summary of loans follows:                                               December 31,
                                                                            2001                  2000
                                                                   ---------------------------------------------
          Commercial, financial and agricultural                        $  165,292              $  158,626
          Real estate - construction                                        21,990                  15,116
          Real estate - mortgage                                           141,111                 145,786
          Consumer, installment and single pay                              54,868                  60,208
                                                                   ---------------------------------------------
             Total                                                      $  383,261              $  379,736
                                                                   =============================================

               In the normal course of business, the Banks make loans to directors, executive officers, significant shareholders and their affiliates (related parties). Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and in Management's opinion do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was $39,745 at December 31, 2001, and $32,177 at December 31, 2000. During 2001, $34,731 of new loans and advances were made, and principal repayments totaled $27,163. Outstanding commitments to extend credit to related parties totaled $16,394 at December 31, 2001.

               At December 31, 2001 and 2000, non-accrual loans totaled $1,580 and $2,138, respectively. The amount of interest income that would have been recorded during 2001 and 2000, if these non-accrual loans had been current in accordance with their original terms, was $165 and $154, respectively. The amount of interest income actually recognized on these loans during 2001 and 2000 was $29 and $48, respectively.

               At December 31, 2001 and 2000, the recorded investments in loans that were considered to be impaired under SFAS No. 114 were $1,580 and $2,138, respectively (all of which were carried on a non-accrual basis). Included in this amount is $1,460 in 2001 and $1,805 in 2000 of impaired loans for which the related allowance for loan losses is $251 in 2001 and $539 in 2000. The amounts of impaired loans that did not have specific allowances for loan losses were $120 in 2001 and $333 in 2000. The average recorded investment amounts in impaired loans during the years ended December 31, 2001 and 2000, were approximately $2,516 and $1,906, respectively. For the years ended December 31, 2001 and 2000, the amount of interest income recognized on impaired loans was $29 and $48, respectively.

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2001, 2000, and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share

--------------------------------------------------------------------------------

Note 6.   Allowance for Loan Losses

          The allowance for loan losses is summarized as follows:

                                                                Year Ended December 31,
                                                       2001                2000             1999
                                                  -------------------------------------------------------
Balance at the beginning of year                       $  4,608           $ 4,128        $ 3,664
   Provision charged to operating expense                 1,787             1,235            827
   Losses charged off                                    (1,411)           (1,368)          (837)
   Recoveries                                               344               613            474
                                                  -------------------------------------------------------
Balance at the end of the year                         $  5,328           $ 4,608        $ 4,128
                                                  =======================================================

          Activity in the allowance for losses on other real estate owned was not significant in 2001, 2000, and 1999.

--------------------------------------------------------------------------------

Note 7.   Premises and Equipment

          Premises and equipment are summarized as follows:

                                                  Estimated                         December 31,
                                                Useful Lives              2001                      2000
                                              -----------------       ---------------------------------------
Land and land improvements                                               $  3,271                $  3,271
Bank buildings and improvements                  40 years                  10,468                   9,109
Furniture, fixtures and equipment               3-10 years                 10,525                   9,892
Leasehold improvements                          5-15 years                  2,389                   2,383
                                                                      ---------------------------------------
   Total                                                                   26,653                  24,655
Less accumulated depreciation and amortization                             12,735                  11,632
                                                                      ---------------------------------------
   Premises and equipment - net                                          $ 13,918                $ 13,023
                                                                      =======================================

          The provision for depreciation and amortization charged to operating expense in 2001, 2000, and 1999 amounted to $1,250, $1,257 and $1,322, respectively.

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2001, 2000 and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 8.   Deposits

          The following summary presents the detail of interest bearing deposits:

                                                            December 31,
                                                      2001                 2000
                                                 -------------------------------
Interest bearing checking accounts                 $ 73,990             $ 72,343
Savings accounts                                     35,583               31,536
Money market savings accounts                        58,244               54,176
Time deposits ($100 or more)                         93,481               94,970
Other time deposits                                 140,543              144,370
                                                 -------------------------------
              Total                                $401,841             $397,395
                                                 ===============================

          The following summary presents the detail of interest expense on deposits:

                                                            Year Ended December 31,
                                                       2001            2000       1999
                                                   ---------------------------------------
Interest bearing checking accounts                   $ 1,723         $ 2,099     $ 2,125
Savings accounts                                         895           1,035       1,088
Money market savings accounts                          1,858           2,407       2,552
Time deposits ($100 or more)                           4,612           4,975       4,252
Other time deposits                                    8,024           7,991       7,018
                                                   ---------------------------------------

           Total                                    $ 17,112        $ 18,507    $ 17,035
                                                   =======================================

          The following table reflects maturities of time deposits of $100 or more at December 31, 2001:

Less than 1 year                    1 to 5 years      5 to 10 years      Total
--------------------------------------------------------------------------------
   $ 79,953                           $ 13,528                          $93,481
================================================================================

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2001, 2000 and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 9.   Short-Term Borrowings

          Following is a summary of short-term borrowings:

                                                                                 December 31,
                                                                         2001                     2000
                                                                     -------------------------------------
Federal funds purchased                                                                          $ 3,726
Securities sold under agreement to repurchase                          $ 7,088                     4,616
Other short-term borrowings                                                526                       473
                                                                     -------------------------------------
Total                                                                  $ 7,614                   $ 8,815
                                                                     =====================================
Weighted average interest rate at year-end                                1.13%                     5.54%

Weighted average interest rate on
   amounts outstanding during the year
   (based on average of daily balances)                                   3.47%                     5.93%


          Information concerning securities sold under agreement to repurchase summarized as follows:

                                                                         2001                     2000
                                                                      ------------------------------------
Average balance during the year                                        $ 5,668                   $ 4,318
Average interest rate during the year                                     3.42%                     4.65%
Maximum month-end balances during the year                             $ 7,909                   $ 5,323

          Federal funds purchased and securities sold under agreements to repurchase generally represented overnight borrowing transactions. Other short-term borrowings consist of demand notes owed to the U.S. Treasury.

          At December 31, 2001 and 2000, securities sold under agreements to repurchase had average interest rates of 1.00 percent and 4.75 percent, respectively. Included in the balances of securities sold under agreements to repurchase at December 31, 2001 and 2000, were repurchase agreements to related parties of $3,426 and $1,857, respectively.

--------------------------------------------------------------------------------

Note 10.  Long-Term Debt

          Following is a summary of long-term debt:

                                                                                      December 31,
                                                                               2001                 2000
                                                                           --------------------------------
Federal home loan bank callable advances                                     $ 6,000              $ 6,000
Weighted average interest rate at year-end                                      5.67%                5.67%
Weighted average interest rate on amounts outstanding during the year           5.67%                5.59%
   (based on average of daily balances)
Average balance during the year                                              $ 6,000              $ 6,508
Maximum month-end balances during the year                                   $ 6,000              $ 7,000

          The Federal Home Loan Bank (FHLB) advances are secured by the Demopolis Bank's investment in FHLB stock, which totaled $394 at both December 31, 2001 and 2000, respectively, and also by a blanket floating lien on portions of the Demopolis Bank's one to four family residential mortgage loan portfolio. The FHLB callable advances require quarterly interest payments. An advance in the amount of $2,000 matures in 2003, accrues interest at a rate of 5.6%, and is callable at quarterly intervals which began in March 2001. Another $2,000 advance matures in 2005, accrues interest at a rate of 5.9%, and is callable at quarterly intervals which began November 2001. Another $2,000 advance matures in 2008, accrues interest at a rate of 5.5%, and is callable at quarterly intervals which begin June 2003. If called prior to maturity, replacement funding will be offered by the FHLB at a then current rate.

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2001, 2000 and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

-------------------------------------------------------------------------------

Note 11.  Accounting for Income Taxes

The components of income tax expense are as follows:

                                                             Year Ended December 31,
                                                          2001          2000        1999
                                                      ------------------------------------
Current income tax expense:
   Federal                                              $ 2,512      $ 2,881     $ 2,611
   State                                                    424          471         408
                                                      ------------------------------------
Total current income tax expense                          2,936        3,352       3,019
                                                      ------------------------------------
Deferred income tax expense (benefit):
   Federal                                                 (345)        (248)       (354)

   State                                                    (77)         (33)        (44)
                                                      ------------------------------------

Total deferred income tax benefit                          (422)        (281)       (398)
                                                      ------------------------------------

Total income tax expense                                $ 2,514      $ 3,071     $ 2,621
                                                      ====================================

Total income tax expense differed from the amount computed using the applicable statutory Federal income tax rate of 34 percent applied to pretax earnings for the following reasons:

                                                                Year Ended December 31,
                                                         2001             2000             1999
                                                       ------------------------------------------
Income tax expense at statutory rate                     $ 2,972        $ 3,576         $ 3,171
Increase (decrease) resulting from:
Tax exempt interest                                         (865)          (980)           (953)
Reduced interest deduction on debt
   used to carry tax-exempt securities                       108            125             115
State income tax, net of federal benefit                     251            289             243
Other, net                                                    48             61              45
                                                       ------------------------------------------

Total                                                    $ 2,514        $ 3,071         $ 2,621
                                                       ------------------------------------------

Effective tax rate                                         28.8%          29.2%           28.1%
                                                       ==========================================


The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 2001 and 2000 are presented below:

                                                               December 31,
                                                           2001           2000
                                                       ---------------------------
Deferred tax assets:
Allowance for loan losses and other
   real estate not currently deductible                  $ 1,933         $ 1,530
Accrued pension cost not currently deductible                 67              67
Accrued expenses                                              75              62
Other                                                        128             141
                                                       ---------------------------
Total deferred tax assets                                  2,203           1,800
                                                       ---------------------------
Deferred tax liabilities:
Unrealized gain on securities available for sale            (526)           (182)
Differences between book and tax basis of property          (335)           (362)
Other                                                       (283)           (275)
                                                       ---------------------------
Total deferred tax liabilities                            (1,144)           (819)
                                                       ---------------------------
Net deferred tax asset (liability)                       $ 1,059           $ 981
                                                       ===========================

          There was no valuation allowance during either 2001 or 2000.

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2001, 2000 and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 12.  Retirement Plans

          PENSION PLAN - South Alabama maintains a pension plan which generally provides for a monthly benefit commencing at age 65 equal to 1% of the employee's average monthly base compensation during the highest five consecutive calendar years out of the 10 calendar years preceding retirement, multiplied by years of credited service, not to exceed 40 years. Alternative plan formulas which may apply to certain participants who participated in predecessor pension plans, might produce a greater benefit in some situations.

          In 1998, the Company adopted SFAS Statement No. 132, "Employers' Disclosure About Pensions and Other Postretirement Benefits." The measurement date is December 31 for each year.

          Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                           Projected Benefit Obligations
                                          2001                       2000
                                     ----------------------------------------
Balance at beginning of year            $ 6,880                     $ 7,011
Service cost                                496                         438
Interest cost                               514                         470
Benefits paid                              (216)                       (470)
Actuarial (gain) loss                      (237)                       (569)
                                     ----------------------------------------

Balance, end of year                    $ 7,437                     $ 6,880
                                     ========================================

                                                    Plan Assets
                                          2001                       2000
                                     ----------------------------------------
Balance at beginning of year            $ 7,228                     $ 8,148
Return on plan assets                      (633)                       (450)
Benefits paid                              (216)                       (470)
                                     ----------------------------------------
Balance, end of year                    $ 6,379                     $ 7,228
                                     ========================================

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2001, 2000, and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

          The (net pension liability) prepaid pension costs recognized in the consolidated statement of condition were as follows:

                                                              2001        2000
                                                          ----------------------
Funded status                                               $ (1,058)    $ 347
Unrecognized transition obligation                                28        29
Unrecognized prior service cost                                   63        70
Unrecognized net (gain) loss                                     799      (229)
                                                          ----------------------
(Net pension liability) prepaid asset recognized
   in the consolidated statements of condition              $   (168)    $ 217
                                                          ======================

          Components of the plans' net cost were as follows:

                                                 2001     2000     1999
                                             ----------------------------
Service cost                                    $ 496    $ 438    $ 434
Interest cost                                     514      470      414
Expected return on plan assets                   (631)    (673)    (588)
Net amortization                                    7        7        8
Recognized net gain                                        (70)
                                             ----------------------------

Net pension cost                                $ 386    $ 172    $ 268
                                             ============================

          The weighted average rates assumed in the actuarial calculations for the pension plan were:

                                              2001        2000
                                            ---------------------
Discount                                      7.25%       7.50%
Annual salary increase                        5.00        5.00
Long-term return on plan assets               8.50        8.50

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

SAVINGS AND PROFIT SHARING PLAN - South Alabama maintains the South Alabama Bancorporation Savings and Profit Sharing Plan. Subject to certain employment and vesting requirements, all South Alabama personnel are permitted to participate in the plan. An eligible employee may defer up to 10% of his or her pay into the plan. The employer makes a matching contribution as follows: $1.00 for every $1.00 on the first 2%, $0.75 per $1.00 on the next 2% and $0.50 per $1.00 on the next 2%. The Company made matching contributions of $478, $508 and $438 during 2001, 2000, and 1999, respectively.

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2001, 2000 and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 13.  Earnings Per Share

          Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the years ended December 31, 2001, 2000 and 1999. Diluted earnings per share for the years ended December 31, 2001, 2000 and 1999 are computed by dividing net income by the weighted average number of shares of common stock outstanding and the dilutive effects of the shares awarded under the Stock Option plans, based on the treasury stock method using an average fair market value of the stock during the respective periods.

          The following table represents the earnings per share calculations for the years ended December 31, 2001, 2000 and 1999:

                                                                         Net        Weighted          Earnings
                   December 31, 2001                                    Income    Average Shares      Per Share
-----------------------------------------------------------------------------------------------------------------
Basic earnings per share:
   Income available to common shareholders                               6,226             8,527        $ .73
                                                                      -------------------------------------------
Dilutive securities:
   Stock option plan shares                                                                   35
                                                                      -------------------------------------------
Dilutive earnings per share:
   Income available to common shareholders plus assumed conversions    $ 6,226             8,562        $ .73
                                                                      ===========================================

                                                                         Net        Weighted          Earnings
                    December 31, 2000                                   Income    Average Shares      Per Share
-----------------------------------------------------------------------------------------------------------------
Basic earnings per share:
   Income available to common shareholders                               7,447             8,580       $ .87
                                                                      -------------------------------------------
Dilutive securities:
   Stock option plan shares                                                                   23
                                                                      -------------------------------------------
Dilutive earnings per share:
   Income available to common shareholders plus assumed conversions    $ 7,447             8,603       $ .87
                                                                      ===========================================

                                                                         Net        Weighted          Earnings
                    December 31, 1999                                   Income    Average Shares      Per Share
-----------------------------------------------------------------------------------------------------------------
Basic earnings per share:
   Income available to common shareholders                               6,705             8,583        $ .78
                                                                      -------------------------------------------
Dilutive securities:
   Stock option plan shares                                                                   77
                                                                      -------------------------------------------
Dilutive earnings per share:
   Income available to common shareholders plus assumed conversions    $ 6,705             8,660        $ .77
                                                                      ===========================================

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2001, 2000 and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 14.  Stock Options

          The Company utilizes the intrinsic value method of accounting for stock option grants. As the option exercise price is considered to be equal to the fair value of the stock at the date of grant, no compensation cost is recognized.

          The Company has three incentive stock option plans, the South Alabama Bancorporation 1993 Incentive Compensation Plan (the "SAB Plan"), the 2001 Incentive Compensation Plan (the "2001 Plan") and the Mobile National Stock Option Plan (the "MBNC Plan").

          The MBNC Plan was terminated in 1993 upon the creation of South Alabama Bancorporation. The remaining granted and outstanding options under the MBNC Plan are convertible into common shares of the Company. At December 31, 2001, options for 11 shares were granted and outstanding under the MBNC Plan.

          The Company may grant options for up to 450 shares to employees and 250 shares to employees and directors under the SAB and 2001 Plans, respectively, and has granted options of 375 shares and 0 shares under the SAB and 2001 Plans, respectively, through December 31, 2001. Under both the SAB, 2001 and MBNC Plans, the option exercise price equals the stock's market price at the date of grant. The options vest upon issuance and expire after ten years.

          Had compensation costs for these plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                                     2001        2000        1999
                                                                 -----------------------------------
 Net Income:             As reported                               $ 6,226     $ 7,447     $ 6,705
                         Pro forma                                   6,051       7,358       6,479

 Earnings per share:     As reported or restated
                              Basic                                $   .73     $   .87     $   .78
                              Diluted                                  .73         .87         .77

                         Pro forma
                              Basic                                $   .71     $   .86     $   .75
                              Diluted                                  .71         .86         .75

          A summary of the status of the Company's two stock option plans at December 31, 2001, 2000, and 1999 and the changes during the years then ended is as follows:

                                                          2001                        2000                           1999
                                           -----------------------------------------------------------------------------------------

                                                           Weighted Avg.               Weighted Avg.                  Weighted Avg.
                                               Shares     Exercise Price    Shares     Exercise  Price     Shares    Exercise Price
Outstanding at beginning of year                319           $ 11.10        293             $ 11.03         281          $  9.84
   Granted                                       44             11.31         26               11.91          43            15.63
   Exercised                                     (3)             8.67                                        (21)            5.55
   Forfeited                                                                                                 (10)            8.76
                                           -----------------------------------------------------------------------------------------

Outstanding at end of year                      360             10.77        319                              293         $ 11.03
                                           -----------------------------------------------------------------------------------------


Exercisable at end of year                      319              9.40        293             $ 11.03          250         $ 10.24
                                           -----------------------------------------------------------------------------------------

Weighted average fair value of
   the options granted                                        $  3.99                        $  3.65                      $  5.65
                                           -----------------------------------------------------------------------------------------


          At December 31, 2001, 177 of the 360 options outstanding have exercise prices between $8 and $9 with a weighted average exercise price of $8.77 and an average remaining contractual life of 3.65 years. All of these options are exercisable. The remaining 183 options outstanding at December 31, 2001 consist of options granted during fiscal 2000 and 2001 and have exercise prices between $10 and $22, with a weighted average exercise price of $14.16, and an average remaining contractual life of 7.43 years.

          The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2001, 2000, and 1999, respectively; risk-free interest rates of 4.38%, 6.64%, and 5.13%; expected dividend yields of 4.1%, 3.4%, and 2.6%; expected lives of 5 years in 2001 and 2000 and 10 years in 1999; and expected volatility of .35, .35, and .32 respectively.

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2001, 2000, and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 15.  Regulatory Matters

          The Company's principal source of funds for dividend payments is dividends from the Banks. Dividends payable by a bank in any year, without prior approval of the appropriate regulatory body, are limited to the bank's net profits (as defined) for that year combined with its net profits for the two preceding years. The dividends, as of January 1, 2002, that the Banks could declare, without the approval of regulators, amounted to $6,712.

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

          Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the tables below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001 and 2000, that the Banks meet all capital adequacy requirements to which they were subject.

          As of December 31, 2001 and 2000, the most recent notification from the regulatory authorities categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the tables below.

          Actual capital amounts and ratios are presented in the table below for the Banks and on a consolidated basis for the Company.

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2001, 2000 and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------


                                                                                             To Be Well Capitalized
                                                                          For Capital       Under Prompt Corrective
                                                      Actual           Adequacy Purposes       Action  Provisions
                                               -------------------------------------------------------------------------
                                                  Amount   Ratio       Amount       Ratio       Amount       Ratio
                                               -------------------------------------------------------------------------
December 31, 2001
Total Capital (to Risk Weighted Assets)
   Consolidated                                  $ 73,914   16.8%     $ 35,248       8.0%
   Brewton Bank                                    16,371   18.9         6,925       8.0       $ 8,657        10.0%
   Demopolis Bank                                   8,888   16.3         4,370       8.0         5,462        10.0
   Monroeville Bank                                14,315   16.8         6,809       8.0         8,511        10.0
   Mobile Bank                                     25,402   14.5        14,025       8.0        17,532        10.0
   Sweet Water Bank                                 6,570   16.1         3,269       8.0         4,087        10.0

Tier I Capital (to Risk Weighted Assets)
   Consolidated                                  $ 69,053   15.7%     $ 17,624       4.0%
   Brewton Bank                                    15,521   17.9         3,463       4.0       $ 5,194         6.0%
   Demopolis Bank                                   8,204   15.0         2,185       4.0         3,277         6.0
   Monroeville Bank                                13,640   16.0         3,404       4.0         5,107         6.0
   Mobile Bank                                     23,206   13.2         7,013       4.0        10,519         6.0
   Sweet Water Bank                                 6,114   15.0         1,635       4.0         2,452         6.0

Tier I Capital (to Average Assets)
   Consolidated                                  $ 69,053   11.9%     $ 23,181       4.0%
   Brewton Bank                                    15,521   13.6         4,561       4.0       $ 6,842        6.0%
   Demopolis Bank                                   8,204   10.5         3,124       4.0         4,686        6.0
   Monroeville Bank                                13,640   11.8         4,620       4.0         6,930        6.0
   Mobile Bank                                     23,206   10.9         8,503       4.0        12,754        6.0
   Sweet Water Bank                                 6,114   10.7         2,287       4.0         3,431        6.0

                                                                                               To Be Well Capitalized
                                                                          For Capital         Under Prompt Corrective
                                                        Actual         Adequacy Purposes         Action  Provisions
                                                 ----------------------------------------------------------------------
                                                   Amount   Ratio      Amount       Ratio       Amount        Ratio
                                                 ----------------------------------------------------------------------
December 31, 2000
Total Capital (to Risk Weighted Assets)
   Consolidated                                   $ 70,961  17.2%     $ 32,947       8.0%
   Brewton Bank                                     15,996  20.3         6,300       8.0       $ 7,874        10.0%
   Demopolis Bank                                    8,779  17.7         3,966       8.0         4,957        10.0
   Monroeville Bank                                 14,032  18.6         6,028       8.0         7,535        10.0
   Mobile Bank                                      23,088  13.3        13,930       8.0        17,412        10.0
   Sweet Water Bank                                  6,811  16.0         3,408       8.0         4,260        10.0

Tier I Capital (to Risk Weighted Assets)
   Consolidated                                   $ 66,353  16.1%     $ 16,473       4.0%
   Brewton Bank                                     15,221  19.3         3,150       4.0       $ 4,725         6.0%
   Demopolis Bank                                    8,159  16.5         1,983       4.0         2,974         6.0
   Monroeville Bank                                 13,434  17.8         3,014       4.0         4,521         6.0
   Mobile Bank                                      21,051  12.1         6,965       4.0        10,447         6.0
   Sweet Water Bank                                  6,278  14.7         1,704       4.0         2,556         6.0

Tier I Capital (to Average Assets)
   Consolidated                                   $ 66,353  11.9%     $ 22,251       4.0%
   Brewton Bank                                     15,221  13.8         4,418       4.0       $ 6,627         6.0%
   Demopolis Bank                                    8,159  10.7         3,040       4.0         4,560         6.0
   Monroeville Bank                                 13,434  12.5         4,294       4.0         6,441         6.0
   Mobile Bank                                      21,051  10.5         8,034       4.0        12,051         6.0
   Sweet Water Bank                                  6,278  10.5         2,401       4.0         3,601         6.0

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2001, 2000, and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 16.  Fair Value of Financial Instruments

          SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to Management as of December 31, 2001 and 2000. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

          The following methods and assumptions were used by the Company in estimating its fair values disclosures for financial instruments:

          INVESTMENT SECURITIES - Fair values for investment securities are primarily based on quoted market prices. If a quoted market price is not available, fair value is estimated using market prices for similar securities.

          LOANS- For equity lines and other loans with short-term or variable rate characteristics, the carrying value reduced by an estimate for credit losses inherent in the portfolio is a reasonable estimate of fair value. The fair value of all other loans is estimated by discounting their future cash flows using interest rates currently being offered for loans with similar terms, reduced by an estimate of credit losses inherent in the portfolio. The discount rates used are commensurate with the interest rate and prepayment risks involved for the various types of loans.

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

          LONG TERM DEBT - The fair value of the Company's fixed rate borrowings are estimated using discounted cash flows, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of the Company's variable rate borrowings approximates their fair values.

          COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT - The value of these unrecognized financial instruments is estimated based on the fee income associated with the commitments which, in the absence of credit exposure, is considered to approximate their settlement value. As no significant credit exposure exists and because such fee income is not material to the Company's financial statements at December 31, 2001 and 2000, the fair value of these commitments is not presented.

          Many of the Company's assets and liabilities are short-term financial instruments whose carrying amounts reported in the statement of condition approximate fair value. These items include cash and due from banks, interest-bearing bank balances, federal funds sold, other short-term borrowings and accrued interest receivable and payable balances. The estimated fair values of the Company's remaining on-balance sheet financial instruments as of December 31, 2001 and 2000, are summarized below.

                                                           2001                         2000
                                                ---------------------------------------------------------
                                                                    Estimated                   Estimated
                                                    Carrying          Fair       Carrying          Fair
                                                     Value           Value        Value           Value
                                                ---------------------------------------------------------
Financial assets:
   Investment securities available for sale        $ 146,356        $ 146,356   $ 140,370       $ 140,370
   Loans, net of allowance for loan losses           376,985          381,892     373,745         368,603
Financial liabilities:
   Deposits                                        $ 501,477        $ 503,319   $ 486,835       $ 488,243
   Long-term debt                                      6,000            6,000       6,000           6,000

          SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. The disclosures also do not include certain intangible assets, such as customer relationships, deposit base intangibles and goodwill. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2001, 2000, and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

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

                                                          December 31,
                                                    2001                 2000
                                                  -----------------------------
              Standby letters of credit           $  7,398             $  4,900
              Commitments to extend credit         100,231               76,738

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

          At December 31, 2001 and 2000, the Company was under contract to lease certain bank premises and equipment. The terms of these contracts vary and are subject to certain changes at renewal. Future minimum rental payments required under operating leases having initial or remaining non-cancelable terms in excess of one year as of December 31, 2001 were not significant.

          Rental expense under all operating leases amounted to $136, $159, and $167 in 2001, 2000, and 1999, respectively.

          The Company and its Banks are the subject of claims and disputes arising in the normal course of business. Management, through consultation with the Company's legal counsel, is of the opinion that these matters will not have a material impact on results of operations.

--------------------------------------------------------------------------------

Note 18.  Non-Interest Expense

          Components of other non-interest expense are as follows:

                                                Year Ended December 31,
                                           2001          2000           1999
                                         -------------------------------------
          Advertising                     $   324       $   340        $   339
          Professional services               750           541            356
          Stationery and supplies             489           517            533
          Other                             3,604         3,355          3,320
                                         -------------------------------------
          Total                           $ 5,167       $ 4,753        $ 4,548
                                         =====================================

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2001, 2000, and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

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

                                                                                2001
                                  -------------------------------------------------------------------------------------------------
                                                                                     Sweet
                                    Mobile     Brewton     Monroeville Demopolis    Water      All
                                     Bank       Bank          Bank        Bank       Bank      Other    Elimination    Consolidated
                                  -------------------------------------------------------------------------------------------------
Total interest revenue              $ 15,001   $  8,172    $  7,153   $  5,859     $  4,191  $    30    $    (89)        $ 40,317
Total interest expense                 6,512      3,169       3,008      3,031        2,064                  (89)          17,695
                                  -------------------------------------------------------------------------------------------------
Net interest revenue                   8,489      5,003       4,145      2,828        2,127       30                       22,622
Provision for loan losses                917        294         106        267          203                                 1,787
                                  -------------------------------------------------------------------------------------------------
Net interest income after
  provision                            7,572      4,709       4,039      2,561        1,924       30                       20,835
Total non-interest revenue             1,925        909         558        591          495    1,871          (8)           6,341
Total non-interest expense             6,137      3,191       2,359      2,004        1,954    2,799          (8)          18,436
                                  -------------------------------------------------------------------------------------------------
Income before taxes                    3,360      2,427       2,238      1,148          465     (898)                       8,740
Provision for income taxes             1,205        567         671        301          103     (333)                       2,514
                                  -------------------------------------------------------------------------------------------------
Net income                          $  2,155   $  1,860    $  1,567   $    847     $    362  $  (565)                    $  6,226
                                  =================================================================================================

Other significant items:
   Total assets                     $216,461   $127,145    $118,619   $ 77,582     $ 56,035  $75,340    $(78,810)        $592,372
   Total investment securities        33,299     29,592      55,377     16,157       11,931                               146,356
   Total loans, net unearned
     income                          163,501     72,508      52,688     55,765       37,851                               382,313
   Investment in subsidiaries             90                                                  73,221     (73,311)
   Total interest revenue from
     customers                        15,001      8,120       7,116      5,859        4,191       30                       40,317
   Total interest revenue from
     affiliates                                      52          37                                          (89)

                                                                               2000
                                    -----------------------------------------------------------------------------------------------
                                                                                      Sweet
                                     Mobile    Brewton   Monroeville  Demopolis       Water     All
                                      Bank      Bank        Bank        Bank          Bank     Other    Elimination    Consolidated
                                    -----------------------------------------------------------------------------------------------
Total interest revenue              $ 16,260   $ 8,948     $  7,691   $  5,874      $ 4,766   $     21    $   (140)      $ 43,420
Total interest expense                 7,449     3,680        3,203      3,065        2,204                   (140)        19,461
                                    -----------------------------------------------------------------------------------------------
Net interest revenue                   8,811     5,268        4,488      2,809        2,562         21                     23,959
Provision for loan losses                620        66          102        148          299                                 1,235
                                    -----------------------------------------------------------------------------------------------
Net interest income after
  provision                            8,191     5,202        4,386      2,661        2,263         21                     22,724
Total non-interest revenue             1,330       735          574        530          519      1,713          (9)         5,392
Total non-interest expense             5,776     3,048        2,642      1,968        1,862      2,311          (9)        17,598
                                    -----------------------------------------------------------------------------------------------
Income before taxes                    3,745     2,889        2,318      1,223          920       (577)                    10,518
Provision for income taxes             1,344       734          685        309          233       (234)                     3,071
                                    -----------------------------------------------------------------------------------------------
Net income                          $  2,401   $ 2,155     $  1,633    $   914      $   687   $   (343)                  $  7,447
                                    ===============================================================================================

Other significant items:
   Total assets                     $211,316   $114,249    $116,345    $76,201      $58,099   $72,813     $(71,907)      $577,116
   Total investment securities        34,340     35,055      40,389     17,351       13,235                               140,370
   Total loans, net unearned
     income                          158,571     69,910      57,143     52,922       39,807                               378,353
   Investment in subsidiaries             59                                                   69,956      (70,015)
   Total interest revenue from
     customers                        16,259      8,899       7,601      5,874        4,766        21                      43,420
   Total interest revenue from
     affiliates                            1         49          90                                           (140)

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2001, 2000, and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

                                                                                   1999
                                        -------------------------------------------------------------------------------------------
                                                                                       Sweet
                                         Mobile      Brewton   Monroeville Demopolis   Water      All
                                          Bank        Bank        Bank       Bank      Bank      Other  Elimination    Consolidated
                                        -------------------------------------------------------------------------------------------
Total interest revenue                  $ 14,461    $  8,456    $  7,336    $ 5,570   $ 4,405   $    23  $    (21)       $ 40,230
Total interest expense                     6,342       3,380       3,099      2,817     2,209                 (21)         17,826
                                        -------------------------------------------------------------------------------------------
Net interest revenue                       8,119       5,076       4,237      2,753     2,196        23                    22,404
Provision for loan losses                    421         131          20        180        75                                 827
                                        -------------------------------------------------------------------------------------------
Net interest income after
  provision                                7,698       4,945       4,217      2,573     2,121        23                    21,577
Total non-interest revenue                   959         592         567        514       457     1,525       (10)          4,604
Total non-interest expense                 5,376       3,094       2,696      2,039     1,807     1,853       (10)         16,855
                                        -------------------------------------------------------------------------------------------
Income before taxes                        3,281       2,443       2,088      1,048       771      (305)                    9,326
Provision for income taxes                 1,161         561         590        246       155       (92)                    2,621
                                        -------------------------------------------------------------------------------------------
Net income                              $  2,120    $  1,882    $  1,498    $   802   $   616   $  (213)                 $  6,705
                                        ===========================================================================================
Other significant items:
   Total assets                         $198,744    $114,911    $117,702    $76,788   $56,060   $68,419  $(75,766)       $556,858
   Total investment securities            34,186      33,092      46,320     16,967    14,044                             144,609
   Total loans, net unearned
     income                              144,529      70,798      54,521     50,993    37,083                             357,924
   Investment in subsidiaries                  1          71                                     57,606   (57,678)
   Total interest revenue from
     customers                            14,457       8,447       7,328      5,570     4,405       23                     40,230
   Total interest revenue from
     affiliates                                4           9           8                                      (21)

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2001, 2000, and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

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

          In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting items that are displayed as part of net income and other comprehensive income in that period or earlier periods. The following table reflects the reclassification amounts and the related tax effect for the three years ended
          December 31:

                                                                         2001
                                                            ------------------------------
                                                              Before               After
                                                               Tax       Tax        Tax
                                                              Amount    Effect     Amount
                                                            ------------------------------
          Unrealized gains (losses) arising during
             the period                                     $ 1,093    $   406    $   687
          Less reclassification adjustments for
             gain included in net income                       (173)       (64)      (109)
                                                            ------------------------------
          Net change in unrealized gain (loss)
            on securities                                   $   920    $   342    $   578
                                                            ==============================
                                                                        2000
                                                            ------------------------------
                                                              Before               After
                                                               Tax       Tax        Tax
                                                              Amount    Effect     Amount
                                                            ------------------------------
          Unrealized gains (losses) arising during
             the period                                     $ 5,101    $ 1,885    $ 3,216
          Less reclassification adjustments for
            gains included in net income                         (4)        (1)        (3)
                                                            ------------------------------
          Net change in unrealized gain (loss)
             on securities                                  $ 5,097    $ 1,884    $ 3,213
                                                            ==============================

                                                                        1999
                                                            ------------------------------
                                                              Before               After
                                                               Tax       Tax        Tax
                                                              Amount    Effect     Amount
                                                            ------------------------------
          Unrealized gains (losses) arising during
             the period                                     $(6,872)   $(2,543)   $(4,329)
          Less reclassification adjustments for
             gains included in net income                       (17)        (6)       (11)
                                                            ------------------------------
          Net change in unrealized gain (loss)
             on securities                                  $(6,889)   $(2,549)   $(4,340)
                                                            ==============================

Notes to Consolidated Financial Statements
For The Years Ended December 31, 2001, 2000, and 1999
South Alabama Bancorporation, Inc. and Subsidiaries
(Dollars and Shares in Thousands Except Per Share)

--------------------------------------------------------------------------------

Note 21.      Condensed Parent Company Financial Statements
-------------------------------------------------------------------------------
Condensed Statements of Operations                 Year Ended December 31,
                                                 2001        2000       1999
-------------------------------------------------------------------------------
Cash dividends from subsidiaries               $ 4,450     $ 4,040    $ 3,448

                                             ----------------------------------

   Total income                                  4,450       4,040      3,448

Expenses - other                                   911         619        410
                                             ----------------------------------
Income before undistributed
   income of subsidiaries                        3,539       3,421      3,038
Equity in undistributed
   earnings of subsidiaries                      2,687       4,026      3,667
                                             ----------------------------------

Net Income                                     $ 6,226     $ 7,447    $ 6,705
                                             ==================================

-------------------------------------------------------------------------------
Condensed Statements of Condition                       December 31,
                                                    2001         2000
-------------------------------------------------------------------------------
ASSETS
Cash and short-term investments                   $    365     $    247
Investment in subsidiaries - eliminated
   upon consolidation                               73,221       69,956
Land                                                   396        1,086
Other assets                                            98           21
                                               ---------------------------

   Total                                          $ 74,080     $ 71,310
                                               ===========================

LIABILITIES
Other liabilities                                 $    166     $    475
                                               ---------------------------
SHAREHOLDERS' EQUITY
Preferred stock - no par value
   Shares authorized - 500
   Shares outstanding - none
Common stock - $.01 par value
   Shares authorized - 20,000
   Shares issued - 8,592 in 2001
   and 8,587 in 2000                                    86           86
Capital surplus                                     37,828       37,792
Accumulated other comprehensive
   income (loss)                                       880          302
Retained earnings                                   35,614       33,139
Less treasury stock, 62 in 2001
   and 61 in 2000, at cost                            (494)        (484)
                                               ---------------------------

   Total shareholders' equity                       73,914       70,835
                                               ---------------------------
   Total                                          $ 74,080     $ 71,310
                                               ===========================


---------------------------------------------------------------------------------------------
 Condensed Statements of Cash Flows                               Year Ended December 31,
                                                                 2001        2000      1999
---------------------------------------------------------------------------------------------

OPERATING ACTIVITIES

  Net income                                                   $ 6,226     $ 7,447    $ 6,705
  Adjustments to reconcile net income to
     net cash provided by operating activities:
  Equity in undistributed earnings of subsidiaries              (2,687)     (4,026)    (3,667)
  Other                                                           (387)        666        (94)
                                                               ------------------------------
Net cash provided by operating activities                        3,152       4,087      2,944
                                                               ------------------------------

INVESTING ACTIVITIES
  Investment in subsidiary                                                                  1
  Sale of land                                                     691
                                                               ------------------------------
  Net cash provided by (used in) investing activities              691                      1
                                                               ------------------------------

FINANCING ACTIVITIES
  Cash dividends                                                (3,751)     (3,429)    (3,048)
  Proceeds from issuance of common stock                            36           6        117
  Purchase of treasury stock                                       (10)       (484)
                                                               ------------------------------
  Net cash used in financing activities                         (3,725)     (3,907)    (2,931)
                                                               ------------------------------

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                                               118         180         14

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                                247          67         53
                                                               ------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                       $   365     $   247    $    67
                                                               ==============================

                              2001 ANNUAL REPORT




                     [LOGO] SOUTH ALABAMA BANCORPORATION


                  South Alabama Bank . The Monroe County Bank
            BankTrust of Brewton . The Commercial Bank of Demopolis
             Sweet Water State Bank . South Alabama Trust Company

                  100 Saint Joseph Street . Mobile, AL 36602
                . (251) 431-7800 . www.southalabamabancorp.com


                         SOUTH ALABAMA BANCORPORATION